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As filed with the Securities and Exchange Commission on October 27, 2014

Registration No. 333-198015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOLLAR TREE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State of Incorporation)	5331 (Primary Standard Industrial Classification Code Number)	26-2018846 (IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake, Virginia 23320
Telephone: (757) 321-5000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

William A. Old, Jr.
Chief Legal Officer
500 Volvo Parkway
Chesapeake, Virginia 23320
(757) 321-5419
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Daniel A. Neff, Esq. Trevor S. Norwitz, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	James C. Snyder, Jr. Senior Vice President General Counsel and Secretary Family Dollar Stores, Inc. 10401 Monroe Road Mathews, NC 28105 (704) 847-6961	Ethan A. Klingsberg, Esq. Paul M. Tiger, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Dollar Tree may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Dollar Tree is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 27, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[            ]

Dear Stockholder:

        On July 27, 2014, Family Dollar Stores, Inc., or Family Dollar, and Dollar Tree, Inc., or Dollar Tree, entered into an Agreement and Plan of Merger that provides for the acquisition of Family Dollar by Dollar Tree (we refer to this agreement, as amended on September 4, 2014, as the merger agreement). Under the terms of the merger agreement, a subsidiary of Dollar Tree will merge with and into Family Dollar with Family Dollar surviving the merger as a wholly owned subsidiary of Dollar Tree.

        If the merger is completed, you will be entitled to receive for each share of Family Dollar common stock, an amount equal to $59.60 in cash plus a number of shares of Dollar Tree common stock with an implied value of $14.90, for total merger consideration with an implied value of $74.50, subject to certain minimum and maximum exchange ratio restrictions for the stock consideration as described below.

        The number of shares of Dollar Tree common stock received in the merger is equal to the exchange ratio set forth in the merger agreement, which we refer to as the exchange ratio. The exchange ratio depends on the volume weighted average of the trading price of Dollar Tree common stock on the Nasdaq Global Select Market, which we refer to as the Nasdaq, on each of the 20 consecutive Nasdaq trading days ending on the trading day that is three trading days prior to the date of the merger, which we refer to as the average stock price. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient of $14.90 divided by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036. Based on minimum and maximum exchange ratios of 0.2484 and 0.3036, the estimated number of shares of Dollar Tree common stock issuable as stock consideration is between 29,554,851 shares and 36,122,595 shares. If the average stock price were equal to the closing stock price of Dollar Tree common stock on the Nasdaq on October 24, 2014, the most recent practicable trading date, which was $58.94, Family Dollar stockholders would receive $59.60 in cash plus 0.2528 shares of Dollar Tree common stock, which would result in Dollar Tree issuing an estimated total of 28,876,214 shares of Dollar Tree common stock as stock consideration. The actual value of the per share merger consideration and the number of shares of Dollar Tree common stock to be issued by Dollar Tree may differ from this example, given the average stock price and the number of shares issuable will not be determinable until the third trading day prior to the consummation of the merger. Dollar Tree common stock is traded on the Nasdaq under the trading symbol "DLTR" and we encourage you to obtain quotations for shares of Dollar Tree common stock, given that part of the merger consideration is payable in shares of Dollar Tree common stock.

        The merger cannot be completed unless Family Dollar stockholders holding at least a majority of the shares of Family Dollar common stock outstanding as of the close of business on October 30, 2014, the record date for the special meeting, vote in favor of the adoption of the merger agreement at the special meeting.

        The special meeting of Family Dollar stockholders will be held on December 11, 2014 at the Harris Conference Center, 3216 CPCC Harris Campus Dr., Charlotte, NC 28208, at 10:00 a.m. local time.

        Family Dollar's board of directors unanimously recommends that Family Dollar stockholders vote "FOR" adoption of the merger agreement and "FOR" the approval of the other matters to be considered at the Family Dollar special meeting. In considering the recommendation of the board of directors of Family Dollar, you should be aware that certain directors and executive officers of Family Dollar will have interests in the merger that may be different from, or in addition to, the interests of Family Dollar stockholders generally. See the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of the accompanying proxy statement/prospectus.

        This proxy statement/prospectus describes the special meeting of Family Dollar, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 51, for a discussion of the risks relating to the proposed merger, and the Annexes and documents incorporated by reference.

Howard R. Levine Chairman of the Board and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER UNDER THE ATTACHED PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The accompanying proxy statement/prospectus is dated [            ] and is first being mailed to Family Dollar stockholders with the WHITE proxy card on or about [            ].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are cordially invited to attend a special meeting of Family Dollar stockholders. The special meeting will be held on December 11, 2014, at 10:00 a.m. local time, at the Harris Conference Center, 3216 CPCC Harris Campus Dr., Charlotte, NC 28208, to consider and vote upon the following matters:

  1.
  a proposal to adopt the Agreement and Plan of Merger, dated as of July 27, 2014, as amended by amendment no. 1 on September 4, 2014, and as it may be further amended from time to time, by and among Family Dollar Stores, Inc., a Delaware corporation, Dollar Tree, Inc., a Virginia corporation, and Dime Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Dollar Tree, Inc.

  2.
  a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger contemplated by the merger agreement; and

  3.
  a proposal for adjournment of the special meeting, if necessary or appropriate, from time to time, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        The record date for the special meeting is October 30, 2014. Only stockholders of record as of the close of business on October 30, 2014 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Family Dollar common stock entitled to vote thereon. The proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

        Family Dollar's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Family Dollar and its stockholders, and unanimously recommends that Family Dollar stockholders vote "FOR" adoption of the merger agreement, "FOR" the proposal to approve the merger-related executive compensation and "FOR" the proposal to approve adjournment of the special meeting if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In considering the recommendation of the board of directors of Family Dollar, you should be aware that certain directors and executive officers of Family Dollar will have interests in the merger that may be different from, or in addition to, the interests of Family Dollar stockholders generally. See the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of the accompanying proxy statement/prospectus.

        Under Delaware law, holders of record of Family Dollar common stock who do not vote in favor of adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of stock if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by Delaware law. To exercise appraisal rights, holders of record of Family Dollar common stock must strictly follow the procedures and satisfy the conditions prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to Family Dollar before the vote is taken on the adoption of the merger agreement, and they must not vote in favor of adoption of the merger agreement. These procedures are summarized in the accompanying proxy statement/prospectus in the section entitled "Appraisal Rights of Family Dollar Stockholders" beginning on page 182 of this proxy statement/prospectus, and the text of the applicable provisions of Delaware law as in effect with respect to this transaction is included as Annex E to the accompanying proxy statement/prospectus.

        Your vote is very important, regardless of the number of shares of Family Dollar common stock that you own. We cannot complete the merger unless Family Dollar's stockholders adopt the merger agreement.

        Even if you plan to attend the special meeting in person, Family Dollar requests that you complete, sign, date and return, as promptly as possible, the enclosed WHITE proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Family Dollar common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Family Dollar common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the adoption of the merger agreement. If any matters other than the proposals listed above are submitted for stockholder action at the special meeting (or at any adjournment or postponement thereof) and you submit a proxy, the proxy holders will be authorized to vote your shares in their discretion with respect to such matters.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

        We urge you to discard any gold proxy cards, which were sent to you by Dollar General, who is soliciting proxies in opposition to the merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest validly executed proxy that you submit will be counted.

By Order of the Board of Directors,
James C. Snyder, Jr. Senior Vice President General Counsel and Secretary

Matthews, North Carolina
Dated: [                        ]

 REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Family Dollar and Dollar Tree, from other documents that Family Dollar and Dollar Tree have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this proxy statement/prospectus, a WHITE proxy card and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Family Dollar, without charge, by telephone or written request directed to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, Telephone (704) 708-1974; or MacKenzie Partners, Inc., Family Dollar's proxy solicitor at (212) 929-5500 or toll-free (800) 322-2885.

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Dollar Tree, without charge, by telephone or written request directed to: Corporate Secretary at Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia, 23320, Telephone (757) 321-5000.

        In order for you to receive timely delivery of the documents in advance of the special meeting of Family Dollar stockholders to be held on December 11, 2014, you must request the information no later than five business days prior to the date of the special meeting, by December 4, 2014.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by Dollar Tree (File No. 333-198015), constitutes a prospectus of Dollar Tree under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, par value $0.01 per share, of Dollar Tree, which we refer to as Dollar Tree common stock, to be issued to Family Dollar stockholders pursuant to the Agreement and Plan of Merger, dated as of July 27, 2014, as amended by amendment no. 1 on September 4, 2014, by and among Family Dollar, Dollar Tree and Dime Merger Sub, Inc. as it may be further amended from time to time, which we refer to as the merger agreement. This document also constitutes a proxy statement of Family Dollar under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Family Dollar stockholders will be asked to consider and vote upon the adoption of the merger agreement.

        Dollar Tree has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Dollar Tree, and Family Dollar has supplied all such information relating to Family Dollar.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Dollar Tree and Family Dollar have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Family Dollar stockholders nor the issuance by Dollar Tree of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

i

ii

		Page
CERTAIN BENEFICIAL OWNERS OF FAMILY DOLLAR COMMON STOCK		189
Security Ownership of Directors and Named Executive Officers		189
Security Ownership of Other Beneficial Owners		191
HOUSEHOLDING OF PROXY MATERIALS		193
WHERE YOU CAN FIND MORE INFORMATION		194
Annex A	Agreement and Plan of Merger, dated as of July 27, 2014, by and among Family Dollar Stores, Inc., Dollar Tree Inc. and Dime Merger Sub, Inc. and Amendment No. 1, dated September 4, 2014.	A-1
Annex B	Voting and Support Agreement, dated as of July 27, 2014, by and among Dollar Tree, Inc. and Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P. and Edward P. Garden	B-1
Annex C	Voting and Support Agreement, dated as of July 27, 2014, by and among Dollar Tree, Inc. and Howard R. Levine, Declaration of Trust between Leon Levine, Grantor, and Leon Levine, Trustee, dated July 12, 1971 for the benefit of Howard Russell Levine and Trust Agreement between Leon Levine, Grantor, and Bank of America, N.A. (formerly North Carolina National Bank), Trustee, dated October 6, 1972 for the benefit of Howard Russell Levine and Joinder Agreement by and between Dollar Tree, Inc. and Foundation For The Carolinas, dated October 23, 2014	C-1
Annex D	Opinion of Morgan Stanley & Co. LLC	D-1
Annex E	General Corporation Law of the State of Delaware, Section 262	E-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Family Dollar stockholder. Please refer to the section entitled "Summary" beginning on page 15 of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

Q:
Why am I receiving this proxy statement/prospectus and WHITE proxy card?

A:
Family Dollar has agreed to be acquired by Dollar Tree under the terms of the merger agreement that are described in this proxy statement/prospectus. If the merger agreement is adopted by Family Dollar stockholders and the other conditions to closing under the merger agreement are satisfied or waived, Dime Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Dollar Tree, which we refer to as merger sub, will merge with and into Family Dollar, with Family Dollar, which we sometimes refer to as the surviving company, surviving the merger as a wholly owned subsidiary of Dollar Tree.

  Family Dollar is holding the special meeting to ask its stockholders to consider and vote upon a proposal to adopt the merger agreement. Family Dollar stockholders are also being asked to consider and vote upon (i) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger, and (ii) a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

  This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Family Dollar stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

Q:
Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is adopted by the Family Dollar stockholders. For stockholders, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger. The Family Dollar board unanimously recommends that stockholders vote "FOR" the adoption of the merger agreement.

Q:
What is the vote required to approve each proposal at the Family Dollar special meeting?

A:
The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Family Dollar common stock entitled to vote thereon. Shareholders holding approximately 15.52% of the outstanding shares of Family Dollar common stock as of the most recent practicable date, October 23, 2014, have agreed to vote for the merger (see the section titled "The Merger Agreement—Voting and Support Agreements" which begins on page 157). Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of Family Dollar common stock, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you hold your shares through a bank, brokerage firm or other nominee and you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

  The proposal to approve certain compensation arrangements for Family Dollar's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Family Dollar common stock are present at the special meeting but your shares are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

  The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Family Dollar common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

  See the section entitled "Information About the Special Meeting—Record Date and Quorum" beginning on page 61 of this proxy statement/prospectus.

Q:
How does the Family Dollar board recommend that I vote at the special meeting?

A:
The board of directors of Family Dollar, which we refer to as the Family Dollar board, or Family Dollar board of directors, unanimously recommends that Family Dollar stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval, by advisory (non-binding) vote, of certain compensation arrangements for Family Dollar's named executive officers in connection with the merger and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. See the section entitled "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on page 99 of this proxy statement/prospectus.

Q:
What will I receive if the merger is completed?

A:
If the merger is completed, each share of Family Dollar common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $59.60 in cash, plus a number of shares of Dollar Tree common stock equal to the exchange ratio set forth in the merger agreement and defined below, which we refer to as the exchange ratio.

Q:
What is the exchange ratio?

A:
The exchange ratio is used to determine the number of shares of Dollar Tree common stock Family Dollar stockholders will be entitled to receive for each share of Family Dollar common stock they hold. The exchange ratio is established in accordance with the merger agreement and depends on the volume weighted average of the trading price of Dollar Tree common stock on the Nasdaq Global Select Market, which we refer to as the Nasdaq, on each of the 20 consecutive Nasdaq trading days ending on the trading day that is three trading days prior to the date of the merger, which we refer to as the average stock price. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient obtained by dividing $14.90 by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036. Accordingly, the actual number of shares and the value of Dollar Tree common stock delivered to Family Dollar stockholders will depend on the average stock price. See the section entitled "The Merger—Per Share Merger Consideration" beginning on page 67 of this proxy statement/prospectus for a chart illustrating a range of potential values of the exchange ratio and of the stock portion of the per share merger consideration at varying average stock price values.

Q:
What is the value of the per share merger consideration?

A:
The exact value of the per share merger consideration that Family Dollar stockholders receive will depend on the price per share of Dollar Tree common stock at the time of the merger and the number of shares received will depend on the average price per share at which Dollar Tree common stock trades during a period leading up to the merger. Those prices will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting. Based on the closing stock price of Dollar Tree common stock on the Nasdaq on July 25, 2014, the last trading day before public announcement of the merger, of $54.22, and assuming that price was the average stock price, the applicable exchange ratio would be 0.2748 and the value of the per share merger consideration would be $74.50 for each share of Family Dollar common stock. Based on the closing stock price of Dollar Tree common stock on the Nasdaq on October 24, 2014, the latest practicable trading date before the mailing of this proxy statement/prospectus, of $58.94, and assuming that such price was the average stock price, the applicable exchange ratio would be 0.2528 and the value of the per share merger consideration would be $74.50 for each share of Family Dollar common stock. We urge you to obtain current market quotations for shares of Dollar Tree common stock and Family Dollar common stock.

Q:
What happens if I am eligible to receive a fraction of a share of Dollar Tree common stock as part of the per share merger consideration?

A:
If the aggregate number of shares of Dollar Tree common stock that you are entitled to receive as part of the per share merger consideration includes a fraction of a share of Dollar Tree common stock, you will receive cash in lieu of that fractional share. See the section entitled "The Merger Agreement—Effects of the Merger" beginning on page 137 of this proxy statement/prospectus.

Q:
What will holders of Family Dollar equity awards receive in the merger?

A:
Stock Options.    At the effective time of the merger, which we refer to as the effective time, each option to purchase shares of Family Dollar common stock that is outstanding immediately prior to the effective time (which we refer to as a Family Dollar option) will be converted at the effective time into an option to purchase, on the same substantive terms and conditions as were applicable to such Family Dollar option, the number of shares of Dollar Tree common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Family Dollar common stock subject to the Family Dollar option by the award exchange ratio (as defined below), at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Family Dollar option by the award exchange ratio. The award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient of the cash consideration divided by Dollar Tree's average stock price.

  Performance Share Rights.    At the effective time, each outstanding award of performance share rights in respect of Family Dollar common stock (which we refer to as a Family Dollar performance share right award) will be converted into the right to receive the merger consideration (without interest and less any applicable tax withholding) with respect to each share subject to the performance share right award. The number of shares subject to the Family Dollar performance share right award will be determined by multiplying (i) the number of shares of Family Dollar common stock deemed to be earned under the performance share right award based on the greater of the deemed achievement of all relevant performance goals at target level and the actual level of achievement of all relevant performance goals against target as of Family Dollar's last fiscal quarter end preceding the effective time, by (ii) a fraction, the numerator of which is the number of days within the performance period of the performance share right award that have elapsed prior to the closing date of the merger and the denominator of which is the total number of days within the performance period of such performance share right award. The number of shares of Dollar Tree common stock issued in respect of the Family Dollar performance share right awards will be rounded down to the nearest whole number.

  Restricted Stock Unit Awards.    At the effective time, each outstanding restricted stock unit, other than any Family Dollar performance share right award (which we refer to as a Family Dollar restricted stock unit award), will be converted, on the same substantive terms and conditions as were applicable under such Family Dollar restricted stock unit award immediately prior to the effective time, into a restricted stock unit award in respect of the number of shares of Dollar Tree common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Family Dollar common stock subject to the Family Dollar restricted stock unit award by (ii) the award exchange ratio.

Q:
What will happen to Family Dollar as a result of the merger?

A:
If the merger is completed, merger sub will be merged with and into Family Dollar, with Family Dollar continuing as the surviving company and a wholly owned subsidiary of Dollar Tree. As a result of the merger, Family Dollar will no longer be a publicly held company. Following the merger, Family Dollar common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and deregistered under the Exchange Act.

Q:
What equity stake will Family Dollar stockholders hold in Dollar Tree immediately following the merger?

A:
Based on the number of issued and outstanding shares of Dollar Tree common stock and Family Dollar common stock as of October 23, 2014, and based on the minimum and maximum potential exchange ratios of 0.2484 and 0.3036, respectively, holders of shares of Family Dollar common stock as of immediately prior to the closing of the merger will hold, in the aggregate, between approximately 12.1% and 14.4% of the issued and outstanding shares of Dollar Tree common stock immediately following the closing of the merger. The exact number of shares of Dollar Tree common stock that will be issued in the merger will not be determined until the exchange ratio is set, which will not be determined until the date of the merger is known.

Q:
When do you expect the merger to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled, "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153 of this proxy statement/prospectus, including the adoption of the merger agreement by Family Dollar stockholders at the special meeting, Dollar Tree and Family Dollar expect that the merger could be in a position to close as early as December 2014. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Q:
What are the material United States federal income tax consequences of the merger to Family Dollar stockholders?

A:
If you are a U.S. holder (as such term is defined below under "Material United States Federal Income Tax Consequences"), the receipt of the merger consideration in exchange for shares of Family Dollar common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock for the merger consideration pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Family Dollar stockholders, please see the section titled "Material United States Federal Income Tax Consequences" which begins on page 168.

Q:
Who can vote at the special meeting?

A:
All holders of record of Family Dollar common stock as of the close of business on October 30, 2014, the record date for the special meeting, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Family Dollar common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Family Dollar common stock that such holder owned of record as of the record date.

  We are commencing our solicitation of proxies on [            ], which is before the October 30, 2014 record date. We will continue to solicit proxies until the special meeting on December 11, 2014. Each stockholder of record on October 30, 2014 who has not yet received a proxy statement prior to that date will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

Q:
When and where is the special meeting?

A:
The special meeting will be held on December 11, 2014, at 10:00 a.m. local time, at the Harris Conference Center, 3216 CPCC Harris Campus Dr., Charlotte, NC 28208. To gain admittance to the special meeting, please detach and retain the admission ticket attached to your WHITE proxy card. If your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own Family Dollar common stock to the special meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the special meeting. For additional information about the special meeting, see the section entitled "Information About the Special Meeting" beginning on page 61 of this proxy statement/prospectus.

Q:
How will I receive the merger consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the effective time, the exchange agent will forward to you the Dollar Tree common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption "The Merger Agreement—Exchange and Payment Procedures" beginning on page 139 of this proxy statement/prospectus.

Q:
Will my shares of Dollar Tree common stock acquired in the merger receive a dividend?

A:
After the closing of the merger, as a holder of Dollar Tree common stock you will receive the same dividends on shares of Dollar Tree common stock that all other holders of shares of Dollar Tree common stock will receive with any dividend record date that occurs after the merger is completed.

  Former Family Dollar stockholders who hold Family Dollar stock certificates will not be entitled to be paid dividends otherwise payable on the shares of Dollar Tree common stock into which their shares of Family Dollar common stock are exchangeable until they surrender their Family Dollar stock certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their Family Dollar stock certificates subject to abandoned property laws.

  Dollar Tree does not currently pay regular quarterly dividends and does not anticipate paying dividends on its common stock in the foreseeable future. Any payment of dividends by Dollar Tree would require approval by the Dollar Tree board and the board may change its dividend policy at any time. See "Comparative Per Share Market Price and Dividend Information" beginning on page 48 for a comparison of the historical dividend practices of the two companies.

Q:
What am I being asked to vote on at the special meeting?

A:
You are being asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Family Dollar does not anticipate any other proposals being submitted for stockholder action at the special meeting. If, however, other matters are submitted for stockholder action at the special meeting (or at any adjournment or postponement thereof) and you have submitted a proxy, the persons named as proxy holders will be authorized to vote your shares in their discretion with respect to such matters.

Q:
Why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger?

A:
Under SEC rules, Family Dollar is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:
What will happen if Family Dollar stockholders do not approve the compensation proposal?

A:
Approval of the compensation that may be paid or become payable to Family Dollar's named executive officers that is based on, or otherwise relates to, the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on Family Dollar or the surviving company in the merger. If the merger is completed, the merger-related compensation may be paid to Family Dollar's named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Family Dollar stockholders do not approve, by advisory (non-binding) vote, the merger-related compensation.

Q:
Do any of Family Dollar's directors or executive officers have interests in the merger that may differ from those of Family Dollar stockholders?

A:
Family Dollar's directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Family Dollar stockholders. The members of Family Dollar's board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that Family Dollar stockholders adopt the merger agreement. For a description of these interests, refer to the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of this proxy statement.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of Family Dollar common stock are registered directly in your name with the transfer agent of Family Dollar, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Family Dollar or to a third party to vote at the special meeting.

  If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:
If my shares of Family Dollar common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Family Dollar common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Family Dollar common stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of Family Dollar common stock in street name for their customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "AGAINST" the adoption of the merger agreement, and will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (except to the extent there are insufficient shares present at the meeting to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:
How many votes do I have?

A:
Each Family Dollar stockholder is entitled to one vote for each share of Family Dollar common stock held of record as of the record date. As of the most recent practicable date, October 23, 2014, there were 114,225,777 outstanding shares of Family Dollar common stock.

Q:
What constitutes a quorum for the special meeting?

A:
The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Family Dollar common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Q:
How do I vote?

A:
Stockholder of Record.    If you are a stockholder of record, you may have your shares of Family Dollar common stock voted on the matters to be presented at the special meeting in any of the following ways:

•
by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed WHITE proxy card. The control number provided on your WHITE proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the internet or by telephone should be submitted by 11:59pm the day before the special meeting to ensure that the shares are voted. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by completing, signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

  Beneficial Owner.    If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:
I received a gold proxy card. Should I sign and mail it?

A:
No. We urge you to discard any gold proxy cards and disregard any related solicitation materials, which were sent to you by Dollar General, who is soliciting proxies in opposition to the merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest dated proxy you submit will be counted. If you have any questions or need assistance voting, please call Mackenzie Partners, Inc., Family Dollar's proxy solicitor at (212) 929-5500 or toll-free (800) 322-2885.

Q:
How can I change or revoke my vote?

A:
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, including any gold proxy card previously submitted, at any time before it is exercised, by voting again at a later date through any of the methods available to you, including over the Internet, by telephone, by submitting another valid proxy card, including a WHITE proxy card, with a later date by mail, by attending the special meeting and voting in person, or by giving written notice of revocation to Family Dollar prior to the time the special meeting begins. Written notice of revocation should be mailed to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017.

  Only your last submitted proxy card will be considered. Please cast your vote "FOR" the proposals, following the instructions on your WHITE proxy card, as promptly as possible. You do not need to contact Dollar General to revoke any previously granted proxy you may have given by submitting a gold proxy card, your submission of your vote via the instructions on your WHITE proxy card is sufficient to revoke your gold proxy card.

Q:
If a stockholder gives a proxy, how are the shares of Family Dollar common stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed WHITE proxy card will vote your shares of Family Dollar common stock in the way that you indicate. When completing the Internet or telephone processes or the WHITE proxy card, you may specify whether your shares of Family Dollar common stock should be voted "FOR" or "AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your WHITE proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation, and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:
What should I do if I receive more than one WHITE proxy card and more than one set of voting materials?

A:
If you hold shares of Family Dollar common stock in "street name" and also directly as a record holder or otherwise or if you hold shares of Family Dollar common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each WHITE proxy card (or cast your vote by telephone or Internet as provided on your WHITE proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Family Dollar common stock are voted. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. We urge you to discard any gold proxy cards and disregard any related solicitation materials, which were sent to you by Dollar General, who is soliciting proxies in opposition to the merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest dated proxy you submit will be counted.

Q:
What happens if I sell my shares of Family Dollar common stock before the special meeting?

A:
The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of Family Dollar common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares at the effective time.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Family Dollar has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. Family Dollar estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $675,000. Family Dollar has agreed to reimburse MacKenzie Partners, Inc. for certain out-of-pocket fees and expenses and also will indemnify MacKenzie Partners, Inc. against certain losses, claims, damages, liabilities or expenses. Family Dollar also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Family Dollar common stock. Family Dollar's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What do I need to do now?

A:
Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Family Dollar common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of Family Dollar common stock voted at the special meeting in one of three ways:

•
by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed WHITE proxy card. The control number provided on your WHITE proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone should be submitted by 11:59pm the day before the special meeting to ensure that the shares are voted. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by completing, signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the special meeting and cast your vote there.

  If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:
Should I send in my stock certificates now?

A:
No, please do NOT return your stock certificate(s) with your proxy. If the merger agreement is adopted by Family Dollar stockholders and the merger is completed, and you hold physical stock certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the merger describing how you may exchange your shares of Family Dollar common stock for the per share merger consideration. If your shares of Family Dollar common stock are held in "street name" through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Family Dollar common stock in exchange for the per share merger consideration.

Q:
Are there any voting agreements in place with Family Dollar stockholders?

A:
Yes. In connection with the merger agreement, Dollar Tree entered into voting and support agreements with each of Howard R. Levine, who we refer to as Mr. Levine, and Trian Fund Management, L.P., which we refer to as Trian, and certain Family Dollar stockholders affiliated with such persons, to, among other things, vote their shares of Family Dollar common stock in favor of the merger, the adjournment proposal if there are not sufficient votes to adopt the merger agreement and against any proposals for an alternative business combination transaction or which would be reasonably likely to prevent, materially impede or materially delay the merger, in each case subject to the terms and conditions of such agreements, which we refer to as the voting and support agreements. As of the most recent practicable date, October 23, 2014, the voting and support agreements covered 17,725,166 shares of Family Dollar common stock, or approximately 15.52% of the outstanding shares of Family Dollar common stock. Copies of the voting and support agreements are attached as Annex B and Annex C to this proxy statement/prospectus.

Q:
Where can I find the voting results of the special meeting?

A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Family Dollar intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Family Dollar common stock?

A:
Stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled "Appraisal Rights of Family Dollar Stockholders" beginning on page 182 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:
Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:
Yes.    You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 51 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Dollar Tree and Family Dollar contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
What are the conditions to completion of the merger?

A:
In addition to the approval of the merger proposal by Family Dollar stockholders as described above, completion of the merger is subject to the satisfaction of a number of other conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Dollar Tree's and Family Dollar's performance of their respective obligations under the merger agreement in all material respects and the absence of a material adverse effect (as described in the merger agreement) on Family Dollar following July 27, 2014. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153, of this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Family Dollar stockholders or if the merger is not completed for any other reason, Family Dollar stockholders will not receive any consideration for their shares of Family Dollar common stock. Instead, Family Dollar will remain an independent public company, Family Dollar common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act. If the merger agreement is terminated because the Family Dollar stockholders' meeting (as it may be adjourned or postponed) concludes without the Family Dollar stockholder approval being obtained, whether or not a competing offer is involved, Family Dollar is required to pay Dollar Tree an amount equal to Dollar Tree's out-of-pocket expenses incurred in connection with the merger agreement and the merger in an amount not to exceed $90 million. Family Dollar is required to pay Dollar Tree a termination fee of $305 million (less any payment paid in respect of Dollar Tree's out-of-pocket expenses pursuant to the preceding sentence) if the merger agreement is terminated in certain other circumstances. See the section entitled "The Merger Agreement—Termination of the Merger Agreement—Termination Fee" beginning on page 155 of this proxy statement/prospectus.

Q:
Has Family Dollar received acquisition proposals from any companies other than Dollar Tree?

A:
On August 18, 2014, Dollar General Corporation, which we refer to as Dollar General, sent a letter to the Family Dollar board setting forth a non-binding, unsolicited proposal to acquire all of the outstanding shares of Family Dollar common stock for $78.50 per share in cash, contingent on due diligence, regulatory approval and termination of the merger agreement between Dollar Tree and Family Dollar. In its proposal, Dollar General stated that lenders had agreed to provide committed financing for all of the financing necessary to consummate the transaction, including the $305 million termination fee payable to Dollar Tree in the event Family Dollar terminates the existing merger agreement with Dollar Tree to enter into an agreement with Dollar General, and that Dollar General was prepared to commit to divest up to 700 retail stores in order to achieve the requisite antitrust approvals.

  On August 21, 2014, the Family Dollar board, after consultation with its financial and legal advisors, unanimously rejected the proposal by Dollar General on the basis of antitrust regulatory considerations.

  On September 2, 2014, Dollar General revised its non-binding, unsolicited proposal to acquire Family Dollar. The revised proposal contained substantially similar terms to Dollar General's initial proposal, but increased the proposed consideration to $80.00 per share in cash, and included a statement that Dollar General was willing to agree to divest up to 1,500 retail stores in order to achieve the requisite antitrust approvals and to pay a $500 million "reverse break-up fee" to Family Dollar in the event that the proposed transaction was not completed for antitrust reasons.

  On September 5, 2014, the Family Dollar board, after consultation with its financial and legal advisors, unanimously rejected Dollar General's revised, non-binding proposal, again on the basis of antitrust regulatory considerations.

  On September 10, 2014, Dollar General commenced an unsolicited conditional tender offer (which we refer to in this proxy statement/prospectus as the Dollar General tender offer) to purchase all of the issued and outstanding shares of Family Dollar common stock at a purchase price of $80.00 per share in cash, subject to numerous conditions, and otherwise on substantially similar terms to Dollar General's September 2, 2014 proposal, with a scheduled expiration date of October 8, 2014, unless extended. The conditions to the Dollar General tender offer include, among others, expiration of the waiting period under the HSR Act, Dollar General and Family Dollar entering into a definitive merger agreement (in form and substance satisfactory to Dollar General in its reasonable discretion), the termination of the Dollar Tree merger agreement and the voting and support agreements between Dollar Tree and each of Mr. Levine and Trian, Mr. Levine and Trian entering into tender and support agreements in form and substance satisfactory to Dollar General in its reasonable discretion and completion of a marketing period under the terms of Dollar General's financing commitments.

  On September 15, 2014, the Family Dollar board, after consultation with its financial and legal advisors, unanimously rejected the Dollar General tender offer, again on the basis of antitrust regulatory considerations, recommended that Family Dollar stockholders reject the Dollar General tender offer and not tender their shares pursuant to the Dollar General tender offer, and reaffirmed its recommendation in support of the Dollar Tree merger agreement. For more information on the Dollar General tender offer and an explanation of the reasons taken into account by the Family Dollar board in connection with determining to reject the proposals and the Dollar General tender offer and reaffirm its recommendation in support of the Dollar Tree merger, see the sections entitled "The Merger—Background of the Merger" and "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on pages 68 and 99, respectively, of this proxy statement/prospectus.

  On October 1, 2014, Dollar General amended the Dollar General tender offer to extend the scheduled expiration date to October 31, 2014, unless further extended. All other terms and conditions to the Dollar General tender offer remain unchanged.

Q:
Is Family Dollar permitted to engage in discussions with Dollar General?

A:
Although the Family Dollar board ensured, in negotiating the merger agreement with Dollar Tree, that it could, consistent with its fiduciary duties, negotiate with, provide due diligence materials to, and even terminate the merger agreement to enter into a new agreement with, a competing bidder in certain circumstances, the merger agreement only permits, as is customary, the Family Dollar board to commence negotiations or provide due diligence access if, among other factors, the board determines that a proposal from a competing bidder is reasonably expected to lead to a superior proposal that "is reasonably likely to be completed on the terms proposed." For additional information about the non-solicitation clause of the merger agreement, see the section entitled "The Merger Agreement—No Solicitation" beginning on page 147 of this proxy statement/prospectus.

  The Family Dollar board, after consultation with its financial and legal advisors, determined that each of the initial and revised non-binding, unsolicited Dollar General proposals and the Dollar General tender offer failed to satisfy this requirement given the significant risks and uncertainty associated with obtaining clearance from the Federal Trade Commission, which we refer to as the FTC, of a Dollar General—Family Dollar combination on the terms proposed, and therefore, in accordance with the customary non-solicitation provisions of the merger agreement, Family Dollar has not participated in discussions with Dollar General concerning a strategic transaction since the signing of the Dollar Tree merger agreement.

Q:
Has the original merger agreement entered into on July 27, 2014 been amended?

A:
Yes. On September 4, 2014, Dollar Tree and Family Dollar entered into amendment no. 1 to the original merger agreement, which we refer to as amendment no. 1, to replace Dollar Tree's original commitment to divest up to 500 stores with a commitment by Dollar Tree to divest as many stores as necessary or advisable to obtain antitrust clearance for the merger.

Q:
Have there been any other changes to the merger agreement?

A:
No. Other than as set forth in amendment no. 1, the terms and conditions of the merger agreement have not changed. A copy of amendment no. 1 is attached as a part of Annex A to this proxy statement/prospectus.

Q:
Who can help answer any other questions I have?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Family Dollar common stock, or need additional copies of this proxy statement/prospectus or the enclosed WHITE proxy card, please contact MacKenzie Partners, Inc., Family Dollar's proxy solicitor, by calling toll-free at (800) 322-2885.

 SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Family Dollar stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

The Parties to the Merger (Page 66)

Family Dollar

  P.O. Box 1017, 10401 Monroe Road
  Charlotte, North Carolina 28201-1017
  (704) 847-6961

        Family Dollar, a Delaware corporation, operates a chain of more than 8,100 general merchandise retail discount stores in 46 states, providing value-conscious consumers with a selection of competitively priced merchandise in convenient neighborhood stores. Its merchandise assortment includes Consumables, Home Products, Apparel and Accessories, and Seasonal and Electronics. Family Dollar sells merchandise at prices that generally range from less than $1 to $10.

        Family Dollar common stock is currently listed on the NYSE under the symbol "FDO."

Dollar Tree

  500 Volvo Parkway
  Chesapeake, Virginia 23320
  (757) 321-5000

        Dollar Tree, a Virginia corporation, is the leading operator of discount variety stores offering merchandise at the fixed price of $1.00. Dollar Tree believes the variety and value of products it sells for $1.00 sets it apart from its competitors. Dollar Tree operates over 5,160 discount variety retail stores under the names of Dollar Tree, Deal$, Dollar Tree Deal$, Dollar Tree Canada, Dollar Giant and Dollar Bills. In approximately 4,950 of these stores, Dollar Tree sells substantially all items for $1.00 or less in the United States and $1.25(CAD) or less in Canada. In substantially all of the remaining stores, operating as Deal$, Dollar Tree sells items for $1.00 or less but also sell items for more than $1.00.

        Dollar Tree common stock is listed on the Nasdaq under the symbol "DLTR."

Dime Merger Sub, Inc.

  c/o Dollar Tree, Inc.
  500 Volvo Parkway
  Chesapeake, Virginia 23320
  (757) 321-5000

        Dime Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Dollar Tree, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will be merged with and into Family Dollar, with Family Dollar surviving the merger as a wholly owned subsidiary of Dollar Tree.

The Merger and the Merger Agreement

        The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

        Pursuant to the merger agreement, merger sub will merge with and into Family Dollar. After the effective time, Family Dollar will be the surviving company and a wholly owned subsidiary of Dollar Tree.

Per Share Merger Consideration (Page 67)

        Upon completion of the merger, each issued and outstanding share of Family Dollar common stock other than shares owned by Dollar Tree or Family Dollar, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive (i) an amount equal to $59.60 in cash plus (ii) a number of shares of Dollar Tree common stock equal to the exchange ratio, which we refer to together as the per share merger consideration. The exchange ratio depends on the volume weighted average of the trading prices of Dollar Tree common stock on the Nasdaq on each of the 20 consecutive Nasdaq trading days ending on the trading day that is three trading days prior to the effective time, which we refer to as the average stock price. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient of $14.90 divided by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036.

Treatment of Family Dollar Equity Awards (Page 141)

Treatment of Family Dollar Stock Options

        Each Family Dollar option that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase, on the same substantive terms and conditions as were applicable to such Family Dollar option, the number of shares of Dollar Tree common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Family Dollar common stock subject to the Family Dollar option by the award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Family Dollar option by the award exchange ratio. The award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient of the cash consideration divided by the Dollar Tree trading price.

Treatment of Performance Share Rights

        At the effective time, each outstanding Family Dollar performance share right award will be converted into the right to receive the merger consideration (without interest and less any applicable tax withholding) with respect to each share subject to the performance share right award. The number of shares subject to the Family Dollar performance share right award will be determined by multiplying (i) the number of shares of Family Dollar common stock deemed to be earned under the performance share right award based on the greater of the deemed achievement of all relevant performance goals at target level and the actual level of achievement of all relevant performance goals against target as of Family Dollar's last fiscal quarter end preceding the effective time, by (ii) a fraction, the numerator of which is the number of days within the performance period of the performance share right award that have elapsed prior to the closing date of the merger and the denominator of which is the total number of days within the performance period of such performance share right award. The number of shares of Dollar Tree common stock issued in respect of the Family Dollar performance share right awards will be rounded down to the nearest whole number.

Treatment of Restricted Stock Unit Awards

        At the effective time, each outstanding Family Dollar restricted stock unit will be converted, on the same substantive terms and conditions as were applicable under such Family Dollar restricted stock unit award immediately prior to the effective time, into a restricted stock unit award in respect of the number of shares of Dollar Tree common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Family Dollar common stock subject to the Family Dollar restricted stock unit award by (ii) the award exchange ratio.

Financing of the Merger (Page 132)

        Dollar Tree anticipates that the funds needed to complete the transactions will be derived from a combination of (i) available cash on hand of Dollar Tree and (ii) third-party debt financing, which we refer to as the debt financing, which may include some combination of the following: a senior secured revolving credit facility, a senior secured term loan credit facility, a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities.

        On July 27, 2014, Dollar Tree obtained a debt commitment letter, which was amended and restated on August 8, 2014, and further amended and restated on October 10, 2014, and which, as amended and restated, we refer to as the debt commitment letter, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, WF Investment Holdings, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, PNC Capital Markets LLC, TD Bank, N.A., Capital One, National Association, Regions Bank, Regions Capital Markets, Citizens Bank, National Association, Citizens Bank of Pennsylvania, The Bank of Tokyo-Mitsubishi UFJ, Ltd., SunTrust Bank, SunTrust Robinson Humphrey, Inc., Sumitomo Mitsui Banking Corporation, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., Fifth Third Bank and The Huntington National Bank, which we refer to collectively as the commitment parties, pursuant to which certain of the commitment parties and their affiliates have agreed to provide a $1.25 billion senior secured revolving credit facility, a $5.40 billion senior secured term loan credit facility and a $2.80 billion senior unsecured bridge loan facility (which we refer to collectively as the facilities). The bridge loan facility will only be drawn to the extent Dollar Tree is unable to raise such amounts by issuing senior unsecured notes or other debt securities at or prior to the closing of the merger.

        Each commitment party's commitments with respect to the facilities and each commitment party's agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) April 28, 2015 (or July 28, 2015 if the end date (as defined in the merger agreement, see the section entitled "The Merger Agreement—Termination of the Merger Agreement—Termination" on page 154 of this proxy statement/prospectus) is extended to July 27, 2015), (ii) the termination of the merger agreement in accordance with its terms, or (iii) as to any facility, the consummation of the merger without the use of such facility.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to due diligence or a "market out," such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required. In the event that the facilities are not available to Dollar Tree on the terms set forth in the debt commitment letter or Dollar Tree anticipates that the facilities will not be available on the terms set forth in the debt commitment letter due to the failure of a condition thereto or for any other reason, Dollar Tree has the right under the merger agreement to seek alternative financing. As of the date of this proxy statement/prospectus, no such alternative financing has been arranged. Dollar Tree's obligation to complete the merger is not conditioned upon the receipt of any financing.

Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger (Page 99)

        In (i) reaching its decision on July 27, 2014 and September 4, 2014 to approve, and declare advisable, the merger agreement and resolving that it recommends (and its subsequent decisions, on August 20, 2014, September 5, 2014, September 15, 2014 and October 13, 2014 to reaffirm its recommendation) that Family Dollar's stockholders adopt the merger agreement and (ii) reaching its decision on September 15, 2014 to recommend (and its subsequent decision on October 13, 2014 to reaffirm its recommendation) that Family Dollar's stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer, the Family Dollar board of directors, as described in the section entitled "The Merger—Background of the Merger" beginning on page 68 of this proxy statement/prospectus, met and, consulted with Family Dollar's management and its legal and financial advisors.

        In recommending that Family Dollar stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and reaffirming its recommendation that Family Dollar stockholders adopt the Dollar Tree merger agreement, the various factors that the Family Dollar board of directors considered included, among others and not necessarily in order of relative importance, the following factors, which are described in more detail in "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on page 99 of this proxy statement/prospectus:

  •
  The Dollar General tender offer is not reasonably likely to be consummated on the terms proposed due to antitrust regulatory considerations;

  •
  The Dollar Tree merger has a very high likelihood of receiving HSR clearance, and Dollar Tree has agreed to divest all the stores that are necessary or advisable to obtain HSR clearance;

  •
  The Dollar Tree merger may be in a position to close before the end of calendar year 2014, while the Dollar General tender offer may take up to a year to close, even if Dollar General were willing to make all divestitures required by the FTC and thereby avoid time-consuming litigation;

  •
  Dollar General has not made any commitment to extend the Dollar General tender offer long enough to permit HSR clearance to be obtained;

  •
  The Dollar General tender offer may be designed to cause the stockholders of Family Dollar to refrain from approving the Dollar Tree merger and harm Family Dollar's business, rather than to result in a successful acquisition of Family Dollar by Dollar General;

  •
  The Dollar Tree merger agreement prohibits Family Dollar from engaging in discussions with or providing information to Dollar General unless Dollar General makes a proposal that is reasonably expected to lead to a superior proposal that is reasonably likely to be consummated on the proposed terms and, as noted above, the Dollar General tender offer is not reasonably likely to be consummated on the terms proposed due to antitrust regulatory considerations;

  •
  In addition to HSR clearance, the Dollar General tender offer is subject to numerous other conditions that detract materially from the Dollar General tender offer's certainty, including the "merger agreement condition" and the "tender and support agreement condition"; and

  •
  The Dollar Tree merger will deliver substantial and certain value to Family Dollar's stockholders.

        In addition to the factors above, the board of directors of Family Dollar considered various other factors that weighed positively in favor of the Dollar Tree merger agreement, including those listed in "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger—Additional Factors Considered by the Family Dollar Board of Directors" beginning on page 104 of this proxy statement/prospectus. The Family Dollar board also considered in its deliberations a number of uncertainties and risks and other potentially negative factors concerning the Dollar Tree merger agreement, including those listed in "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger—Additional Factors Considered by the Family Dollar Board of Directors" beginning on page 104 of this proxy statement/prospectus. The board of directors of Family Dollar determined that these uncertainties, risks and other potentially negative factors were outweighed by the benefits that the Family Dollar board expects to achieve for its stockholders as a result of the Dollar Tree merger.

        Accordingly, the Family Dollar board of directors unanimously recommends that Family Dollar stockholders (i) reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and (ii) vote "FOR" adoption of the merger agreement and "FOR" the approval of the other matters to be considered at the Family Dollar special meeting.

Opinion of Family Dollar's Financial Advisor (Page 110)

Opinion of Morgan Stanley & Co. LLC

        Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, was retained by the Family Dollar board of directors to act as its financial advisor in connection with the proposed merger. On July 27, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Family Dollar board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion to the Family Dollar board of directors, dated July 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex D. The foregoing summary of Morgan Stanley's opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley's opinion, this section and the summary of Morgan Stanley's opinion below carefully and in their entirety. Morgan Stanley's opinion was for the benefit of the Family Dollar board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley's opinion was not intended to, and does not, constitute advice or a recommendation as to how Family Dollar's stockholders should vote at any stockholders' meeting to be held in connection with the merger or take any other action with respect to the merger.

Information About the Special Meeting (Page 61)

Time, Place and Purpose of the Special Meeting (Page 61)

        The special meeting to consider and vote upon the adoption of the merger agreement, which we refer to as the special meeting, will be held on December 11, 2014, at 10:00 a.m. local time, at the Harris Conference Center, 3216 CPCC Harris Campus Dr., Charlotte, NC 28208.

        At the special meeting, Family Dollar stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum (Page 61)

        You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Family Dollar common stock as of the close of business on October 30, 2014, the record date. As of the most recent practicable date, October 23, 2014, there were 114,225,777 shares of Family Dollar common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Family Dollar common stock that you owned on the record date.

        The list of stockholders entitled to vote at the special meeting will be available for inspection, as required by Family Dollar's Bylaws, at Family Dollar's Store Support Center, located at 10401 Monroe Road, Matthews, North Carolina, at least ten days before the special meeting. We are commencing our solicitation of proxies on [                ], which is before the October 30, 2014 record date. We will continue to solicit proxies until the special meeting on December 11, 2014. Each stockholder of record on October 30, 2014 who has not yet received a proxy statement prior to that date will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

        The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Family Dollar common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered as present for purposes of establishing a quorum.

Vote Required (Page 62)

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Family Dollar common stock entitled to vote thereon. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or you vote to abstain, or you hold your shares through a bank, brokerage firm or other nominee and you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        The proposal to approve certain compensation arrangements for Family Dollar's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Family Dollar common stock are present at the special meeting but your shares are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the merger-related executive compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation, except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Family Dollar common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        As of the most recent practicable date, October 23, 2014, and including shares owned by Mr. Levine and Trian, the directors and executive officers of Family Dollar and their affiliates beneficially owned and were entitled to vote approximately 17,645,336 shares of Family Dollar common stock representing approximately 15.45% of the shares of Family Dollar common stock outstanding on that date. Mr. Levine and his affiliates and Trian and its affiliates, each of which is associated with one of Family Dollar's directors (or in the case of Mr. Levine, is a director) and as of the most recent practicable date, October 23, 2014, had the right to vote, in the case of Mr. Levine and his affiliates, approximately 9,358,780 or 8.19% of the outstanding shares of Family Dollar common stock (which includes 600,000 shares donated by Mr. Levine to the Foundation For The Carolinas, an unaffiliated charitable institution, as described in the section entitled "The Merger Agreement—Voting and Support Agreements"), or in the case of Trian and its affiliates, approximately 8,366,386 or 7.32%, of the outstanding shares of Trian common stock, have agreed, subject to certain exceptions, to vote their shares of Family Dollar common stock in favor of the merger and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. For further information, see "The Merger Agreement—Voting and Support Agreements." Copies of the voting and support agreements are attached as Annex B and Annex C to this proxy statement/prospectus.

Proxies and Revocations (Page 63)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Family Dollar common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Family Dollar common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Family Dollar common stock will not be voted on the adoption of the merger agreement, which will have the same effect as a vote "AGAINST" the adoption of the merger agreement, and your shares of Family Dollar common stock will not have an effect on the proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation (other than to the extent resulting in failure to establish a quorum) or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, including any proxy you have given by submitting a gold proxy card, by voting again at a later date through any of the methods available to you, including over the Internet, by telephone, by submitting another valid proxy card, including a WHITE proxy card, with a later date by mail, by attending the special meeting and voting in person, or by giving written notice of revocation to Family Dollar prior to the time the special meeting begins. Written notice of revocation should be mailed to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017.

        Only your last submitted proxy card will be considered. Please cast your vote "FOR" the proposals, following the instructions on your WHITE proxy card, as promptly as possible. You do not need to contact Dollar General to revoke any previously granted proxy you may have given by submitting a gold proxy card, your submission of your vote via the instructions on your WHITE proxy card is sufficient to revoke your gold proxy card.

Interests of Family Dollar's Directors and Executive Officers in the Merger (Page 163)

        Directors and executive officers of Family Dollar have certain interests in the merger that may be different from or in addition to the interests of Family Dollar stockholders and Dollar Tree stockholders generally. These interests arise from both contractual arrangements existing prior to the execution of the merger agreement and provisions of the merger agreement and include, among others:

  •
  the treatment of outstanding incentive awards pursuant to the merger agreement, including:

  •
  the conversion of outstanding Family Dollar options and restricted stock units into Dollar Tree options and restricted stock units, respectively, based on the award exchange ratio; and

  •
  the conversion of outstanding Family Dollar performance share right awards into the right to receive merger consideration;

  •
  the receipt of a prorated annual cash bonus, based on the closing date;

  •
  potential severance benefits and other payments under severance and employment agreements that would generally provide for severance payments to executive officers equal to one and one-half to two times such individual's base salary and average annual bonus in the event that such individual's employment is terminated without cause or for good reason within 24 months following the merger;

  •
  in the case of Howard R. Levine, benefits under a retention letter entered into by Mr. Levine, Family Dollar and Dollar Tree that would become effective following the effective time of the merger; and

  •
  rights to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the merger.

        The Family Dollar board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger and the other transactions contemplated thereby, (ii) adopt, approve and declare advisable the merger agreement, and (iii) resolve to recommend (and reaffirm its recommendation in favor of) the adoption of the merger agreement to Family Dollar stockholders. See the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of this proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page 134)

        Completion of the merger is conditioned upon the expiration of the applicable waiting period under the HSR Act. Dollar Tree and Family Dollar each filed their respective HSR Act notification forms on August 8, 2014. On September 8, 2014, the FTC, issued a request for additional information under the HSR Act, which we refer to as a "second request," to each of Dollar Tree and Family Dollar. Therefore, the waiting period under the HSR Act is extended to 11:59 pm on the 30th day after substantial compliance with the second request by both Dollar Tree and Family Dollar, unless terminated earlier by the FTC or extended by agreement or court order. On October 21, 2014, Family Dollar announced that it had certified substantial compliance with the second request and stated that it understood that Dollar Tree expects to certify substantial compliance with the FTC by November 7, 2014. Certain state attorneys general are also investigating the merger under applicable antitrust laws. These state attorneys general have also notified Family Dollar that they will be investigating the competitive effects of a Dollar General-Family Dollar combination, as is the FTC.

        Subject to the terms of the merger agreement, Family Dollar and Dollar Tree have agreed to cooperate with each other and to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. Pursuant to amendment no. 1, Dollar Tree has agreed, solely to the extent necessary or advisable to receive termination or expiration of the waiting period under the HSR Act so as to permit the closing to occur by the end date (as defined in the merger agreement, see the section entitled "The Merger Agreement—Termination of the Merger Agreement—Termination" on page 154 of this proxy statement/prospectus), to propose, negotiate, effect and agree to the sale, divestiture, license, holding separate, and other disposition of and restriction on any and all retail stores and any and all assets, properties and rights in or about the retail store premises of Dollar Tree and its subsidiaries, including the surviving company and its subsidiaries, and effective on or after the effective time of the merger.

Appraisal Rights of Family Dollar Stockholders (Page 182)

        Family Dollar stockholders of record have appraisal rights under the DGCL in connection with the merger. Family Dollar stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder. Any shares of Family Dollar common stock held by a Family Dollar stockholder as of the record date who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such Family Dollar stockholder fails to perfect, withdraws or otherwise loses such stockholder's appraisal rights under the DGCL. If, after the consummation of the merger, such holder of Family Dollar common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement/prospectus.

        You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, Family Dollar stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled "Appraisal Rights of Family Dollar Stockholders" beginning on page 182 of this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL reproduced in its entirety as Annex E to this proxy statement/prospectus.

Conditions to Completion of the Merger (Page 153)

        In addition to the approval of the merger proposal by Family Dollar stockholders and the expiration or termination of the applicable waiting period under the HSR Act, each as described above, each party's obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions including the effectiveness of this Form S-4, approval of the listing on the Nasdaq of the Dollar Tree common stock to be issued in the merger, the absence of an injunction prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions, and in the case of Dollar Tree's obligations to complete the merger, the absence of a material adverse effect (as described in the merger agreement) on Family Dollar since July 27, 2014.

        Neither Family Dollar nor Dollar Tree can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153 of this proxy statement/prospectus.

No Solicitation (Page 147)

        As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, Family Dollar has agreed not to (1) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or proposals regarding a company takeover proposal (as described in the merger agreement), (2) engage in, continue or participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a company takeover proposal or (3) enter into any agreement regarding any company takeover proposal.

        However before adoption of the merger agreement by the Family Dollar stockholders, Family Dollar is permitted to, following receipt of a company takeover proposal that is unsolicited and that the Family Dollar board of directors determines is, or is reasonably expected to lead to, a company superior proposal, (1) furnish information with respect to it and its subsidiaries to the party making the company takeover proposal and its representatives under the terms of a confidentiality agreement no less restrictive than the one between Family Dollar and Dollar Tree, provided that Family Dollar must concurrently provide to Dollar Tree any non-public information concerning Family Dollar or any of its subsidiaries that is provided to such person or its representatives unless such non-public information has previously been provided to Dollar Tree, and (2) participate in discussions and negotiations regarding the company takeover proposal. Family Dollar is permitted to take the actions described above only if its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

No Change in Recommendation or Entry into Company Acquisition Agreement (Page 149)

        Subject to certain exceptions described below, the Family Dollar board of directors may not:

  •
  (1) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Dollar Tree, its recommendation to the Family Dollar stockholders to adopt the merger agreement or (2) adopt, approve or recommend to stockholders of Family Dollar, or publicly propose to adopt, approve or recommend to stockholders of Family Dollar, a company takeover proposal (we refer to any action described in (1) or (2) as a company adverse recommendation change); or

  •
  Authorize, cause or permit Family Dollar or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any company takeover proposal (which we refer to as a company acquisition agreement).

Fiduciary Exception

        However, at any time before the Family Dollar stockholder approval is obtained, but not after it is obtained, the Family Dollar board of directors may make a company adverse recommendation change under clause (1) of that definition solely in response to an intervening event (as described in the merger agreement) if (i) the Family Dollar board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (ii) the Family Dollar board of directors first gives Dollar Tree at least five business days' prior written notice and negotiates with Dollar Tree in good faith during such notice period, to the extent that Dollar Tree wishes to negotiate, to enable Dollar Tree to propose revisions to the merger agreement such that it would permit the Family Dollar board of directors not to make such a company adverse recommendation change.

        Furthermore, at any time before the Family Dollar stockholder approval is obtained, but not after it is obtained, if (i) the Family Dollar board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that a bona fide, unsolicited company takeover proposal that did not result from a knowing or intentional breach of the no solicitation provisions in the merger agreement constitutes a company superior proposal (as described in the merger agreement), and the failure to approve or recommend such company superior proposal would be inconsistent with its fiduciary duties under applicable law, and (ii) the Family Dollar board of directors has complied with its obligations to provide Dollar Tree at least five business days' prior written notice and to negotiate with Dollar Tree in good faith during such notice period, to the extent that Dollar Tree wishes to negotiate, to enable Dollar Tree to propose revisions to the merger agreement, the Family Dollar board of directors may cause the company to terminate the merger agreement in order to enter into a definitive agreement relating to such company superior proposal upon, and subject to, paying the $305 million termination fee due to Dollar Tree under the terms of the merger agreement. We refer to this termination right as the fiduciary termination right.

Termination of the Merger Agreement (Page 154)

Termination

        The merger agreement may be terminated and abandoned at any time prior to the effective time, whether before or after any approval of the merger by the holders of Family Dollar common stock:

  •
  by mutual written consent of Family Dollar and Dollar Tree;

  •
  by either Family Dollar or Dollar Tree if the merger has not been consummated on or prior to April 27, 2015, which we refer to as the end date, provided that if all of the conditions to closing, other than those pertaining to waiting periods under the HSR Act have been satisfied or are capable of being satisfied at such time and/or the marketing period for the debt financing has not expired, the end date will automatically be extended to July 27, 2015, except that the right to terminate the agreement according to this specific provision will not be available to a party if the failure of the closing to occur by such date is due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;

  •
  by either Family Dollar or Dollar Tree, if an order by a governmental entity of competent jurisdiction has been issued permanently restraining or otherwise prohibiting the completion of the merger and such order has become final and nonappealable;

  •
  by either Family Dollar or Dollar Tree, if the Family Dollar stockholders meeting has concluded and the Family Dollar stockholder approval has not been obtained;

  •
  by either Family Dollar or Dollar Tree if the other party has breached or failed to perform any representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) if it occurred or was continuing to occur on the closing date would result in the failure of specified conditions to closing and (ii) is not curable or is not cured by the earlier of the end date and the date that is thirty days following written notice from the other party, except that the terminating party may not exercise this termination right if it is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  •
  by Dollar Tree, prior to the receipt of the Family Dollar stockholder approval, (i) in the event that Family Dollar has failed to include the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement in the proxy statement/prospectus distributed to the holders of Family Dollar common stock, (ii) at any time following a company adverse recommendation change, (iii) in the event that a tender or exchange offer that constitutes a company takeover proposal has been commenced by a person unaffiliated with Dollar Tree or merger sub and Family Dollar has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten business day period after such tender or exchange offer is first published, a statement recommending that holders of Family Dollar common stock reject such tender or exchange offer and affirming the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement, or (iv) if Family Dollar has committed a willful and material breach of any of its material obligations outlined in the provisions of the merger agreement relating to no-solicitation, company takeover proposals and the Family Dollar stockholder meeting; or

  •
  by Family Dollar, in accordance with the provisions regarding its fiduciary termination right in connection with a company superior proposal.

Termination Fee (Page 155)

        Family Dollar will pay Dollar Tree the amount of Dollar Tree's out-of-pocket expenses incurred in connection with the merger agreement and the merger in an amount not to exceed $90 million if the merger agreement is terminated by either Dollar Tree or Family Dollar because the Family Dollar stockholders' meeting (as it may be adjourned or postponed) concludes without the Family Dollar stockholder approval being obtained. In addition, Family Dollar will pay Dollar Tree a termination fee of $305 million (less any payment paid in respect of Dollar Tree's out-of-pocket expenses pursuant to the preceding sentence) if the merger agreement is terminated in certain circumstances involving a company takeover proposal. The expense reimbursement and termination fee could discourage other companies from seeking to acquire or merge with Family Dollar.

Voting and Support Agreements (Page 157)

        In connection with the merger agreement, Dollar Tree entered into voting and support agreements with each of Mr. Levine, and Trian, and certain Family Dollar stockholders affiliated with such persons, to, among other things, vote their shares of Family Dollar stock in favor of the merger, the adjournment proposal if there are not sufficient votes to adopt the merger agreement and against any proposals for an alternative business combination transaction or which would be reasonably likely to prevent, materially impede or materially delay the merger, in each case subject to the terms and conditions of the voting and support agreements. On October 23, 2014, Mr. Levine made a charitable donation of 600,000 shares of common stock of the Company to the Foundation For The Carolinas for the benefit of the Howard Levine Foundation Fund II, which we refer to as the Foundation For The Carolinas, as permitted by the terms of the voting and support agreement. The Foundation For The

Carolinas has entered into a joinder to Mr. Levine's voting and support agreement and has agreed in writing to be bound by the applicable terms of Mr. Levine's voting and support agreement. The Foundation For The Carolinas has sole voting power and sole power of disposition with respect to the donated shares. As of the most recent practicable date, October 23, 2014, the voting and support agreements covered 17,725,166 shares of Family Dollar common stock, or approximately 15.52% of the outstanding shares of Family Dollar common stock. Copies of the voting and support agreements and joinder are attached as Annex B and Annex C to this proxy statement/prospectus.

Accounting Treatment (Page 135)

        Dollar Tree prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. Dollar Tree will be treated as the acquiror for accounting purposes.

Material United States Federal Income Tax Consequences (Page 168)

        For U.S. holders (as such term is defined below under "Material United States Federal Income Tax Consequences"), the receipt of the merger consideration in exchange for shares of Family Dollar common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Family Dollar stockholders should consult their own tax advisors regarding the particular tax consequences of the exchange of shares of common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Family Dollar stockholders, please see the section titled "Material United States Federal Income Tax Consequences."

Comparison of Stockholders' Rights (Page 171)

        The rights of Family Dollar stockholders are governed by its restated certificate of incorporation, which we refer to as the Family Dollar charter, and bylaws, which we refer to as the Family Dollar bylaws, and by Delaware corporate law. Your rights as a stockholder of Dollar Tree will be governed by Dollar Tree's articles of incorporation and by-laws, which we refer to as the Dollar Tree charter and the Dollar Tree bylaws, respectively, and by Virginia corporate law. Your rights under the Dollar Tree charter, Dollar Tree bylaws and Virginia corporate law will differ in some respects from your rights under the Family Dollar charter, Family Dollar bylaws and Delaware corporate law. For more detailed information regarding a comparison of your rights as a stockholder of Family Dollar and Dollar Tree, see the section entitled "Comparison of Stockholders' Rights" beginning on page 171 of this proxy statement/prospectus.

Litigation Related to the Merger (Page 136)

        Three putative class action lawsuits have been filed against Family Dollar, its directors, Dollar Tree and merger sub in the Delaware Court of Chancery: Shiva Y. Stein v. Family Dollar Stores, Inc., et al., C.A. No. 9985, Darrell Wickert v. Family Dollar Stores, Inc., et al., C.A. No. 10025, and Stuart Friedman v. Family Dollar Stores, Inc., et al., C.A. No. 10080. The three actions have been consolidated under the caption In re Family Dollar Stores, Inc. Stockholder Litig., C.A. No. 9985-CB. Each of the three actions has been brought on behalf of a putative class of Family Dollar's stockholders, and each alleges generally that the members of the Family Dollar board breached their fiduciary duties in connection with the merger by, among other things, carrying out a process that the plaintiff alleges did not ensure adequate and fair consideration to Family Dollar's stockholders. The plaintiffs further allege that Family Dollar and Dollar Tree aided and abetted the individual defendants' breaches of their fiduciary duties. The plaintiffs seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys' fees and costs. The plaintiffs have moved for a preliminary injunction to enjoin consummation of the merger and the parties have begun document discovery.

        Family Dollar, its directors, Dollar Tree and merger sub believe that these lawsuits are without merit.

Risk Factors (Page 51)

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DOLLAR TREE

        The following table presents selected historical consolidated financial data for Dollar Tree as of and for the years ended February 1, 2014, February 2, 2013, January 28, 2012, January 29, 2011 and January 30, 2010. Fiscal 2012 included 53 weeks, commensurate with the retail calendar, while all other fiscal years reported in the table contain 52 weeks. This information has been derived from Dollar Tree's audited consolidated financial statements. Historical financial data as of and for the six months ended August 2, 2014 and August 3, 2013 have been derived from Dollar Tree's unaudited condensed consolidated financial statements that include, in management's opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Dollar Tree for the periods and at the dates presented. Operating results for the six months ended August 2, 2014 are not necessarily indicative of the results that can be expected for the year ending January 31, 2015.

        You should read this information in conjunction with Dollar Tree's consolidated financial statements and related notes thereto included in Dollar Tree's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, and in Dollar Tree's Quarterly Report on Form 10-Q for the six months ended August 2, 2014, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

        Comparable store net sales compare net sales for stores open before December of the year prior to the two years being compared, including expanded stores. Net sales per store and net sales per selling square foot are calculated for stores open throughout the period presented.

        Amounts in the following tables are in millions, except per share data, number of stores data and net sales per selling square foot data.

	Six Months Ended		Year Ended
	August 2, 2014	August 3, 2013	February 1, 2014	February 2, 2013	January 28, 2012	January 29, 2011	January 30, 2010
Income Statement Data:
Net sales	$4,031.4	$3,720.7	$7,840.3	$7,394.5	$6,630.5	$5,882.4	$5,231.2
Gross profit	1,390.7	1,304.7	2,789.8	2,652.7	2,378.3	2,087.6	1,856.8
Selling, general and administrative expenses	953.8	886.9	1,819.5	1,732.6	1,596.2	1,457.6	1,344.0
Operating income	436.9	417.8	970.3	920.1	782.1	630.0	512.8
Net income	259.7	258.2	596.7	619.3	488.3	397.3	320.5
Per Share Data:
Diluted net income per share	$1.25	$1.15	$2.72	$2.68	$2.01	$1.55	$1.19
Diluted net income per share increase	8.7%	13.9%	1.5%	33.3%	29.7%	30.3%	41.7%

	As of		As of
	August 2, 2014	August 3, 2013	February 1, 2014	February 2, 2013	January 28, 2012	January 29, 2011	January 30, 2010
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$467.7	$413.7	$267.7	$399.9	$288.3	$486.0	$599.4
Working capital	880.2	861.4	692.2	797.3	628.4	800.4	829.7
Total assets	3,146.7	2,908.3	2,771.9	2,752.0	2,328.6	2,380.5	2,289.7
Total debt, including capital lease obligations	757.0	269.8	769.8	271.3	265.8	267.8	267.8
Shareholders' equity	1,448.1	1,825.9	1,170.7	1,667.3	1,344.6	1,459.0	1,429.2
Book value per share	$7.04	$8.19	$5.63	$7.42	$5.82	$5.91	$5.44

	Six Months Ended		Year Ended
	August 2, 2014	August 3, 2013	February 1, 2014	February 2, 2013	January 28, 2012	January 29, 2011	January 30, 2010
Selected Operating Data:
Number of stores open at end of period	5,166	4,842	4,992	4,671	4,351	4,101	3,806
Selling square footage at end of period	44.8	41.9	43.2	40.5	37.6	35.1	32.3
Selling square footage annual growth	6.9%	6.9%	6.9%	7.7%	6.9%	8.8%	6.6%
Net sales annual growth	8.4%	8.5%	6.0%	11.5%	12.7%	12.4%	12.6%
Comparable store net sales increase	3.1%	2.8%	2.4%	3.4%	6.0%	6.3%	7.2%
Net sales per selling square foot			$187	$190	$182	$174	$167

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FAMILY DOLLAR

        The following table presents selected historical consolidated financial data for Family Dollar as of and for the years ended August 31, 2013, August 25, 2012, August 27, 2011, August 28, 2010 and August 29, 2009. Fiscal 2013 included 53 weeks, commensurate with the retail calendar, while all other fiscal years reported in the table contain 52 weeks. This information has been derived from Family Dollar's audited consolidated financial statements. Historical financial data as of and for the nine months ended May 31, 2014 and June 1, 2013 have been derived from Family Dollar's unaudited consolidated condensed financial statements that include, in management's opinion, all normal recurring accruals considered necessary to present fairly the results of operations and financial condition of Family Dollar for the periods and at the dates presented. The nine months ended June 1, 2013 included 40 weeks, commensurate with the retail calendar, while the nine months ended May 31, 2014 included 39 weeks. Operating results for the nine months ended May 31, 2014 are not necessarily indicative of the results that can be expected for the year ending August 30, 2014.

        You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Family Dollar's consolidated financial statements and related notes thereto included in Family Dollar's Annual Report on Form 10-K for the fiscal year ended August 31, 2013, and in Family Dollar's Quarterly Report on Form 10-Q for the nine months ended May 31, 2014, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

        For the nine months ended May 31, 2014, cost of sales includes restructuring costs of $1.5 million and selling, general and administrative expenses includes restructuring costs of $23.0 million related to a series of restructuring initiatives, including plans to close approximately 370 underperforming stores.

        Comparable store sales growth describes the change in net sales in any period for stores that are considered comparable to the prior period. Comparable store sales include net sales at stores that have been open more than 13 months. A store becomes comparable the first calendar week it has sales after 13 months of being opened. Stores that have been renovated, relocated, or expanded are included in the comparable store sales calculation to the extent they had sales during comparable weeks in each year.

        Net sales per square foot was calculated based on total sales for the preceding 12 months as of the ending date of the reporting period divided by the average selling square footage during the period, including the end of the fiscal year, the beginning of the fiscal year, and the end of each of the three interim fiscal quarters. Comparable store sales represent the change in sales attributable to stores open in both the current and prior periods, whereas sales per square foot represents total net sales divided by the average total selling square footage. As a result, all stores are included in the sales per square foot calculation, including stores without a full year of sales.

        Amounts in the following tables are in millions, except per share data, number of stores data and net sales per selling square foot data.

	Nine Months Ended		Year Ended
	May 31, 2014	June 1, 2013	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010	August 29, 2009
Income Statement Data:
Net sales	$7,875.3	$7,889.2	$10,391.5	$9,331.0	$8,547.8	$7,867.0	$7,400.6
Gross profit	2,670.0	2,686.3	3,554.8	3,259.9	3,032.3	2,808.0	2,578.2
Selling, general and administrative expenses	2,288.6	2,153.9	2,866.8	2,595.7	2,409.5	2,234.3	2,122.9
Operating income	381.4	532.4	688.0	664.2	622.8	573.7	455.3
Net income	250.0	341.4	443.6	422.2	388.4	358.1	291.3
Per Share Data:
Diluted net income per common share	$2.18	$2.95	$3.83	$3.58	$3.12	$2.62	$2.07
Diluted net income per share increase (decrease)	(26.1)%	2.1%	7.0%	14.7%	19.1%	26.6%	24.7%
Dividends declared per common share	$0.83	$0.68	$0.94	$0.60	$0.695	$0.60	$0.53

	As of		As of
	May 31, 2014	June 1, 2013	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010	August 29, 2009
Balance Sheet Data:
Cash and cash equivalents and short-term investments	$181.7	$150.1	$145.0	$98.6	$237.4	$503.1	$444.7
Working capital	789.4	626.7	776.8	702.5	516.8	641.5	718.5
Total assets	3,963.1	3,850.4	3,709.9	3,373.1	2,996.2	2,968.1	2,864.1
Total debt	776.4	735.4	516.5	547.5	548.6	250.0	250.0
Shareholders' equity	$1,656.6	$1,521.1	$1,599.1	$1,297.6	$1,087.1	$1,421.6	$1,440.1
Book value per share	$14.55	$13.23	$13.89	$11.25	$9.26	$10.90	$10.38

	Nine Months Ended		Year Ended
	May 31, 2014	June 1, 2013	August 31, 2013	August 25, 2012	August 27, 2011	August 28, 2010	August 29, 2009
Selected Operating Data:
Number of stores open at end of period	8,246	7,801	7,916	7,442	7,023	6,785	6,655
Selling square footage at end of period	59.5	56.0	56.8	53.2	50.0	48.2	47.1
Selling square footage annual growth	6.3%	7.9%	6.8%	6.4%	3.7%	2.3%	1.7%
Net sales annual growth (decrease)	(0.2)%	13.2%	11.4%	9.2%	8.7%	6.3%	6.0%
Comparable store net sales increase (decrease)	(2.8)%	4.0%	3.0%	4.7%	5.5%	4.8%	4.0%
Net sales per selling square foot			$189	$181	$174	$165	$158

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following selected preliminary unaudited pro forma condensed combined financial data give effect to the merger based on the assumption that the merger occurred as of August 2, 2014 for the preliminary Unaudited Pro Forma Condensed Combined Balance Sheet, as of February 3, 2013 for the preliminary Unaudited Pro Forma Condensed Combined Income Statements for the year ended February 1, 2014 and as of February 2, 2014 for the six months ended August 2, 2014. For purposes of preparing this data, the approximately $8,440 million of financing to be obtained by Dollar Tree in connection with the merger is assumed to be financed by long-term bank debt of approximately $5,400 million, senior unsecured notes of approximately $2,800 million and revolving credit facility borrowings of $240 million.

        The selected preliminary unaudited pro forma condensed combined financial data is presented for illustrative purposes only and should not be read for any other purpose. Dollar Tree and Family Dollar may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Dollar Tree will experience after the merger. The selected preliminary unaudited pro forma condensed combined financial data (i) has been derived from and should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information of Dollar Tree" and the related notes beginning on page 36 of this proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of Dollar Tree and Family Dollar incorporated by reference into this proxy statement/prospectus.

	Six Months Ended August 2, 2014	Year Ended February 1, 2014
	(in millions, except per share data)
Income Statement Data
Net sales	$9,407.0	$18,309.8
Operating income	707.2	1,670.6
Net income	$313.7	$799.8
Earnings per share-basic	$1.33	$3.22
Earnings per share-diluted	$1.32	$3.20
Cash dividends declared per common share(i)	$—	$—

(i)
The combined company does not plan to pay a dividend to shareholders after the merger completion.

As of August 2, 2014
(in millions)
Balance Sheet Data
Total assets	$14,887.8
Total debt	$8,747.0
Total shareholders' equity	$2,973.1
Book value per share	$12.59

 COMPARATIVE PER SHARE DATA

        The following tables set forth historical per share information of Dollar Tree and Family Dollar and preliminary unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Dollar Tree will experience after the merger. The preliminary unaudited pro forma condensed combined per share data has been derived from and should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 36 and the related notes included in this proxy statement/prospectus beginning on page 41. The historical per share data has been derived from the historical consolidated financial statements of Dollar Tree and Family Dollar as of and for the periods indicated, incorporated by reference in this proxy statement/prospectus.

	Six Months Ended August 2, 2014	Year Ended February 1, 2014
Dollar Tree Historical Per Share Data
Earnings per share—basic	$1.26	$2.74
Earnings per share—diluted	$1.25	$2.72
Cash dividends declared per common share	$—	$—
Book value per share	$7.04	$5.63

	Six Months Ended May 31, 2014	Twelve Months Ended November 30, 2013
Family Dollar Historical Per Share Data
Earnings per share—basic	$1.51	$3.84
Earnings per share—diluted	$1.51	$3.82
Cash dividends declared per common share	$0.57	$0.99
Book value per share	$14.55	$13.53

	Six Months Ended August 2, 2014	Year Ended February 1, 2014
Unaudited Pro Forma Combined Per Share Data
Earnings per share—basic	$1.33	$3.22
Earnings per share—diluted	$1.32	$3.20
Cash dividends declared per common share(i)	$—	$—
Book value per share	$12.59	n/a

	Six Months Ended August 2, 2014	Year Ended February 1, 2014
Unaudited Pro Forma Equivalent Per Share Data for Family Dollar(ii)
Earnings per share—basic	$0.35	$0.86
Earnings per share—diluted	$0.35	$0.85
Cash dividends declared per common share(i)	$—	$—
Book value per share	$3.36	n/a

(i)
The combined company does not intend to pay dividends to shareholders following the merger.

(ii)
The unaudited pro forma equivalent per share data for Family Dollar are calculated by multiplying the preliminary unaudited pro forma combined per share data by the preliminary exchange ratio of 0.2665, based on the closing share price for Dollar Tree common stock on September 12, 2014.

        The below table shows the impact on the unaudited pro forma combined earnings per share data of fluctuations in the average share price of Dollar Tree common stock within, below and above the range of $49.08 to $59.98. Please see Note 4 of the "Notes to the Unaudited Pro Forma Condensed Combined Financial Information of Dollar Tree" for the calculation details.

	Six Months Ended August 2, 2014		Year Ended February 1, 2014
	Earnings per Share—Basic	Earnings per Share—Diluted	Earnings per Share—Basic	Earnings per Share—Diluted
Average Dollar Tree Share Price $49.08 (minimum)	$1.34	$1.33	$3.25	$3.23
Average Dollar Tree Share Price $55.92 (used for proforma)	$1.33	$1.32	$3.22	$3.20
Average Dollar Tree Share Price $59.98 (maximum)	$1.30	$1.30	$3.17	$3.15

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Dollar Tree and Family Dollar. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Dollar Tree treated as the acquirer.

        Dollar Tree, a registrant with a year that ends on the Saturday closest to January 31, acquired Family Dollar with a year that ends on the Saturday closest to August 31. The pro forma income statement for the year-ended February 1, 2014 will include (1) Dollar Tree's year ended February 1, 2014 and (2) Family Dollar's 12-month period ended November 30, 2013. The pro forma income statement for the interim period will include (1) Dollar Tree's six months ended August 2, 2014 and (2) Family Dollar's six months ended May 31, 2014.

        The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of August 2, 2014 is based on a historical Dollar Tree balance sheet as of August 2, 2014 and a historical Family Dollar balance sheet as of May 31, 2014, and is presented as if the merger and the estimated borrowings used to finance the merger occurred on August 2, 2014. The preliminary Unaudited Pro Forma Condensed Combined Income Statement for the year ended February 1, 2014 and the six months ended August 2, 2014 is presented as if the merger and the related borrowings used to finance the merger occurred on February 3, 2013. The preliminary pro forma adjustments reflect a preliminary exchange ratio of 0.2665 shares of Dollar Tree common stock for every share of Family Dollar common stock.

        At the effective time of the merger, the cash paid, debt financing required and shares of Dollar Tree common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of Family Dollar common stock outstanding as of the merger date and conditions of the debt markets. In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

        The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the merger. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Family Dollar as of the effective time of the merger. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein. Merger-related transaction costs may also differ at the time of merger.

        The preliminary unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Dollar Tree. These accounting policies are similar in most material respects to those of Family Dollar. Upon completion of the acquisition, or as more information becomes available, Dollar Tree will perform a more detailed review of Family Dollar's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

        As disclosed in Dollar Tree's historical audited financial statements, Dollar Tree's gross profit may not be comparable to other retailers, as some companies exclude costs related to their store occupancy and distribution network from cost of sales while others, like Dollar Tree, include all or a portion of such costs in cost of sales. As such, for income statement purposes, certain buying, distribution and occupancy costs for Family Dollar were reclassified from Family Dollar's selling, general and administrative expenses to cost of sales to conform to Dollar Tree's calculation of gross profit. In addition, amounts included in other income on Family Dollar's income statement have been reclassified to selling, general and administrative expenses to conform to Dollar Tree's presentation of these items.

        The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Dollar Tree that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any sales or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger.

        The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Dollar Tree and Family Dollar included in their respective Annual Reports on Form 10-K for the fiscal years ended February 1, 2014 and August 31, 2013, respectively, and subsequent Quarterly Reports on Form 10-Q for the periods presented, each of which has been incorporated by reference in this filing.

 Dollar Tree, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of August 2, 2014

(in millions)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation Reclassifications(2)	Pro Forma Adjustments(3)	Note References(4)	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$467.7	$163.7	$—	$54.6	A	$686.0
Short-term investments	—	18.0	—	—		18.0
Merchandise inventories, net	1,084.0	1,591.6	—	—		2,675.6
Current deferred tax assets, net	17.1	32.8	—	(6.5)	G	43.4
Income tax refund receivable	—	38.3	—	—		38.3
Other current assets	94.4	246.3	—	45.0	B, C	385.7

Total current assets	1,663.2	2,090.7	—	93.1		3,847.0

Property, plant and equipment, net	1,153.4	1,786.9				2,940.3
Goodwill	169.8	—	—	5,187.0	D	5,356.8
Other intangible asset	—	—	—	2,422.0	D	2,422.0
Deferred tax assets, net	42.2	—	—	(42.2)	E	—
Investment securities	—	16.6	—	—		16.6
Other assets, net	118.1	68.9	—	118.1	B, C	305.1

TOTAL ASSETS	$3,146.7	$3,963.1	$—	$7,778.0		$14,887.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$—	$276.0	$—	$(276.0)	F	$—
Current portion of long-term debt	—	16.2	—	(16.2)	F	—
Accounts payable	524.2	676.1	(20.8)	—		1,179.5
Other current liabilities	256.1	328.0	20.8	3.5	G, C	608.4
Income taxes payable	2.7	5.0	—	—		7.7

Total current liabilities	783.0	1,301.3	—	(288.7)		1,795.6
Long-term debt, excluding current portion	757.0	484.2	—	7,505.8	F	8,747.0
Deferred gain	—	206.7	—	(206.7)	G	—
Income taxes payable, long-term	5.5	25.2	—	—		30.7
Deferred tax liabilities, net	—	—	—	990.5	D, E, G	990.5
Other liabilities	153.1	289.1	—	(91.3)	H, C	350.9

Total liabilities	1,698.6	2,306.5	—	7,909.6		11,914.7
Shareholders' equity	1,448.1	1,656.6	—	(131.6)	I	2,973.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,146.7	$3,963.1	$—	$7,778.0		$14,887.8

(1)
Historical Family Dollar balance sheet as of May 31, 2014.

(2)
See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)
See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)
See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

 Dollar Tree, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the six months ended August 2, 2014

(in millions, except per share data)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation Reclassifications(1)	Pro Forma Adjustments(2)	Note References(3)	Combined Company Pro Forma
Net sales	$4,031.4	$5,375.6	$—	$—		$9,407.0
Cost of sales	2,640.7	3,560.9	433.0	6.5	J	6,641.1
Cost of sales—restructuring	—	1.5	—	—		1.5

Gross profit	1,390.7	1,813.2	(433.0)	(6.5)		2,764.4
Selling, general and administrative expenses	953.8	1,529.1	(448.7)	—		2,034.2
Selling, general and administrative expenses—restructuring	—	23.0	—	—		23.0

Operating income	436.9	261.1	15.7	(6.5)		707.2
Interest expense, net	16.6	15.2	—	167.6	F, K	199.4
Other (income) expense, net	—	(15.9)	15.7	—		(0.2)

Income before income taxes	420.3	261.8	—	(174.1)		508.0
Provision for income taxes	160.6	89.8	—	(56.1)	L	194.3

Net income	$259.7	$172.0	$—	$(118.0)		$313.7

Earnings per share
Basic	$1.26	$1.51				$1.33
Diluted	$1.25	$1.51				$1.32
Average number of shares outstanding
Basic	206.3	113.8				236.7
Diluted	207.2	114.1				237.8
Cash dividends declared per common share	$—	$0.57			M	$—

(1)
Family Dollar's historical six month financial statements were derived by subtracting the three months ended November 30, 2013 from the nine months ended May 31, 2014.

(2)
See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)
See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)
See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

 Dollar Tree, Inc.
Unaudited Pro Forma Condensed Combined Income Statement
For the year ended February 1, 2014

(in millions, except per share data)	Historical Dollar Tree	Historical Family Dollar(1)	Presentation Reclassifications(2)	Pro Forma Adjustments(3)	Note References(4)	Combined Company Pro Forma
Net sales	$7,840.3	$10,469.5	$—	$—		$18,309.8
Cost of sales	5,050.5	6,884.7	801.7	9.8	J	12,746.7

Gross profit	2,789.8	3,584.8	(801.7)	(9.8)		5,563.1
Selling, general and administrative expenses	1,819.5	2,903.5	(830.5)	—		3,892.5

Operating income	970.3	681.3	28.8	(9.8)		1,670.6
Interest expense, net	15.4	25.4		334.4	F, K	375.2
Other (income) expense, net	0.6	(29.3)	28.8	—		0.1

Income before income taxes	954.3	685.2	—	(344.2)		1,295.3
Provision for income taxes	357.6	243.9	—	(106.0)	L	495.5

Net income	$596.7	$441.3	$—	$(238.2)		$799.8

Earnings per share
Basic	$2.74	$3.84				$3.22
Diluted	$2.72	$3.82				$3.20
Average number of shares outstanding
Basic	218.1	115.0				248.4
Diluted	219.1	115.5				249.8
Cash dividends declared per common share	$—	$0.99			M	$—

(1)
Family Dollar's financial statements were derived by adding the three months ended November 30, 2013 to its year ended August 31, 2013, and removing the three months ended November 24, 2012.

(2)
See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for a description of the presentation reclassifications included in this column.

(3)
See Notes 2 and 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

(4)
See Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE

1. Basis of pro forma presentation

        The preliminary unaudited pro forma condensed combined financial information is derived from the historical financial statements of Dollar Tree and Family Dollar. The preliminary unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, with Dollar Tree treated as the acquirer.

        Dollar Tree, a registrant with a year that ends on the Saturday closest to January 31, acquired Family Dollar with a year that ends on the Saturday closest to August 31. The pro forma income statement for the year-ended February 1, 2014 will include (1) Dollar Tree's year ended February 1, 2014 and (2) Family Dollar's 12-month period ended November 30, 2013. The pro forma income statement for the interim period will include (1) Dollar Tree's six months ended August 2, 2014 and (2) Family Dollar's six months ended May 31, 2014.

        The preliminary Unaudited Pro Forma Condensed Combined Balance Sheet as of August 2, 2014 is based on a historical Dollar Tree balance sheet as of August 2, 2014 and a historical Family Dollar balance sheet as of May 31, 2014, and is presented as if the merger and the estimated borrowings used to finance the merger occurred on August 2, 2014. The preliminary Unaudited Pro Forma Condensed Combined Income Statement for the year ended February 1, 2014 and the six months ended August 2, 2014 is presented as if the merger and the related borrowings used to finance the merger occurred on February 3, 2013. The preliminary pro forma adjustments reflect a preliminary exchange ratio of 0.2665 shares of Dollar Tree common stock for every share of Family Dollar common stock.

        At the effective time of the merger, the cash paid, debt financing required and shares of Dollar Tree common stock issued may differ from the information in the preliminary unaudited pro forma condensed combined financial information depending on the actual number of shares of Family Dollar common stock outstanding as of the merger date and conditions of the debt markets. In addition, the actual allocation of the type and amount and the terms of the financing may differ from that set forth herein.

        The allocation of the purchase price used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the merger. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Family Dollar as of the effective time of the merger. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein. Merger-related transaction costs may also differ at the time of merger.

        The preliminary unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Dollar Tree. These accounting policies are similar in most material respects to those of Family Dollar. Upon completion of the acquisition, or as more information becomes available, Dollar Tree will perform a more detailed review of Family Dollar's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

        Certain reclassifications have been made in the presentation and reclassification columns of the pro forma condensed combined balance sheet and income statements, relative to Family Dollar's historical financial statements. These presentation reclassifications show the impact of conforming the accounting policies in order to present them on a basis consistent with those of Dollar Tree.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

1. Basis of pro forma presentation (Continued)

        Presentation reclassifications include adjustments for reclassifying Family Dollar's accrued expenses from accounts payable to other current liabilities. Additionally, as disclosed in Dollar Tree's historical audited financial statements, Dollar Tree's gross profit may not be comparable to other retailers, as some companies exclude costs related to their store occupancy and distribution network from cost of sales while others, like Dollar Tree, include all or a portion of such costs in cost of sales. As such, for income statement purposes, certain buying, distribution and occupancy costs for Family Dollar were reclassified from Family Dollar's selling, general and administrative expenses to cost of sales to conform to Dollar Tree's calculation of gross profit. In addition, amounts included in other income on Family Dollar's income statement have been reclassified to selling, general and administrative expenses to conform to Dollar Tree's presentation of these items.

        The preliminary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of Dollar Tree that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The preliminary Unaudited Pro Forma Condensed Combined Income Statements do not reflect any sales or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger.

        The preliminary unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Dollar Tree and Family Dollar included in their respective Annual Reports on Form 10-K for the fiscal years ended February 1, 2014 and August 31, 2013, respectively, and subsequent Quarterly Reports on Form 10-Q for the periods presented, each of which has been incorporated by reference in this filing.

2. Purchase price

        Dollar Tree and Family Dollar entered into the merger agreement on July 27, 2014. The merger could be in a position to close as early as December 2014 subject to the approval of the Agreement by Family Dollar shareholders, expiration or termination of the applicable waiting period under the HSR Act and satisfaction or waiver of the other closing conditions as described in this proxy statement/prospectus. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

        The stock price used to determine the preliminary estimated purchase price is based on the closing price of a share of Dollar Tree common stock on September 12, 2014 which was $55.92. The preliminary estimated purchase price also includes the fair value of Dollar Tree stock options that will be issued in exchange for Family Dollar's existing stock options and other costs of the transaction.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

2. Purchase price (Continued)

        The calculation of the preliminary estimated purchase price is as follows:

  Calculation of shares of Dollar Tree common stock to be issued:

Number of shares of Family Dollar common stock outstanding as of August 2, 2014(i)	114.3 million
Agreed consideration per share	$74.50
Total consideration payable to Family Dollar shareholders	$8,514.8 million
Consideration payable in cash to Family Dollar shareholders	$6,811.8 million
Consideration payable in common stock to Family Dollar shareholders	$1,703.0 million
Preliminary exchange ratio based on the closing share price for Dollar Tree common stock as of September 12, 2014	0.2665
Number of shares of Dollar Tree common stock to be issued	30.5 million

  Calculation of preliminary estimated purchase price:

(in millions)
Estimated fair value of 30.5 million shares of Dollar Tree common stock(ii)	$1,703.0
Cash to be issued to Family Dollar shareholders—114.1 million shares at $59.60 per share	6,811.8

Preliminary estimated total purchase price	$8,514.8

(i)
Includes 314,431 restricted shares of Family Dollar common stock that will vest at the time of the merger and will be entitled to receive the merger consideration of $74.50 per share.

(ii)
The estimated fair value per share is based on the closing price of a share of Dollar Tree common stock as of September 12, 2014 which was $55.92.

Stock options

        Under the terms of the merger agreement, upon completion of the merger the stock options outstanding under Family Dollar's equity incentive plans will, if unvested, be reissued under an equity plan of Dollar Tree (which may include the assumed Family Dollar equity plan) and, if not exercised, will be exchanged for Dollar Tree stock options at the preliminary exchange ratio of 1.3323, which is calculated based on the closing share price for Dollar Tree common stock as of September 12, 2014.

        Dollar Tree believes the fair value of Dollar Tree stock options, adjusted for the preliminary exchange ratio, approximates the fair value of Family Dollar stock options. Accordingly, the fair value of the Family Dollar stock options was recognized as a component of purchase price and no additional amounts have been recognized as compensation expense. Dollar Tree will recalculate the fair value of the Family Dollar stock options and of the Dollar Tree options issued in exchange at the time of the merger in order to determine whether any amounts should be recognized as compensation expense at the time of the merger.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

2. Purchase price (Continued)

Preliminary purchase price allocation

        The combined company will allocate the purchase price paid by Dollar Tree to the fair value of the Family Dollar assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Family Dollar as of May 31, 2014. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors, at the completion of the merger. The final purchase price allocation could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. The preliminary purchase price allocation follows:

(in millions)
Book value of net assets acquired(i)	$1,656.6
Fair value adjustments:
Identifiable intangible asset(ii)	2,422.0
Other non-current liabilities(iii)	(749.8)
Adjustments to Family Dollar debt(iv)	(1.0)
Goodwill(v)	5,187.0

Total fair value adjustments	6,858.2

Total purchase price	$8,514.8

(i)
The unaudited pro forma condensed combined financial information has been prepared using Family Dollar's available financial information. Except as described below, the carrying value of Family Dollar's net assets are considered to be a proxy for the fair value of those assets and liabilities. Adjustment may be required when additional information is obtained and a more detailed review is performed of the net assets acquired. The actual amounts recorded when the merger is completed may differ materially from the current book value of Family Dollar's net assets of $1,656.6 million at May 31, 2014.

(ii)
Based on a preliminary valuation, the identifiable intangible asset consists of an indefinite-lived trade name of approximately $2,422.0 million.

(iii)
Historical non-current liabilities were increased by an adjustment to deferred tax liabilities of $926.4 million associated with the $2,422.0 million valuation of identifiable intangible assets partially reduced by $176.6 million to reflect the elimination of Family Dollar's deferred rent balances and deferred gain as they will not be assigned value during the purchase price allocation.

(iv)
Represents addition of Family Dollar issuance discount on debt which will be assumed by Dollar Tree upon completion of the merger.

(v)
Goodwill was increased by $5,187.0 million to reflect the excess of consideration paid to consummate the Acquisition over the fair value of the assets acquired.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

3. Pro forma adjustments

A.
The net adjustment to cash represents the difference between sources of funds and uses of funds related to the merger.

B.
The adjustments to other current assets and other assets, net include the recording of estimated deferred debt issuance costs and the elimination of existing deferred financing costs of $3.9 million for Dollar Tree and $5.1 million for Family Dollar. Debt issuance costs will be amortized over the life of the debt; therefore, $24.6 million is classified as other current assets and $147.6 million is classified as other assets, net.

C.
The adjustments to other current assets, other assets, net, other current liabilities and other liabilities include $20.4 million related to deferred compensation balances being reclassified from long-term to current as they are currently payable following the merger.

D.
The adjustment to goodwill consists of $5,187.0 million while the adjustment to intangible asset consists of $2,422.0 million. An adjustment of $926.4 million to deferred tax liabilities is also associated with the intangible asset adjustment. See Note 2 for the estimated purchase price allocation. The pro forma purchase price allocation is preliminary as the merger has not yet been completed. The pro forma presentation assumes that the historical values of Family Dollar's net assets approximate fair value. Additionally, the allocation of the purchase price to the acquired intangible asset is preliminary and subject to the final outcome of management's analysis to be conducted, with the assistance of valuation advisors, upon the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

E.
The adjustments to the deferred tax asset consists of $0.1 million for an interest rate lock on Family Dollar debt and a reclassification of $42.1 million of the historical Dollar Tree deferred tax asset to deferred tax liabilities, net as the combined entity has a net liability for long-term deferred taxes.

F.
The adjustments to debt record Dollar Tree's anticipated borrowings and the related interest, to finance the estimated $6,811.8 million in cash due to Family Dollar shareholders, and other financing costs associated with the merger partly offset by an adjustment to record the repayment of $276.0 million of Family Dollar short-term borrowings, $201.4 million of Family Dollar long-term debt, $750.0 million of Dollar Tree long-term debt and the elimination of related interest and deferred financing cost amortization of $25.4 million for the six months ended August 2, 2014 and $51.9 million for the year ended February 1, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

3. Pro forma adjustments (Continued)

        Dollar Tree anticipates that it will raise debt to finance the merger as follows:

	Anticipated Borrowing(i)	Estimated Interest Rate(ii)	Annual Interest(iii)	Six Months Interest(iii)
	(in millions, except for interest rate)
Term loan	$5,400.0	3.50%	$202.4	$102.4
Senior unsecured notes	2,800.0	5.75%	167.9	84.6
Revolving credit facility	240.0	2.80%	12.3	6.1

Total debt	$8,440.0		$382.6	$193.1

(i)
Reflects the allocation of debt as currently anticipated. The actual allocation of the type and amount and the terms of the financing may differ from those set forth below.

(ii)
The estimated interest rate is based on historical six and twelve month average LIBOR rates for the periods ended August 2, 2014 and February 1, 2014, respectively, and the amount of bank and bond debt raised to finance the transaction. The actual interest rates will vary and may fluctuate over the period.

(iii)
Includes the amortization of the related debt issuance costs for all debt issuances and the commitment fee for the revolving credit facility.
G.
The adjustments to other current liabilities of $16.9 million and $206.7 million in deferred gain to eliminate Family Dollar's deferred gain on its sale-leaseback transactions. A reduction in the current deferred tax asset of $6.5 million and a long-term deferred tax liability of $79.1 million is also recorded as a result of this adjustment.

H.
The adjustment to other liabilities eliminates Family Dollar's deferred rent liabilities of $70.9 million and records a deferred tax liability of $27.1 million as a result of the adjustment.

I.
The adjustment includes the elimination of the historical shareholders' equity of Family Dollar, the elimination of Dollar Tree's deferred financing costs of $3.9 million and estimated merger transaction fees of $174.0 million. The adjustment also records the estimated stock consideration of $1,703.0 million in Dollar Tree common stock to be issued in connection with the merger.

J.
As a result of the elimination of Family Dollar's deferred rent liabilities and sale leaseback deferred gains, the amortization of these liabilities as a reduction of rent expense has been eliminated resulting in an increase in Family Dollar's occupancy costs, which is shown as an adjustment to cost of goods sold to conform to the Dollar Tree presentation.

K.
Interest expense has been adjusted to reflect the net effect of the issuance of new debt and retirement of Family Dollar and Dollar Tree debt. See note F for details of the debt transactions.

L.
The pro forma condensed combined tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the statutory rates in effect for the six and twelve month periods, respectively. The effective tax rate of the combined company could be significantly different depending on post-merger activities.

M.
The combined company does not plan to pay a dividend to shareholders after the merger completion.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF DOLLAR TREE (Continued)

4. Effects of Fluctuations in Average Dollar Tree Share Price

        Family Dollar shareholders will receive the right to $59.60 cash and a fraction of a share of Dollar Tree common stock for each share of Family Dollar common stock. The share fraction ("Exchange Ratio") is determined by dividing $14.90 by the weighted average share price of Dollar Tree's common stock ("Trading Price") for the twenty trading days beginning on the twenty-third day preceding the merger date. If the Trading Price is greater than or equal to $59.98, then the Exchange Ratio will be 0.2484, and if the Trading Price is an amount equal to or less than $49.08, then the Exchange Ratio will be 0.3036.

        The following table shows the impact on the unaudited pro forma combined earnings per share of Dollar Tree common stock within, below and above the Trading Price minimum and maximums.

	Six Months Ended August 2, 2014		Year Ended February 1, 2014
	Earnings per Share—Basic	Earnings per Share—Diluted	Earnings per Share—Basic	Earnings per Share—Diluted
Average Dollar Tree Share Price $49.08 (minimum)	$1.34	$1.33	$3.25	$3.23
Average Dollar Tree Share Price $55.92 (used for pro forma)	$1.33	$1.32	$3.22	$3.20
Average Dollar Tree Share Price $59.98 (maximum)	$1.30	$1.30	$3.17	$3.15

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Family Dollar common stock trades on the NYSE under the symbol "FDO" and Dollar Tree common stock trades on the Nasdaq under the symbol "DLTR." The following table sets forth the high and low reported sale prices per share of Family Dollar common stock and Dollar Tree common stock, and the cash dividends declared per share for the periods indicated.

Family Dollar

Quarter Data	High Trading Price	Low Trading Price	Dividend Paid
First Quarter 2012 Fiscal Year	$60.53	$47.99	$0.18
Second Quarter 2012 Fiscal Year	$59.99	$53.03	$0.18
Third Quarter 2012 Fiscal Year	$70.00	$53.42	$0.21
Fourth Quarter 2012 Fiscal Year	$74.73	$61.67	$0.21
First Quarter 2013 Fiscal Year	$70.17	$61.26	$0.21
Second Quarter 2013 Fiscal Year	$72.54	$54.06	$0.21
Third Quarter 2013 Fiscal Year	$65.82	$57.50	$0.26
Fourth Quarter 2013 Fiscal Year	$74.44	$59.30	$0.26
First Quarter 2014 Fiscal Year	$75.29	$66.94	$0.26
Second Quarter 2014 Fiscal Year	$70.01	$59.67	$0.26
Third Quarter 2014 Fiscal Year	$66.13	$55.64	$0.31
Fourth Quarter 2014 Fiscal Year	$80.20	$58.21	$0.31
First Quarter 2015 Fiscal Year through October 24, 2014	$80.97	$75.44	$0.31

Dollar Tree(1)

Quarter Data	High Trading Price	Low Trading Price	Dividend Paid
First Quarter 2012 Fiscal Year	$51.21	$42.04	$—
Second Quarter 2012 Fiscal Year	$56.82	$46.35	$—
Third Quarter 2012 Fiscal Year	$53.00	$38.40	$—
Fourth Quarter 2012 Fiscal Year	$42.66	$37.12	$—
First Quarter 2013 Fiscal Year	$48.92	$38.43	$—
Second Quarter 2013 Fiscal Year	$55.02	$47.70	$—
Third Quarter 2013 Fiscal Year	$60.19	$50.33	$—
Fourth Quarter 2013 Fiscal Year	$60.11	$49.66	$—
First Quarter 2014 Fiscal Year	$56.39	$49.59	$—
Second Quarter 2014 Fiscal Year	$59.84	$49.69	$—
Third Quarter 2014 Fiscal Year through October 24, 2014	$58.98	$53.17	$—

(1)
Dollar Tree trading prices are adjusted for the 2 for 1 stock split that occurred on June 26, 2012.

        On July 25, 2014, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Family Dollar common stock was $60.66. On October 24, 2014, the most recent practicable trading day, the closing sale price of shares of Family Dollar common stock was $77.95.

        On July 25, 2014, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Dollar Tree common stock was $54.22. On October 24, 2014, the most recent practicable trading day, the closing sale price of shares of Dollar Tree common stock was $58.94.

        As of October 23, 2014, the most recent date for which it was practicable to obtain this information for Family Dollar and Dollar Tree, respectively, there were approximately 3,958 registered holders of Family Dollar common stock and approximately 264 registered holders of Dollar Tree common stock.

        The following table presents the closing prices of Family Dollar common stock and Dollar Tree common stock on July 25, 2014, the last trading day before the public announcement of the merger agreement, and October 24, 2014, the most recent practicable trading day. The table also shows the estimated implied value of the per share merger consideration for each share of Family Dollar common stock on the relevant date.

Date	Family Dollar Closing Price	Dollar Tree Closing Price	Exchange Ratio	Estimated Equivalent Per share Value(1)
July 25, 2014	$60.66	$54.22	0.2748	$74.50
October 24, 2014	$77.95	$58.94	0.2528	$74.50

(1)
The implied value of the per share merger consideration represents the sum of $59.60, the cash portion of the per share merger consideration, plus the stock portion of the per share merger consideration, based on the closing prices of Dollar Tree common stock of $54.22 on July 25, 2014 and $58.94 on October 24, 2014, and, in each case, the applicable exchange ratio, assuming that price was the average stock price. The actual exchange ratio at the closing of the merger will be determined based on the average stock price and there can be no assurance that it will be greater or less than, or equal to, 0.2748 or 0.2528. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient of $14.90 divided by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036. The average stock price from June 27, 2014 through July 25, 2014, was $54.78. The average stock price from September 29, 2014 through October 24, 2014, the most recent practicable trading day was $56.28.

        The above tables show only historical comparisons. These comparisons may not provide meaningful information to Family Dollar stockholders in determining whether to adopt the merger agreement. Family Dollar stockholders are urged to obtain current market quotations for shares of Dollar Tree common stock and Family Dollar common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. The market price of Dollar Tree common stock and Family Dollar common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Family Dollar common stock or Dollar Tree common stock before or after the effective date of the merger. Changes in the market price of Dollar Tree common stock prior to the completion of the merger will affect the market value of the merger consideration that Family Dollar stockholders will receive upon completion of the merger.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this proxy statement/prospectus are "forward-looking statements" that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the unsolicited tender offer and proposals from Dollar General and any alternative business combination transactions, the financing of the proposed transaction, the benefits, results, effects, timing and certainty of the proposed transaction, future financial and operating results, expectations concerning the antitrust process for the proposed transactions and the combined company's plans, objectives, expectations (financial or otherwise) and intentions.

        Risks and uncertainties related to the proposed merger include, among others: the risk that Family Dollar's stockholders do not approve the merger, whether due to a competing proposal or otherwise; the risk that the merger agreement is terminated as a result of a competing proposal; the risk that regulatory approvals required for the merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the merger are not satisfied; the risk that the financing required to fund the transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist stockholders to the merger; costs and difficulties related to the integration of Family Dollar's business and operations with Dollar Tree's business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions.

        Consequently, all of the forward-looking statements made by Dollar Tree or Family Dollar contained or incorporated by reference in this proxy statement/prospectus are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled "Risk Factors" beginning on page 51 of this proxy statement/prospectus and those set forth under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in Dollar Tree's and Family Dollar's annual and quarterly reports and other filings with the SEC that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Dollar Tree and Family Dollar undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 50 of this proxy statement/prospectus, Family Dollar stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Family Dollar and Dollar Tree because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Item 1A. "Risk Factors" in Dollar Tree's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Family Dollar's Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Dollar Tree's Quarterly Report on Form 10-Q for the quarter ended August 2, 2014, Dollar Tree's Quarterly Report on Form 10-Q for the quarter ended May 3, 2014, Family Dollar's Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, Family Dollar's Quarterly Report on Form 10-Q for the quarter ended March 1, 2014, Family Dollar's Quarterly Report on Form 10-Q for the quarter ended November 30, 2013 and in future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Family Dollar and Dollar Tree and incorporated by reference into this document. See the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of Dollar Tree common stock, and Family Dollar stockholders may receive stock consideration with a value that, at the time received, is less than $14.90 per share of Family Dollar common stock.

        The market value of Dollar Tree common stock will fluctuate during the period before the date of the special meeting of Family Dollar stockholders to vote on the adoption of the merger agreement, during the 20 trading day period that the exchange ratio will be based upon, and the time between the last day of the 20 trading day period and the time Family Dollar stockholders receive merger consideration in the form of Dollar Tree common stock, as well as thereafter.

        Upon completion of the merger, each issued and outstanding share of Family Dollar common stock will be converted into the right to receive the per share merger consideration, which is equal to $59.60 in cash and a number of Dollar Tree shares equal to the exchange ratio, which depends on the average stock price. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient of $14.90 divided by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036. Accordingly, the actual number of shares and the value of Dollar Tree common stock delivered to Family Dollar stockholders will depend on the average stock price, and the value of the shares of Dollar Tree common stock delivered for each such share of Family Dollar common stock may be greater than or less than, or equal to, $14.90.

        It is impossible to accurately predict the market price of Dollar Tree common stock at the effective time or during the period over which the average stock price is calculated and therefore impossible to accurately predict the number or value of the shares of Dollar Tree common stock that Family Dollar stockholders will be delivered in the merger. You should obtain current market quotations for shares of Dollar Tree common stock.

The market price of Dollar Tree common stock after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of Family Dollar common stock currently.

        Upon completion of the merger, holders of Family Dollar common stock will become holders of Dollar Tree common stock. The market price of Dollar Tree common stock may fluctuate significantly following consummation of the merger and holders of Family Dollar common stock could lose the value of their investment in Dollar Tree common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which could have a material adverse effect on the market for, or liquidity of, the Dollar Tree common stock, regardless of Dollar Tree's actual operating performance. In addition, Dollar Tree's business differs in important respects from that of Family Dollar, and accordingly, the results of operations of the combined company and the market price of Dollar Tree common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Dollar Tree and Family Dollar. For a discussion of the businesses of Dollar Tree and Family Dollar and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

Dollar Tree does not intend to pay dividends in the foreseeable future, and current Family Dollar stockholders may have to rely on increases in the trading price of Dollar Tree common stock for returns on their investment following the merger. In addition, the merger agreement places restrictions on Family Dollar's ability to pay dividends.

        Family Dollar and Dollar Tree have had different dividend policies historically. Family Dollar has consistently paid a regular quarterly dividend, but Dollar Tree does not currently pay regular quarterly dividends and does not anticipate paying dividends on its common stock in the foreseeable future. Any payment of dividends by Dollar Tree would require approval by the Dollar Tree board of directors and the board may change its dividend policy at any time. As such, Dollar Tree may not pay any regular dividends in the foreseeable future, in which case former Family Dollar stockholders who become stockholders of Dollar Tree would no longer be able to rely on receiving regular dividend payments, and they (and other Dollar Tree stockholders) would have to rely on increases in the trading price of Dollar Tree common stock for any returns on their investment. See "Comparative Per Share Market Price and Dividend Information" beginning on page 48 for a comparison of the historical dividend practices of the two companies. In addition, under the merger agreement, Family Dollar is not permitted to pay dividends other than a single cash dividend of $0.31 in the first quarter of fiscal year 2015.

Sales of shares of Dollar Tree common stock before and after the completion of the transaction may cause the market price of Dollar Tree common stock to fall.

        Based on the number of outstanding shares of Dollar Tree common stock and Family Dollar common stock as of October 23, 2014, Dollar Tree would issue between 28,373,683 and 34,678,946 shares of Dollar Tree common stock in connection with the transaction. The issuance of these new shares of Dollar Tree common stock could have the effect of depressing the market price for Dollar Tree common stock.

        In addition, many Family Dollar stockholders may decide not to hold the shares of Dollar Tree common stock they will receive in the merger. Other Family Dollar stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Dollar Tree common stock that they receive in the merger. Such sales of Dollar Tree common stock could have the effect of depressing the market price for Dollar Tree common stock and may take place promptly following the merger.

Completion of the merger is subject to conditions and if these conditions are not satisfied or waived, the merger will not be completed. The merger agreement can also be terminated by Family Dollar under certain circumstances relating to a company superior proposal (as described in the merger agreement).

        The obligations of Dollar Tree and Family Dollar to complete the merger are subject to satisfaction or waiver of a number of conditions. Each party's obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other conditions including adoption of the merger by the Family Dollar stockholders, expiration or termination of the applicable waiting periods under the HSR Act, the effectiveness of this Form S-4, approval of the listing on the Nasdaq of the Dollar Tree common stock to be issued in the merger, the absence of an injunction prohibiting the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects, delivery of officer certificates by the other party certifying satisfaction of the two preceding conditions, and in the case of Dollar Tree's obligations to complete the merger, the absence of a material adverse effect (as described in the merger agreement) on Family Dollar following July 27, 2014.

        For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153 of this proxy statement/prospectus.

        The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause Dollar Tree not to realize some or all of the benefits that Dollar Tree expects to achieve if the merger is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See the risk factor entitled "—Failure to complete the merger could negatively impact the stock price and the future business and financial results of Family Dollar," below.

        Under certain circumstances, if a third party makes a company superior proposal (as described in the merger agreement) to acquire Family Dollar, Family Dollar could pay Dollar Tree a termination fee of $305 million, terminate the Dollar Tree merger agreement, and sign a merger agreement with the third party, and the proposed merger between Family Dollar and Dollar Tree would not be completed.

In order to complete the merger, Dollar Tree and Family Dollar must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, or if regulators otherwise seek to impose conditions or to challenge the merger, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

        Although Dollar Tree and Family Dollar have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required expiration or termination of the waiting period under the HSR Act, there can be no assurance that the waiting period under the HSR Act will expire or be terminated. As a condition to granting termination of the waiting period under the HSR Act or avoiding a lawsuit challenging the merger, governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Dollar Tree's business after completion of the merger. Under the terms of the merger agreement, subject to certain exceptions, Dollar Tree and its subsidiaries are required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or Family Dollar and its subsidiaries, described in the section entitled "The Merger—Regulatory Approvals" beginning on page 134 of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting Dollar Tree's businesses and results of operations after completion of the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See the sections entitled "The Merger Agreement—Conditions to Completion of the Merger" and "The Merger—Regulatory Approvals" beginning on pages 153 and 134, respectively, of this proxy statement/prospectus. There can also be no assurance that regulators will not seek to challenge the merger.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        Family Dollar and Dollar Tree have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Dollar Tree's ability to successfully combine and integrate the businesses of Dollar Tree and Family Dollar. It is possible that the pendency of the merger and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both Family Dollar and Dollar Tree, increased competition, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. If Dollar Tree experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Dollar Tree and Family Dollar during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

Family Dollar's executive officers and directors have interests in the merger that may be different from your interests as a stockholder of Family Dollar or as a stockholder of Dollar Tree.

        When considering the recommendation of the Family Dollar board that Family Dollar stockholders adopt the merger agreement, Family Dollar stockholders should be aware that directors and executive officers of Family Dollar have certain interests in the merger that may be different from or in addition to the interests of Family Dollar stockholders and Dollar Tree stockholders generally. These interests, which arise from both contractual arrangements existing prior to the execution of the merger agreement and provisions of the merger agreement, include, among others, the treatment of outstanding equity awards pursuant to the merger agreement, potential severance benefits and other payments, and rights to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the merger. See the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of this proxy statement/prospectus for a more detailed description of these interests. As a result of these interests, these directors and executive officers of Family Dollar might be more likely to support and to vote in favor of the proposals described in this proxy statement/prospectus than if they did not have these interests. Family Dollar's stockholders should consider whether these interests might have influenced these directors and executive officers to support or recommend adoption of the merger agreement.

The merger agreement limits Family Dollar's ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Family Dollar for greater consideration than what Dollar Tree has agreed to pay.

        The merger agreement contains provisions that make it more difficult for Family Dollar to sell its business to a person other than Dollar Tree. These provisions include a general prohibition on Family Dollar soliciting any acquisition proposal or offer for a competing transaction. In some circumstances upon termination of the merger agreement, Family Dollar may be required to pay to Dollar Tree its out-of-pocket expenses not to exceed $90 million and/or a termination fee of $305 million (less any payment paid in respect of Dollar Tree's out-of-pocket expenses). Further, there are only limited exceptions to Family Dollar's agreement that the Family Dollar board will not withdraw or modify in a manner adverse to Dollar Tree the recommendation of the Family Dollar board in favor of the adoption of the merger agreement and to Family Dollar's agreement not to enter into an agreement with respect to a company takeover proposal.

        These provisions might discourage a third party that has an interest in acquiring all or a significant part of Family Dollar from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee or the payment of expenses that may become payable in certain circumstances.

Actions by Dollar General may negatively impact the interests of Family Dollar's stockholders and Family Dollar.

        The Dollar General tender offer and actions by Dollar General could negatively impact the interests of Family Dollar stockholders and Family Dollar. Since August 18, 2014, Dollar General has made two unsolicited conditional proposals to acquire Family Dollar, and commenced the Dollar General tender offer, each of which has been unanimously rejected by the Family Dollar board. For more information on the Dollar General tender offer and an explanation of the reasons taken into account by the Family Dollar board in connection with determining to reject the two unsolicited conditional proposals and the Dollar General tender offer and reaffirm its recommendation in support of the Dollar Tree merger, see the sections entitled "The Merger—Background of the Merger" and "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on pages 68 and 99, respectively, of this proxy statement/prospectus.

        Dollar General has also filed a preliminary proxy statement with the SEC to solicit proxies in opposition to the Dollar Tree merger. It is unclear what additional actions Dollar General may take to further the Dollar General tender offer or to prevent the Dollar Tree merger from occurring. These additional actions taken or to be taken by Dollar General may cause disruption in Family Dollar's business and could negatively impact the expected timing of the consummation of the Dollar Tree merger. In addition, Family Dollar's stockholders may be persuaded to vote against adoption of the Dollar Tree merger agreement as a result of Dollar General's actions and, consequently, the required stockholder approval of the Dollar Tree merger may not be obtained. If, at the special meeting, Family Dollar stockholders were to fail to approve the Dollar Tree merger, then:

  •
  The Dollar Tree merger agreement may be terminated without any money going to Family Dollar stockholders;

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  If the Dollar Tree merger agreement is terminated, Family Dollar will have to reimburse Dollar Tree in cash for its out of pocket expenses up to $90 million and under certain circumstances, including a consummation of a transaction with Dollar General, will be required to pay a termination fee to Dollar Tree in cash of $305 million (less any prior payment in respect of Dollar Tree's out of pocket expenses);

  •
  Family Dollar may remain a stand-alone company and reject any proposed transactions with Dollar General (including on the basis of antitrust regulatory considerations) or other third parties; and

  •
  The Dollar General tender offer may not be completed on the proposed terms because one or more conditions, including the condition that Dollar General and Family Dollar must have entered into a merger agreement in form and substance satisfactory to Dollar General in its reasonable discretion, are not satisfied or Dollar General may unilaterally decide to fail to extend its tender offer or change the price per share or other terms of the offer as described below.

        Family Dollar does not expect the Dollar General tender offer to receive antitrust regulatory clearance before the tender offer's currently scheduled expiration date and, if this turns out to be the case, Dollar General will not be able to purchase any tendered shares in connection with the scheduled expiration of the tender offer. Dollar General may determine not to extend the Dollar General tender offer beyond the upcoming or any extended expiration date. Moreover, even if Dollar General were to extend the Dollar General tender offer, Dollar General may decide not to continue to offer the same price per share or other terms upon any extension of the Dollar General tender offer and may elect in its "reasonable discretion" not to enter into a merger agreement with Family Dollar on the terms currently described in its offer. Furthermore, Dollar General has not indicated that it will extend the tender offer over a period long enough to permit Dollar General to obtain antitrust regulatory clearance for a combination with Family Dollar. Also see the risk factor entitled "—Failure to complete the merger could negatively impact the stock price and the future business and financial results of Family Dollar."

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Family Dollar.

        If the merger is not completed for any reason, including as a result of Family Dollar stockholders failing to adopt the merger agreement, the ongoing business of Family Dollar may be adversely affected and, without realizing any of the benefits of having completed the merger, Family Dollar would be subject to a number of risks, including the following:

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  Family Dollar may experience negative reactions from the financial markets, including negative impacts on its stock price;

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  Family Dollar may experience negative reactions from its customers, vendors and employees;

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  Family Dollar will be required to pay certain costs relating to the merger, whether or not the merger is completed;

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  the merger agreement places certain restrictions on the conduct of Family Dollar's businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Dollar Tree (in certain cases, not to be unreasonably withheld, conditioned or delayed), may prevent Family Dollar from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled "The Merger Agreement—Conduct of Businesses of Family Dollar and Dollar Tree Prior to Completion of the Merger" beginning on page 144 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Family Dollar); and

  •
  matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Family Dollar management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Family Dollar as an independent company.

        In addition to the above risks, Family Dollar may be required, under certain circumstances, to pay to Dollar Tree a termination fee of $305 million or the payment of Dollar Tree's out-of-pocket expenses incurred in connection with the merger or the merger agreement not to exceed $90 million, which may materially adversely affect Family Dollar's financial results. Further, Family Dollar could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Family Dollar to perform its obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Family Dollar's businesses, financial condition, financial results and stock price.

The shares of Dollar Tree common stock to be received by Family Dollar stockholders as a result of the merger will have rights different from the shares of Family Dollar common stock.

        Upon completion of the merger, Family Dollar stockholders will no longer be stockholders of Family Dollar but will instead become Dollar Tree stockholders, and their rights as stockholders will be governed by the terms of the Dollar Tree charter and bylaws and by Virginia corporate law. The terms of the Dollar Tree charter and bylaws and Virginia corporate law are in some respects different than the terms of the Family Dollar charter and bylaws and Delaware corporate law, which currently govern the rights of Family Dollar stockholders. See the section entitled "Comparison of Stockholders' Rights" beginning on page 171 of this proxy statement/prospectus for a discussion of the different rights associated with Dollar Tree common stock.

After the merger, Family Dollar stockholders will have a significantly lower ownership and voting interest in Dollar Tree than they currently have in Family Dollar and will exercise less influence over management.

        Based on the number of shares of Family Dollar common stock outstanding as of October 23, 2014, and the number of shares of Dollar Tree common stock outstanding as of October 23, 2014, it is expected that, immediately after completion of the merger, former Family Dollar stockholders will own between 12.1% and 14.4% of the outstanding shares of Dollar Tree common stock. Consequently, former Family Dollar stockholders will have less influence over the management and policies of Dollar Tree than they currently have over the management and policies of Family Dollar.

In connection with the merger, Dollar Tree will incur significant additional indebtedness and may also assume certain of Family Dollar's outstanding indebtedness, which could adversely affect Dollar Tree, including by decreasing Dollar Tree's business flexibility, and will increase its interest expense.

        The consolidated indebtedness of Dollar Tree as of August 2, 2014 was approximately $757 million. Dollar Tree's pro forma indebtedness as of August 2, 2014, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $8,747 million. Dollar Tree will have substantially increased indebtedness following completion of the merger in comparison to that of Dollar Tree on a recent historical basis, which could have the effect, among other things, of reducing Dollar Tree's flexibility to respond to changing business and economic conditions and increasing Dollar Tree's interest expense. Dollar Tree will also incur various costs and expenses associated with the financing. The amount of cash required to pay interest on Dollar Tree's increased indebtedness levels following completion of the merger and thus the demands on Dollar Tree's cash resources will be greater than the amount of cash flows required to service the indebtedness of Dollar Tree prior to the transaction. The increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Dollar Tree relative to other companies with lower debt levels. If Dollar Tree does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then Dollar Tree's ability to service its indebtedness may be adversely impacted.

        Certain of the indebtedness to be incurred in connection with the merger will bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect Dollar Tree's cash flows.

        In addition, Dollar Tree's credit ratings impact the cost and availability of future borrowings and, accordingly, Dollar Tree's cost of capital. Dollar Tree's ratings reflect each rating organization's opinion of Dollar Tree's financial strength, operating performance and ability to meet Dollar Tree's debt obligations. In connection with the debt financing, it is anticipated that Dollar Tree will seek ratings of its indebtedness from S&P and Moody's. There can be no assurance that Dollar Tree will achieve a particular rating or maintain a particular rating in the future.

        Moreover, Dollar Tree may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. Dollar Tree's ability to arrange additional financing will depend on, among other factors, Dollar Tree's financial position and performance, as well as prevailing market conditions and other factors beyond Dollar Tree's control. Dollar Tree cannot assure you that it will be able to obtain additional financing on terms acceptable to Dollar Tree or at all.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger are expected to contain various covenants that impose restrictions on Dollar Tree and certain of its subsidiaries that may affect their ability to operate their businesses.

        The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger are expected to contain various affirmative and negative covenants that may, subject to certain significant exceptions, restrict the ability of Dollar Tree and certain of its subsidiaries to, among other things, have liens on their property, incur additional indebtedness, enter into sale and lease-back transactions, make loans, advances or other investments, make non-ordinary course asset sales, declare or pay dividends or make other distributions with respect to equity interests, and/or merge or consolidate with any other person or sell or convey certain of its assets to any one person, among other things. In addition, some of the agreements that govern the debt financing are expected to contain financial covenants that will require Dollar Tree to maintain certain financial ratios. The ability of Dollar Tree and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate Dollar Tree's repayment obligations.

The fairness opinion obtained by Family Dollar from its financial advisor will not reflect changes in circumstances between the date of the signing of the merger agreement and the completion of the merger.

        Family Dollar has obtained a fairness opinion dated July 27, 2014 from Morgan Stanley & Co. LLC, which has not been updated as of the date of this document and will not be updated, revised, or reaffirmed by Morgan Stanley at the time of the completion of the merger. In rendering it opinion, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Family Dollar or Dollar Tree. These include, among other things, the impact of competition on the businesses of Family Dollar and Dollar Tree, the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Family Dollar and Dollar Tree, the industry and in the financial markets in general, which could affect the public trading value of Family Dollar common stock and Dollar Tree common stock by the time the merger is completed. The fairness opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed or as of any date other than the date of the opinion nor the prices at which Family Dollar common stock or Dollar Tree common stock will trade at any time. The fairness opinion that Family Dollar received from its financial advisor is attached as Annex D to this proxy statement/prospectus. For a description of the opinion, see "The Merger—Opinion of Family Dollar's Financial Advisor." For a description of the other factors considered by Family Dollar's board of directors in determining to approve the merger, see "The Merger—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger."

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Dollar Tree's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Family Dollar identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Family Dollar as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 36.

The unaudited prospective financial information of each of Family Dollar and Dollar Tree included in this proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Family Dollar and Dollar Tree. As a result, such unaudited prospective financial information may not prove to be accurate and is not necessarily indicative of current values or future performance.

        The unaudited prospective financial information of Family Dollar contained in "The Merger—Certain Family Dollar Unaudited Prospective Financial Information" and referred to in "The Merger—Opinion of Family Dollar's Financial Advisor" and the unaudited prospective financial information of Dollar Tree contained in "The Merger—Certain Dollar Tree Unaudited Prospective Financial Information" involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of either Family Dollar or Dollar Tree may materially differ from those expressed in the unaudited prospective financial information of Family Dollar or Dollar Tree, respectively, due to factors that are beyond Family Dollar's or Dollar Tree's ability to control or predict. Family Dollar cannot provide any assurance that Family Dollar's unaudited prospective financial information will be realized or that Family Dollar's future financial results will not materially vary from its unaudited prospective financial information and Dollar Tree cannot provide any assurance that Dollar Tree's unaudited prospective financial information will be realized or that Dollar Tree's future financial results will not materially vary from its unaudited prospective financial information. The unaudited prospective financial information of each of Family Dollar and Dollar Tree covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information of Family Dollar or Dollar Tree does not reflect Family Dollar's or Dollar Tree's current estimates, respectively, and does not take into account any circumstances or events occurring after the date it was prepared.

        More specifically, the unaudited prospective financial information of each of Family Dollar and Dollar Tree:

  •
  necessarily makes numerous assumptions, many of which are beyond the control of Family Dollar and Dollar Tree, respectively, and may not prove to be accurate;

  •
  does not necessarily reflect revised prospects for Family Dollar's business or Dollar Tree's business, respectively, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

  •
  is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

  •
  should not be regarded as a representation that the unaudited prospective financial information will be achieved.

        The unaudited prospective financial information of each of Family Dollar and Dollar Tree was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

The merger may not be accretive, and may be dilutive, to Dollar Tree's earnings per share, which may negatively affect the market price of Dollar Tree common stock.

        Because shares of Dollar Tree common stock will be issued in the merger, it is possible that the merger will be dilutive to Dollar Tree earnings per share, which could negatively affect the market price of shares of Dollar Tree common stock.

        In connection with the completion of the merger, based on the number of issued and outstanding shares of Dollar Tree common stock and Family Dollar common stock as of October 23, 2014, Dollar Tree would issue between 28,373,683 and 34,678,946 shares of Dollar Tree common stock. The issuance of these new shares of Dollar Tree common stock could have the effect of depressing the market price of shares of Dollar Tree common stock, through dilution of earnings per share or otherwise.

        In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, Dollar Tree's earnings per share could cause the price of shares of Dollar Tree common stock to decline or grow at a reduced rate.

Dollar Tree will incur significant transaction and merger-related costs in connection with the merger.

        Dollar Tree expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction and regulatory costs related to the merger.

        Dollar Tree and Family Dollar have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required expiration or termination of the waiting period under the HSR Act. See the risk factor entitled "—In order to complete the merger, Dollar Tree and Family Dollar must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced" above.

        Dollar Tree also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Dollar Tree continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies' businesses. Although Dollar Tree expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Dollar Tree to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor entitled "—Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized" above.

Three lawsuits have been filed against Family Dollar, its directors, Dollar Tree and merger sub challenging the merger, and an adverse ruling in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

        Family Dollar, its directors, Dollar Tree and merger sub are named as defendants in three putative class action lawsuits brought by purported Family Dollar stockholders challenging the proposed merger, seeking, among other things, to enjoin consummation of the merger. One of the conditions to the completion of the merger is that no injunction by any court or other tribunal of competent jurisdiction will be in effect that prohibits or makes illegal the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the merger, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe. See "The Merger—Litigation Related to the Merger" beginning on page 136 of this proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to Family Dollar stockholders as part of the solicitation of proxies by the Family Dollar board for use at the special meeting to be held on December 11, 2014, at 10:00 a.m. local time, at the Harris Conference Center, 3216 CPCC Harris Campus Dr., Charlotte, NC 28208, or at any postponement or adjournment thereof.

        At the special meeting, Family Dollar stockholders will be asked to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger and (iii) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        Family Dollar stockholders must adopt the merger agreement in order for the merger to occur. If Family Dollar stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

        Family Dollar has set the close of business on October 30, 2014 as the record date for the special meeting, and only holders of record of Family Dollar common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Family Dollar common stock as of the close of business on the record date. As of the most recent practicable date, October 23, 2014, there were 114,225,777 shares of Family Dollar common stock outstanding and entitled to vote and, accordingly, 57,112,889 shares of Family Dollar common stock must vote to adopt the merger agreement for the merger to occur. You will have one vote on all matters properly coming before the special meeting for each share of Family Dollar common stock that you owned on the record date.

        The list of stockholders entitled to vote at the special meeting will be available for inspection, as required by Family Dollar's Bylaws, at Family Dollar's Store Support Center, located at 10401 Monroe Road, Matthews, North Carolina, at least ten days before the special meeting. We are commencing our solicitation of proxies on [            ], which is before the October 30, 2014 record date. We will continue to solicit proxies until the special meeting on December 11, 2014. Each stockholder of record on October 30, 2014 who has not yet received a proxy statement prior to that date will receive a proxy statement and have the opportunity to vote on the matters described in the proxy statement. Proxies delivered prior to the record date will be valid and effective so long as the stockholder providing the proxy is a stockholder on the record date. If you are not a holder of record on the record date, any proxy you deliver will be ineffective. If you deliver a proxy prior to the record date and remain a holder on the record date, you do not need to deliver another proxy after the record date. If you deliver a proxy prior to the record date and do not revoke that proxy, your proxy will be deemed to cover the number of shares you own on the record date even if that number is different from the number of shares you owned when you executed and delivered your proxy. Proxies received from persons who are not holders of record on the record date will not be effective.

        The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Family Dollar common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

 Vote Required

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Family Dollar common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote "FOR", "AGAINST" or "ABSTAIN". Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, or you hold your shares through a bank, brokerage firm or other nominee and you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        If your shares of Family Dollar common stock are registered directly in your name with the transfer agent of Family Dollar, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Family Dollar common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed WHITE proxy card have been sent directly to you by Family Dollar.

        If your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Family Dollar common stock held in "street name". In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Family Dollar common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement, the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Family Dollar's named executive officers in connection with the merger, and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Family Dollar common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Family Dollar common stock on any of the proposals at the special meeting. A so-called "broker non-vote" results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares.

        The proposal to approve certain compensation arrangements for Family Dollar's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Family Dollar common stock are present at the special meeting but your shares are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the merger-related executive compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Family Dollar common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        As of the most recent practicable date, October 23, 2014, and including shares owned by Mr. Levine and Trian, the directors and executive officers of Family Dollar and their affiliates beneficially owned and were entitled to vote approximately 17,645,336 shares of Family Dollar common stock representing approximately 15.45% of the shares of Family Dollar common stock outstanding on that date. Mr. Levine and his affiliates and Trian and its affiliates, each of which is associated with one of Family Dollar's directors (or in the case of Mr. Levine, is a director) and as of the most recent practicable date, October 23, 2014, had the right to vote, in the case of Mr. Levine and his affiliates, approximately 9,358,780 or 8.19% of the outstanding shares of Family Dollar common stock (which includes 600,000 shares donated by Mr. Levine to the Foundation For The Carolinas, an unaffiliated charitable institution, as described in the section entitled "The Merger Agreement—Voting and Support Agreements"), or in the case of Trian and its affiliates, approximately 8,366,386 or 7.32%, of the outstanding shares of Trian common stock, have agreed, subject to certain exceptions, to vote their shares of Family Dollar common stock in favor of the merger and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. For further information, see "The Merger Agreement—Voting and Support Agreements." Copies of the voting and support agreements are attached to this proxy statement/prospectus as Annex B and Annex C.

Proxies and Revocations

        If you are a stockholder of record, you may have your shares of Family Dollar common stock voted on matters presented at the special meeting in any of the following ways:

  •
  by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed WHITE proxy card. The control number provided on your WHITE proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the internet or by telephone should be submitted by 11:59pm the day before the special meeting to ensure that the shares are voted. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

  •
  by completing, signing, dating and returning the enclosed WHITE proxy card in the accompanying prepaid reply envelope; or

  •
  in person—you may attend the special meeting and cast your vote there.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Family Dollar common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

        Please refer to the instructions on your WHITE proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a WHITE proxy card, your WHITE proxy card should be mailed in the accompanying prepaid reply envelope, and your WHITE proxy card must be filed with the Office of the Corporate Secretary of Family Dollar by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed WHITE proxy card (each of them, with full power of substitution) will vote your shares of Family Dollar common stock in the way that you indicate. When completing the Internet or telephone processes or the WHITE proxy card, you may specify whether your shares of Family Dollar common stock should be voted "FOR" or "AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your WHITE proxy card but do not mark the boxes showing how your shares of Family Dollar common stock should be voted on a matter, the shares of Family Dollar common stock represented by your properly signed proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the advisory (non-binding) vote on certain compensation arrangements and "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, including any gold proxy card previously submitted by voting again at a later date through any of the methods available to you, including over the Internet, by telephone, by submitting another valid proxy card, including a WHITE proxy card, with a later date by mail by attending the special meeting and voting in person, or by giving written notice of revocation to Family Dollar prior to the time the special meeting begins. Written notice of revocation should be mailed to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017.

        We urge you to discard any gold proxy cards and disregard any related solicitation materials, which were sent to you by Dollar General, who is soliciting proxies in opposition to the merger. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed on your WHITE proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card. Only the latest dated proxy you submit will be counted.

        If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., Family Dollar's proxy solicitor, by calling toll-free at (800) 322-2885.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF FAMILY DOLLAR COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED WHITE PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE WHITE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

 Anticipated Date of Completion of the Merger

        Subject to the satisfaction or waiver of the closing conditions described under the section entitled, "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153 of this proxy statement/prospectus, including the adoption of the merger agreement by Family Dollar stockholders at the special meeting, Dollar Tree and Family Dollar expect that the merger could be in a position to close as early as December 2014. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

        Family Dollar has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. Family Dollar estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $675,000. Family Dollar has agreed to reimburse MacKenzie Partners, Inc. for certain out-of-pocket fees and expenses and also will indemnify MacKenzie Partners, Inc. against certain losses, claims, damages, liabilities or expenses. Family Dollar also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Family Dollar common stock. Family Dollar's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Family Dollar common stock or need additional copies of this proxy statement/prospectus or the enclosed WHITE proxy card, please contact MacKenzie Partners, Inc., Family Dollar's proxy solicitor, by calling toll-free at (800) 322-2885.

 THE PARTIES TO THE MERGER

Family Dollar

  P.O. Box 1017, 10401 Monroe Road
  Charlotte, North Carolina 28201-1017
  (704) 847-6961

        Family Dollar, a Delaware corporation, operates a chain of more than 8,100 general merchandise retail discount stores in 46 states, providing value-conscious consumers with a selection of competitively priced merchandise in convenient neighborhood stores. Its merchandise assortment includes Consumables, Home Products, Apparel and Accessories, and Seasonal and Electronics. Family Dollar sells merchandise at prices that generally range from less than $1 to $10.

        Family Dollar common stock is currently listed on the NYSE under the symbol "FDO."

Dollar Tree

  500 Volvo Parkway
  Chesapeake, Virginia 23320
  (757) 321-5000

        Dollar Tree, a Virginia corporation, is the leading operator of discount variety stores offering merchandise at the fixed price of $1.00. Dollar Tree believes the variety and value of products it sells for $1.00 sets it apart from its competitors. Dollar Tree operates over 5,160 discount variety retail stores under the names of Dollar Tree, Deal$, Dollar Tree Deal$, Dollar Tree Canada, Dollar Giant and Dollar Bills. In over approximately 4,950 of these stores, Dollar Tree sells substantially all items for $1.00 or less in the United States and $1.25(CAD) or less in Canada. In substantially all of the remaining stores, operating as Deal$, Dollar Tree sells items for $1.00 or less but also sell items for more than $1.00.

        Dollar Tree common stock is listed on the Nasdaq under the symbol "DLTR."

Dime Merger Sub, Inc.

  c/o Dollar Tree, Inc.
  500 Volvo Parkway
  Chesapeake, Virginia 23320
  (757) 321-5000

        Dime Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Dollar Tree, was formed solely for the purpose of facilitating the merger. Merger sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, merger sub will be merged with and into Family Dollar, with Family Dollar surviving the merger as a wholly owned subsidiary of Dollar Tree.

THE MERGER

        This section describes the merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Family Dollar or Dollar Tree. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Family Dollar and Dollar Tree make with the SEC that are incorporated by reference into this document, as described in the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

Per Share Merger Consideration

        Upon completion of the merger, each issued and outstanding share of Family Dollar common stock other than shares owned by Dollar Tree or Family Dollar, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive (i) an amount equal to $59.60 in cash plus (ii) a number of shares of Dollar Tree common stock equal to the exchange ratio, which depends on the average stock price. The average stock price is based on the volume weighted average of the trading prices of Dollar Tree common stock on the Nasdaq on each of the 20 consecutive Nasdaq trading days ending on the trading day that is three trading days prior to the effective time. If the average stock price is greater than $49.08 and less than $59.98 per share, the exchange ratio will be the quotient of $14.90 divided by the average stock price. If the average stock price is greater than or equal to $59.98, the exchange ratio will be 0.2484. If the average stock price is less than or equal to $49.08, the exchange ratio will be 0.3036. Accordingly, the actual number of shares and the value of Dollar Tree common stock delivered to Family Dollar stockholders will depend on the average stock price, and the value of the shares of Dollar Tree common stock delivered for each such share of Family Dollar common stock may be greater than or less than, or equal to, $14.90.

        In the event that the outstanding shares of Family Dollar common stock or Dollar Tree common stock are changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, exchange of shares, or a similar event has occurred, then the per share merger consideration will be equitably adjusted, without duplication, to proportionately reflect such change.

        The following chart illustrates a range of potential values for the per share merger consideration at varying average stock price values. The market price of Dollar Tree common stock may be more or less than, or equal to, the average stock price on the trading day that is three trading days prior to the date of the effective time or at the effective time. See the section entitled "Risk Factors—The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of Dollar Tree common stock, and Family Dollar stockholders may receive stock consideration with a value that is more or less than $14.90 per share of Family Dollar common stock" beginning on page 51 of this proxy statement/prospectus.

Average Dollar Tree Stock Price*	Exchange Ratio	Implied Value of Shares**	Cash Consideration	Implied Per Share Merger Consideration***
$45.00	0.3036	$13.66	$59.60	$73.26
$47.00	0.3036	$14.27	$59.60	$73.87
$49.00	0.3036	$14.88	$59.60	$74.48
$51.00	0.2922	$14.90	$59.60	$74.50
$53.00	0.2811	$14.90	$59.60	$74.50
$55.00	0.2709	$14.90	$59.60	$74.50
$57.00	0.2614	$14.90	$59.60	$74.50
$59.00	0.2525	$14.90	$59.60	$74.50
$61.00	0.2484	$15.15	$59.60	$74.75
$63.00	0.2484	$15.65	$59.60	$75.25
$65.00	0.2484	$16.15	$59.60	$75.75

*
This table provides, for illustrative purposes, the Family Dollar per share merger consideration at varying average stock price values. The Family Dollar per share merger consideration is calculated by multiplying the average stock price by the applicable exchange ratio and adding the cash consideration. The actual average share price may be less than $45.00 or greater than $65.00.

**
The value of a share of Family Dollar common stock at the closing of the merger is calculated by multiplying the average stock price by the applicable exchange ratio.

***
The amount in this column adds the values in the "implied value of shares" and "cash consideration" columns.

Background of the Merger

        During 2010, Family Dollar's board of directors met with senior management to review the company's stand-alone strategic plan and to deliberate about and oversee ways to enhance performance and maximize stockholder value. In the summer of 2010, Family Dollar's board of directors engaged Morgan Stanley to assist the board with this review and, at the direction of Family Dollar's board of directors, Morgan Stanley provided financial analyses of the company and advice about balance sheet matters (such as opportunities for the incurrence of additional debt and increases in share buybacks, and the potential impact of these actions on earnings per share) and, in October 2010, as an outgrowth of these reviews, Family Dollar announced an updated stand-alone strategic plan that included the incurrence of new debt, increased share buybacks, capital expenditures to remodel existing stores and the accelerated opening of new stores. In the context of these reviews of the stand-alone strategic plan, senior management of Family Dollar updated the board about informal inquiries received from and discussions with representatives of private equity firms and executives of other companies in the retail sector (none of which inquiries or discussions included actual proposals for a transaction) and the board considered, in consultation with representatives of Morgan Stanley and its legal advisor, Cleary Gottlieb Steen & Hamilton LLP (which we refer to in this proxy statement/prospectus as "Cleary Gottlieb"), alternatives to the stand-alone strategic plan.

        On February 15, 2011, Trian Fund Management, L.P., together with its affiliates (which we refer to collectively in this proxy statement/prospectus as "Trian"), which had accumulated approximately 8% of the then-outstanding shares of Family Dollar common stock, publicly proposed to acquire Family Dollar for $55 to $60 per share in cash, subject to customary conditions. Trian also offered Mr. Levine the opportunity to participate as an investor alongside Trian.

        On March 3, 2011, the Family Dollar board of directors, together with senior management and representatives from Morgan Stanley and Cleary Gottlieb, met to review Trian's proposal. Mr. Levine informed the board that he was not interested in accepting Trian's invitation that he participate as an investor alongside Trian in connection with its proposal and confirmed that he had not had any discussions with Trian that indicated an intention to participate as such an investor. Cleary Gottlieb briefed the board about its fiduciary duties and other legal considerations relating to the consideration of Trian's proposal. The board of directors reviewed, in consultation with senior management and the advisors, the stand-alone strategic plan, as well as recent performance and longer term prospects, risks and uncertainties. Representatives of Morgan Stanley presented a financial analysis of Family Dollar and of strategic alternatives. After consulting with senior management and its financial and legal advisors, the board of directors determined that the proposal from Trian was inadequate and that the continued implementation of the stand-alone strategic plan would be in the best interests of Family Dollar stockholders. In addition, after taking note of language in Trian's filing on Schedule 13D that Trian may consider the purchase of more shares while it had an unsolicited takeover proposal pending, the board adopted a one-year stockholder rights plan to reduce the likelihood that any person or group would gain control of Family Dollar by open market accumulation or otherwise without paying an appropriate control premium for all shares.

        On May 25, 2011, William Ackman of Pershing Square Capital Management, L.P., (which we refer to in this proxy statement/prospectus, together with its affiliates, as "Pershing Square"), announced at an investment conference that Pershing Square beneficially owned approximately 6.9% of the then-outstanding shares of Family Dollar common stock and outlined the potential benefits of Family Dollar undertaking a leveraged recapitalization or selling itself. On June 9, 2011, Pershing Square filed a Schedule 13G disclosing that it beneficially owned approximately 8.9% of the then-outstanding shares of Family Dollar common stock.

        On September 28, 2011, Family Dollar entered into an agreement with Trian (which we refer to in this proxy statement/prospectus as the "Trian Agreement"), pursuant to which the board of directors of Family Dollar increased its number of members from 10 to 11 and appointed Edward P. Garden, Chief Investment Officer and a founding partner of Trian, to fill the resulting vacancy. Under the Trian Agreement, Trian agreed to certain restrictions, which, among other things, limited Trian from acquiring economic or beneficial ownership of more than 9.9% of Family Dollar's outstanding common stock for a specified period of time (which we refer to in this proxy statement/prospectus as the "Trian Standstill Period") unless authorized by the board of directors of Family Dollar. Consistent with accepting Family Dollar's invitation to join the Family Dollar board of directors, Trian withdrew its proposal to acquire Family Dollar. Additionally, the Trian Agreement provided that, if Family Dollar announced or entered into a binding agreement providing for, or recommended that its stockholders support, a merger, share exchange or other business combination transaction in which the Family Dollar stockholders immediately prior to such transaction would cease to hold a majority of the outstanding shares of the company, or certain other corporate events, Trian would not be prevented from proposing or taking any actions in furtherance of, or consummating, a competing transaction.

        On February 24, 2012, the Family Dollar board of directors, together with senior management and representatives from Morgan Stanley and Cleary Gottlieb, met to consider whether to extend the term of the stockholder rights plan, which was scheduled to expire in one week. At this meeting, the board reviewed, in consultation with senior management and the financial and legal advisors, the stand-alone strategic plan, as well as recent performance and longer term prospects and risks and uncertainties, and reconfirmed that this stand-alone strategic plan was in the best interests of the stockholders. Taking into account the company's single class share structure, the ability of stockholders to act by written consent in lieu of a meeting, and the absence of a staggered board, as well the stockholder profile of the company and the recent statements and open market accumulation by Pershing Square, the board determined to extend the term of the rights plan by another year. Mr. Garden voted against this extension.

        On November 16, 2012, in connection with preparations for the January 2013 annual meeting, the board of directors of Family Dollar, after consulting with Morgan Stanley and Cleary Gottlieb and taking into account that Pershing Square had made a public filing with the SEC (subsequent to the extension of the rights plan) indicating that Pershing Square no longer beneficially owned any shares of Family Dollar common stock, terminated the stockholder rights plan.

        On February 28, 2013, at the request of Dollar General, Howard R. Levine, the Chair and Chief Executive Officer of Family Dollar, met with Michael M. Calbert, a member of the board of directors of Dollar General, to discuss the current state of the economy and the potential for consolidation in the retail sector. The discussion included the merits of a potential combination of Dollar General and Family Dollar. Prior to the meeting, Mr. Levine had consulted with representatives of Morgan Stanley and Cleary Gottlieb about what tactics to employ at the meeting to ensure that any discussions of combining the companies led to proposals from Dollar General that would maximize value for Family Dollar stockholders. These consultations led to the view that it would be optimal to create the impression that a meaningful premium would be required to win over Family Dollar by explaining that, at this point in time, Family Dollar was not for sale and envisioned that, if there were ever to be a strategic combination, Family Dollar management would continue to run the combined company out of its headquarters in Charlotte, North Carolina. During the discussion with Mr. Calbert, prompted by a question from Mr. Calbert, Mr. Levine, in fact, conveyed that Family Dollar was not for sale, and if there were ever to be a strategic combination, he envisioned that Family Dollar's management would continue to run the combined company and the headquarters would be in Charlotte, North Carolina. Dollar General has publicly stated that Mr. Calbert noted at this meeting with Mr. Levine that these specific requests would likely be viewed unfavorably by Dollar General's board. Mr. Levine has no recollection of Mr. Calbert's making any such statement during this meeting, but Mr. Levine recalls Mr. Calbert conveying a statement along these lines in a subsequent telephone discussion with Mr. Calbert, likely toward the end of March 2013.

        On April 16, 2013, Mr. Garden initiated a meeting with Mr. Levine for a strategic discussion. During that meeting they discussed, among other things, the competitive retail environment, the mixed results from Family Dollar's growth and efficiency initiatives and the changing regulatory environment. In addition, Mr. Garden reviewed with Mr. Levine the pros and cons of a transaction with Dollar General, including potential synergies and productivity improvements and several potential transaction structures.

        At the meeting of the Family Dollar board on April 29, 2013, Mr. Levine updated the board about his February 28, 2013 meeting with Mr. Calbert and explained that no proposals were made or discussed and that no confidential information was exchanged. The Family Dollar board reiterated to Mr. Levine its view that taking these types of meetings was appropriate so long as Mr. Levine kept the board updated and did not negotiate any personal post-closing arrangements. Mr. Levine confirmed that he would follow the direction of the Family Dollar board.

        On July 17, 2013, a prominent investment bank published an analyst report that highlighted the belief that a leveraged buyout or strategic merger may be in the near-term future for Family Dollar.

        On July 22, 2013, the Trian Standstill Period expired and Trian ceased to be limited by the standstill provisions in the Trian Agreement. Thus, Trian was no longer contractually limited from acquiring, or making proposals to acquire or promoting the acquisition of, economic or beneficial ownership of more than 9.9% of Family Dollar's outstanding common stock.

        On August 7, 2013, a second prominent investment bank published an analyst report conveying the belief that a near-term business combination transaction by Family Dollar would be in the best interests of the company.

        In early August 2013, following communications in the preceding weeks between Mr. Levine and Mr. Calbert about the potential for productive discussions between Family Dollar and Dollar General about strategic alternatives, Dollar General proposed that Richard W. Dreiling, the Chairman and Chief Executive Officer of Dollar General, meet with Mr. Levine on August 29, 2013, but the meeting was later canceled by Dollar General.

        On October 15, 2013, Mr. Levine and George R. Mahoney, Jr., a member of the board of directors of Family Dollar, met with Messrs. Dreiling and Calbert to explore the possibility of a potential business combination transaction between Family Dollar and Dollar General. Prior to the meeting, Mr. Levine had consulted with Mr. Garden and representatives of Morgan Stanley and Cleary Gottlieb about what tactics to employ at the meeting to ensure that any discussions of combining the companies led to proposals from Dollar General that would maximize value for Family Dollar stockholders. These consultations led to the view that it would be optimal to create the impression that a meaningful premium would be required to win over Family Dollar by explaining that, at this point in time, Family Dollar was not for sale and envisioned that, if there were ever to be a strategic combination, Family Dollar management would continue to run the combined company out of its headquarters in Charlotte, North Carolina. At the meeting, the attendees discussed the idea of a hypothetical combination of the two companies. During the course of this discussion, Mr. Levine mentioned the possibility of maintaining Family Dollar's existing headquarters and management. The representatives of Dollar General explained to Messrs. Levine and Mahoney that Dollar General had dedicated resources to analyzing a possible combination with Family Dollar and would, if at all, be interested only if Dollar General were actually acquiring Family Dollar with the combined company having Dollar General's existing headquarters and management. Mr. Levine indicated that he was one of the largest stockholders of Family Dollar, would have no problem with such an approach and that, subject to the views of the Board, such an approach could be acceptable if Dollar General paid Family Dollar stockholders an appropriate premium. Messrs. Dreiling and Calbert indicated to Mr. Levine that the success of such a transaction would depend upon the successful integration of the two companies and the merging of the cultures. They indicated that they desired that Mr. Levine be part of that transition and assume a leadership role to assist in the integration of the companies. The representatives of Family Dollar conveyed to Dollar General their concern about the antitrust risks associated with a combination of the two companies. The representatives of Dollar General conveyed that they were interested in having further productive discussions with Family Dollar about a possible combination transaction, including about antitrust risks, which the representatives of Dollar General stated they believed would be surmountable. They indicated that they would get back to the Family Dollar representatives with proposed next steps. The representatives of Family Dollar then conveyed that they were committed to keeping their board of directors updated and taking direction from their board and that, against this background, they were open to having further discussions.

        On October 21, 2013, Mr. Levine met with John Paulson of Paulson & Co. Inc. (which we refer to in this proxy statement/prospectus, together with its affiliates, as "Paulson"), a Family Dollar stockholder, at which Mr. Paulson advocated for Family Dollar to sell itself. On November 14, 2013, Paulson disclosed on Schedule 13F beneficial ownership of 9.9% of the then-outstanding Family Dollar common stock.

        At the meeting of the Family Dollar board of directors on October 23, 2013, Messrs. Levine and Mahoney updated the board about their October 15, 2013 meeting with representatives of Dollar General and explained that no specific proposals were made and that no confidential information was exchanged. The Family Dollar board, after consulting with Morgan Stanley and Cleary Gottlieb, authorized Mr. Levine to engage in a follow-up meeting with Dollar General to gauge its interest in a strategic transaction and reconfirmed Mr. Levine's commitment to keep the Family Dollar board updated and to refrain from negotiation of any personal post-closing arrangements.

        At the direction of the Family Dollar board of directors, Mr. Levine conveyed his interest in a follow-up meeting to Messrs. Dreiling and Calbert in November 2013 and a follow-up meeting was scheduled for December 2013, and subsequently postponed at Dollar General's request until January 2014, to continue discussion about a possible business combination. Mr. Dreiling subsequently called Mr. Levine in December 2013 to inform him that Dollar General wanted to delay the follow-up meeting until the spring of 2014. Mr. Levine updated the Family Dollar board concerning each of these developments.

        On December 5, 2013, Dollar General announced that it had repurchased $200 million in shares of its common stock during the preceding fiscal quarter and that its board of directors had authorized an additional $1 billion for further share repurchases. A number of Wall Street analysts reacted to this material buyback announcement by publishing reports that concluded that it was an indication that Dollar General was unlikely to be pursuing a transaction with Family Dollar.

        On January 6, 2014, the board of directors of Family Dollar met and resolved to terminate the employment of the company's president and chief operating officer due to concerns about deterioration in Family Dollar's operating performance.

        On January 10, 2014, Mr. Paulson sent a letter to Mr. Levine in which he again advocated for Family Dollar to explore strategic alternatives and sell itself.

        On January 13, 2014, members of senior management of Family Dollar met with representatives of Morgan Stanley to discuss the current state of Family Dollar's business and the process for developing a new stand-alone strategic plan for Family Dollar and an analysis of potential strategic alternatives.

        On January 19, 2014, the Family Dollar board of directors met with senior management to discuss strategic alternatives, including potential business combination transactions with strategic buyers and financial sponsors. The board of directors directed senior management to request that Morgan Stanley review and, at a future board meeting, provide financial analyses of Family Dollar's stand-alone strategic plan and of strategic alternatives potentially available to Family Dollar. The board of directors of Family Dollar also established a committee (which we refer to in this proxy statement/prospectus as the "board committee") of non-management directors to oversee the development of a new stand-alone strategic plan and the consideration and exploration of potential strategic alternatives, while reserving for the full board of directors of Family Dollar all decisions relating to such matters that would require approval of the board. The Family Dollar board appointed Glenn A. Eisenberg, Mr. Garden, Mr. Mahoney and Harvey Morgan to this board committee, with Mr. Eisenberg designated as its Chair.

        In January 2014, at the request of the board of directors of Family Dollar, Cleary Gottlieb, together with an economic consultant acting under its supervision, began conducting analyses, from antitrust law perspectives, of potential business combinations with various strategic buyers and keeping the Family Dollar board of directors and the board committee apprised of the progress and results thereof to inform their assessments of potential strategic alternatives.

        On January 24, 2014, the Family Dollar board committee met with senior management. At the meeting, senior management provided an update on the development of Family Dollar's new stand-alone strategic plan and Family Dollar's process for considering strategic alternatives. The board committee requested that management arrange for Morgan Stanley to provide financial analyses of potential strategic alternatives at the board committee's next meeting.

        On February 4, 2014, the Family Dollar board committee met, with members of senior management and representatives of Morgan Stanley present at the meeting. Senior management updated the board committee with respect to the preparation of Family Dollar's new stand-alone strategic plan and reported that the process for completion of the plan remained on schedule. Representatives of Morgan Stanley provided financial analyses of strategic alternatives potentially available to Family Dollar, as well as of the stand-alone prospects for the company.

        On February 19, 2014, a prominent investment bank published another analyst report conveying the belief that Family Dollar may be sold in the near-term.

        On February 21, 2014, the Family Dollar board committee met with management to receive an update on the process for preparing the new stand-alone strategic plan and on the analyses, from antitrust law perspectives, of combinations with potential strategic buyers then underway by Cleary Gottlieb, together with its economic consultant.

        On February 24, 2014, a representative of J.P. Morgan Securities, LLC (which we refer to in this proxy statement/prospectus as "JPMorgan"), financial advisor to Dollar Tree, made a telephone call to a representative of Morgan Stanley to express Dollar Tree's interest in discussing a potential business combination transaction with Family Dollar. On February 26, 2014, the representative of Morgan Stanley communicated by telephone to the representative from JPMorgan that Mr. Levine would be willing to speak with Bob Sasser, Chief Executive Officer of Dollar Tree, but noted that Family Dollar was not for sale.

        On March 7, 2014, the Family Dollar board committee met, together with members of senior management and representatives of Morgan Stanley and Cleary Gottlieb, to review strategic alternatives and the most recent version of the new stand-alone strategic plan. Senior management updated the board committee with respect to the preparation of Family Dollar's new stand-alone strategic plan and reported that the process for finalizing this plan remained on schedule. Representatives of Morgan Stanley, together with senior management, reviewed with the board committee a number of potential strategic companies that could engage in a business combination transaction with Family Dollar, but noted that it was unlikely that any strategic buyer, other than Dollar Tree or Dollar General, would be interested in such a transaction due to a number of factors, including the commitment of many retail companies to grow organically, the lack of a good strategic fit with Family Dollar, and the material risks and challenges of integrating a company of the magnitude of Family Dollar. A representative of Morgan Stanley informed the board committee that a representative of JPMorgan had contacted a representative of Morgan Stanley, on behalf of its client Dollar Tree, to convey that Mr. Sasser would be contacting Mr. Levine to set up a time for them to discuss the possibility of a business combination transaction. Mr. Levine confirmed to the board committee that he would be complying with his commitment not to negotiate any arrangements for himself and to keep the board updated and that he would not be sharing any confidential information with Dollar Tree at that time. In addition, representatives of Morgan Stanley reviewed for the board committee the prospects for a leveraged buyout of Family Dollar by one or more financial sponsors, including the serious challenges that such a transaction could face due to the magnitude of the purchase price to acquire Family Dollar. Representatives of Morgan Stanley discussed the need for a number of private equity firms to form a consortium for any leveraged buyout of Family Dollar to occur and how the size of the equity investment would have to be larger than that seen in private equity buyouts happening under current conditions. The board committee discussed, in consultation with representatives of Morgan Stanley and management, the difficulty that financial sponsors would have matching the purchase price that a strategic company in the retail sector could pay for Family Dollar due to the materially different levels of synergies that a strategic company could reap relative to a financial sponsor.

        On March 14, 2014, Mr. Levine and Mr. Sasser met to discuss the possibility of exploring a business combination transaction. During these discussions, Mr. Levine emphasized the need for Dollar Tree to commit to pay an appropriate and adequate premium in any such transaction if the board of Family Dollar were to consider a sale of the company. Mr. Sasser responded that he needed more information about Family Dollar before discussing matters relating to the consideration that Dollar

Tree might be willing to offer. Mr. Sasser also noted that if an agreement between the companies were to be reached, Mr. Levine would have to have a management role at the combined company to facilitate the transition and integration following closing. Mr. Levine indicated that it would be inappropriate at this time to enter into any negotiations of such an agreement.

        On March 17, 2014, the members of senior management of Family Dollar held a telephone conference call with members of the board of directors of Family Dollar, as well as representatives of Morgan Stanley and Cleary Gottlieb, to discuss the recent meeting between Mr. Levine and Mr. Sasser and the recent work of the board committee overseeing the development of the stand-alone strategic plan and the evaluation of potential strategic alternatives. At this meeting, the directors received an update on the meeting between Mr. Levine and Mr. Sasser. The directors discussed that it would be advisable for the two companies to sign a mutual non-disclosure agreement so that some initial confidential information, including internal forecasts, could be exchanged to permit Dollar Tree to make an initial indication of the type and amount of consideration that it would be willing to pay in a business combination transaction. Subsequent to this internal discussion, James C. Snyder, Jr., General Counsel of Family Dollar, communicated with William A. Old, Chief Legal Officer of Dollar Tree, expressing that Family Dollar was interested in signing a mutual non-disclosure agreement to facilitate discussions between Family Dollar and Dollar Tree.

        On March 24, 2014, Mr. Old sent a draft mutual non-disclosure agreement to a representative of Family Dollar. As is customary, this agreement included a reciprocal provision that restricted each party from making disclosures to the third parties about the existence or status of any discussions or negotiations between the two companies. Over the next two weeks, representatives of Dollar Tree and Family Dollar, Cleary Gottlieb and Dollar Tree's outside counsel, Wachtell, Lipton, Rosen & Katz (which we refer to in this proxy statement/prospectus as "Wachtell Lipton"), negotiated the terms of the mutual non-disclosure agreement.

        On March 26, 2014, the Family Dollar board committee met, together with senior management. At the meeting, senior management further updated the board committee with respect to ongoing work on the new stand-alone strategic plan and reported that Dollar Tree had delivered a draft mutual non-disclosure agreement in connection with a request for access to confidential information concerning Family Dollar. In addition, senior management informed the board committee that representatives of Morgan Stanley had expressed to JPMorgan that Family Dollar desired to have an understanding of the price range that Dollar Tree was contemplating so that Family Dollar could determine whether further discussions and the sharing of confidential information was merited. In response, JPMorgan had indicated that Dollar Tree did not want to specify an indication of the consideration before receiving access to confidential information and understanding whether Family Dollar might be interested in a business combination transaction. The board committee confirmed that it was advisable for the two companies to sign a mutual non-disclosure agreement so that some initial confidential information, including internal forecasts, could be exchanged to permit Dollar Tree to make an initial indication of the type and amount of consideration that it would be willing to pay in a business combination transaction.

        On April 1, 2014, the Family Dollar board committee met with senior management to continue its oversight of the preparation of the new stand-alone strategic plan.

        On April 7, 2014, the Family Dollar board committee met, with senior management and representatives of Cleary Gottlieb and Morgan Stanley present, to review the new stand-alone strategic plan, which was now substantially complete, and evaluate the exploration of strategic alternatives. At the meeting, Cleary Gottlieb provided an overview of the fiduciary duties of directors and other legal considerations in connection with the evaluation of the stand-alone strategic plan and of strategic alternatives. Senior management presented to the board committee a summary of the recently developed, stand-alone strategic plan, as well as risks and uncertainties faced by the company.

Representatives of Morgan Stanley then provided financial analyses of Family Dollar, based upon the internal forecasts prepared by senior management as part of the stand-alone strategic plan and the consensus projections of Wall Street analysts. Representatives of Morgan Stanley also presented a financial analysis of, and reviewed relative to the stand-alone strategic plan, a range of strategic alternatives, including leveraged recapitalizations, strategic acquisitions, sales to or other combinations with strategic companies (including, specifically, with Dollar Tree and Dollar General), and leveraged buyout transactions. The board committee, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and senior management, discussed benefits that each of the alternatives had the potential to offer Family Dollar stockholders, including: (i) that maintaining the stand-alone strategic plan would signal management's confidence in the strategic plan, had potential for value creation by exceeding market expectations for operating performance, and would preserve Family Dollar's strategic and financial flexibility; (ii) that a leveraged recapitalization would provide an immediate return to Family Dollar's stockholders and would potentially be accretive to earnings per share; (iii) that strategic acquisitions would provide an opportunity to expand geographically or incorporate new earnings into Family Dollar's product suite; (iv) that a combination with a strategic company would provide Family Dollar's stockholders with liquidity in the form of cash consideration and the potential to participate in the upside of the combined company if stock consideration was included, that such a combination would likely involve the payment of a control premium, and that such a combination would likely be accretive to the acquiring company; and (v) that a leveraged buyout transaction could provide Family Dollar's stockholders with a liquidity event that would include the payment of a control premium, and would also take advantage of the existence of significant private equity capital and an attractive financing environment.

        The board committee also discussed challenges, costs and risks relating to each of these alternatives, including: (i) that executing the stand-alone strategic plan and achieving the related internal forecasts were each subject to a number of risks and uncertainties, and that the stand-alone strategic plan could require benefits to be realized over an extended period of time, may not drive short-term share price increases and would leave Family Dollar vulnerable to unsolicited approaches from strategic companies and stockholder campaigns pressuring Family Dollar to take unplanned actions; (ii) that a leveraged recapitalization could be hampered by Family Dollar's limited ability to incur additional debt while maintaining an investment-grade debt rating, could limit Family Dollar's overall financial and strategic flexibility and would not address core business performance, and that stockholders might react negatively to increased leverage; (iii) that strategic acquisitions would face integration risks, may disrupt the execution of Family Dollar's strategic plan and would involve the risks associated with the incurrence of additional debt to finance such acquisitions; (iv) that it was unlikely that strategic acquirors, other than Dollar Tree or Dollar General, would be either interested in acquiring Family Dollar or able to offer comparable value to what Dollar Tree or Dollar General could pay due to a number of factors, including commitments to organic growth (given that potential strategic acquirors had committed to a strategy of opening additional stores rather than growing through acquisitions), lack of strategic fit (given that many potential strategic acquirors are retail outlets, such as convenience stores and grocery stores, that have some similarities to Family Dollar's business model but are operated with different strategic focuses and therefore would be ill-suited to a business combination transaction with Family Dollar) and integration challenges (given that Family Dollar is among the largest retail operations in the United States, with more than 8,200 retail stores and over 58,000 employees, and that integrating a company of such a magnitude would raise numerous challenges, including integration of supply and distribution chains and logistics, information technology systems, sourcing of products and relationships with suppliers, and workforce and cultural integration), and that a sale process would impose operational disruptions on Family Dollar and could trigger employee departures; and (v) that a financial sponsor could face serious challenges in executing a leveraged buyout and in offering value comparable to that which could be offered by a strategic acquiror due to the magnitude of the purchase price, which would require a number of private equity firms to form a consortium and would involve a larger equity investment than that seen in private equity buyouts happening under current conditions.

        Later in the day on April 7, 2014, Family Dollar and Dollar Tree entered into a mutual non-disclosure agreement.

        On April 17, 2014, the Family Dollar board of directors met, with senior management and representatives of Cleary Gottlieb and Morgan Stanley present, to review the new stand-alone strategic plan, which was complete by this time, and evaluate the exploration of strategic alternatives. At the meeting, Cleary Gottlieb provided an overview of the fiduciary duties of directors and other legal considerations in connection with the evaluation of the new stand-alone strategic plan and strategic alternatives, including analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, respectively. Senior management, together with the board committee, presented the recently developed, stand-alone strategic plan and risks and uncertainties faced by the company. Representatives of Morgan Stanley reviewed for the board of directors past transactions in the retail sector and provided financial analyses of Family Dollar, based upon the internal forecasts prepared by senior management as part of the stand-alone strategic plan and the consensus projections of Wall Street analysts. Representatives of Morgan Stanley also presented a financial analysis of, and reviewed relative to the stand-alone strategic plan, a range of strategic alternatives, including leveraged recapitalizations, strategic acquisitions, sales to or other combinations with strategic companies (including, specifically, with Dollar Tree and Dollar General), and leveraged buyout transactions. The directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and senior management, discussed the potential benefits, challenges, costs and risks relating to the stand-alone strategic plan and each of these other alternatives listed in the preceding sentence by reviewing and deliberating about the same factors that were raised at the meeting of the board committee on April 7, 2014. The Family Dollar board discussed with its advisors and senior management the status of discussions with Dollar Tree and the risk that, if the board were to invite Dollar General at that time into a more formal process to compete with Dollar Tree for the right to participate in a business combination transaction with Family Dollar, Dollar General might decide it was not interested in competing with Dollar Tree for Family Dollar, and instead pursue a business combination transaction with Dollar Tree, leaving Family Dollar without a merger partner and otherwise in a disadvantageous position. The board of directors of Family Dollar, in consultation with its financial and legal advisors, discussed how a merger agreement with Dollar Tree should be structured to provide Family Dollar with the security of a binding agreement with Dollar Tree while, in the event an unsolicited superior proposal is made by a competing bidder after execution of the merger agreement, allowing the Family Dollar board to comply with its fiduciary duties by accepting the competing bidder's proposal after complying with match rights and paying a termination fee to Dollar Tree. The board, based on input from its advisors, further considered the risk that a publicly disclosed sale process could either (i) adversely affect Dollar Tree's interest in a transaction with Family Dollar, in view of Dollar Tree's stated interest in a confidential and exclusive process or (ii) induce Dollar General to publicly confirm its lack of interest in a transaction with Family Dollar, which would adversely affect Family Dollar's negotiating leverage with Dollar Tree. The Family Dollar board then instructed the advisors and management to obtain an indication of the amount and type of consideration that Dollar Tree would contemplate paying to further inform the board's deliberations about the exploration of strategic alternatives.

        On April 25, 2014, senior management of Family Dollar and Dollar Tree met in person to further explore a possible business combination transaction. The management teams discussed their respective internal forecasts and stand-alone strategic plans and the potential synergies that would arise from a combination. At the meeting, Dollar Tree expressed doubt as to Family Dollar's ability to achieve the internal forecasts and that it viewed the forecasts as a stretch case.

        On April 30, 2014, Mr. Calbert sent an email to Mr. Levine informing him of personal news and indicating he would like to catch up at some point with Mr. Levine. Mr. Levine responded on May 4, 2014 by forwarding his telephone number and offering a telephone conversation, but Mr. Calbert failed to call.

        On May 14, 2014, Mr. Sasser telephoned Mr. Levine to outline the terms of a non-binding proposal pursuant to which Dollar Tree would acquire Family Dollar for between $68 and $70 per share, with 75% of the consideration in the form of cash and the remainder in Dollar Tree common stock. Mr. Sasser noted that Dollar Tree would not expect to require the approval of its stockholders to consummate the transaction and explained that the proposal was conditioned, among other things, on Mr. Levine's entering into a contractual commitment to remain employed by Family Dollar following the closing of the transaction. In response, Mr. Levine explained that he would be unwilling and unable to negotiate the terms of his post-closing contractual arrangements while material terms for a business combination transaction remained open and before he had instructions from his board to proceed with such negotiations. Following the call, Dollar Tree sent a letter to the board of directors of Family Dollar confirming the terms of this proposal. In the letter, Dollar Tree requested a six-week period of exclusivity to conduct due diligence and negotiate the transaction.

        On May 19, 2014, the Family Dollar board committee met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley and a number of other directors present. At the meeting, Cleary Gottlieb delivered analyses, from antitrust law perspectives, of potential combinations of Family Dollar with Dollar Tree and Dollar General, respectively.

        Later in the day on May 19, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to review the proposal from Dollar Tree and decide upon next steps. At the meeting, representatives of Morgan Stanley presented financial analyses of Family Dollar and of the proposal from Dollar Tree. Mr. Levine explained to the board of directors that Mr. Sasser had conveyed to him that Dollar Tree's proposal was conditioned on Mr. Levine's entering into a contractual commitment to remain employed by Family Dollar following the closing of the transaction. The directors discussed how the absence of a requirement for an approval by Dollar Tree's stockholders would mean that, in any merger agreement between Family Dollar and Dollar Tree, there would not be any right of Dollar Tree to terminate the pending transaction on the grounds that Dollar Tree's board or stockholders preferred an alternative to the merger with Family Dollar. Thus, the directors observed, the absence of a requirement for an approval by Dollar Tree's stockholders would result in a merger agreement that eliminated the risk that, following the execution of a merger agreement between Family Dollar and Dollar Tree, third parties, particularly Dollar General, could impede the consummation of the merger between Family Dollar and Dollar Tree by making a bid for Dollar Tree conditioned on Dollar Tree's abandonment of the merger with Family Dollar. The board observed further, as it had at the meeting on April 17, 2014, that a merger agreement with Dollar Tree should be structured to provide Family Dollar with the security of a binding agreement with Dollar Tree while, in the event an unsolicited superior proposal is made by a competing bidder after execution of the merger agreement, allowing the Family Dollar board to comply with its fiduciary duties by accepting the competing bidder's proposal after complying with match rights and paying a termination fee to Dollar Tree. Following discussion, the board of directors instructed senior management to communicate to Dollar Tree that Dollar Tree's proposal was inadequate and not worthy of further consideration and that Family Dollar remained not-for-sale, but that Family Dollar would at least consider a more competitive offer in line with multiples and premia for precedent transactions of this type. The board of directors reiterated its prior instructions to Mr. Levine to refrain, at that time, from engaging in any negotiations with Dollar Tree about his post-closing contractual arrangements.

        On May 21, 2014, a representative of Morgan Stanley telephoned a representative of JPMorgan to communicate that Dollar Tree's proposal was inadequate and not worthy of further consideration and that Family Dollar remained not-for-sale, but that Family Dollar would at least consider a more competitive offer in line with multiples and premia for precedent transactions of this type.

        On May 22, 2014, Mr. Levine telephoned Mr. Sasser to impart that, while Family Dollar continued not to be for sale, the company would at least consider a possible business combination transaction with Dollar Tree, but the price contemplated by Dollar Tree's proposal was inadequate.

        On June 6, 2014, Carl C. Icahn and certain of his affiliates (which we refer to collectively as "Icahn" in this proxy statement/prospectus) filed a Schedule 13D disclosing that together they beneficially owned approximately 9.39% of the then-outstanding shares of Family Dollar common stock, that they wished to discuss with Family Dollar its business and strategies to enhance stockholder value, which may include the exploration of strategic alternatives, that they may seek to buy additional shares of Family Dollar stock and that they may seek representation on the board of directors of Family Dollar. The disclosure on Schedule 13D stated Icahn's belief that Family Dollar's "situation is analogous" to that faced by a number of other specified public companies. Icahn had advocated that some of these other companies engage in sales of the company and had sought to increase his ownership in some of these other companies after his initial filing on Schedule 13D.

        Also on June 6, 2014, Mr. Icahn telephoned Mr. Levine to discuss the Schedule 13D filing and to express an interest in additional communications with Family Dollar's management regarding the company's current operations and future plans, including potential strategic opportunities and potential business combination transactions. Mr. Levine asked Mr. Icahn whether he would be willing to sign a non-disclosure agreement and Mr. Icahn declined. During the discussion, Mr. Icahn mentioned that he may reach out to Dollar General.

        On June 6, 2014, shortly following the announcement by Mr. Icahn, Mr. Calbert emailed Mr. Levine to suggest that they speak.

        On June 7, 2014, Mr. Levine and Mr. Calbert had a telephone conversation focused on Mr. Calbert's thoughts regarding the recent filing by Icahn. During this conversation, Mr. Calbert indicated that he continued to believe that a strategic combination of Dollar General and Family Dollar would at some point in time be advantageous but that Dollar General would be reluctant to participate in the negotiation of a transaction with Family Dollar if Mr. Icahn were to have a role in or control over the process. Mr. Calbert stated Dollar General's preference to negotiate directly with the Family Dollar board and not through Mr. Icahn and suggested a meeting with Mr. Levine in the near term. During this conversation, or during a subsequent telephone conversation prior to June 19, 2014, Mr. Levine made clear to Mr. Calbert that the board of directors of Family Dollar was being advised that there were material antitrust impediments to combining the two companies and that divestitures of a very large number of stores could well be necessary for the FTC to clear the combination, to which Mr. Calbert responded that a deal would not be reachable between the companies if that were the case.

        Over the weekend, before the meeting, Mr. Levine and Mr. Sasser had a telephone conversation during which Mr. Sasser indicated that Dollar Tree remained interested in pursuing a transaction with Family Dollar but also expressed concern about Mr. Icahn's involvement.

        On June 8, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. Representatives of Cleary Gottlieb and Morgan Stanley described the status of discussions with Dollar Tree and with Dollar General. In addition, analyses, from antitrust law perspectives, of strategic transactions with Dollar Tree and Dollar General, respectively, were discussed. The board of directors directed Mr. Levine to encourage Dollar General to re-engage in discussions about, and to request that Dollar Tree propose improved terms for, a potential strategic transaction. Representatives of Morgan Stanley provided the board of directors with information regarding Mr. Icahn's investment activities and activist campaigns, and the board of directors of Family Dollar discussed the risk that Mr. Icahn would acquire sufficient negative control, without paying a premium to Family Dollar's other stockholders, that could impede Family Dollar's efforts to maximize stockholder value through the ongoing parallel processes of exploring strategic alternatives and implementing its new stand-alone strategic plan. In response to this risk, the board of directors of Family Dollar adopted a one-year stockholder rights plan. Mr. Garden voted against the adoption of the stockholder rights plan.

        Also on June 8, 2014, a third prominent investment bank published an analyst report conveying its belief that a sale of Family Dollar would be compelling and was likely to occur.

        On June 9, 2014, Mr. Levine telephoned Mr. Icahn to explain the rationale for the adoption of the stockholder rights plan and to express a willingness to meet with Mr. Icahn to listen to his concerns. Mr. Icahn proposed that Family Dollar consider a strategic transaction with Dollar General and stated that he might call Dollar General directly to ask them to consider a transaction. Mr. Levine and Mr. Icahn agreed to meet in person on June 18, 2014.

        Also on June 9, 2014, Mr. Levine emailed Mr. Calbert to inform him that Family Dollar had adopted the Rights Agreement and to suggest that Cleary Gottlieb and Dollar General's outside counsel discuss antitrust law perspectives on a business combination transaction between Family Dollar and Dollar General. Later that day, Mr. Calbert responded via email that "getting outside counsel going on AT [antitrust] at this point is a bit premature, particularly given the media attention." Mr. Calbert further suggested that Dollar General would refine its views on price, structure and diligence, including potential antitrust issues, and then get back to Family Dollar. Mr. Calbert subsequently agreed to meet on June 19, 2014 to continue to explore the possibility of a potential business combination transaction between Family Dollar and Dollar General. Mr. Levine subsequently updated the Family Dollar board of directors regarding these communications with Dollar General.

        Also on June 9, 2014, a fourth prominent investment bank published an analyst report conveying its belief that a sale of Family Dollar was likely and would be compelling.

        On June 11, 2014, Mr. Levine and members of senior management had further discussions with representatives of Dollar Tree about Family Dollar's performance, forecasts and stand-alone strategic plan, as well as potential synergies of a business combination transaction between Family Dollar and Dollar Tree.

        On June 13, 2014, Mr. Sasser telephoned Mr. Levine to increase the price specified in Dollar Tree's prior proposal to $72 per share of Family Dollar common stock, with 75% of the consideration to be paid in the form of cash and the remainder in Dollar Tree common stock.

        On June 16, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. Senior management discussed recent performance. Representatives of Morgan Stanley presented financial analyses of the most recent proposal by Dollar Tree and of Family Dollar. The directors again discussed how the absence of a requirement for an approval by Dollar Tree's stockholders would result in the benefits previously discussed at the meeting on May 19, 2014. In addition, the directors again discussed, as they had at the meetings on April 17, 2014 and May 19, 2014, that a merger agreement with Dollar Tree should be structured to provide Family Dollar with the security of a binding agreement with Dollar Tree while, in the event an unsolicited superior proposal is made by a competing bidder after execution of the merger agreement, allowing the Family Dollar board to comply with its fiduciary duties by accepting the competing bidder's proposal after complying with match rights and paying a termination fee to Dollar Tree. The directors, in consultation with Cleary Gottlieb and Morgan Stanley, also discussed Mr. Levine's recent communications with Dollar General. Following discussions with its advisors, the board of directors of Family Dollar directed Mr. Levine to respond to Dollar Tree that its proposal remained inadequate.

        Later that day, Mr. Levine telephoned Mr. Sasser to convey that Dollar Tree's proposal remained inadequate. Mr. Sasser indicated that the board of directors of Dollar Tree would be meeting later that week and that Mr. Sasser would contact Mr. Levine thereafter.

        On June 18, 2014, Mr. Levine and Mr. Mahoney met with Mr. Icahn and two of his associates. Mr. Icahn urged the Family Dollar representatives to explore a sale of Family Dollar to Dollar General. Mr. Icahn showed little interest in discussing Family Dollar's stand-alone business plan or operations.

        On June 19, 2014, Mr. Icahn telephoned Mr. Levine to reiterate that it was imperative that Family Dollar be put up for sale immediately and to request that three of Mr. Icahn's representatives be added to the board of directors of Family Dollar immediately so that they could oversee a process to approach the company's most likely buyers. That same day, Icahn filed an amendment to its Schedule 13D disclosing a public letter from Mr. Icahn to Mr. Levine urging the immediate sale of Family Dollar and the appointment of three of his representatives to the board to oversee the sale process. The letter included the additional threat of a near-term consent solicitation to replace the entire board.

        Also on June 19, 2014, Mr. Levine and Mr. Mahoney met with Messrs. Dreiling and Calbert. At the time of the June 19 meeting, Family Dollar was bound by a customary non-disclosure agreement with Dollar Tree that prohibited disclosure of the existence of any discussions with Dollar Tree. However, Mr. Levine noted to the representatives of Dollar General that Mr. Icahn had referred to the possibility of a sale of Family Dollar to either Dollar General or an unspecified other company. The representatives of Dollar General asked Mr. Levine about the identity of this other company. Mr. Levine replied that he was not sure but thought that the other potential suitor referred to by Mr. Icahn may be Dollar Tree. In response, Mr. Dreiling indicated that Mr. Dreiling did not think that it would be economically possible for Dollar Tree to acquire Family Dollar. In addition, the representatives of Dollar General confirmed that Mr. Icahn had reached out directly to Dollar General. The representatives of Family Dollar further conveyed that the Family Dollar board was interested in learning of the extent of Dollar General's interest in a potential acquisition or other strategic transaction with Family Dollar. Specifically, when Mr. Calbert asked Mr. Levine what Family Dollar would like Dollar General to do, Mr. Levine replied that Dollar General should make an offer for Family Dollar, which Mr. Levine assured Mr. Calbert would be conveyed to the board of directors of Family Dollar. The representatives of Dollar General conveyed that Dollar General was not interested in a strategic transaction with Family Dollar at that time. Messrs. Dreiling and Calbert indicated that Dollar General was being pressured by its own stockholders to pursue a transaction with Family Dollar and that Messrs. Dreiling and Calbert believed that the trading price of Family Dollar's stock was inflated due to a belief in the market that Dollar General was then interested in acquiring Family Dollar. They also stated they did not want to be involved in a transaction with Family Dollar if Mr. Icahn would be involved. Mr. Calbert explained that, in response to these developments, Dollar General was considering taking actions in the near future to quell market expectations that a business combination transaction between Dollar General and Family Dollar was a current priority for Dollar General, potentially including the issuance of a press release stating that Dollar General was not interested in acquiring Family Dollar, the communication to one or more of Dollar General's stockholders that Dollar General was not interested in acquiring Family Dollar, or the announcement of a new share repurchase program. They indicated they felt it was important for Dollar General to signal to the market that Dollar General had no current intention to pursue a transaction with Family Dollar. Towards the end of the meeting, the Dollar General representatives indicated they would contact the Family Dollar representatives in the future.

        On June 20, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to discuss the recent discussions with Dollar Tree, Dollar General and Mr. Icahn. The board discussed risks and uncertainties relating to the stand-alone strategic plan and the possibility of Dollar Tree raising its proposal by another one to two dollars per share. The board discussed, in consultation with representatives of Morgan Stanley, the adequacy of such an increase in the proposed price.

        Also on June 20, 2014, Mr. Sasser telephoned Mr. Levine to increase the per-share price specified in Dollar Tree's prior proposal from $72 to $74 per share. Mr. Levine indicated that this price proposal remained too low of a price. Mr. Sasser subsequently increased the proposed price to $74.50 per share of Family Dollar common stock as Dollar Tree's best and final price and conditioned this price on Family Dollar's agreeing to a six week period of exclusivity to permit Dollar Tree to conduct due diligence and negotiate the transaction.

        Later that day, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to review again the stand-alone strategic plan, recent performance, risks and prospects for future performance, and strategic alternatives available to Family Dollar. The board again discussed the risk, raised and deliberated with advisors at the meeting on April 17, 2014, involved with inviting Dollar General at that time into a more formal process to compete with Dollar Tree for the right to participate in a business combination transaction with Family Dollar. The board, in consultation with its financial and legal advisors, discussed again, as the board had at previous meetings, how a merger agreement with Dollar Tree should be structured to provide Family Dollar with the security of a binding agreement with Dollar Tree while, in the event an unsolicited superior proposal is made by a competing bidder after execution of the merger agreement, allowing the Family Dollar board to comply with its fiduciary duties by accepting the competing bidder's proposal after complying with match rights and paying a termination fee to Dollar Tree. Additionally, the board discussed (i) how the absence of a requirement for an approval by Dollar Tree's stockholders would have the benefits previously discussed at the meetings on May 19, 2014 and June 16, 2014, and (ii) the adverse effects of a publicly disclosed sale process previously discussed at the meeting on April 17, 2014. The board further considered the statements by the representatives of Dollar General at the meeting on June 19, 2014, and the risk that Dollar Tree would discontinue discussions with Family Dollar if exclusivity was not granted. The Family Dollar board of directors, after reviewing with representatives of Morgan Stanley financial analyses of the latest proposal by Dollar Tree and discussing with Cleary Gottlieb legal issues relating to the execution and documentation of the proposal, instructed senior management and the advisors to begin to negotiate a merger agreement with Dollar Tree at a price of $74.50 per share, subject to a cash/stock mix that would not require a vote of the stockholders of Dollar Tree, and to negotiate and execute an exclusivity agreement with Dollar Tree for an exclusivity period ending on July 10, 2014. The board reiterated its prior instructions to refrain from negotiations of Dollar Tree's previously requested employment agreement with Mr. Levine.

        On June 21, 2014, Mr. Levine telephoned Mr. Sasser to discuss the proposed exclusivity agreement. Mr. Sasser stressed that Dollar Tree would not proceed without exclusivity through July 28 due to the importance of completing the due diligence process he contemplated. During that conversation, Mr. Sasser mentioned again that Dollar Tree would not execute an agreement with Family Dollar with respect to a business combination transaction unless Mr. Levine would remain with the company following the closing. In response, Mr. Levine reiterated that, as instructed by the Family Dollar board, he would be unwilling and unable to negotiate the terms of his post-closing contractual arrangements while material terms for a business combination transaction remained open and before he had instructions from his board to proceed with such negotiations.

        Later that day, Wachtell Lipton sent a draft exclusivity letter to Cleary Gottlieb. Over the next several days, Wachtell Lipton and Cleary Gottlieb negotiated the terms of exclusivity.

        On June 24, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. Cleary Gottlieb summarized the key terms of the proposed exclusivity letter, which, subject to certain exceptions, provided for an exclusivity period expiring on July 28, 2014. The board consulted with Morgan Stanley and senior management about the absence of interest from Dollar General at that time and absence of any inbound inquiries to either Morgan Stanley (which had been highlighted in the press releases about the stockholder rights plans as financial advisor to the board) or Family Dollar about a possible transaction notwithstanding the statements by certain prominent stockholders and analysts about how the company should be or was in play for a sale, and the remoteness of the likelihood that any other bidder could offer comparable value or would be interested in offering comparable value. In addition, the board consulted again with Morgan Stanley about its financial analyses of the latest proposal by Dollar Tree. Following these consultations with its advisors, the board of directors of Family Dollar authorized the execution of the exclusivity letter.

        On June 25, 2014, Family Dollar and Dollar Tree executed the exclusivity letter, which, subject to certain exceptions, provided for an exclusivity period expiring on July 28, 2014.

        On June 27, 2014, Dollar General issued a press release announcing that Mr. Dreiling intended to retire as Chief Executive Officer of Dollar General effective May 30, 2015 or upon the appointment of a successor. This announcement was met by public observations by the media, analysts and Icahn (Family Dollar's then-largest stockholder) that Dollar General would not be or would be unlikely to be pursuing a strategic transaction with Family Dollar.

        On June 30, 2014, Wachtell Lipton sent a draft merger agreement and a draft form of voting and support agreement to Cleary Gottlieb. These documents included the request by Dollar Tree that both Trian and Mr. Levine enter into voting and support agreements in connection with the execution of the proposed merger agreement. The draft merger agreement provided that the stock component of the merger consideration would be subject to a 10% floating exchange ratio collar (as more fully described in the section entitled "—Per Share Merger Consideration" beginning on page 67 of this proxy statement/prospectus). The directors subsequently deliberated about the benefits of the collar for Family Dollar stockholders (i.e., the provision of downside protection relating to the stock portion of the merger consideration in the event that the trading price of Dollar Tree stock were to drop by more than 10% from the reference price) and the costs of the collar for Family Dollar stockholders (i.e., the loss of upside if the trading price of Dollar Tree stock were to increase by more than 10% from the reference price). The collar was ultimately agreed to by the Family Dollar board as part of the total mix of factors in the negotiations with Dollar Tree.

        On July 1, 2014, the Family Dollar board committee met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. Cleary Gottlieb provided the board committee with an overview of the key terms of Dollar Tree's proposed draft merger agreement, including the proposed structure of the transaction, the mix of and methodology to determine the cash and stock consideration, the proposal to add Mr. Levine to the Dollar Tree board of directors, deal protection provisions, the scope of covenants relating to antitrust clearances, provisions regarding Dollar Tree's acquisition financing, and the treatment of equity awards and severance and retention arrangements. The board committee, citing the explanation referenced at the Family Dollar board meeting on the May 19, 2014, discussed the significance of not having a Dollar Tree stockholder approval as a closing condition. The board committee, after consultation with Cleary Gottlieb and Morgan Stanley, provided specific guidance to senior management and Cleary Gottlieb with respect to the negotiation of these key terms. The board committee noted the recent announcement of Mr. Dreiling's retirement and how it served to reinforce the message delivered on June 19, 2014 that Dollar General was not interested in a business combination transaction with Family Dollar at that time.

        From July 1, 2014 through July 27, 2014, Family Dollar, together with representatives of Cleary Gottlieb, Morgan Stanley and Trian, engaged in negotiations with Dollar Tree and representatives of Wachtell Lipton and JPMorgan. During this period, Dollar Tree and Family Dollar continued to conduct due diligence with respect to one another. In addition, Trian and Dollar Tree engaged in negotiations of the proposed voting and support agreement during this period.

        On July 21, 2014, the Family Dollar board committee met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. Cleary Gottlieb provided the board committee with an update on the negotiations with Dollar Tree and a summary of the plans for Mr. Levine and Trian to enter into voting agreements and of the key open deal terms, including whether Family Dollar would be permitted to continue to pay dividends following execution of the merger agreement until the closing of the merger, whether there would be a closing condition with respect to the exercise of appraisal rights by Family Dollar stockholders, the scope of Dollar Tree's commitment to obtain antitrust clearance, Family Dollar's ability to terminate the merger agreement (subject to matching rights and payment of a termination fee) to enter into an agreement for a superior proposal, the size of such termination fee and whether Family Dollar would have to pay a smaller termination fee in the event the merger agreement was terminated as a result of its stockholders' failing to approve the transaction. The board committee, after consultation with Cleary Gottlieb and Morgan Stanley, provided specific guidance to senior management and Cleary Gottlieb with respect to the key deal terms that had yet to be agreed and instructed Cleary Gottlieb that it would be willing to agree to a higher termination fee and the concept of a termination fee or expense reimbursement in the event of a no vote in exchange for greater deal certainty. The advisors explained to the board committee that Dollar Tree was adamant that there would be no execution of the definitive agreement unless and until an agreement with Mr. Levine relating to post-closing employment was executed and how no negotiations of such agreement had occurred to-date. The board committee, after consulting with the advisors, instructed the advisors and Mr. Levine that, once these remaining key terms had been agreed to by Dollar Tree, Mr. Levine, together with Mr. Levine's counsel, would be permitted to negotiate with Dollar Tree regarding the terms of Mr. Levine's post-closing employment.

        During the late evening of July 25, 2014, Family Dollar and Dollar Tree reached agreement on all material terms of the merger agreement, including the terms relating to the merger consideration, the termination fees and other deal protections, the payment of dividends, the termination provisions, the regulatory covenants, and the closing conditions. Dollar Tree also reached agreement with Trian and Mr. Levine on the terms of the voting and support agreements. Thereafter, Dollar Tree sent Mr. Levine its proposal for Mr. Levine's continued employment following the closing of the transaction, including that Mr. Levine head up a wholly owned subsidiary of Dollar Tree and report to Mr. Sasser, and Dollar Tree and Mr. Levine then began their negotiations of the terms of Mr. Levine's continued employment following the closing of the transaction. The parties reached agreement with respect thereto, to be documented in the form of an amendment to Mr. Levine's existing employment agreement, on July 27, 2014. The amended employment agreement provided, among other things, for Mr. Levine to head up a wholly owned subsidiary of Dollar Tree and report to Mr. Sasser, waive a number of rights under his existing employment agreement, and accept transfer restrictions on the stock consideration he would receive in the merger. A more detailed description of the amended employment agreement is included in the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger—Employment and Severance Agreements—Retention Letter with Mr. Levine" beginning on page 165 of this proxy statement/prospectus.

        On the evening of July 27, 2014, the Family Dollar board of directors held a meeting, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present. After an update about recent performance and the company's prospects from senior management, Cleary Gottlieb reviewed for the board of directors its fiduciary duties in connection with its consideration of this transaction and the terms of the proposed merger agreement with Dollar Tree, including the transaction structure, merger consideration, closing conditions, antitrust covenants, provisions relating to Family Dollar's ability to respond to alternative proposals, termination rights, termination fees, financing matters, employee benefit and related retention and severance matters and other terms and conditions. Cleary Gottlieb also described for the board of directors the terms of the proposed voting and support agreements with Mr. Levine, Trian and certain of their affiliates, the proposed amendment to Mr. Levine's employment agreement and a proposed amendment to the stockholder rights plan to render the stockholder rights plan inapplicable to the merger agreement, the voting agreements and the transactions they contemplated. Senior management provided the board of directors with an overview of the results of Family Dollar's and its advisors' due diligence investigation of Dollar Tree. Representatives of Morgan Stanley then reviewed the financial terms of the merger agreement and delivered to the board of directors of Family Dollar an oral opinion, which was subsequently confirmed in writing as of July 27, 2014, to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of Morgan Stanley's written opinion to the Family Dollar board of directors, dated July 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex D. After considering the proposed terms of the Dollar Tree merger agreement, the voting and support agreements, the amendment to Mr. Levine's employment agreement, the amendment to the stockholder rights plan, the views of management, the presentations of its legal and financial advisors and the opinion of Morgan Stanley, and taking into consideration the factors described in the section entitled "—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on page 99 of this proxy statement/prospectus, the Family Dollar board of directors unanimously determined that the Dollar Tree merger agreement, voting and support agreements, the amendment to Mr. Levine's employment agreement, the amendment to the stockholder rights plan and the transactions contemplated thereby, including the Dollar Tree merger, were advisable and fair to and in the best interests of Family Dollar and its stockholders, and approved the Dollar Tree merger agreement, the voting and support agreements, the amendment to Mr. Levine's employment agreement and the amendment to the stockholder rights plan, and the transactions contemplated thereby, and recommended that the stockholders of Family Dollar adopt the merger agreement.

        On July 27, 2014, following the meeting of the board of directors of Family Dollar, the Dollar Tree merger agreement, the voting and support agreements, the amendment to Mr. Levine's employment agreement and the amendment to the stockholder rights plan were executed and delivered.

        On July 28, 2014, Dollar Tree and Family Dollar issued a joint press release announcing that they had entered into the Dollar Tree merger agreement.

        On August 13, 2014, representatives of Dollar Tree and Family Dollar met with the staff of the FTC to discuss the Dollar Tree merger and the FTC's review thereof. The parties explained their views regarding the highly competitive retail industry in which the parties operate, and the significant differences between Family Dollar's and Dollar Tree's retail stores, including regarding store formats, pricing, product mix, and customer bases.

        On August 18, 2014, Dollar General sent a letter to the board of directors of Family Dollar setting forth a non-binding, unsolicited proposal to acquire all of the outstanding shares of Family Dollar common stock for $78.50 in cash, contingent on due diligence and regulatory approval. The letter indicated that Dollar General would be prepared to commit to divest only up to 700 retail stores in order to obtain requisite antitrust approvals. The text of the letter was as follows:

  Dollar General Corporation
  100 Mission Ridge
  Goodlettsville, TN 37072

  August 18, 2014

  Board of Directors
  Family Dollar Stores, Inc.
  10401 Monroe Road
  Matthews, North Carolina 28201
  Attn: Howard R. Levine, Chairman of the Board

  Dear Howard:

  As you know, we at Dollar General admire your company and its attractive footprint and business prospects. We have respect for Family Dollar, its employees and its leadership, and both Dollar General and Family Dollar share a commitment to serving customers in the communities in which we operate. As such, we were surprised and disappointed to find out you had entered into a merger agreement with Dollar Tree.

  The Board of Directors of Dollar General is pleased to submit a proposal to you and the Board of Directors of Family Dollar that offers Family Dollar shareholders $78.50 per share in cash for all outstanding shares, providing them with superior value and immediate and certain liquidity for their shares. Not only is our offer superior in price, it is 100% cash, as compared to the mix of cash and stock being offered by Dollar Tree.

  Our proposal provides Family Dollar's shareholders with approximately $466 million of additional aggregate value over Dollar Tree's offer and represents a premium of 29.4% over the closing price of $60.66 for Family Dollar stock on the day prior to the Dollar Tree announcement.

  Our proposal is not subject to any financing condition. Goldman Sachs and Citigroup Global Markets Inc. have agreed to provide committed financing for all of the financing necessary to consummate the transaction.

  We have conducted a thorough review and analysis of the antitrust issues that may be raised by our proposed transaction, including engaging experienced antitrust counsel and a team from Compass Lexecon as our economist to assist us with our analysis. As a result of our review and analysis, coupled with the numerous econometric studies Compass Lexecon has performed utilizing extensive information and data supplied by Dollar General, we are prepared to commit to divest up to 700 retail stores in order to achieve the requisite antitrust approvals, which is approximately the same percentage of the total combined stores represented by the 500 store divestiture commitment in the Dollar Tree merger agreement. We are confident that, with this commitment, we will be able to quickly and efficiently resolve any potential antitrust issues and that our transaction is capable of being completed. We look forward to having the opportunity to share with your counsel the conclusions of our extensive antitrust work once you have taken the appropriate steps under your existing merger agreement with Dollar Tree to enable us to begin discussions.

  The Board of Directors of Dollar General has unanimously approved this proposal and has authorized us to proceed expeditiously. We are prepared, promptly following the termination of your merger agreement with Dollar Tree, to enter into a merger agreement that would provide greater value to your shareholders and would otherwise be substantially similar to the one that you entered into with Dollar Tree, modified as necessary to accommodate our all-cash proposal, as described above with respect to antitrust matters and to provide a time period to close the proposed transaction consistent with that set forth in the existing agreement. In addition, we are prepared to revise the agreement to permit Family Dollar to continue to pay its regular quarterly cash dividend through closing on terms consistent with past practice. Dollar General would also agree to fund the $305 million break-up fee should you become obligated to pay that fee to Dollar Tree upon termination of the existing agreement in order to enter into an agreement with Dollar General.

  In addition, I have committed to our Board of Directors to remain as Chief Executive Officer of Dollar General through May 2016 if this combination occurs in order to oversee the successful integration of our two companies. Beyond that date, if asked by the Board and elected by shareholders, I have agreed to continue to serve as a Board member and as Chairman.

  We have engaged Goldman, Sachs & Co. as our financial advisor and Simpson Thacher & Bartlett LLP as our legal advisor in connection with this transaction. Our proposal is subject to completion of a confirmatory due diligence review of your company, and we and our advisors are available to commence our due diligence review immediately.

  Please note that this letter is not meant to, and does not, create or constitute any legally-binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally-binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

  We are confident that after you have considered our offer, you will agree that our proposal constitutes a "Company Superior Proposal" under the terms of the Dollar Tree merger agreement and that our proposal presents a compelling opportunity for your shareholders. This matter has my highest priority and I look forward to hearing from you.

Sincerely,
/s/ RICK DREILING Rick Dreiling Dollar General Chairman and Chief Executive Officer

        Later in the day on August 18, 2014, the Family Dollar board of directors met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to review the proposal from Dollar General and consider its alternatives. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the proposal and the objective of maximizing value for stockholders while complying with the Family Dollar board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General. Following discussion and after further consultation with its advisors, the board directed Mr. Levine to call Mr. Sasser to give Dollar Tree an opportunity to make a submission to the board, including the possibility of proposals to improve the terms of the merger agreement, before the board made a determination as to how to respond to Dollar General.

        Also on August 18, 2014, Family Dollar issued a press release confirming its receipt of Dollar General's proposal and noting that, consistent with its fiduciary duties, the board of directors of Family Dollar, in consultation with its legal and financial advisors, would carefully review and consider the proposal.

        On August 19, 2014, the Family Dollar board committee met, together with members of senior management and representatives of Morgan Stanley and Cleary Gottlieb, to review the proposal from Dollar General. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the proposal and the objective of maximizing value for stockholders while complying with the Family Dollar board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, including insights based on the August 13, 2014 meeting and other recent communications with the FTC. Following discussion and after further consultation with its advisors, the board committee met in executive session without Mr. Levine or other members of management, other than Mr. Snyder, present and resolved to recommend to the Family Dollar board that the board reject the Dollar General proposal and determine that, on the basis of antitrust regulatory considerations, Dollar General's proposal was not reasonably expected to lead to a superior proposal that "is reasonably likely to be completed on the terms proposed," as would be required by the Dollar Tree merger agreement in order for Family Dollar to commence negotiations with and provide due diligence access to Dollar General.

        On August 20, 2014, Mr. Sasser sent a letter to Mr. Levine stating that, due to antitrust and other concerns, Dollar Tree was not aware of any basis to conclude that Dollar General's proposal was reasonably expected to lead to a superior proposal and that the proposal did not provide a basis for Family Dollar to engage with Dollar General without committing a violation of Family Dollar's obligations under the Dollar Tree merger agreement.

        Also on August 20, 2014, the board of directors of Family Dollar met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to continue its review of the proposal from Dollar General and decide upon next steps. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the proposal and the objective of maximizing value for stockholders while complying with the Board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, including insights based on the August 13, 2014 meeting and other recent communications with the FTC. Following discussion and after further consultation with its advisors, the board of directors of Family Dollar unanimously determined that Dollar General's proposal was not reasonably expected to lead to a superior proposal and rejected that proposal on the basis of antitrust regulatory considerations and reaffirmed its recommendation in support of the merger agreement with Dollar Tree.

        Later in the day on August 20, 2014, Dollar General sent a letter to the board of directors of Family Dollar, the text of which follows:

  Dollar General Corporation
  100 Mission Ridge
  Goodlettsville, TN 37072
  U.S.A.

  August 20, 2014

  Board of Directors
  Family Dollar Stores, Inc.
  10401 Monroe Road
  Matthews, North Carolina 28201

  To the Board of Directors of Family Dollar Stores, Inc.:

  We have reviewed the Form S-4 on the background of your current merger agreement with Dollar Tree. As the Family Dollar Board of Directors considers our superior proposal, we believe it is important for you to take into account certain important facts that are not included in the Form S-4 relating to our interaction with your company.

  While the Form S-4 references various meetings between our companies' representatives over the years, it fails to mention that Dollar General representatives have consistently expressed a keen interest in putting our two companies together. The Form S-4 also fails to mention that on more than one occasion at such meetings, Howard Levine expressed his own interest in the social issues of a combination, including, among other things, his desire to be chief executive officer of the combined companies. We cannot help but question whether Dollar General's failure to embrace such requests by Mr. Levine weighed into Family Dollar's decision to pursue an agreement with Dollar Tree.

  As you are aware, we continued to express our interest in exploring a combination into June of this year. During the June 7, 2014, phone call referenced in the background section of the Form S-4, our representative reiterated Dollar General's interest in potentially acquiring Family Dollar and stated our preference to negotiate directly with the Board of Directors and not in the public media, as might be the case with an activist investor involved, and suggested a meeting with the Dollar General CEO as soon as possible.

  That meeting was held on June 19, 2014, just days before the Family Dollar Board decided to enter into exclusive negotiations with Dollar Tree. During the June 19 meeting, although noting that the timing was not optimal for Dollar General, our representatives expressed more than once our interest in exploring a combination with Family Dollar. At no time during this meeting did Mr. Levine indicate that there was a process, that there was any urgency to act or that there were discussions with another potential buyer. In fact, Mr. Levine's response to specific questions posed by our representatives gave us quite the opposite impression. Had we left the meeting with the belief that a sale of Family Dollar was imminent, we assure you that our course of action would have been different.

  At that meeting, the Dollar General representatives communicated to Mr. Levine that Dollar General's interest likely would be at a modest premium to the current stock price ($68.14 at such time). It is surprising, then, that, according to the Form S-4, your board was considering at that time a proposal in that range from Dollar Tree, and yet no representative of Family Dollar followed up with any representative of Dollar General after that meeting and before entering into the merger agreement with Dollar Tree.

  This lack of engagement is puzzling. Regrettably, as a result, we are now forced to factor a $305 million break-up fee into our offer—consideration that could have been better used to maximize value for the Family Dollar shareholders.

  Nonetheless, we have presented you with a superior proposal for your shareholders (although perhaps not for Mr. Levine personally), and we urge you to evaluate our proposal on its merits considering this full set of facts and in keeping with your obligation to consider first and foremost the best interests of your shareholders.

  Finally, we have heard the media reports in which unnamed sources close to Family Dollar are claimed to have expressed concern about antitrust matters relating to a potential acquisition by Dollar General. As we stated in our offer letter, we have engaged experienced counsel and an economist and have conducted extensive review and analysis of these matters, and we are confident that we will be able to quickly and efficiently resolve any potential antitrust issues. In fact, we believe that the number of store divestitures contained in our offer letter is more than sufficient to take this issue completely off the table. We remain ready to share with your counsel the conclusions of our extensive antitrust work once you have taken the appropriate steps under your existing merger agreement with Dollar Tree to enable us to begin discussions.

  We urge the Family Dollar Board of Directors to act in the best interests of the Family Dollar shareholders and take the necessary steps to enter into discussions with us.

Sincerely,
/s/ RICK DREILING Rick Dreiling Dollar General Corporation Chairman and Chief Executive Officer

        On August 21, 2014, Family Dollar issued a press release indicating that the board of directors of Family Dollar had unanimously rejected Dollar General's proposal on the basis of antitrust regulatory considerations. The text of the press release was as follows:

FAMILY DOLLAR BOARD OF DIRECTORS REJECTS PROPOSAL
FROM DOLLAR GENERAL BASED ON ANTITRUST ISSUES

FAMILY DOLLAR BOARD REAFFIRMS RECOMMENDATION IN
SUPPORT OF MERGER AGREEMENT WITH DOLLAR TREE

  MATTHEWS, NC—August 21, 2014—Family Dollar Stores, Inc. (NYSE: FDO) announced today that its Board of Directors has unanimously rejected the non-binding proposal made by Dollar General Corporation (NYSE: DG) on the basis of antitrust regulatory considerations. In addition, the Family Dollar Board unanimously reaffirmed its recommendation in support of the merger agreement with Dollar Tree, Inc. (NASDAQ: DLTR).

  In negotiating the merger agreement with Dollar Tree, the Family Dollar Board ensured that the agreement permits the Board, consistent with its fiduciary duties, to negotiate with, provide due diligence materials to, and even terminate the merger agreement to enter into a new agreement with, a competing bidder. However, as is customary, the Board may commence negotiations and due diligence access only if, among other factors, the Board determines that a proposal from a competing bidder is reasonably expected to lead to a superior proposal that "is reasonably likely to be completed on the terms proposed." The Family Dollar Board, after consultation with its financial and legal advisors who have conducted an extensive antitrust analysis, determined that the Dollar General proposal fails to satisfy this requirement. The Board's decision follows the unanimous recommendation of a committee of four non-management independent directors that has been overseeing the Company's consideration and exploration of strategic alternatives since January 2014. This committee consists of Glenn A. Eisenberg; Ed Garden; George R. Mahoney, Jr.; and Harvey Morgan.

  Howard R. Levine, Chairman and CEO of Family Dollar, stated, "Our Board of Directors, with the assistance of outside advisors and consultants, has been carefully analyzing the antitrust issues in a potential combination with Dollar General since the beginning of this year, as detailed in the Company's preliminary proxy statement that was filed by Dollar Tree with the SEC on August 11. Our Board reviewed, with our advisors, all aspects of Dollar General's proposal and unanimously concluded that it is not reasonably likely to be completed on the terms proposed. Accordingly, our Board rejects Dollar General's proposal and reaffirms its support for the pending merger with Dollar Tree."

  Mr. Levine continued, "I would also like to note that Dollar General's letter, sent late last night, contained blatant mischaracterizations and did nothing to address the antitrust issues in Dollar General's proposal."

  Ed Garden, a co-founder and partner at Trian Fund Management, L.P., a large shareholder of the Company, said, "Consistent with its fiduciary duties, the Company's Board has sought to maximize shareholder value while considering the certainty of closing a transaction. The CEO of Dollar General said he believes that antitrust is not a risk but did not put forth a proposal that eliminates regulatory risk for Family Dollar shareholders. Given the significant antitrust issues involved with Dollar General's proposal, we will not jeopardize the Dollar Tree deal for a transaction with Dollar General that has a high likelihood of not closing due to antitrust considerations. We remain fully committed to the Dollar Tree transaction."

  Prior to signing the merger agreement, the Family Dollar Board, working with its advisors, engaged a number of times since February 2013 with Dollar General, referred to in the preliminary proxy statement as Company A. In January 2014, representatives of Dollar General postponed and then cancelled a scheduled meeting with Family Dollar and said they would be in touch in the spring of 2014. As further detailed in the preliminary proxy statement, the Family Dollar Board, working with its advisors, initiated a strategic review in January 2014, which included an extensive antitrust analysis of a combination with Dollar General by the Company's outside legal advisors and an econometric consultant. Family Dollar contacted Dollar General on June 9, 2014, to request that the companies' respective antitrust lawyers meet to discuss antitrust law perspectives on a Family Dollar/Dollar General business combination. Dollar General declined to schedule a discussion on antitrust issues. A meeting was scheduled between the parties on June 19, 2014. Prior to that meeting, a number of shareholders (including the Company's largest shareholder at the time) and analysts publicly stated that a sale of the Company should or would occur imminently. At the June 19 meeting, representatives of Dollar General stated that they were not interested in pursuing a strategic transaction at that time. At the time of the June 19 meeting, Family Dollar was bound by a customary non-disclosure agreement with Dollar Tree that prohibited disclosure of the existence of any discussions with Dollar Tree.

  Glenn A. Eisenberg, chair of the committee of non-management independent directors overseeing Family Dollar's consideration and exploration of strategic alternatives since January, commented, "The directors have been diligent in their approach to the process that led up to the merger agreement with Dollar Tree and believe the Dollar Tree transaction offers substantial and certain value to our stockholders."

  Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Family Dollar and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

        Also on August 21, 2014, Dollar General issued a press release reaffirming its commitment to acquire Family Dollar. Dollar General did not offer any modification to its proposal in the press release.

        On August 23, 2014, Mr. Old sent a letter to Mr. Snyder expressing concern that press reports, about Family Dollar's willingness to engage with Dollar General if Dollar General made certain concessions relating to its proposal, may be the result of activity by Family Dollar or its representatives that was inconsistent with Family Dollar's no-solicitation undertaking in the Dollar Tree merger agreement. On August 26, 2014, Mr. Snyder responded to Mr. Old by reconfirming Family Dollar's commitment to continued compliance with such undertaking and noting that Dollar Tree had consented to the following statement by Mr. Garden in Family Dollar's press release of August 21, 2014: "The CEO of Dollar General said he believes that antitrust is not a risk but did not put forth a proposal that eliminates regulatory risk for Family Dollar shareholders."

        On September 2, 2014, Dollar General sent a letter to the board of directors of Family Dollar setting forth a revised non-binding, unsolicited proposal to acquire all of the outstanding shares of Family Dollar common stock for $80.00 in cash. In addition to the increased consideration, the letter indicated that Dollar General would be prepared to commit to divest only up to 1,500 retail stores in order to obtain requisite antitrust approvals and agree to pay a $500 million "reverse termination fee" in the event the requisite antitrust approvals could not be obtained. The text of the letter was as follows:

  Dollar General Corporation
  100 Mission Ridge
  Goodlettsville, TN 37072
  U.S.A.

  September 2, 2014

  Board of Directors
  Family Dollar Stores, Inc.
  10401 Monroe Road
  Matthews, North Carolina 28201

  To the Board of Directors of Family Dollar Stores, Inc.:

  We were extremely disappointed that our superior all-cash proposal was rejected by the Family Dollar Board of Directors without any discussions between our companies. We are confident that if the Family Dollar Board had agreed to engage with us and our counsel regarding the results of our extensive antitrust analysis, you would have concluded that our proposal is reasonably capable of being completed on the terms proposed. Despite our disappointment, we remain committed to completing a transaction that will provide your shareholders with superior value to the existing agreement with Dollar Tree and immediate and certain liquidity for their shares.

  Antitrust Matters

  Our antitrust analysis began well over a year ago and has included all of the major analyses that we would expect the Federal Trade Commission ("FTC") and its economist to perform in connection with a review of this proposed transaction. Since making our proposal on August 18, we have continued to refine our antitrust analysis with our experienced antitrust counsel and Compass Lexecon, our economist, and can confirm that this additional work has only increased our confidence in our ability to complete the proposed transaction and that the 700 store divestiture commitment in our prior proposal provided more than sufficient cushion to clear any FTC review.

  In addition, to further validate our analysis, we have engaged Richard Feinstein of Boies, Schiller & Flexner LLP to independently review our thorough antitrust work. As you may know, until June of 2013 Mr. Feinstein was the Director of the Bureau of Competition at the FTC. After a review of our work completed to date, Mr. Feinstein has informed us that he concurs in our view that the transaction can be completed on the terms previously proposed.

  Given our advisors' experience, as well as the extensive analysis we have performed, we have the highest confidence that our antitrust analysis and conclusions are correct. This leads us to believe that perhaps Family Dollar's advisors are analyzing this transaction as if it were a potential grocery store merger or utilizing data that tells a story much different than Dollar General's documents and data.

  This proposed transaction is not a traditional grocery store merger, and we do not believe that the FTC will take this approach. Rather, as outlined further below, we believe that the FTC will evaluate this transaction as involving a "fill-in" shop/trip instead of a "destination" or "stock-up" shop/trip.

  Additionally, although we do not yet have visibility to Family Dollar's documents and data, we do not believe that those documents and data will be the focus of the FTC's review. Instead, we believe that, as the acquirer, Dollar General's documents will be much more important to the FTC, and those documents and data will demonstrate, among other things, that:

  •
  Walmart, not Family Dollar, is the primary driver regarding Dollar General's strategic and pricing decisions;

  •
  Approximately 75% of Dollar General's SKUs are nationally priced (i.e., not subject to zone pricing);

  •
  Dollar General views the competitive market broadly, factoring in a wide variety of retail outlets, including mass, club, drug and grocery, as well as independent retailers, each of which acts as a competitive constraint on Dollar General's pricing;

  •
  Each of the above retail outlets sells the sort of items that Dollar General sells, and there is nothing unique about these products; and

  •
  Dollar General is a fill-in shop/trip, not a destination or stock-up shop/trip. Dollar General's customers are going to their primary destination stores weekly and have access to all of the same SKUs which are available for fill-in at Dollar General.

  We look forward to the time when our companies and their advisors are able to discuss these matters more openly with one another once you have taken the appropriate steps under your existing merger agreement to allow that to happen.

  Revised Offer

  We have listened carefully to the reasons you articulated for the rejection of our proposal and, while we disagree with your rationale, we are revising our previous proposal in an effort to further demonstrate our commitment to a transaction with Family Dollar. To that end, we hereby revise our proposal as follows:

  1.
  We agree to pay the Family Dollar shareholders $80.00 per share in cash for all outstanding shares, an amount that provides even more value and immediate liquidity for their shares. Our revised proposal provides Family Dollar's shareholders with approximately $640 million of additional aggregate value over Dollar Tree's offer and represents a premium of 31.9% over the closing price of $60.66 for Family Dollar stock on the day prior to the Dollar Tree announcement.

  2.
  As discussed above, based on the extensive work and analysis performed by our experienced antitrust counsel and economist, we do not believe that we would be ordered to divest more than the number of stores contained in our original offer (i.e., 700), if that many, and we believe that after we have shared that analysis with your counsel, you will agree. Nonetheless, to provide you with a concrete proposal that indisputably allows you to engage with us under the terms of your existing merger agreement and to demonstrate our commitment to this proposed transaction and the value it brings to Family Dollar shareholders, we are willing to agree to divest up to 1,500 stores, a commitment that provides you with even greater assurance that this transaction is capable of being completed on the terms proposed.

  3.
  As further evidence of our confidence in our ability to obtain the required antitrust approvals on the terms we have proposed, we also will agree to pay a $500 million "reverse break-up fee" to Family Dollar to eliminate any concerns you have about our ability to obtain such approvals and further increase the certainty of closing.

  Our revised proposal is not subject to any financing condition. Goldman Sachs and Citigroup Global Markets Inc. have agreed to provide committed financing for all of the financing necessary to consummate a transaction. The remaining terms of our prior proposal, including permitting Family Dollar to pay its customary quarterly dividend consistent with past practices through closing, continue to apply.

  The Board of Directors of Dollar General has unanimously approved this revised proposal and has authorized us to proceed expeditiously.

  Your existing agreement with Dollar Tree permits you to engage in discussions with us if you believe that our proposal "is reasonably likely to lead to a Company Superior Proposal" and does not require you to actually determine our proposal is, at this time, a Company Superior Proposal. There is no question that our proposal is economically superior to the existing transaction with Dollar Tree. While we believe your antitrust analysis has led you to a misplaced initial conclusion regarding the number of divestitures that may be required, we believe that the foregoing enhanced proposal and commitments should sufficiently address any concerns that led you to reject our prior proposal as "not reasonably likely to be completed on the terms proposed" and that, with these revised terms, the Family Dollar Board should engage with us. Only by engaging with us can you ensure that you have fulfilled your duty to your shareholders to be well-informed and that you have acted in the best interests of your shareholders to maximize the value of their shares.

  As we noted in our previous letter, we and our advisors stand ready to meet with you and your advisors to discuss our revised proposal immediately. We have engaged Goldman, Sachs & Co. as our financial advisor and Simpson Thacher & Bartlett LLP as our legal advisor in connection with this transaction.

  Please note that this letter is not meant to, and does not, create or constitute any legally-binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally-binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

  Given the details of our revised proposal, we are certain that you will conclude that our revised proposal is a "Company Superior Proposal" and you will take the appropriate steps under your existing merger agreement with Dollar Tree to enable us to begin discussions so that we may enter into a definitive merger agreement. However, in the event you refuse to engage with us regarding our revised proposal, we will consider taking our persuasive and superior proposal directly to your shareholders, as we are firmly committed in our belief that a combination of our companies is in their best interests.

  We look forward to hearing from you.

Sincerely,
/s/ RICK DREILING Rick Dreiling Dollar General Corporation Chairman and Chief Executive Officer

        Also on September 2, 2014, Family Dollar issued a press release confirming its receipt of Dollar General's revised proposal and noting that, consistent with its fiduciary duties and subject to the terms of the Dollar Tree merger agreement, the board of directors of Family Dollar, in consultation with its legal and financial advisors, would review and consider the revised proposal.

        Later in the day on September 2, 2014, the Family Dollar board committee met, together with members of senior management and representatives of Morgan Stanley and Cleary Gottlieb, to review the revised proposal from Dollar General. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the revised proposal and the objective of maximizing value for stockholders while complying with the Family Dollar board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, taking into account the terms of Dollar General's revised proposal and including insights based on recent communications with the FTC. During the course of the meeting, Mr. Levine received a letter from Mr. Sasser stating that, due to antitrust and other concerns, Dollar Tree was of the belief that the revised Dollar General proposal did not provide a basis for Family Dollar to engage with Dollar General without committing a violation of Family Dollar's obligations under the Dollar Tree merger agreement. The letter also stated that Dollar Tree was willing to amend the Dollar Tree merger agreement to provide for a "hell or high water" antitrust commitment from Dollar Tree. Following discussion and after further consultation with its advisors, the board committee met in executive session without Mr. Levine or other members of management present and resolved to recommend to the Family Dollar board that the board reject the revised Dollar General proposal and determine that, on the basis of antitrust regulatory considerations, Dollar General's revised proposal was not reasonably expected to lead to a superior proposal that "is reasonably likely to be completed on the terms proposed," as would be required by the Dollar Tree merger agreement in order for Family Dollar to commence negotiations with and provide due diligence access to Dollar General. The board committee also resolved to recommend to the Family Dollar board that it accept Dollar Tree's offer to amend the Dollar Tree merger agreement to provide for the proposed "hell or high water" antitrust commitment from Dollar Tree.

        On September 4, 2014, Mr. Sasser sent Mr. Levine a revised letter which explained that the "hell or high water" commitment referred to in Dollar Tree's September 2, 2014 letter was a commitment to divest any and all stores required by the antitrust regulators and reiterating that Dollar Tree was of the belief that the revised Dollar General proposal did not provide a basis for Family Dollar to engage with Dollar General without committing a violation of Family Dollar's obligations under the Dollar Tree merger agreement.

        Also on September 4, 2014, the board of directors of Family Dollar met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to review the revised proposal from Dollar General and the letters received from Dollar Tree and decide upon next steps. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the revised proposal and the objective of maximizing value for stockholders while complying with the Family Dollar board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, taking into account the terms of Dollar General's revised proposal and including insights based on recent communications with the FTC. The considerations taken into account by the board included that (i) Family Dollar was already deeply involved in the FTC's review of its transaction with Dollar Tree, (ii) the FTC's antitrust analysis in retail mergers was well established, (iii) the FTC had already seen extensive evidence that Dollar General is a major factor in Family Dollar's pricing, (iv) there was a substantial risk that the FTC would assert that a transaction between Family Dollar and Dollar General would lead to higher pricing, regardless of how Dollar General sets its own prices, (v) Dollar General did not assert that Family Dollar has no effect on its prices, (vi) Dollar General had acknowledged its similarity to Family Dollar, (vii) the FTC would review the potential impact of the transaction on competition in very narrow local geographies, the sheer number of local retail overlaps would be among the greatest the FTC has ever reviewed and such a detailed review of so many local geographic areas would likely result in a prolonged review process, and (viii) Family Dollar and Dollar Tree anticipated receiving a "second request" from the FTC. The directors also reviewed and discussed, in consultation with the advisors, a draft amendment to the Dollar Tree merger agreement that would provide for the commitment from Dollar Tree to divest as many stores as necessary or advisable to obtain antitrust clearance of the Dollar Tree merger. Representatives of Morgan Stanley confirmed the continued applicability of their financial analyses, from July 27, 2014, of the Dollar Tree merger. The Family Dollar board then discussed the increased certainty in obtaining FTC clearance for a Dollar Tree—Family Dollar combination provided by Dollar Tree's new commitment, as well as the uncertainty associated with obtaining FTC clearance of a Dollar General—Family Dollar combination on the terms proposed by Dollar General. Following such discussion and after further consultation with its advisors, the board of directors of Family Dollar unanimously determined that Dollar General's revised proposal was not reasonably expected to lead to a superior proposal and rejected the revised proposal on the basis of antitrust regulatory considerations, approved Family Dollar's entry into the merger agreement amendment and reaffirmed its recommendation in support of the amended merger agreement with Dollar Tree. Later that day, Family Dollar and Dollar Tree entered into Amendment No. 1 to the Dollar Tree merger agreement, pursuant to which Dollar Tree committed to divest as many stores as necessary or advisable to obtain antitrust clearance of the Dollar Tree merger.

        On September 5, 2014, Family Dollar issued a press release indicating that the board of directors of Family Dollar had unanimously rejected Dollar General's proposal on the basis of antitrust regulatory considerations. The text of the press release was as follows:

FAMILY DOLLAR BOARD OF DIRECTORS REJECTS REVISED
PROPOSAL FROM DOLLAR GENERAL BASED ON ANTITRUST
ISSUES

FAMILY DOLLAR BOARD REAFFIRMS RECOMMENDATION IN
SUPPORT OF TRANSACTION WITH DOLLAR TREE

DOLLAR TREE COMMITS TO DIVEST AS MANY STORES AS
REQUIRED FOR ANTITRUST APPROVAL

DOLLAR TREE TRANSACTION EXPECTED TO CLOSE AS EARLY AS
END OF NOVEMBER

  MATTHEWS, NC—September 5, 2014—Family Dollar Stores, Inc. (NYSE:FDO) announced today that its Board of Directors has unanimously rejected the revised, non-binding proposal made by Dollar General Corporation (NYSE:DG) on September 2, 2014, on the basis of antitrust regulatory considerations.

  Family Dollar's merger agreement with Dollar Tree contains a customary provision that permits Family Dollar to enter into discussions and share information with any competing bidder, but only if the Board is able to determine that failure to do so would be inconsistent with its fiduciary duties and that the unsolicited, written proposal from the competing bidder would be reasonably expected to lead to a proposal that is not only financially superior, but also "reasonably likely to be completed on the terms proposed."

  Howard R. Levine, Chairman and CEO of Family Dollar, said, "Our Board of Directors, with the assistance of outside advisors and consultants, reviewed all aspects of Dollar General's revised proposal and unanimously concluded that it is not reasonably likely to be completed on the terms proposed. There is a very real and material risk that the transaction proposed by Dollar General would fail to close, after a lengthy and disruptive review process. Accordingly, our Board has rejected Dollar General's revised proposal and reaffirmed its support of the transaction with Dollar Tree, which delivers attractive value in the form of immediate upfront cash and upside participation in a combined Dollar Tree—Family Dollar entity, as well as closing certainty."

  Ed Garden, a Family Dollar director and co-founder and Chief Investment Officer at Trian Fund Management, L.P., a large shareholder of the Company, stated, "We are focused on delivering to Family Dollar shareholders the highest value with certainty, and the Dollar Tree transaction does just that. Dollar Tree has taken the antitrust risk off the table by committing to divest as many stores as necessary to obtain antitrust clearance. We remain fully committed to the Dollar Tree transaction."

  Mr. Garden continued, "Dollar General's revised proposal, on the other hand, does not eliminate regulatory risk for Family Dollar shareholders. Dollar General has repeatedly stated that antitrust is not a risk, yet they have put forth proposals that require Family Dollar shareholders to bear the ultimate risk. Receiving a reverse breakup fee with an after-tax value of less than $3 a share does virtually nothing to compensate the Family Dollar shareholders for assuming that risk."

  The Family Dollar Board's unanimous determination to reject Dollar General's revised proposal and to accept Dollar Tree's commitment to divest as many stores as required for antitrust approval follows the unanimous recommendation of a committee of four non-management independent directors that has been overseeing the Company's consideration and exploration of strategic alternatives since January 2014. This committee consists of Glenn A. Eisenberg, Ed Garden, George R. Mahoney, Jr., and Harvey Morgan.

  Understanding the Antitrust Risks

  In rejecting Dollar General's revised proposal, the Family Dollar Board took into account, after consultation with its outside advisors, the following considerations:

  •
  Federal Trade Commission ("FTC") Review.  Family Dollar, unlike Dollar General, is already deeply involved in the FTC's review of its transaction with Dollar Tree and has seen first-hand the issues and types of evidence that the FTC is focusing on, all of which have completely confirmed its regulatory analysis.

  •
  The FTC's antitrust analysis in retail mergers is well established.  The FTC examines specific evidence—actual pricing data, pricing policies, and internal company documents—to determine whether a transaction is likely to lead to higher consumer prices. The mere fact that other retailers sell the same products is not a sufficient defense if these other retailers do not impose the same pricing constraints that the parties to the proposed merger impose on each other. Specifically, the FTC asks what would happen under each of the merging parties' current pricing policies if the parties no longer had to compete with each other. In the past, where merging parties have used "zone pricing" to lower prices only in local geographies where they compete with each other, the FTC has taken the position that prices will go up post-merger and has challenged or blocked mergers on that basis.

  •
  The FTC has already seen extensive evidence that Dollar General is a major factor in Family Dollar's pricing.  Far more than 1,500 Family Dollar stores are in zones where pricing is based solely on the presence of local Dollar General stores, and thousands more are in zones where pricing is based on both Dollar General and Wal-Mart stores nearby. The FTC's antitrust policy guidelines and precedents and Family Dollar's first-hand experience with the FTC over the last several weeks confirm the serious risk that the FTC will take the position that Family Dollar's pricing policies would immediately lead to higher prices in thousands of locations if Dollar General were no longer an independent competitor.

  •
  There is a substantial risk that the FTC will assert that a transaction between Family Dollar and Dollar General will lead to higher pricing, regardless of how Dollar General sets its own prices.  The FTC's Horizontal Merger Guidelines and consistent enforcement policy make clear that it will look at both sides of the equation—how Dollar General affects Family Dollar's pricing, and vice versa. Dollar General's assertion that the FTC will only focus on its documents and pricing policies is incorrect and misleading.

  •
  Dollar General does not assert that Family Dollar has no effect on its prices.  Rather, Dollar General says that its own pricing is driven "primarily" by Wal-Mart. Presumably the limited nature of Dollar General's statement is because some of Dollar General's prices are set based on Family Dollar, particularly in the thousands of local areas where Wal-Mart is absent. Dollar General indicates that around 25% of SKUs may be priced based on local pricing zones. The FTC will likely be concerned that these prices will increase due to the transaction, and much more than 25% of the volume and revenue may be impacted, as Family Dollar believes that Dollar General uses zone pricing for many high-volume or high-revenue SKUs. Thus, the volume and revenue associated with these zone priced SKUs may be much more significant than the number of zone priced SKUs.

  •
  Dollar General has acknowledged its similarity to Family Dollar. Richard Dreiling, Dollar General's Chief Executive Officer, complicated the antitrust defense of its own proposal considerably by publicly suggesting, at the time of the initial proposal, that Family Dollar is a more important competitor to Dollar General than even the small format Wal-Mart stores:  "I will tell you [Wal-Mart has] opened up several [new stores] against us. In all honesty, the hit we've taken on those so far has actually been less than what happens when a Family Dollar opens up."

  •
  The FTC will review the potential impact of the transaction on competition in very narrow local geographies since, as Dollar General notes, the FTC will evaluate competition for "fillin" trips. A Dollar General merger with Family Dollar would involve nearly 20,000 stores, and the sheer number of local retail overlaps would be among the greatest the FTC has ever reviewed.  Dollar General and Family Dollar compete in thousands of local geographies, with more than 6,000 Family Dollar stores competing with a Dollar General store within three miles. Many of these stores—far more than 1,500—do not have a Wal-Mart within the same distance. The FTC's detailed review of so many local geographic areas would likely result in a prolonged review process. Further, the FTC will likely give this proposed transaction particularly close scrutiny because both Dollar General and Family Dollar focus on selling basic needs at low prices to lower-income customers. Finally, before approval, the FTC would likely require that Dollar General find a divestiture buyer and negotiate and execute an acceptable divestiture agreement. The divestiture buyer would need to be an entity that would be able to maintain the pre-merger competitive impact of these stores. All told, the FTC's review of a Dollar General acquisition could take close to a year or longer if the transaction ends up in litigation.

  •
  Family Dollar and Dollar Tree anticipate receiving a request for additional information ("second request") from the FTC.  A second request has been expected, even though Dollar Tree and Family Dollar, unlike Dollar General and Family Dollar, have very different business models, generally sell different products, are not close competitors, and have limited geographic overlap. In addition, Dollar Tree's role in Family Dollar's pricing is insignificant. The fact that a second request is expected for the Dollar Tree transaction clearly shows the very close scrutiny a Dollar General transaction would receive.

  Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Family Dollar and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

        Also on September 5, 2014, Family Dollar and Dollar Tree issued a joint press release announcing their entry into Amendment No. 1 to the Dollar Tree merger agreement, that the two companies accelerated their expectations for a closing date for the merger to as early as the end of November 2014 and that they expected the FTC to issue a "second request" for additional information in connection with the merger on September 8, 2014.

        Later that day, Dollar General issued a press release stating that it remained committed to acquiring Family Dollar and that it was evaluating its next steps. Dollar General did not offer any modification to its proposal in the press release.

        On September 8, 2014, Family Dollar and Dollar Tree each received a "second request" for additional information from the FTC in connection with Dollar Tree's pending acquisition of Family Dollar. A more detailed description of the second request is provided in the section entitled "—Regulatory Approvals" beginning on page 134 of this proxy statement/prospectus.

        On September 10, 2014, Dollar General commenced the Dollar General tender offer.

        On September 15, 2014, the board of directors of Family Dollar met, with senior management and representatives from Cleary Gottlieb and Morgan Stanley present, to review the Dollar General tender offer and decide upon next steps. At the meeting, the directors, in consultation with representatives of Morgan Stanley, Cleary Gottlieb and management, reviewed the Dollar General tender offer and the objective of maximizing value for stockholders while complying with the Family Dollar board's obligations under the Dollar Tree merger agreement. In addition, the directors reviewed with Cleary Gottlieb analyses of the Dollar General tender offer and, from antitrust law perspectives, of possible business combination transactions with Dollar Tree and Dollar General, taking into account the terms of the Dollar General tender offer and including insights based on recent communications with the FTC. The considerations taken into account by the board are discussed in greater detail in the section entitled "—Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger" beginning on page 99 of this proxy statement/prospectus and included discussion of the fact that it would be impossible for any shares to be accepted by Dollar General at the Dollar General tender offer's scheduled expiration date. At the meeting, Mr. Garden conveyed Trian's concern about the tender offer's condition that Trian sign a tender and support agreement that would render Trian unable to transfer its shares of Family Dollar stock for an extended period of time. This view was based on the current uncertainties, including the antitrust regulatory risks, of the Dollar General tender offer and the potential length of time it might take to overcome those risks before the tender offer could close. Following these discussions and after further consultation with its advisors, the board of directors of Family Dollar unanimously determined that neither the Dollar General tender offer nor the proposal contained within the tender offer was either a Company Superior Proposal (as defined in the Dollar Tree merger agreement) or reasonably expected to lead to a Company Superior Proposal, and recommended that Family Dollar stockholders reject the Dollar General tender offer and not tender their shares pursuant to the Dollar General tender offer, and reaffirmed its recommendation in support of the Dollar Tree merger agreement.

        On September 17, 2014, Family Dollar filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 to announce its recommendation that Family Dollar stockholders reject the Dollar General tender offer and not tender their shares pursuant to the Dollar General tender offer and the reaffirmation of its recommendation in support of the Dollar Tree merger agreement.

        On September 19, 2014, Dollar General filed with the SEC a preliminary proxy statement on Schedule 14A with respect to the solicitation of proxies by Dollar General in opposition to the Dollar Tree merger.

        On October 1, 2014, Dollar General amended the Offer to, among other things, extend the expiration date to October 31, 2014.

        On October 10, 2014, the FTC issued a "second request" in connection with its review of the Offer.

        On October 17, 2014, Family Dollar received a notice from Elliot Advisors (UK) Limited that purported to preserve the ability of Elliot Advisors (UK) Limited to seek to elect seven directors if there were to be a 2015 annual meeting of the stockholders of Family Dollar.

        On October 20, 2014, Family Dollar issued a press release announcing that it had established October 30, 2014 as the record date for determining stockholders entitled to receive notice of, and vote at, the special meeting, at which stockholders will be asked to adopt the Dollar Tree merger agreement.

        On October 21, 2014, Family Dollar issued a press release announcing it had certified substantial compliance with the FTC's second requests for both the Dollar Tree merger and the Offer, and indicated its understanding of the timelines for when the waiting period under the HSR Act could expire for each of the respective transactions. The text of the press release was as follows:

FAMILY DOLLAR CERTIFIES SUBSTANTIAL COMPLIANCE WITH
FTC'S SECOND REQUESTS

  MATTHEWS, NC—October 21, 2014—Family Dollar Stores, Inc. ("Family Dollar") (NYSE:FDO), a leading national discount retailer offering name brands and quality, private brand merchandise, announced today that it has certified substantial compliance with the Federal Trade Commission's ("FTC's") Request for Additional Information and Documentary Materials ("Second Request"), dated September 8, 2014, regarding the proposed acquisition ("Proposed Merger") of Family Dollar by Dollar Tree, Inc. ("Dollar Tree") (NASDAQ: DLTR). Pursuant to a timing agreement governing the schedule for the remainder of the FTC staff's investigation, Family Dollar understands that Dollar Tree expects to certify substantial compliance with the FTC by November 7, 2014. The 30-day HSR waiting period will expire 30 days after both parties certify substantial compliance, unless terminated earlier by the FTC or extended by an agreement among the parties and the FTC.

  Family Dollar has also announced that it has certified substantial compliance with the October 10, 2014 Second Request issued by the FTC in connection with Dollar General Corporation's ("Dollar General's") (NYSE: DG) unsolicited conditional tender offer to acquire all of the outstanding common stock of Family Dollar. Family Dollar has received no information from Dollar General about when it intends to comply with its own Second Request, nor whether Dollar General intends to enter into a timing agreement with the FTC. The 30-day HSR waiting period associated with Dollar General's unsolicited conditional offer will expire 30 days after both parties certify substantial compliance, unless terminated earlier by the FTC or extended by an agreement among the parties and the FTC. Family Dollar continues to believe, based on its discussions with the FTC staff, that the FTC review of the Dollar General tender offer will continue well into 2015.

  Family Dollar is committed to cooperating with the FTC's investigations of both transactions, and providing all of the necessary information from Family Dollar for the FTC to advance its review of both potential transactions as promptly as practicable.

Recommendation of the Family Dollar Board of Directors; Family Dollar's Reasons for the Merger

        In reaching its decision on September 15, 2014 to (i) recommend that Family Dollar's stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and (ii) reaffirm its recommendation that Family Dollar's stockholders adopt the merger agreement with Dollar Tree, and in reaching its decision on October 13, 2014 to (i) reaffirm its recommendation that Family Dollar's stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and (ii) reaffirm its recommendation that Family Dollar's stockholders adopt the merger agreement with Dollar Tree, the Family Dollar board of directors, as described above in the section entitled "—Background of the Merger", met, consulted with Family Dollar's senior management and its legal and financial advisors at Cleary Gottlieb and Morgan Stanley, and considered a number of factors, including its knowledge of the business, assets, and liabilities, results of operations, financial performance, strategic direction and prospects of each of Family Dollar, Dollar Tree and Dollar General (taking into account the results of Family Dollar's due diligence of

Dollar Tree and publicly available information with respect to Dollar General), as well as the risks in achieving those prospects (including uncertainties associated with implementing Family Dollar's stand-alone strategic plan and achieving the related internal financial forecasts), the analyses, from antitrust law perspectives, of potential combinations of Family Dollar with Dollar Tree and Dollar General, respectively, prepared by Cleary Gottlieb with input from its economic consultant, NERA Economic Consulting, feedback from the FTC received in connection with the FTC's review of the Dollar Tree merger, and the anticipated effects of the transaction contemplated by the Dollar Tree merger agreement, on the one hand, and the transaction contemplated by the Dollar General tender offer, on the other hand.

        In recommending that Family Dollar stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and reaffirming its recommendation that Family Dollar's stockholders adopt the Dollar Tree merger agreement, the various factors that the board of directors of Family Dollar considered included, among others and not necessarily in order of relative importance:

1.     The Dollar General tender offer is not reasonably likely to be consummated on the terms proposed due to antitrust regulatory considerations.

  •
  The Dollar General tender offer is subject to antitrust clearance under the HSR Act

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  No shares of Family Dollar stock may be accepted for tender until HSR clearance occurs

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  Dollar Tree has taken the antitrust risk off the table by committing to divest as many stores as necessary to obtain antitrust clearance of the Dollar Tree transaction

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  Dollar General's refusal to eliminate antitrust regulatory risk indicates that Dollar General is aware of the risk and is unwilling to bear this risk

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  Family Dollar is already deeply involved in the FTC's review of its transaction with Dollar Tree and has seen first-hand the issues and types of evidence that the FTC is focusing on, all of which have confirmed Family Dollar's regulatory analysis

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  The FTC will review the potential impact of the transaction in narrow local geographies

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  The FTC will analyze each merger party's pricing data, documents and policies to determine if either party's prices are likely to increase as a result of the transaction

  •
  Dollar General and Family Dollar have nearly identical store formats and product mixes

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  More than 6,000 Family Dollar stores compete with a Dollar General store within 3 miles

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  Far more than 1,500 of these stores do not have a Wal-Mart within the same 3-mile distance

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  The same is true for distances other than 3 miles

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  The FTC is likely to take the position that Family Dollar's pricing model would immediately lead to higher prices in thousands of locations if Dollar General was no longer an independent competitor

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  Far more than 1,500 Family Dollar stores are in zones where pricing is based solely on the presence of local Dollar General stores

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  Thousands of additional Family Dollar stores are in zones where pricing is based on both Wal-Mart and Dollar General stores nearby

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  The stock keeping units (which we refer to in this proxy statement/prospectus as "SKUs") subject to zone pricing account for approximately half of Family Dollar's revenues

    •
    Family Dollar also often bases its non-zoned prices on Dollar General's pricing

  •
  Dollar General states that its prices are based "primarily" on Wal-Mart, but fails to state the degree to which its prices are based on Family Dollar:

  •
  Presumably the limited nature of Dollar General's statement is because some of Dollar General's prices are set based on Family Dollar, particularly in thousands of local areas where Wal-Mart is absent

  •
  Dollar General's CEO stated on August 18, 2014 that Family Dollar has a greater effect on Dollar General than even small format Wal-Mart stores: "I will tell you [Wal-Mart has] opened up several [new stores] against us. In all honesty, the hit we've taken on those so far has actually been less than what happens when a Family Dollar opens up." This statement by Dollar General risks enhancing FTC concerns that Dollar General and Family Dollar constrain each other's prices, even in areas where Wal-Mart is present, and that prices will rise if there is a combination of Dollar General and Family Dollar

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  Dollar General indicates that around 25% of its SKUs may be priced based on local pricing zones:

  •
  This 25% likely represents well over 25% of Dollar General's volumes/revenues

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  Family Dollar regularly price-checks Dollar General's high volume SKUs and has found significant price variation by geography, indicating local pricing

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  The FTC will likely be concerned that these prices will increase if the Dollar General tender offer were consummated

2.     The Dollar Tree merger has a very high likelihood of receiving HSR clearance, and Dollar Tree has agreed to divest all the stores that are necessary or advisable to obtain HSR clearance.

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  The Family Dollar board, based on consultations with its antitrust counsel, after taking into account feedback from the FTC and considering the commitment by Dollar Tree to make all store divestitures that are necessary or advisable, has determined that there is a very high likelihood that the Dollar Tree merger will receive antitrust clearance.

3.     The Dollar Tree merger may be in a position to close before the end of calendar year 2014, while the Dollar General tender offer may take substantially longer to close, even if Dollar General were willing to make all divestitures required by the FTC and thereby avoid time-consuming litigation.

  •
  Based on discussions with Dollar Tree and the FTC, we believe that the Dollar Tree merger could be in a position to close by as early as December, although we cannot provide assurance as to timing as a number of factors may cause the closing date for the Dollar Tree merger to extend into the new year.

  •
  The Dollar General tender offer may take substantially longer to close. On October 10, 2014, the FTC issued a "second request" in connection with its review of the Dollar General tender offer. Responding to the "second request" will require Dollar General to provide a large amount of information and data and can be expected to take two to six months.

  •
  After this initial two to six-month period during which Dollar General is complying with the "second request", there could be a subsequent period that may last up to six months before closing of the Dollar General tender offer even if (i) the FTC were to decide not to sue to block the transaction and (ii) Dollar General were willing to divest whatever assets, properties and rights were required by the FTC. During this subsequent period, Dollar General would engage in advocacy with the FTC and negotiate an agreement as to the assets, properties and rights to divest. Then, if there is an agreement successfully reached with the FTC on divestitures and therefore no litigation with the FTC, Dollar General would have to find a buyer for the divested assets and properties and execute agreements with respect to all the divestiture transactions. The buyer of the divested assets and properties would have to be approved by the FTC. Given the FTC's policies, all of these actions would likely need to occur before the Dollar General tender offer can close and Dollar General can acquire any tendered shares. This timeline may stretch out as long as a year, even assuming there is no litigation with the FTC. Litigation between Dollar General and the FTC would make the timeline to clearance of the Dollar General tender offer considerably longer.

4.     Dollar General has not made any commitment to extend the Dollar General tender offer long enough to permit HSR clearance to be obtained.

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  Dollar General is obligated to make good on the Dollar General tender offer so long as its tender offer is outstanding. But once the Dollar General tender offer expires on October 31, 2014 without HSR clearance having been obtained, Dollar General is free to walk away from its tender offer.

  •
  Even though Dollar General is likely aware that it will take several months, at best, to obtain HSR clearance, there is no commitment by Dollar General to extend and keep open the Dollar General tender offer until Dollar General has resolved the HSR clearance process.

  •
  Even if Dollar General continuously extends the Dollar General tender offer over the many months until HSR clearance occurs, Dollar General may adversely modify the terms of its tender offer, including the price, in connection with any of these extensions of the Dollar General tender offer.

  •
  Dollar Tree is bound by the Dollar Tree merger agreement and cannot walk away except under narrowly specified circumstances set forth in the merger agreement. Dollar General, on the other hand, may elect to walk away from its tender offer after any scheduled expiration date for the Dollar General tender offer and has not made any commitment to the contrary.

5.     The Dollar General tender offer may be designed to cause the stockholders of Family Dollar to refrain from approving the Dollar Tree merger and harm Family Dollar's business, rather than to result in a successful acquisition of Family Dollar by Dollar General.

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  On June 19, 2014, Dollar General indicated to Family Dollar that it was not interested in a strategic transaction with Family Dollar at that time.

  •
  The announcement of Mr. Dreiling's retirement on June 27, 2014 reinforced the message delivered on June 19 by representatives of Dollar General that Dollar General was not interested in a business combination transaction with Family Dollar at that time.

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  There are potential commercial advantages to Dollar General arising from prevention of the Dollar Tree merger.

  •
  Despite Dollar General's statements that it has taken "this issue [of antitrust risk] completely off the table", Family Dollar stockholders continue to bear antitrust risk under the Dollar General tender offer.

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  Dollar General's antitrust approval process has been delayed because Dollar General failed to file with the FTC until Dollar General commenced its tender offer and Dollar General elected a longer 30-day waiting period rather than the 15-day waiting period applicable to a cash tender offer.

  •
  No shares tendered in the Dollar General tender offer will be purchased by Dollar General on the scheduled expiration date.

  •
  On October 10, 2014, the FTC issued a "second request" in connection with its review of the Offer. This has extended the waiting period under the HSR Act to 11:59 pm on the 30th day after substantial compliance with the second request, which can be expected to take two to six months. Thus, the extended HSR waiting period will not even have expired by the Offer's scheduled expiration date.

6.     The Dollar Tree merger agreement prohibits Family Dollar from engaging in discussions with or providing information to Dollar General.

  •
  The Dollar Tree merger agreement expressly prohibits Family Dollar from engaging in discussions with or providing information to Dollar General.

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  The Dollar Tree merger agreement permits discussions and the provision of access to information only if, among other criteria, Dollar General makes a proposal that is reasonably expected to lead to a superior proposal that is reasonably likely to be consummated on the terms proposed.

  •
  The Dollar General tender offer is not reasonably likely to be consummated on the terms proposed due to antitrust regulatory considerations and therefore the Dollar Tree merger agreement prohibits Family Dollar from engaging in discussions with or providing information to Dollar General.

  •
  This prohibition is entirely customary for merger agreements, and was important to Dollar Tree's willingness to execute the merger agreement.

7.     In addition to HSR clearance, the Dollar General tender offer is subject to numerous other conditions that detract materially from the Dollar General tender offer's certainty, including the following conditions.

  •
  The "Merger Agreement Condition"—Dollar General and Family Dollar must have entered into a definitive merger agreement in form and substance satisfactory to Dollar General in its reasonable discretion. Dollar General, so long as it is acting within its "reasonable discretion," may unilaterally control whether this condition can be satisfied. Dollar General has reserved for itself the ability to effectively render its tender offer moot simply by exercising its reasonable discretion. Dollar Tree, on the other hand, is locked into the Dollar Tree merger agreement with only narrowly crafted termination rights.

  •
  The "Tender and Support Agreement Condition"—Dollar General, Trian and Mr. Levine must have entered into tender and support agreements in form and substance satisfactory to Dollar General in its reasonable discretion. Dollar General, so long as it is acting within its "reasonable discretion," may unilaterally control whether this condition can be satisfied. Dollar General has reserved for itself the ability to effectively render its tender offer moot simply by exercising its reasonable discretion.

8.     The Dollar Tree merger will deliver substantial and certain value to Family Dollar's stockholders.

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  Approximately 20% of the consideration in the Dollar Tree merger consists of stock of the combined company, which stock is expected to generate value based on the Family Dollar board's consideration of:

  •
  Results of Family Dollar's due diligence investigation of Dollar Tree and the reputation, business practices and experience of Dollar Tree and its management;

    •
    How the combined company may be able to help address Family Dollar's strategic vulnerabilities and increase competitiveness with other competitors in the industry; and

    •
    How the combined company is expected to enhance operating efficiencies and generate meaningful synergies after combining their operations

  •
  The stock component of the merger consideration in the Dollar Tree merger will allow Family Dollar's stockholders to participate in the benefits of the anticipated synergies from the transaction following the closing of the Dollar Tree merger, while the cash portion of the merger consideration will provide liquidity and certainty of value upon the consummation of the Dollar Tree merger

  •
  The stock portion of the merger consideration in the Dollar Tree merger is subject to a 10% collar mechanism which helps protect the value of the stock consideration during the pendency of the transaction

  •
  The merger consideration in the Dollar Tree merger as of July 25, 2014 represented an approximately 28% premium to Family Dollar's common stock's unaffected closing price of $58.04 on April 4, 2014, the last trading day before Icahn began accumulating Family Dollar stock

  •
  The merger consideration finally agreed to in the Dollar Tree merger was the result of successive, negotiated increases by Dollar Tree from its original proposed merger consideration of $68.00 to $70.00 per share of Family Dollar common stock

  •
  Morgan Stanley rendered its opinion to Family Dollar's board of directors on July 27, 2014 to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the Dollar Tree merger agreement was fair from a financial point of view to such holders, as more fully described in the section entitled "The Merger—Opinion of Family Dollar's Financial Advisor" beginning on page 110 of this proxy statement/prospectus; and presentations by Morgan Stanley of financial analyses at subsequent Family Dollar board meetings that were similar to the financial analyses presented by Morgan Stanley on July 27, 2014

Additional Factors Considered by the Family Dollar Board of Directors

        In addition to the factors set forth above, in reaching its decision on July 27, 2014 and September 4, 2014 to approve, and declare advisable, the Dollar Tree merger agreement and resolving that it recommends (and its subsequent decisions, on August 20, 2014, September 5, 2014, September 15, 2014 and October 13, 2014, to reaffirm its recommendation) that Family Dollar's stockholders adopt the Dollar Tree merger agreement, the board of directors of Family Dollar considered various factors that weighed positively in favor of the Dollar Tree merger agreement, the Dollar Tree merger and the other transactions contemplated by the Dollar Tree merger agreement including, among others and not necessarily in order of relative importance:

  •
  Possibility that, if the Dollar Tree merger agreement were terminated and a transaction with Dollar General did not obtain antitrust clearance, neither Dollar Tree nor any other third party would be interested in acquiring Family Dollar or, if interested, would be willing to pay consideration that is equivalent to or greater than the consideration Family Dollar stockholders would receive in the Dollar Tree merger

  •
  That, if Dollar General did not obtain antitrust clearance, the $500 million reverse break-up fee contemplated by the Dollar General tender offer would only provide Family Dollar stockholders about $3 per share of after-tax value

  •
  The present value of the consideration that would be received if the Dollar General tender offer were to be consummated is less than $80.00 per share due to the lengthy period that is expected in the event the tender offer receives HSR clearance

  •
  Potential strategic alternatives available to Family Dollar, including the possibility of remaining a stand-alone entity, and the assessment of the Family Dollar board of directors, in consultation with Morgan Stanley, senior management and Cleary Gottlieb, that no other alternatives reasonably available to Family Dollar at that time were likely to create greater value for Family Dollar stockholders than the Dollar Tree merger, particularly in recognition of the ongoing risks that Family Dollar faces in an industry with intense competition

  •
  Risk that Family Dollar's performance may not meet, and in recent quarters had not met, market expectations, which could adversely affect the trading range of Family Dollar's share price, and that Family Dollar's performance may not meet publicly available Wall Street projections or internal forecasts (including the Family Dollar forecasts) and that, as reflected in the Family Dollar sensitivity case, EBITDA margin may cease to grow following the 2016 fiscal year (or may cease to grow or decrease even earlier due to risks and uncertainties surrounding the Family Dollar sensitivity case)

  •
  Strategic vulnerabilities facing Family Dollar's business, in particular with respect to the risks associated with competing with competitors that may have better purchasing power and execution capabilities, and an enhanced ability to lower expenses and leverage costs

  •
  Despite a number of statements by high profile, activist stockholders and reports by prominent research analysts to the effect that Family Dollar is or should be in play for a near-term strategic transaction or sale of the company, neither Family Dollar nor Morgan Stanley (which had been highlighted in a number of press releases over the last few years as financial advisor to Family Dollar) received, before execution of the Dollar Tree merger agreement, any inbound inquiries in recent years other than the unsolicited proposal from Trian to acquire the company at $55 to $60 in cash, which proposal was subsequently withdrawn; the inquiry from Dollar General, which was followed by a statement on June 19, 2014 that Dollar General was not interested in a transaction at that time; the inquiry from Dollar Tree; and occasional communications between representatives of private equity sponsors and senior management, which communications consisted primarily of informal discussions of market trends and failed to include any proposal or indication of plans to make a proposal for a transaction with Family Dollar

  •
  Determination, based on consultations with and consideration of presentations by Morgan Stanley and senior management, that there was an absence of a likelihood that strategic acquirors, other than Dollar Tree and Dollar General, would be either interested in acquiring Family Dollar or able to offer comparable value to what Dollar Tree or Dollar General could pay due to a number of factors, including commitments to organic growth (given the board of directors of Family Dollar's understanding, based on consultations with Morgan Stanley which drew upon its experience with and knowledge of companies in the retail sector, that potential strategic acquirors have committed to a strategy of opening additional stores rather than growing through acquisitions), lack of strategic fit (given that many potential strategic acquirors are retail outlets, such as convenience stores and grocery stores, that have some similarities to Family Dollar's business model but are operated with different strategic focuses and therefore would be ill-suited to a business combination transaction with Family Dollar), and integration challenges (given that Family Dollar is among the largest retail operations in the United States, with more than 8,200 retail stores and over 58,000 employees, and that integrating a company of such a magnitude would raise numerous challenges, including integration of supply and distribution chains and logistics, information technology systems, sourcing of products and relationships with suppliers, and workforce and cultural integration)

  •
  Determination, based on consultations with and consideration of presentations by Morgan Stanley and senior management, that a leveraged buyout by financial sponsors would face serious challenges due to the magnitude of the purchase price to acquire Family Dollar, the need for a number of private equity firms to form a consortium for any leveraged buyout of Family Dollar to occur and the need for the size of the equity investment to be larger than that seen in private equity buyouts happening under current conditions, as well as the difficulty that financial sponsors would have matching the purchase price that a strategic company in the retail sector, such as Dollar Tree, would pay for Family Dollar due to the materially different levels of synergies that a strategic company, such as Dollar Tree, would reap relative to a financial sponsor

  •
  Historical trading prices of Family Dollar common stock and Dollar Tree common stock

  •
  Although Mr. Levine had entered into an employment agreement with Dollar Tree, his financial incentives, due to his beneficially owning over 8% of the outstanding shares of Family Dollar common stock, dictate that he favor a transaction with the highest per share merger consideration

  •
  Financial value of the merger consideration Mr. Levine would receive in the Dollar General tender offer would exceed, by approximately $42 million, the financial value to Mr. Levine of the Dollar Tree merger's merger consideration and post-closing employment arrangements, described in the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger—Employment and Severance Agreements—Retention Letter with Mr. Levine" beginning on page 165 of this proxy statement/prospectus. In addition, the additional merger consideration received by Mr. Levine in the Dollar General tender offer would likely be subject to more favorable tax treatment than the benefits under his post-closing employment arrangements with Dollar Tree and his merger consideration in the Dollar General tender offer would not be subject to any of the transfer restrictions that Dollar Tree required Mr. Levine accept

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  Mr. Garden's financial incentives, due to Trian's beneficially owning over 7% of the outstanding shares of Family Dollar common stock, dictate that Mr. Garden favor a transaction with the highest per share merger consideration

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  Financial value of the merger consideration Trian would receive in the Dollar General tender offer would exceed, by approximately $46 million, the financial value to Trian of the Dollar Tree merger's merger consideration

  •
  The financial incentives of other members of the board of directors of Family Dollar, in light of their ownership of Family Dollar shares, dictate that they favor a transaction with the highest per share merger consideration. For more detail, please see the section entitled "Certain Beneficial Owners of Family Dollar Common Stock—Security Ownership of Directors and Named Executive Officers" beginning on page 189 of this proxy statement/prospectus

  •
  Dollar Tree merger agreement permits Family Dollar, subject to certain limitations, to continue to operate in the ordinary course of business during the period prior to completion of the Dollar Tree merger

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  Probability that the other conditions to completion of the merger would be satisfied prior to the end date

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  Right of the stockholders of Family Dollar with respect to the Dollar Tree merger to demand a judicial appraisal of the "fair value" (as defined in Section 262 of the DGCL) of their shares (as more fully described in the section entitled "Appraisal Rights of Family Dollar Stockholders" beginning on page 182 of this proxy statement/prospectus)

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  Dollar Tree merger is subject to the approval of the stockholders of Family Dollar, who will be free to approve or reject the Dollar Tree merger, while the Dollar Tree merger is not subject to the conditionality and execution risk of any required approval by Dollar Tree's stockholders

  •
  Financial and other terms and conditions of the Dollar Tree merger agreement and the transactions contemplated thereby, including the commitments to obtain antitrust clearance provided by Dollar Tree and the absence of a financing condition, were the product of arm's-length negotiations between the parties and provided reasonable assurances that the Dollar Tree merger would ultimately be consummated on a timely basis

  •
  Absence of a requirement for an approval by Dollar Tree's stockholders means that the Dollar Tree merger agreement is not subject to the risk that third parties, particularly Dollar General, could impede the consummation of the Dollar Tree merger by making a bid for Dollar Tree conditioned on Dollar Tree's abandonment of the merger with Family Dollar

  •
  Absence of any limitation in the Dollar Tree merger agreement on the right of Family Dollar to obtain an order of specific performance to force Dollar Tree to comply with its obligation to consummate the Dollar Tree merger once the closing conditions are satisfied even if Dollar Tree's financing is not available and the absence from the Dollar Tree merger agreement of a reverse termination fee structure or other cap on damages in the event that Dollar Tree breaches its obligation to consummate the Dollar Tree merger even if such failure arises from the unavailability of financing

  •
  Terms of the Dollar Tree merger agreement would not preclude or otherwise limit any third party with financial capability and strategic interest from pursuing a potential superior proposal with Family Dollar. In this regard the Family Dollar board of directors considered the ability of the Family Dollar board of directors, in certain circumstances, to change its recommendation to Family Dollar stockholders in favor of the merger and to terminate the Dollar Tree merger agreement to enter into a superior proposal, subject to certain matching rights of Dollar Tree and payment of a $305 million termination fee.

        In deciding to approve, and declare advisable, the Dollar Tree merger agreement and resolving that it recommends (and its subsequent decisions to reaffirm its recommendation in favor of) the Dollar Tree merger agreement, the board of directors of Family Dollar also considered in its deliberations a number of uncertainties and risks and other potentially negative factors concerning the Dollar Tree merger agreement, the Dollar Tree merger and the other transactions contemplated by the Dollar Tree merger agreement, including the following (not necessarily in order of relative importance):

  •
  Because approximately 20% of the merger consideration in the Dollar Tree merger is payable in shares of Dollar Tree common stock, Family Dollar stockholders will be adversely affected by any decrease prior to completion of the Dollar Tree merger in the trading price of Dollar Tree common stock below the 10% floating exchange ratio collar, and will in such circumstances receive less value for their shares upon completion of the Dollar Tree merger

  •
  Because approximately 80% of the merger consideration in the Dollar Tree merger is payable in cash and the stock component of the merger consideration in the Dollar Tree merger is subject to a 10% floating exchange ratio collar, it is possible that Family Dollar stockholders will not share in the entire amount of any increase prior to completion of the Dollar Tree merger in the trading price of Dollar Tree common stock

  •
  Receipt of the merger consideration in exchange for shares of Family Dollar common stock pursuant to the Dollar Tree merger will generally be a taxable transaction for U.S. federal income tax purposes

  •
  The Dollar General tender offer (i) would, if it were successfully completed, provide for merger consideration of $80.00 per share in cash, (ii) contemplates the parties entering into a merger agreement substantially similar to the Dollar Tree merger agreement (including the absence of any financing condition) subject to certain key differences (including the lack of a commitment by Dollar General to divest as many stores as necessary or advisable to obtain antitrust clearance, a $500 million "reverse break-up fee" payable by Dollar General if antitrust clearance is not obtained, and Family Dollar's being permitted by Dollar General to pay its regular quarterly dividend until closing rather than just once as provided for in the Dollar Tree merger agreement), and (iii) includes executed financing commitments to cover all of Dollar General's required financing

  •
  Potential length and uncertainty of the regulatory approval process and, consequently, the period during which Family Dollar may be subject to restrictions in the Dollar Tree merger agreement regarding the operation of its business and during which time management's attention may be diverted and the potential for employee attrition, together with the associated cost from adopting a retention plan intended primarily to reduce the likelihood of such employee attrition

  •
  Restrictions on the conduct of Family Dollar's business prior to the consummation of the Dollar Tree merger, requiring Family Dollar to conduct its business only in the ordinary course of business and subject to specific limitations, which may prevent or delay Family Dollar from undertaking business opportunities that may arise during the term of the Dollar Tree merger agreement, whether or not the Dollar Tree merger is consummated

  •
  If the Dollar Tree merger is not completed as a result of regulatory impediments or other reasons, Dollar Tree will not be obligated to pay any "reverse termination fee"

  •
  Due to the insistence of Dollar Tree that its proposal be kept strictly confidential and that it be given an adequate period in which to conduct due diligence and negotiate the terms of the Dollar Tree merger agreement, Family Dollar entered into the Dollar Tree merger agreement after an approximately five week exclusivity period; although the Dollar Tree merger agreement does permit Family Dollar, subject to compliance with the terms and conditions of the Dollar Tree merger agreement, to respond to unsolicited acquisition proposals that constitute or are reasonably expected to lead to a superior proposal

  •
  Provisions of the Dollar Tree merger agreement could have the effect of discouraging third party offers for Family Dollar, including the restriction on Family Dollar's ability to solicit third party proposals for alternative transactions, Dollar Tree's match rights, and the possibility of having to pay Dollar Tree a $305 million fee under certain circumstances as more fully described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Termination Fee" beginning on page 155 of this proxy statement/prospectus

  •
  Risk that, if Family Dollar's stockholders do not adopt the Dollar Tree merger agreement at the special meeting of Family Dollar's stockholders, Family Dollar will have to reimburse Dollar Tree for its out-of-pocket expenses not to exceed $90 million

  •
  Significant costs involved in connection with entering into the Dollar Tree merger agreement and the substantial time and effort of management required to complete the Dollar Tree merger, which may disrupt Family Dollar's business operations

  •
  Risk that synergies may not be realized or may not be captured by the combined businesses to the extent and within the timeframe expected

  •
  Risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Family Dollar and Dollar Tree, including unforeseen difficulties in integrating operations and systems and difficulties integrating employees

  •
  Potential effect on Family Dollar's business and business relationships as a result of the announcement of the Dollar Tree merger and the uncertainty regarding whether or not the Dollar Tree merger will be completed

  •
  Despite the efforts of Dollar Tree and Family Dollar, and even if the Dollar Tree merger is approved by Family Dollar stockholders, the Dollar Tree merger may not be completed or may be delayed

  •
  Some of Family Dollar's directors and executive officers have other interests in the Dollar Tree merger that are in addition to their interests as Family Dollar stockholders, including the manner in which they would be affected by the Dollar Tree merger (as more fully described in the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163 of this proxy statement/prospectus)

  •
  Dollar Tree may incur indebtedness of up to $8.2 billion in connection with the Dollar Tree merger together with a revolving commitment for an additional $1.25 billion, which debt may adversely affect the combined company's results of operations and cash flows following the Dollar Tree merger

  •
  Under the Dollar Tree merger agreement, Family Dollar is not permitted to engage in share buybacks or pay dividends (other than a single cash dividend of $0.31 in the first quarter of fiscal year 2015), which will result in any cash generated by Family Dollar during the period between the execution of the Dollar Tree merger agreement and closing of the Dollar Tree merger benefiting the stockholders of the combined company, rather than solely the Family Dollar stockholders, if the Dollar Tree merger is consummated

  •
  Various other risks associated with the Dollar Tree merger and the business of Family Dollar, Dollar Tree and the combined company described in the section entitled "Risk Factors" beginning on page 51 of this proxy statement/prospectus.

        The Family Dollar board of directors determined that overall these potential risks and uncertainties were outweighed by the benefits that the Family Dollar board of directors expects to achieve for its stockholders as a result of the Dollar Tree merger. The Family Dollar board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

        The foregoing discussion of the information and factors that the Family Dollar board of directors considered is not intended to be exhaustive, but is meant to include the material factors that the Family Dollar board of directors considered in (i) recommending that Family Dollar's stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and (ii) recommending (and reaffirming its recommendation) that Family Dollar's stockholders adopt the Dollar Tree merger agreement. In view of the complexity and wide variety of factors that the Family Dollar board of directors considered, the Family Dollar board of directors did not find it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Family Dollar board of directors may have given different weights to different factors.

        The foregoing description of Family Dollar's consideration of the factors supporting its determination to (i) recommend that Family Dollar's stockholders reject the Dollar General tender offer and not tender their shares into the Dollar General tender offer and (ii) recommend (and reaffirm its recommendation) that Family Dollar's stockholders adopt the Dollar Tree merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 50 of this proxy statement/prospectus.

        ACCORDINGLY, THE FAMILY DOLLAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FAMILY DOLLAR STOCKHOLDERS (I) REJECT THE DOLLAR GENERAL TENDER OFFER AND NOT TENDER THEIR SHARES INTO THE DOLLAR GENERAL TENDER OFFER AND (II) VOTE "FOR" ADOPTION OF THE DOLLAR TREE MERGER AGREEMENT AND EACH OF THE OTHER PROPOSALS PRESENTED TO FAMILY DOLLAR STOCKHOLDERS IN THIS PROXY STATEMENT/PROSPECTUS.

 Opinion of Family Dollar's Financial Advisor

Opinion of Morgan Stanley & Co. LLC

        The Family Dollar board of directors retained Morgan Stanley to act as its financial advisor and to provide it with a financial opinion in connection with the proposed merger. Family Dollar selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the industry, business and affairs of Family Dollar. At the meeting of the Family Dollar board of directors on July 27, 2014, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, to the Family Dollar board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion to the Family Dollar board of directors, dated July 27, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex D. The foregoing summary of Morgan Stanley's opinion is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley's opinion, this section and the summary of Morgan Stanley's opinion below carefully and in their entirety. Morgan Stanley's opinion was for the benefit of the Family Dollar board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement as of the date of the opinion and did not address any other aspects or implications of the merger. Morgan Stanley's opinion was not intended to, and does not, constitute advice or a recommendation as to how Family Dollar's stockholders should vote at any stockholders' meeting to be held in connection with the merger or take any other action with respect to the merger.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (a)
  reviewed certain publicly available financial statements and other business and financial information of Family Dollar and Dollar Tree, respectively;

  (b)
  reviewed certain internal financial statements and other financial and operating data concerning Family Dollar and Dollar Tree, respectively;

  (c)
  reviewed certain financial projections prepared by the managements of Family Dollar and Dollar Tree, respectively;

  (d)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the managements of Family Dollar and Dollar Tree, respectively;

  (e)
  discussed the past and current operations and financial condition and the prospects of Family Dollar, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Family Dollar;

  (f)
  discussed the past and current operations and financial condition and the prospects of Dollar Tree with senior executives of Dollar Tree;

  (g)
  reviewed the pro forma impact of the merger on Dollar Tree's earnings per share, cash flow, consolidated capitalization and financial ratios;

  (h)
  reviewed the reported prices and trading activity for Family Dollar common stock and Dollar Tree common stock;

  (i)
  compared the financial performance of Family Dollar and Dollar Tree and the prices and trading activity of Family Dollar common stock and Dollar Tree common stock with that of certain other publicly-traded companies comparable with Family Dollar and Dollar Tree, respectively, and their securities;

  (j)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (k)
  participated in certain discussions and negotiations among representatives of Family Dollar and Dollar Tree and their financial and legal advisors;

  (l)
  reviewed the merger agreement and the debt commitment letter and certain related documents;

  (m)
  performed certain sensitivities analyses with regard to certain financial projections prepared by the management of Family Dollar, at the direction of the Family Dollar board of directors; and

  (n)
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Family Dollar and Dollar Tree and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley (i) performed certain sensitivities analyses with regard to certain financial projections of Family Dollar prepared by the management of Family Dollar, at the direction of the Family Dollar board of directors and (ii) otherwise assumed, with the consent of the Family Dollar board of directors, that such financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Family Dollar and Dollar Tree of the future financial performance of Family Dollar and Dollar Tree, respectively. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that Dollar Tree would obtain financing in accordance with the terms set forth in the debt commitment letter. Morgan Stanley's opinion does not address the relative merits of the merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Dollar Tree and Family Dollar and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Family Dollar's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Family Dollar or Dollar Tree, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the Family Dollar board of directors. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 25, 2014, which was the last trading day prior to the date on which the Family Dollar board of directors approved the merger, and is not necessarily indicative of current market conditions.

        In performing its financial analyses summarized below and in arriving at its opinion, Morgan Stanley used and relied upon the following financial projections: (1) with respect to Family Dollar, (a) the Family Dollar forecasts, as more fully described below in the section entitled "—Certain Family Dollar Unaudited Prospective Financial Information" beginning on page 128 of this proxy statement/prospectus, (b) the Family Dollar sensitivity case, as more fully described below in the section entitled "—Certain Family Dollar Unaudited Prospective Financial Information" beginning on page 128 of this proxy statement/prospectus and (c) certain publicly available Wall Street projections of Family Dollar, which Morgan Stanley used and relied on with the consent of the Family Dollar board of directors, referred to below as the Family Dollar Wall Street case and (2) with respect to Dollar Tree, (a) certain financial projections of Dollar Tree prepared by the management of Dollar Tree, as more fully described below in the section entitled "—Certain Dollar Tree Unaudited Prospective Financial Information" beginning on page 130 of this proxy statement/prospectus which Morgan Stanley used and relied on with the consent of the Family Dollar board of directors, referred to below as the Dollar Tree forecasts and (b) certain publicly available Wall Street projections of Dollar Tree, which Morgan Stanley used and relied on with the consent of the Family Dollar board of directors, referred to below as the Dollar Tree Wall Street case.

Analyses Related to Family Dollar

Historical Trading Range Analysis

        Morgan Stanley reviewed the share price performance of Family Dollar common stock for various periods ending July 25, 2014 and on various dates. Morgan Stanley compared an implied value of the per share merger consideration of $74.50 (determined by adding the cash consideration of $59.60 per share of Family Dollar common stock to $14.90, the implied value of the stock portion of the per share merger consideration based on the closing price per share of Dollar Tree common stock on July 25, 2014) to the share price performance of Family Dollar common stock over such periods and on such dates. The following table lists the implied transaction premiums based on such calculations:

  •
  a premium of approximately 22.8% over the closing price per share of Family Dollar common stock on July 25, 2014 of $60.66;

  •
  a premium of approximately 28.4% over the closing price per share of Family Dollar common stock on April 4, 2014, which was the last trading day prior to the date on which Icahn started to accumulate Family Dollar common stock, of $58.04;

  •
  a premium of approximately 31.5% over the closing price per share of Family Dollar common stock on May 23, 2014, which was the last trading day prior to the date on which Icahn commenced a second accumulation of Family Dollar common stock, of $56.65;

  •
  a premium of approximately 23.9% over the closing price per share of Family Dollar common stock on June 5, 2014, which was the last trading day prior to the date on which Icahn made a 13D filing, of $60.11;

  •
  a premium of approximately 21.0% over the volume weighted average price per share, or VWAP, during the three-month trading period immediately preceding July 25, 2014, of approximately $61.58;

  •
  a premium of approximately 21.4% over the VWAP during the six-month trading period immediately preceding July 25, 2014, of approximately $61.35;

  •
  a premium of approximately 14.1% over the VWAP during the one-year trading period immediately preceding July 25, 2014, of approximately $65.28;

  •
  a premium of approximately 19.4% over the VWAP during the three-year trading period immediately preceding July 25, 2014, of approximately $62.39;

  •
  a premium of approximately 38.6% over the VWAP during the five-year trading period immediately preceding July 25, 2014, of approximately $53.75;

  •
  a discount of approximately 1.0% to the highest closing price during the 52-week period ending July 25, 2014, of $75.29; and

  •
  a premium of approximately 33.9% over the lowest closing price during the 52-week period ending July 25, 2014, of $55.64.

Equity Research Analysts' Price Targets

        Morgan Stanley reviewed select undiscounted price targets per share of Family Dollar common stock prepared and published by equity research analysts that had been published by Thomson Reuters during the time period from July 25, 2013 to July 25, 2014. These targets reflect each analyst's estimate of the future public market-trading price per share of Family Dollar common stock. In order to better compare the equity research analysts' stock price targets with the merger consideration, Morgan Stanley discounted the undiscounted stock price targets to present value on July 25, 2014 by applying a discount rate of 8.0%, which discount rate was selected based on Family Dollar's assumed cost of equity. This analysis indicated an implied range of equity values for Family Dollar common stock of $46.00 per share to $73.00 per share, in each case rounded to the nearest $1.00 per share.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Family Dollar shares of common stock and these estimates are subject to uncertainties, including the future financial performance of Family Dollar and future financial market conditions.

Comparable Public Company Analysis

        Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain publicly available and internal financial information of Family Dollar with corresponding financial data for other companies that shared certain similar characteristics to Family Dollar to derive an implied valuation range for Family Dollar. The companies used in this comparison included the following companies:

  •
  Big Lots, Inc.

  •
  Costco Wholesale Corporation

  •
  Dollar General Corporation

  •
  Dollar Tree, Inc.

  •
  Dollarama Inc.

  •
  Five Below, Inc.

  •
  Fred's, Inc.

  •
  Rite Aid Corporation

  •
  Target Corporation

  •
  Wal-Mart Stores, Inc.

        The above companies were chosen based on Morgan Stanley's knowledge of the industry and because they have businesses that may be considered similar to Family Dollar's. Although none of such companies are identical or directly comparable to Family Dollar, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Family Dollar.

        For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies based on publicly available financial information published by Thomson Reuters:

  •
  the ratio of aggregate value, or AV (which is defined as fully diluted market capitalization, based on the closing stock price of the comparable companies on July 25, 2014, plus total debt and minority interest less cash and cash equivalents), to estimated non-GAAP earnings before interest, taxes, depreciation and amortization, or EBITDA, for the twelve-month period ending January 31, 2015, or standardized year 2014; and

  •
  the ratio of stock price to estimated earnings per share, or EPS, which is referred to below as the P/E ratio and is defined as closing stock price per share on July 25, 2014 divided by estimated non-GAAP EPS, for standardized year 2014.

        The table below shows the results of Morgan Stanley's analyses:

	AV to EBITDA ratio	P/E ratio
Costco Wholesale Corporation	11.3x	24.3x
Dollar General Corporation	9.1x	15.8x
Dollar Tree, Inc.	8.2x	17.3x
Target Corporation	7.8x	16.5x
Wal-Mart Stores, Inc.	8.0x	14.7x
Average of Other Selected Companies(1)	8.3x	N/A	(2)

(1)
"Other Selected Companies" included Big Lots, Inc., Dollarama Inc., Five Below, Inc., Fred's, Inc. and Rite Aid Corporation.

(2)
Morgan Stanley excluded the P/E ratios for Other Selected Companies using its experience and professional judgment, taking into consideration the profiles of such Other Selected Companies relative to that of Family Dollar and the elevated P/E ratios of such Other Selected Companies as a result of their low estimated profitability.

        Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative AV to EBITDA ratio range of 8.0x to 9.5x and a representative P/E ratio range of 16.0x to 17.0x of the comparable companies and applied these ranges of multiples to each of the relevant Family Dollar financial metrics. Morgan Stanley selected these representative ranges using its experience and professional judgment and taking into account the estimated performance of the comparable companies for the twelve-month period ending January 31, 2015 and historical trading prices of such comparable companies. For purposes of estimated standardized year 2015 EBITDA and standardized year 2015 EPS for Family Dollar, Morgan Stanley used the Family Dollar forecasts and Family Dollar Wall Street case. Based on Family Dollar's fully diluted outstanding shares as of July 25, 2014, determined using the treasury method, Morgan Stanley estimated the implied value per Family Dollar share as follows:

Estimated Standardized Year 2015 Metric	Implied Value Per Share Range for Family Dollar (in each case rounded to the nearest $1.00 per share)
AV to EBITDA ratio (Family Dollar forecasts(1))	$57.00 – $69.00
AV to EBITDA ratio (Family Dollar Wall Street case)	$52.00 – $63.00
P/E ratio (Family Dollar forecasts(1))	$52.00 – $56.00
P/E ratio (Family Dollar Wall Street case)	$51.00 – $54.00

(1)
The Family Dollar sensitivity case contains the same estimated financial metrics for standardized year 2015 as the Family Dollar forecasts.

        No company included in the comparable company analysis is identical to Family Dollar. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Family Dollar. These include, among other things, the impact of competition on the business of Family Dollar and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Family Dollar and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Future Equity Value Analysis

        Morgan Stanley performed a discounted equity value analysis to calculate ranges of implied equity values per share of Family Dollar as of July 25, 2014, which is designed to provide insight into the estimated future implied value of a company's common equity as a function of estimated future EBITDA and a potential range of AV to EBITDA multiples. Morgan Stanley first adjusted the estimated one-year forward EBITDA of Family Dollar for each of the Family Dollar forecasts, the Family Dollar sensitivity case, and the Family Dollar Wall Street case by an illustrative net debt amount of $595 million which Morgan Stanley calculated based on public filings of Family Dollar. Morgan Stanley then calculated an illustrative undiscounted AV for Family Dollar by applying an AV/EBITDA multiples range of 7.0x to 8.0x to such adjusted estimated one-year forward EBITDA of Family Dollar from standardized year 2015 and standardized year 2016 (i.e., for the twelve-month period ending January 31, 2016 and January 31, 2017, respectively). Morgan Stanley selected such illustrative range of AV/EBITDA multiples using its experience and professional judgment based on the historical one-year forward AV/EBITDA multiples of Family Dollar for the five-year period ending July 25, 2014 (which multiples excluded the period from April 4, 2014, which was the last trading day prior to the date on which Icahn started to accumulate Family Dollar common stock, to July 25, 2014). Morgan Stanley discounted such undiscounted AV ranges to present value to July 25, 2014 by applying a discount rate of 8.0%, reflecting estimates of the cost of equity for Family Dollar. Morgan Stanley then derived the following range of implied equity values per share for Family Dollar by dividing the resulting implied discounted AV ranges by Family Dollar's fully diluted shares outstanding as of July 25, 2014, determined using the treasury method:

	Implied Equity Value Per Share of Family Dollar (in each case rounded to the nearest $1.00 per share) based on estimated one- year forward EBITDA from 2015		Implied Equity Value Per Share of Family Dollar (in each case rounded to the nearest $1.00 per share) based on estimated one- year forward EBITDA from 2016
Family Dollar forecasts	$61 – $70		$70 – $80
Family Dollar sensitivity case	$61 – $70	(1)	$68 – $78
Family Dollar Wall Street case	$50 – $57		$50 – $57

(1)
The Family Dollar sensitivity case contains the same estimated financial metrics for standardized year 2015 as the Family Dollar forecasts.

Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share for Family Dollar based on estimates of future cash flow for the five-year period starting July 25, 2014. First the estimated unlevered free cash flows of Family Dollar for the period from July 25, 2014 and ending January 31, 2015 through standardized year 2019 (for the twelve-month period ending January 31, 2019) were derived from the estimated EBITDA numbers as provided in each of the Family Dollar forecasts, the Family Dollar sensitivity case, and the Family Dollar Wall Street case. Morgan Stanley then calculated a terminal value for Family Dollar by applying a range of EBITDA multiples of 7.0x to 8.0x to the one-year forward EBITDA of Family Dollar from standardized year 2019 (i.e., for the twelve-month period ending January 31, 2020), which was extrapolated by Morgan Stanley based on each of Family Dollar forecasts, the Family Dollar sensitivity case, and Family Dollar Wall Street case, using assumptions that were approved for Morgan Stanley's use by Family Dollar. The unlevered free cash flows for the period from July 25, 2014 and ending January 31, 2015 through standardized year 2019 (for the twelve-month period ending January 31, 2019) and the terminal values were then discounted to July 25, 2014 by using a mid-year discounting convention and applying a range of discount rates of 7.5% to 8.5% to calculate an implied AV for Family Dollar. Such range of discount rates, reflecting estimates of Family Dollar's weighted average cost of capital, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its cost of equity analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 1.05 based on the U.S. local predicted beta provided by Barra, an estimated risk-free rate of 2.5% based on the interest rate of 10-year U.S. Treasury Note as of July 25, 2014, an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience, an assumed tax rate of 35.8% based on publicly available filings of Family Dollar, and an estimated pre-tax cost of debt of 5.2% based on Family Dollar's then-current capital structure. Morgan Stanley then adjusted the total implied AV ranges by Family Dollar's estimated total debt and excess cash and cash equivalents based on guidance provided by the management of Family Dollar and divided the resulting implied total equity value ranges by Family Dollar's fully diluted shares outstanding as of July 25, 2014, determined using the treasury stock method. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for Family Dollar:

Implied Equity Value Per Share of Family Dollar (in each case rounded to the nearest $1.00 per share)
Family Dollar forecasts	$78.00 – $91.00
Family Dollar sensitivity case	$73.00 – $85.00
Family Dollar Wall Street case	$53.00 – $62.00

Leveraged Buyout Analysis

        Morgan Stanley also analyzed Family Dollar from the perspective of a potential purchaser that would effect a leveraged buyout of Family Dollar to determine the prices at which a financial sponsor might effect such a leveraged buyout, using the estimated unlevered free cash flow derived from the estimated EBITDA numbers as provided in each of the Family Dollar forecasts, the Family Dollar sensitivity case and the Family Dollar Wall Street case. Morgan Stanley assumed a transaction closing date of January 31, 2015, with approximately $5,200 million of new debt and approximately $4,366 million of sponsor equity to finance the hypothetical transaction, a target internal rate of return ranging from 17.5% to 22.5% and a 5-year investment period ending on January 31, 2020. Morgan Stanley applied an illustrative adjusted leverage ratio, defined as the ratio of total debt (as adjusted by lease-related debt) to estimated non-GAAP earnings before interest, taxes, depreciation and amortization, and rent (EBITDAR), of 6.75x, which Morgan Stanley selected using its professional judgment and experience, taking into account Family Dollar's potential debt capacity and a leverage level that Morgan Stanley considered attainable based on its professional judgment and experience for a leveraged buyout in the retail industry and of the same estimated aggregate value in current market conditions. Morgan Stanley also assumed a last twelve-month AV/EBITDA multiple of 9.0x on the exit date (which Morgan Stanley selected using its professional judgment and experience, taking into account the last twelve-month AV/EBITDA multiples of selected transactions described below under "Precedent Transactions and Premia Paid Analysis"). Morgan Stanley selected the illustrative range of internal rates of return using its professional judgment and experience and taking into account the customary range of target internal rates of return that would be acceptable to a typical financial sponsor. By applying the assumptions described above, Morgan Stanley derived the sources of funding to pay the transaction value as described above ($5,200 million of new debt and $4,366 million of sponsor equity) and the following range of implied equity values per share for Family Dollar:

Implied Equity Value Per Share of Family Dollar (in each case rounded to the nearest $1.00 per share)
Family Dollar forecasts	$71.00 – $79.00
Family Dollar sensitivity case	$68.00 – $75.00
Family Dollar Wall Street case	$55.00 – $59.00

Precedent Transactions and Premia Paid Analysis

        Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger. Morgan Stanley reviewed the publicly available financial information for transactions in the retail industry since January 1, 2010 with a publicly announced transaction value of more than $1.0 billion and the Dollar General Corporation—KKR & Co. L.P. transaction in March 2007. Twelve of the transactions involved strategic buyers with a publicly announced transaction values range of $1.1 billion—$13.2 billion and three of the transactions involved financial buyers of targets in a related sector with a publicly announced transaction values range of $1.6 billion—$ 7.6 billion. In addition, Morgan Stanley included in its analysis twelve take-private transactions in the retail industry announced since January 1, 2010. Morgan Stanley reviewed the publicly available ratio of AV to estimated last twelve month EBITDA, or LTM AV/EBITDA, of these precedent transactions. The transactions reviewed, the month and year that each transaction was announced and the corresponding LTM AV/EBITDA ratios for such transactions were as follows:

Date Announced	Target	Acquirer	LTM AV/ EBITDA
March 2007	Dollar General Corporation	KKR & Co. L.P.	11.1x
February 2010	Duane Reade, Inc.	Walgreen Company	10.9x
June 2011	BJ's Wholesale Club, Inc.	Leonard Green & Partners, L.P. and CVC Capital Partners	6.8x
October 2011	99 Cents Only Stores	Ares Management LLC and the Canada Pension Plan Investment Board	10.6x
June 2012	Alliance Boots GmbH	Walgreen Company	6.7x
January 2013	SuperValu Inc.	Cerberus Capital Management, L.P.	4.7x
February 2013	OfficeMax Inc.	Office Depot, Inc.	10.9x
June 2013	Canada Safeway Limited	Sobeys Inc.	10.7x
July 2013	Harris Teeter Supermarkets, Inc.	The Kroger Co.	7.3x
July 2013	Saks Incorporated	Hudson's Bay Company	10.2x
July 2013	Shoppers Drug Market Corporation	Loblaw Companies Limited	11.3x
September 2013	The Yankee Candle Company, Inc.	Jarden Corporation	8.8x

Date Announced	Target	Acquirer	LTM AV/ EBITDA
February 2014	Zale Corporation	Signet Jewelers Limited	7.5x
March 2014	Jos. A. Bank Clothiers, Inc.	The Men's Wearhouse, Inc.	10.0x
March 2014	Safeway Inc.	Albertsons LLC (a portfolio company of Cerberus Capital Management, L.P.)	5.9x
	Average of Selected Take-Private Transactions(1)		8.6x

(1)
"Selected Take-Private Transactions" included BJ's Wholesale Club, Inc. (by Leonard Green & Partners, L.P. and CVC Capital Partners), 99 Cents Only Stores (by Ares Management LLC and the Canada Pension Plan Investment Board), Neiman Marcus Inc. (by Ares Management LLC and the Canada Pension Plan Investment Board), Payless Shoesource Inc. (by Golden Gate Capital Partners and Blum Capital Partners), Jo-Ann Stores Inc. (by Leonard Green & Partners L.P.), J.Crew Group Inc. (by TPG Capital and Leonard Green & Partners L.P.), The Gymboree Corporation (by Bain Capital Partners, LLC), Burger King Holdings, Inc. (by 3G Capital), The Jones Group Inc. (by Sycamore Partners), National Vision Inc. (by KKR & Co. L.P.), P.F. Chang's China Bistro Inc. (by Centerbridge Partners LP) and True Religion Apparel Inc. (by TowerBrook Capital Partners LP).

        Morgan Stanley then applied an LTM AV/EBITDA range, based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, of 9.0x—11.0x to Family Dollar's historical LTM EBITDA of $834 million as of May 31, 2014. Morgan Stanley then divided the resulting implied total equity value ranges by Family Dollar's fully diluted shares outstanding as of July 25, 2014, determined using the treasury stock method. Based on this analysis, Morgan Stanley derived a range of implied equity values for Family Dollar of $60.00 per share to $75.00 per share (rounded to the nearest $1.00 per share).

        Morgan Stanley also reviewed the premia paid for the above selected precedents, as published by Thomson Reuters. Morgan Stanley then applied a premium range, based on its professional judgment and taking into consideration, among other things, the observed premia of the selected transactions and the average value of the observed premia of transactions involving an acquisition of a U.S. public company announced between January 1, 2007 and June 30, 2014 with a publicly announced transaction value of more than $5 billion, of 25%—35% to Family Dollar's estimated unaffected stock price of $58.04, the closing price on April 4, 2014 (one day prior to Icahn's accumulation disclosed in his 13D filing on June 6, 2014). Based on this analysis, Morgan Stanley derived a range of implied equity values for Family Dollar of $73.00 per share to $78.00 per share (rounded to the nearest $1.00 per share).

        No company or transaction used in the precedent transactions or premia paid analysis is identical to Family Dollar or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Family Dollar. These include, among other things relating to industry performance and business, market and financial conditions in general, the impact of competition on the business of Family Dollar and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Family Dollar and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the AV and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of Family Dollar derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley's analysis of the merger consideration, but is one of many factors Morgan Stanley considered.

Analyst Take-Out Price Analysis

        Morgan Stanley reviewed an estimated takeout price range for Family Dollar based on takeout prices prepared and published by equity research analysts, for the period from July 17, 2013 to July 3, 2014. These targets reflect each analyst's estimate of the value of a company if it were to be taken private or acquired, or takeout price for Family Dollar during such period and were not discounted to present value. Morgan Stanley noted that for the period from July 17, 2013 to December 31, 2013, the highest estimated takeout price for Family Dollar was $95 per share and the lowest estimated takeout price for Family Dollar was $86 per share, in each case rounded to the nearest $1.00 per share. Morgan Stanley also noted that for the period from January 1, 2014 to July 3, 2014, the highest estimated takeout price for Family Dollar was $81 per share and the lowest estimated takeout price for Family Dollar was $65 per share, in each case rounded to the nearest $1.00 per share. The public estimated takeout price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Family Dollar common stock and these estimates are subject to uncertainties, including the future financial performance of Family Dollar and future financial market conditions.

Analyses Related to Dollar Tree

Historical Trading Range Analysis

        Morgan Stanley reviewed the historical trading range of shares of Dollar Tree common stock for the 52-week period ending July 25, 2014 and noted that, during such period, the highest closing price for shares of Dollar Tree common stock was $60.19 per share and the lowest closing price for shares of Dollar Tree common stock was $49.59 per share. Morgan Stanley also noted that the closing price for shares of Dollar Tree common stock on July 25, 2014, the last full trading day before the release of media reports regarding the merger, was $54.22 per share.

Equity Research Analysts' Price Targets

        Morgan Stanley reviewed select undiscounted price targets per share of Dollar Tree common stock prepared and published by equity research analysts that had been published by Bloomberg during the time period from February 26, 2014 to July 21, 2014. These targets reflect each analyst's estimate of the future public market-trading price per share of Dollar Tree common stock. In order to better compare the equity research analysts' stock price targets with the merger consideration, Morgan Stanley discounted the undiscounted stock price targets to present value on July 25, 2014 by applying a discount rate of 8.0%, which discount rate was selected based on Dollar Tree's assumed cost of equity. This analysis indicated an implied range of equity values for Dollar Tree common stock of $46.00 per share to $64.00 per share, in each case rounded to the nearest $1.00 per share.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Dollar Tree shares of common stock and these estimates are subject to uncertainties, including the future financial performance of Dollar Tree and future financial market conditions.

Comparable Public Company Analysis

        Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain publicly available and internal financial information of Dollar Tree with corresponding financial data for other companies that shared certain similar characteristics to Dollar

Tree to derive an implied valuation range for Dollar Tree. The companies used in this comparison included the following companies:

  •
  Big Lots, Inc.

  •
  Costco Wholesale Corporation

  •
  Dollar General Corporation

  •
  Dollarama Inc.

  •
  Family Dollar Stores, Inc.

  •
  Five Below, Inc.

  •
  Fred's, Inc.

  •
  Rite Aid Corporation

  •
  Target Corporation

  •
  Wal-Mart Stores, Inc.

        The above companies were chosen based on Morgan Stanley's knowledge of the industry and because they have businesses that may be considered similar to Dollar Tree's. Although none of such companies are identical or directly comparable to Dollar Tree, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan Stanley considered similar to Dollar Tree.

        For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies based on publicly available financial information published by Thomson Reuters:

  •
  the ratio of aggregate value, or AV, to estimated non-GAAP EBITDA, for fiscal year 2015 (ending January 31, 2015); and

  •
  the P/E ratio, for fiscal year 2015.

        The table below shows the results of Morgan Stanley's analyses:

	AV to EBITDA ratio	P/E ratio
Costco Wholesale Corporation	11.3x	24.3x
Dollar General Corporation	9.1x	15.8x
Family Dollar Stores, Inc.	9.2x	19.0x
Target Corporation	7.8x	16.5x
Wal-Mart Stores, Inc.	8.0x	14.7x
Average of Other Selected Companies(1)	8.3x	N/A	(2)

(1)
"Other Selected Companies" included Big Lots, Inc., Dollarama Inc., Five Below, Inc., Fred's, Inc. and Rite Aid Corporation.

(2)
Morgan Stanley excluded the P/E ratios for Other Selected Companies using its experience and professional judgment, taking into consideration the profiles of such Other Selected Companies relative to that of Dollar Tree and the elevated P/E ratios of such Other Selected Companies as a result of their low estimated profitability.

        Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative AV to EBITDA ratio range of 8.0x to 9.5x and a representative P/E ratio range of 16.0x to 17.0x of the comparable companies and applied these ranges of multiples to each of the relevant Dollar Tree financial metrics. Morgan Stanley selected these representative ranges using its experience and professional judgment and taking into account the estimated performance of the comparable companies for the twelve-month period ending January 31, 2015 and historical trading prices of such comparable companies. For purposes of estimated fiscal year 2015 EBITDA and fiscal year 2015 EPS for Dollar Tree, Morgan Stanley used the Dollar Tree forecasts and Dollar Tree Wall Street case. Based on Dollar Tree's fully diluted outstanding shares as of July 25, 2014, determined using the treasury method, Morgan Stanley estimated the implied value per Dollar Tree share as follows:

Estimated Fiscal Year 2015 Metric	Implied Value Per Share Range for Dollar Tree (in each case rounded to the nearest $1.00 per share)
AV to EBITDA ratio (Dollar Tree forecasts)	$45.00 – $54.00
AV to EBITDA ratio (Dollar Tree Wall Street case)	$47.00 – $56.00
P/E ratio (Dollar Tree forecasts)	$49.00 – $52.00
P/E ratio (Dollar Tree Wall Street case)	$50.00 – $53.00

        No company included in the comparable company analysis is identical to Dollar Tree. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Dollar Tree. These include, among other things, the impact of competition on the business of Dollar Tree and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Dollar Tree and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data.

Discounted Future Equity Value Analysis

        Morgan Stanley performed a discounted equity value analysis to calculate ranges of implied equity values per share of Dollar Tree as of July 25, 2014, which is designed to provide insight into the estimated future implied value of a company's common equity as a function of estimated future EBITDA and a potential range of AV to EBITDA multiples. Morgan Stanley first adjusted the estimated one-year forward EBITDA of Dollar Tree for each of the Dollar Tree forecasts and the Dollar Tree Wall Street case by an illustrative net debt amount Morgan Stanley derived based on public filings of Dollar Tree. Morgan Stanley then calculated an illustrative undiscounted AV for Dollar Tree by applying an AV/EBITDA multiples range of 8.5x to 9.5x to such adjusted estimated one-year forward EBITDA of Dollar Tree from fiscal year 2015 and fiscal year 2016 (i.e., for the twelve-month period ending January 31, 2016 and January 31, 2017, respectively). Morgan Stanley selected such illustrative AV/EBITDA multiple range using its experience and professional judgment based on the historical one-year forward AV/EBITDA multiples of Dollar Tree for the three-year period ending July 25, 2014. Morgan Stanley discounted such undiscounted AV ranges to present value to July 25, 2014 by applying a discount rate of 8.0%, reflecting estimates of the cost of equity for Dollar Tree. Morgan Stanley then derived the following range of implied equity values per share for Dollar Tree by dividing the resulting implied discounted AV ranges by Dollar Tree's fully diluted shares outstanding as of July 25, 2014, determined using the treasury method:

	Implied Equity Value Per Share of Dollar Tree (in each case rounded to the nearest $1.00 per share) based on estimated one-year forward EBITDA from 2015	Implied Equity Value Per Share of Dollar Tree (in each case rounded to the nearest $1.00 per share) based on estimated one-year forward EBITDA from 2016
Dollar Tree forecasts	$59 – $66	$65 – $72
Dollar Tree Wall Street case	$55 – $61	$56 – $63

Discounted Cash Flow Analysis

        Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of implied equity values per share for Dollar Tree based on estimates of future cash flow for the five-year period starting July 25, 2014. First, the estimated unlevered free cash flows of Dollar Tree for the period from July 25, 2014 and ending January 31, 2015 through fiscal year 2019 (for the twelve-month period ending January 31, 2019) were derived from the estimated EBITDA numbers as provided in each of the Dollar Tree forecasts and the Dollar Tree Wall Street case. Morgan Stanley then calculated a terminal value for Dollar Tree by applying a range of EBITDA multiples of 8.5x to 9.5x to the one-year forward EBITDA of Dollar Tree from fiscal year 2019 (i.e., for the twelve-month period ending January 31, 2020), which was extrapolated by Morgan Stanley based on each of Dollar Tree forecasts and Dollar Tree Wall Street case, using assumptions that were approved for Morgan Stanley's use by Family Dollar. The unlevered free cash flows for the period from July 25, 2014 and ending January 31, 2015 through fiscal year 2019 (for the twelve-month period ending January 31, 2019) and the terminal values were then discounted to July 25, 2014 by using a mid-year discounting convention and applying a range of discount rates of 7.0% to 8.0% to calculate an implied AV for Dollar Tree. Such range of discount rates, reflecting estimates of Dollar Tree's weighted average cost of capital, was derived by Morgan Stanley using its experience and professional judgment, with the application of an upward/downward sensitivity of 1.0%/(1.0)% to its cost of equity analysis and using the Capital Asset Pricing Model, taking into account a predicted beta of 0.84 based on the U.S. local predicted beta as provided by Barra, an estimated risk-free rate of 2.5% based on the interest rate of 10-year U.S. Treasury Note as of July 25, 2014, an equity risk premium of 6.0% estimated by Morgan Stanley using its professional judgment and experience, an assumed tax rate of 37.5% based on publicly available filings of Dollar Tree, and an estimated pre-tax cost of debt of 4.3% based on Dollar Tree's then-current capital structure. Morgan Stanley then adjusted the total implied AV ranges by Dollar Tree's estimated total debt and excess cash and cash equivalents based on guidance provided by the management of Dollar Tree and divided the resulting implied total equity value ranges by Dollar Tree's fully diluted shares outstanding as of July 25, 2014, determined using the treasury stock method. Based on this analysis, Morgan Stanley derived the following range of implied equity values per share for Dollar Tree:

Implied Equity Value Per Share of Dollar Tree (in each case rounded to the nearest $1.00 per share)
Dollar Tree forecasts	$78.00 – $90.00
Dollar Tree Wall Street case	$67.00 – $77.00

Leveraged Buyout Analysis

        Morgan Stanley also analyzed Dollar Tree from the perspective of a potential purchaser that would effect a leveraged buyout of Dollar Tree to determine the prices at which a financial sponsor might effect such a leveraged buyout, using the estimated unlevered free cash flow derived from the estimated EBITDA numbers as provided in each of the Dollar Tree forecasts and the Dollar Tree Wall Street case. Morgan Stanley assumed a transaction closing date of January 31, 2015, a target internal rate of return ranging from 17.5% to 22.5% and a 5-year investment period ending on January 31, 2020. Morgan Stanley applied an illustrative adjusted leverage ratio of 6.75x, which Morgan Stanley selected using its professional judgment and experience, taking into account Dollar Tree's potential debt capacity and a leverage level that Morgan Stanley considered attainable based on its professional judgment and experience for a leveraged buyout in the retail industry of the same estimated aggregate value and in current market conditions. Morgan Stanley also assumed a last twelve-month AV/EBITDA multiple of 9.5x on the exit date (which Morgan Stanley selected using its professional judgment and experience, taking into account the last twelve-month AV/EBITDA multiples of selected transactions described below under "Precedent Transactions and Premia Paid Analysis"). Morgan Stanley selected the illustrative range of internal rates of return using its professional judgment and experience and taking into account the customary range of target internal rates of return that would be acceptable to a typical financial sponsor. By applying the assumptions described above, Morgan Stanley derived the following range of implied equity values per share for Dollar Tree:

Implied Equity Value Per Share of Dollar Tree (in each case rounded to the nearest $1.00 per share)
Dollar Tree forecasts	$61.00 – $68.00
Dollar Tree Wall Street case	$56.00 – $61.00

Precedent Transactions and Premia Paid Analysis

        Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger. Morgan Stanley reviewed the publicly available financial information for transactions in the retail industry since January 1, 2010 with a publicly announced transaction value of more than $1.0 billion and the Dollar General Corporation—KKR & Co. L.P. transaction in March 2007. Twelve of the transactions involved strategic buyers with a publicly announced transaction values range of $1.1 billion—$13.2 billion and three of the transactions involved financial buyers of targets in a related sector with a publicly announced transaction values range of $1.6 billion—$ 7.6 billion. In addition, Morgan Stanley included in its analysis twelve take-private transactions in the retail industry announced since January 1, 2010. Morgan Stanley reviewed the publicly available LTM AV/EBITDA ratios of these precedent transactions. The transactions reviewed, the month and year each transaction was announced and the corresponding LTM AV/EBITDA ratios for such transactions were as follows:

Date Announced	Target	Acquirer	LTM AV/ EBITDA
March 2007	Dollar General Corporation	KKR & Co. L.P.	11.1x
February 2010	Duane Reade, Inc.	Walgreen Company	10.9x
June 2011	BJ's Wholesale Club, Inc.	Leonard Green & Partners, L.P. and CVC Capital Partners	6.8x
October 2011	99 Cents Only Stores	Ares Management LLC and the Canada Pension Plan Investment Board	10.6x
June 2012	Alliance Boots GmbH	Walgreen Company	6.7x
January 2013	SuperValu Inc.	Cerberus Capital Management, L.P.	4.7x
February 2013	OfficeMax Inc.	Office Depot, Inc.	10.9x
June 2013	Canada Safeway Limited	Sobeys Inc.	10.7x
July 2013	Harris Teeter Supermarkets, Inc.	The Kroger Co.	7.3x
July 2013	Saks Incorporated	Hudson's Bay Company	10.2x
July 2013	Shoppers Drug Market Corporation	Loblaw Companies Limited	11.3x
September 2013	The Yankee Candle Company, Inc.	Jarden Corporation	8.8x
February 2014	Zale Corporation	Signet Jewelers Limited	7.5x
March 2014	Jos. A. Bank Clothiers, Inc.	The Men's Wearhouse, Inc.	10.0x
March 2014	Safeway Inc.	Albertsons LLC (a portfolio company of Cerberus Capital Management, L.P.)	5.9x
	Average of Selected Take-Private Transactions(1)		8.6x

(1)
"Selected Take-Private Transactions" included BJ's Wholesale Club, Inc. (by Leonard Green & Partners, L.P. and CVC Capital Partners), 99 Cents Only Stores (by Ares Management LLC and the Canada Pension Plan Investment Board), Neiman Marcus Inc. (by Ares Management LLC and the Canada Pension Plan Investment Board), Payless Shoesource Inc. (by Golden Gate Capital Partners and Blum Capital Partners), Jo-Ann Stores Inc. (by Leonard Green & Partners L.P.), J.Crew Group Inc. (by TPG Capital and Leonard Green & Partners L.P.), The Gymboree Corporation (by Bain Capital Partners, LLC), Burger King Holdings, Inc. (by 3G Capital), The Jones Group Inc. (by Sycamore Partners), National Vision Inc. (by KKR & Co. L.P.), P.F. Chang's China Bistro Inc. (by Centerbridge Partners LP) and True Religion Apparel Inc. (by TowerBrook Capital Partners LP).

        Morgan Stanley then applied an LTM AV/EBITDA range, based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, of 9.0x—11.0x to Dollar Tree's historical LTM EBITDA of $1,182 million as of April 30, 2014. Morgan Stanley then divided the resulting implied total equity value ranges by Dollar Tree's fully diluted shares outstanding as of July 25, 2014, determined using the treasury stock method. Based on this analysis, Morgan Stanley derived a range of implied equity values for Dollar Tree of $49.00 per share to $60.00 per share (rounded to the nearest $1.00 per share).

        Morgan Stanley also reviewed the premia paid for the above selected precedents, as published by Thomson Reuters. Morgan Stanley then applied a premium range, based on its professional judgment and taking into consideration, among other things, the observed premia of the selected transactions and the average value of the observed premia of transactions involving an acquisition of a U.S. public company announced between January 1, 2007 and June 30, 2014 with a publicly announced transaction value of more than $5 billion, of 25%—35% to the closing price for shares of Dollar Tree common stock on July 25, 2014, the last full trading day before the release of media reports regarding the merger, which was $54.22 per share. Based on this analysis, Morgan Stanley derived a range of implied equity values for Dollar Tree of $68.00 per share to $73.00 per share (rounded to the nearest $1.00 per share).

        No company or transaction used in the precedent transactions or premia paid analysis is identical to Dollar Tree or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of Dollar Tree. These include, among other things relating to industry performance and business, market and financial conditions in general, the impact of competition on the business of Dollar Tree and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Dollar Tree and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the AV and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of Dollar Tree derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley's analysis of the merger consideration, but is one of many factors Morgan Stanley considered.

Other Considerations

        In connection with the review of the merger by the Family Dollar board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Family Dollar or Dollar Tree.

        In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Family Dollar and Dollar Tree. These include, among other things, the impact of competition on the businesses of Family Dollar, Dollar Tree and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Family Dollar, Dollar Tree and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Family Dollar common stock (other than shares owned or held in treasury by Family Dollar or any of its direct or indirect wholly owned subsidiaries or owned by Dollar Tree or merger sub or as to which dissenters' rights have been perfected) pursuant to the merger agreement, and in connection with the delivery of its opinion to the Family Dollar board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Family Dollar common stock might actually trade.

        The consideration to be received by the holders of shares of Family Dollar common stock was determined through arm's-length negotiations between Family Dollar and Dollar Tree and was approved by the Family Dollar board of directors. Morgan Stanley acted as financial advisor to the Family Dollar board of directors during these negotiations but did not, however, recommend any specific merger consideration to Family Dollar, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley's opinion does not address the prices at which the Dollar Tree stock will trade following consummation of the merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how Family Dollar's stockholders should vote at any stockholders' meeting to be held in connection with the merger.

        Morgan Stanley's opinion and its presentation to the Family Dollar board of directors was one of many factors taken into consideration by the Family Dollar board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the Family Dollar board of directors with respect to the consideration or of whether the Family Dollar board of directors would have been willing to agree to a different merger consideration. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        Morgan Stanley acted as financial advisor to the Family Dollar board of directors in connection with the merger and, under the terms of its engagement letter, has received $6 million upon the announcement of the merger for serving in this capacity. In addition, Morgan Stanley will be entitled to receive approximately $36.9 million upon the consummation of the merger for serving in this capacity. Family Dollar has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees of outside counsel and other professional advisors. In addition, Family Dollar has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services for Family Dollar and have received fees of less than $500,000 in the aggregate in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Family Dollar and Dollar Tree in the future and expects to receive fees for the rendering of these services.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Dollar Tree, Family Dollar, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Certain Family Dollar Unaudited Prospective Financial Information

        In connection with its consideration of strategic alternatives and discussions with Dollar Tree, Family Dollar prepared and provided certain prospective financial information to the board of directors of Family Dollar and Morgan Stanley and, on a confidential basis as part of its due diligence process, Dollar Tree's management and financial advisor. The prospective financial information most recently provided to the board of directors of Family Dollar and Morgan Stanley before Family Dollar's board of directors approved and executed the merger agreement, which information we refer to in this proxy statement/prospectus as the Family Dollar forecasts, is set forth below. In addition, Family Dollar, taking into account risks and uncertainties relating to the Family Dollar forecasts, instructed Morgan Stanley to also use publicly available Wall Street projections and to also prepare and use a sensitivity case (using margin sensitivities provided by Family Dollar) which we refer to in this proxy statement/prospectus as the Family Dollar sensitivity case, that was identical to the Family Dollar forecasts except that the EBITDA margin following the 2016 fiscal year was held constant with the 2016 fiscal year.

        The following summary of this information is included solely to give Family Dollar stockholders access to the information that Family Dollar made available to its board of directors and financial advisor and is not included in this proxy statement/prospectus in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of Family Dollar common stock.

        The prospective financial information was based solely upon information available to Family Dollar's management at the time of its preparation. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Family Dollar's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on this information or its achievability.

        The prospective financial information necessarily reflects numerous estimates and assumptions made by Family Dollar with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Family Dollar's business, including future initiatives, all of which are difficult to predict and many of which are beyond Family Dollar's control. The prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective information also reflects assumptions as to certain business decisions that are subject to change.

        In particular, Family Dollar made the following primary assumptions in preparing the unaudited prospective financial information:

  •
  Although the overall U.S. economy will continue to slowly improve, lower-income consumers will not see a proportionate share of such improvement;

  •
  U.S. government assistance and entitlement programs, including the Supplemental Nutrition Assistance Program, will not be subject to any further significant reduction in benefits;

  •
  Competitive pressures will continue to intensify at the recent pace;

  •
  Recent improvements to Family Dollar sales as a result of a return to the "everyday low price" program will accelerate over the forecasted period;

  •
  Customer demand for consumables will continue to increase at a constant pace;

  •
  Recent declines in customers' discretionary purchases will abate;

  •
  Key category introductions, expansions and assortment changes will improve sales and gross margin;

  •
  Benefits experienced from Family Dollar's "Private Brands" and "Global Sourcing" initiatives will continue over the forecasted period;

  •
  New store growth will slow in comparison to store openings to date in the 2014 fiscal year, with remaining store openings yielding improved return on invested capital and sales rates;

  •
  Family Dollar's medical costs will continue to be adversely impacted by the requirements of the Patient Protection and Affordable Care Act; and

  •
  Family Dollar's employee costs will increase modestly, including due to legislative action to increase the minimum wage in certain jurisdictions.

        As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Family Dollar's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Family Dollar's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 50.

        The prospective financial information covers multiple years and by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Family Dollar's ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Family Dollar, Dollar Tree, merger sub, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Family Dollar, Dollar Tree, merger sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Family Dollar, Dollar Tree, merger sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

        The prospective financial information does not reflect Family Dollar's current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate in that context. None of Family Dollar, Dollar Tree or merger sub undertakes any obligation to update the prospective financial information.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by Family Dollar, Dollar Tree or merger sub that it is viewed by Family Dollar, Dollar Tree or merger sub as material information of Family Dollar, and in fact, none of Family Dollar, Dollar Tree and merger sub view the prospective financial information as material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Family Dollar contained in this proxy statement/prospectus and Family Dollar's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement/prospectus.

	2014E		2015E	2016E	2017E	2017E (Family Dollar sensitivity case)
	($ in millions)
Net Revenue	$10,543	(2)	$11,207	$12,355	$13,523	$13,523
Pre-tax Net Income	$552		$622	$889	$1,108	$982
EBITDA(1)	$838		$964	$1,219	$1,430	$1,335

(1)
EBITDA is defined as earnings before interest expenses, income taxes and depreciation and amortization. EBITDA includes non-cash stock-based compensation expenses.

(2)
$10.543 billion, the figure prepared internally by Family Dollar and provided to Morgan Stanley in April 2014, was the net revenue figure used by Morgan Stanley for 2014E. $10.509 billion was the net revenue figure for 2014E prepared internally by Family Dollar in July 2014.

        The prospective financial information set forth herein regarding EBITDA may be considered a non-GAAP financial measure. Family Dollar provided this information to its board of directors, financial advisor and Dollar Tree's management and financial advisor because Family Dollar believed it could be useful in their evaluating, on a prospective basis, Family Dollar's potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Family Dollar may not be comparable to similarly titled amounts used by other companies. A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below.

(Dollar amounts in millions)	2014E	2015E	2016E	2017E	2017E (Family Dollar sensitivity case)
Net Income	$354	$399	$570	$711	$630
Depreciation & Amortization	$254	$310	$307	$306	$337
Interest	$32	$32	$23	$16	$16
Income Tax Expense	$198	$223	$319	$397	$352

EBITDA	$838	$964	$1,219	$1,430	$1,335

Certain Dollar Tree Unaudited Prospective Financial Information

        Dollar Tree does not generally make public its internal strategic forecasts as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in April, 2014, Dollar Tree made available to Family Dollar and Morgan Stanley on a confidential basis as part of Family Dollar's due diligence process, certain 3-year unaudited prospective financial information based on Dollar Tree's most recent internal strategic plan, which was prepared by Dollar Tree's management as part of developing its long-term strategic plan. The 3-year unaudited prospective financial information was prepared in April, 2014 and later updated in June, 2014 with respect to fiscal year 2014 only.

        The following summary of this information is included solely to give Family Dollar stockholders access to information that Dollar Tree made available to Family Dollar and its financial advisor and is not included in this proxy statement/prospectus in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to shares of Family Dollar common stock.

        The prospective financial information was based solely upon information available to Dollar Tree's management at the time of its preparation. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Dollar Tree's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on this information or its achievability.

        The prospective financial information necessarily reflects numerous estimates and assumptions made by Dollar Tree with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Dollar Tree's business, including future initiatives, all of which are difficult to predict and many of which are beyond Dollar Tree's control. The prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective information also reflects assumptions as to certain business decisions that are subject to change.

        In particular, Dollar Tree made the following primary assumptions in preparing the unaudited prospective financial information:

  •
  New store growth through store openings and relocations will continue to accelerate over the forecasted period;

  •
  New store productivity will improve and existing store productivity will continue to improve, in each case over the forecasted period;

  •
  Gross margins will improve slightly over the forecasted period; and

  •
  Selling, general and administrative expenses as a percentage of sales will continue to decrease over the forecasted period.

        As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Dollar Tree's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Dollar Tree's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. For more information regarding the risks and uncertainties inherent in forward-looking information, see "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 50.

        The prospective financial information covers multiple years and by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by Dollar Tree's ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Dollar Tree, Family Dollar, merger sub, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of Dollar Tree, Family Dollar, merger sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the prospective information described below. None of Dollar Tree, Family Dollar, merger sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes, or the underlying assumptions are or become, inaccurate (even in the short term).

        The prospective financial information does not reflect Dollar Tree's current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate in that context. None of Dollar Tree, Family Dollar or merger sub undertakes any obligation to update the prospective financial information.

        The inclusion of the prospective financial information herein should not be deemed an admission or representation by Dollar Tree, Family Dollar or merger sub that it is viewed by Dollar Tree, Family Dollar or merger sub as material information of Dollar Tree, and in fact, none of Dollar Tree, Family Dollar and merger sub view the prospective financial information as material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Dollar Tree contained in this proxy statement/prospectus and Dollar Tree's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement/prospectus.

	2014E	2015E	2016E
	($ in millions)
Net Revenue	$8,524	$9,629	$10,783
Pre-tax Net Income	$1,018	$1,244	$1,422
EBITDA(1)	$1,250	$1,514	$1,726

(1)
EBITDA is defined as earnings before interest expenses, income taxes and depreciation and amortization. EBITDA includes non-cash stock-based compensation expenses.

        The prospective financial information set forth herein regarding EBITDA may be considered a non-GAAP financial measure. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Dollar Tree may not be comparable to similarly titled amounts used by other companies. A reconciliation of EBITDA to the most directly comparable GAAP measure is provided below.

	2014E	2015E	2016E
	($ in millions)
Net Income	$630	$768	$878
Depreciation & Amortization	$198	$235	$269
Interest	$34	$35	$35
Income Tax Expense	$388	$476	$544

EBITDA	$1,250	$1,514	$1,726

Financing of the Merger

        Dollar Tree anticipates that the funds needed to complete the transactions will be derived from a combination of (i) available cash on hand of Dollar Tree, and (ii) third-party debt financing, which are referred to in this proxy statement/prospectus as the debt financing, which may include some combination of the following: a senior secured revolving credit facility, a senior secured term loan credit facility, a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities.

        On July 27, 2014, Dollar Tree obtained a debt commitment letter, which was amended and restated on August 8, 2014, and further amended and restated on October 10, 2014, and which, as amended and restated, we refer to as the debt commitment letter, from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, WF Investment Holdings, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, PNC Capital Markets LLC, TD Bank, N.A., Capital One, National Association, Regions Bank, Regions Capital Markets, Citizens Bank, National Association, Citizens Bank of Pennsylvania, The Bank of Tokyo-Mitsubishi UFJ, Ltd., SunTrust Bank, SunTrust Robinson Humphrey, Inc., Sumitomo Mitsui Banking Corporation, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., Fifth Third Bank and The Huntington National Bank, which we refer to collectively as the commitment parties, pursuant to which certain of the commitment parties and their affiliates have agreed to provide a $1.25 billion senior secured revolving credit facility, a $5.40 billion senior secured term loan credit facility and a $2.80 billion senior unsecured bridge loan facility (which we refer to collectively as the facilities). The bridge loan facility will only be drawn to the extent Dollar Tree is unable to raise such amounts by issuing senior unsecured notes or other debt securities at or prior to the closing of the merger.

        Each commitment party's commitments with respect to the facilities, and each commitment party's agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) April 28, 2015 (or July 28, 2015 if the end date (as defined in the merger agreement) is extended to July 27, 2015), (ii) the termination of the merger agreement in accordance with its terms, or (iii) as to any facility, the consummation of the merger without the use of such facility.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to due diligence or "market out," such financing may not be considered assured. The obligation of the commitment parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required. In the event that the facilities are not available to Dollar Tree on the terms set forth in the debt commitment letter or Dollar Tree anticipates that the facilities will not be available on the terms set forth in the debt commitment letter due to the failure of a condition thereto or for any other reason, Dollar Tree has the right under the merger agreement to seek alternative financing. As of the date of this proxy statement/prospectus, no such alternative financing has been arranged. Dollar Tree's obligation to complete the merger is not conditioned upon the receipt of any financing.

        As of August 2, 2014, Dollar Tree had indebtedness with a principal amount equal to approximately $757 million. As of such date, Family Dollar and Dollar Tree had, on a pro forma basis, approximately $8,747 million in principal amount of indebtedness outstanding.

Closing and Effective Time

        Unless the parties otherwise mutually agree, the closing of the merger will occur on the third business day after the day on which the last of the conditions to the closing of the merger is satisfied or waived (to the extent permitted by applicable law) (other than those conditions that by their nature must be satisfied or waived at the closing of the merger, but subject to the fulfillment or waiver of such conditions). However, if the marketing period (as described below) has not ended at the time of satisfaction or waiver of the conditions, the closing will occur on the earlier to occur of (1) a date during the marketing period specified by Dollar Tree on no less than 3 business days' notice to Family Dollar and (2) the third business day immediately following the final day of the marketing period (subject in each case to the satisfaction or waiver of all conditions). The term "marketing period" is defined in the merger agreement to mean the first period of twenty consecutive business days (or during certain specified periods, nineteen consecutive business days) subject to certain excluded dates throughout which (1) Dollar Tree has received (and its financing sources have had access to) all financial information of Family Dollar that meets specified requirements as more fully described in the merger agreement and (2) all of the conditions to the closing of the merger are capable of being satisfied (other than those conditions that by their nature can only be satisfied at the closing) if closing were scheduled for any time during such period. However, the marketing period will end on any earlier date that is (1) the date on which the full amount of the financing contemplated under the debt commitment letter has been funded into escrow and the conditions to releasing such financing from escrow are no more onerous than the conditions in the debt commitment letter and (2) the full proceeds to be provided to Dollar Tree under the debt commitment letter are made available to Dollar Tree to complete the merger.

        Subject to the satisfaction or waiver of the conditions to the closing of the merger described in the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 153 of this proxy statement/prospectus, including the adoption of the merger agreement by Family Dollar stockholders at the special meeting, it is anticipated that the merger could be in a position to close as early as December 2014. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

        The effective time will occur as soon as practicable after the closing of the merger when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in the certificate of merger.

Regulatory Approvals

        Under the HSR Act, certain transactions, including the merger, may not be completed unless statutory waiting periods have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filings of their respective HSR Act notification, unless that waiting period is terminated early. If the FTC or DOJ issues a Request for Additional Information and Documentary Material, which we refer to in this proxy statement/prospectus as a "second request", prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier. Dollar Tree and Family Dollar each filed their respective HSR Act notification forms on August 8, 2014. On September 8, 2014, the FTC, issued a request for additional information under the HSR Act to each of Dollar Tree and Family Dollar. Therefore, the waiting period under the HSR Act is extended to 11:59pm on the 30th day after substantial compliance with the second request by both Dollar Tree and Family Dollar, unless terminated earlier by the FTC or extended by agreement or court order. On October 21, 2014, Family Dollar announced that it had certified substantial compliance with the second request and stated that it understood that Dollar Tree expects to certify substantial compliance with the FTC by November 7, 2014. Certain state attorneys general are also investigating the merger under applicable antitrust laws. These state attorneys general have also notified Family Dollar that they will be investigating the competitive effects of a Dollar General-Family Dollar combination, as is the FTC.

        Dollar Tree and Family Dollar have agreed to use their respective reasonable best efforts to prepare and file all forms, registrations and notices required to be filed to complete the merger, to satisfy any of the conditions to consummating the merger, to obtain any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity required in connection with the merger, to defend and seek to prevent the initiation of all actions, suits and other proceedings by or before any governmental entity challenging the merger agreement, and to cause to be lifted or rescinded any order or other action by any governmental authority adversely affecting the ability of the parties to complete the merger. Dollar Tree and Family Dollar will each keep the other apprised of the status of matters relating to the completion of the merger and work together to obtain all required consents and authorizations of all governmental entities, although it is Dollar Tree's sole right to devise the strategy for filings, notifications, submissions and communications with or to any antitrust regulatory authority.

        Pursuant to amendment no. 1, Dollar Tree has agreed, solely to the extent necessary or advisable to receive termination or expiration of the waiting period under the HSR Act so as to permit the closing to occur by the end date, to propose, negotiate, effect and agree to the sale, divestiture, license, holding separate, and other disposition of and restriction on any and all retail stores and any and all assets, properties and rights in or about the retail store premises of Dollar Tree and its subsidiaries, including the surviving company and its subsidiaries, and effective on or after the effective time of the merger.

Accounting Treatment

        Dollar Tree prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. Dollar Tree will be treated as the acquiror for accounting purposes.

Nasdaq Market Listing

        The shares of Dollar Tree common stock to be issued in the merger will be listed for trading on the Nasdaq.

Delisting and Deregistration of Family Dollar Common Stock

        If the merger is completed, Family Dollar common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Dollar Tree's Dividend Policy

        Dollar Tree does not currently pay regular quarterly dividends and does not anticipate paying dividends on its common stock in the foreseeable future. See "Comparative Per Share Market Price and Dividend Information" beginning on page 48 for a comparison of the historical dividend practices of Dollar Tree and Family Dollar. Any payment of dividends by Dollar Tree would require approval by the Dollar Tree board of directors and the board may change its dividend policy at any time.

Board of Dollar Tree Following the Merger

        Dollar Tree's board of directors currently has 11 members. At the effective time of the merger, Howard R. Levine, Family Dollar's Chairman and Chief Executive Officer, will be appointed to the Dollar Tree board of directors, which may involve a change in the size of Dollar Tree's board. Dollar Tree did not make any other commitments in the merger agreement regarding the composition of its board following the merger.

 Litigation Related to the Merger

        On July 31, 2014, a putative class action lawsuit was filed against Family Dollar, its directors, Dollar Tree and merger sub in the Delaware Court of Chancery, under the caption Shiva Y. Stein v. Family Dollar Stores, Inc., et al., C.A. No. 9985. On August 11, 2014, a second putative class action was filed against Family Dollar, its directors, Dollar Tree and merger sub in the Delaware Court of Chancery, under the caption Darrell Wickert v. Family Dollar Stores, Inc., et al., C.A. No. 10025. The named plaintiff in the Stein action filed an amended complaint on August 22, 2014, and the named plaintiff in the Wickert action filed an amended complaint on August 25, 2014. On August 26, 2014, the Stein and Wickert actions were consolidated under the caption In re Family Dollar Stores, Inc. Stockholder Litig., C.A. No. 9985-CB. A third putative shareholder class action was filed on September 3, 2014, under the caption Stuart Friedman v. Family Dollar Stores, Inc., C.A. No. 10080. On September 11, 2014, the Friedman action was consolidated into the case captioned In re Family Dollar Stockholder Litig., C.A. No. 9985-CB.

        Each of the above pleadings alleges generally that the members of the Family Dollar board breached their fiduciary duties in connection with the Dollar Tree merger by, among other things, carrying out a process that the plaintiff alleges did not ensure adequate and fair consideration to Family Dollar's stockholders. The complaints further allege that Family Dollar and Dollar Tree aided and abetted the individual defendants' alleged breaches of their fiduciary duties. The plaintiffs seek equitable relief to enjoin consummation of the Dollar Tree merger, rescission of the Dollar Tree merger and/or rescissory damages, and attorneys' fees and costs.

        On August 28, 2014, the plaintiffs in the consolidated action filed motions for expedited proceedings and for a preliminary injunction enjoining the acquisition. On September 3, 2014, the plaintiffs in the consolidated action filed a motion for a temporary restraining order to require Family Dollar to terminate its rights agreement and to direct the Family Dollar board to deem the terms of Dollar General's proposal sufficient to warrant entering into negotiations with Dollar General under the terms of the Dollar Tree merger agreement. At a hearing on September 10, 2014, the Delaware Court of Chancery concluded that the temporary restraining order application did not merit scheduling a hearing to consider such relief, and declined to do so. At the same hearing, the Delaware Court of Chancery declined to then schedule a hearing on the plaintiffs' motion for a preliminary injunction, directed the parties to commence document discovery and denied the plaintiffs' request to commence the taking of depositions.

        Family Dollar, its directors, Dollar Tree and merger sub believe that these lawsuits are without merit.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Family Dollar or Dollar Tree. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Family Dollar and Dollar Tree make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. The merger agreement contains representations and warranties by Family Dollar, on the one hand, and by Dollar Tree and merger sub, on the other hand, which were made solely for the benefit of the other party for purposes of that agreement. The representations, warranties and covenants made in the merger agreement by Family Dollar, Dollar Tree and merger sub were qualified and subject to important limitations agreed to by Family Dollar, Dollar Tree and merger sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Family Dollar or Dollar Tree at the time they were made or otherwise. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that Family Dollar and Dollar Tree each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Information about Family Dollar and Dollar Tree is set forth elsewhere in this proxy statement/prospectus and in other public filings made with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 194.

Effective Time, Effects of the Merger; Organizational Documents of the Surviving Company; Directors and Officers

Effective Time

        The merger agreement provides for the merger of merger sub with and into Family Dollar. After the merger, Family Dollar will be the surviving company and a wholly owned subsidiary of Dollar Tree. On the closing date, Family Dollar and merger sub will effect the merger by filing a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective upon filing or at a time agreed to by the parties and specified on the certificate of merger. At the effective time, all of the property, rights and privileges of Family Dollar and merger sub will vest in the surviving company, and all of the liabilities and obligations of Family Dollar and merger sub will become liabilities and obligations of the surviving company.

Effects of the Merger on Capital Stock

        At the effective time, each share of Family Dollar common stock issued and outstanding immediately prior to the effective time, other than the cancelled and dissenting shares described below and any share of Family Dollar common stock held by any direct or indirect wholly owned subsidiary of Family Dollar, will automatically become the right to receive the per share merger consideration, which is described in the section entitled "The Merger—Per Share Merger Consideration" beginning on page 67.

        Also at the effective time, each share of Family Dollar common stock issued and outstanding immediately prior to the effective time that is (i) owned or held in treasury by Family Dollar, (ii) owned by Dollar Tree or (iii) owned by merger sub, which shares we refer to as cancelled shares, will no longer by outstanding and will cease to exist. No consideration will be delivered in exchange for any cancelled shares. Each share of Family Dollar common stock that is held by a direct or indirect wholly owned subsidiary of Family Dollar will be converted into a number of shares of the surviving company such that the ownership percentage of that subsidiary in the surviving company is the same as its ownership percentage of Family Dollar immediately prior to the merger.

        Each share of Family Dollar common stock issued and outstanding and held by a person who has not voted in favor of the adoption of the merger agreement, whom we refer to as dissenting stockholders, and has complied with all provisions of the DGCL concerning the rights of Family Dollar stockholders to require appraisal of their shares, which we refer to as dissenting shares, will not be converted into the right to receive the merger consideration, which we describe below. Instead, dissenting shares will become the right to receive whatever consideration may be determined to be due to such dissenting stockholder under Section 262 of the DGCL. If any dissenting stockholder withdraws its demand for appraisal or otherwise loses its right of appraisal under the DGCL, dissenting shares held by such dissenting stockholder will be treated as though such dissenting shares had been converted into the right to receive the merger consideration. For more information regarding appraisal rights, see the section entitled "Appraisal Rights of Family Dollar Stockholders" beginning on page 182 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement/prospectus.

        All shares of Family Dollar common stock converted into the right to receive the merger consideration will cease to exist as of the effective time. No fractional shares of Dollar Tree common stock will be issued in connection with the merger. Instead, each holder of Family Dollar common stock converted under the terms of the merger who would have otherwise been entitled to receive a fraction of a share of Dollar Tree common stock (after aggregating all shares represented by the certificates and book-entry shares delivered by such holder) will instead receive cash in an amount determined by multiplying the closing price of Dollar Tree common stock reported on the Nasdaq on the trading day immediately preceding the closing date, rounded to the nearest one-hundredth of a cent, by the fraction of a share (after taking into account all shares of Family Dollar common stock held by such holder at the effective time and rounded to the nearest one-thousandth) of Dollar Tree common stock to which such holder would otherwise be entitled; we refer to such cash as the fractional share cash amount. No such holder will be entitled to any dividends, voting rights or other rights with respect to any fractional shares of Dollar Tree common stock. Uncertificated shares of Family Dollar common stock represented by book-entry form and each certificate that, immediately prior to the effective time, represented any such shares of Family Dollar common stock, will, after the effective time, represent only the right to receive the merger consideration and any fractional share cash amount into which the shares have been converted, as well as any dividends or other distributions to which holders of Family Dollar common stock are otherwise entitled.

        At the effective time, each share of common stock, par value $0.01 per share, of merger sub issued and outstanding immediately prior to the effective time will become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving company. After the effective time, all certificates representing the common stock of merger sub will be deemed to represent the number of shares of common stock of the surviving company into which they were converted pursuant to the foregoing.

Organizational Documents of the Surviving Company; Directors and Officers

        The certificate of incorporation and bylaws of merger sub that are in effect immediately prior to the effective time will become the certificate of incorporation and bylaws of the surviving company, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving company as Family Dollar Stores, Inc.

        The individuals holding positions as directors and officers of merger sub immediately prior to the effective time will become the initial directors and officers of the surviving company.

Exchange and Payment Procedures

        Prior to the effective time, Dollar Tree will appoint a bank or trust company to act as exchange agent for the payment of the merger consideration. At or prior to the effective time, Dollar Tree will deposit (i) cash sufficient to pay the aggregate cash consideration and fractional share cash amount and (ii) evidence of Dollar Tree common stock in book-entry form representing the number of shares of Dollar Tree common stock sufficient to deliver the aggregate stock consideration (and/or certificates representing these shares, at the option of Dollar Tree). We refer to such cash and certificates, along with any dividends or distributions that become due to the holders of converted Family Dollar common stock, as the exchange fund.

        No later than the third business day after the effective time, Dollar Tree will direct the exchange agent to mail to each holder of Family Dollar common stock that was converted into the right to receive the per share merger consideration a letter of transmittal and instructions for use in effecting the surrender of such converted Family Dollar common stock in exchange for the per share merger consideration, the fractional share cash amount and any dividends or distributions that become due to the holders of converted Family Dollar common stock. Upon the proper surrender of such converted Family Dollar common stock, the holder will be entitled to receive the per share merger consideration, any fractional share cash amount and any dividends or distributions that become due to the holders of converted Family Dollar common stock. In the event of a transfer of ownership of shares of Family Dollar common stock that is not registered in the transfer or stock records of Family Dollar, the per share merger consideration may be paid after the certificates or book-entry shares formerly representing such shares in Family Dollar are accompanied by all documents needed to demonstrate that any applicable stock transfer or other taxes have been paid or do not apply. No interest may accrue or be paid on the cash consideration.

Distributions with Respect to Unsurrendered Shares

        No Dollar Tree dividends, or other distributions, with a record date that falls at or after the effective time, will be paid to the holder of any shares of Family Dollar common stock until such holder actually surrenders such shares. After doing so, the holder will be entitled to receive the per share merger consideration, fractional share cash amount and any dividends or other distributions that have become payable with respect to Dollar Tree common stock. No interest will be payable on the foregoing.

Rights of Family Dollar Stockholders Following the Effective Time

        The cash and stock consideration will be deemed to have been delivered and paid in full satisfaction of all rights granted by the merger agreement to shares of Family Dollar common stock. At and after the effective time, all holders of certificates and book-entry shares of Family Dollar common stock will cease to hold any rights as Family Dollar stockholders, other than the right to receive the per share merger consideration, fractional share cash amount and any dividends or other distributions that have become payable with respect to Dollar Tree common stock.

Transfers Following the Effective Time

        In addition, the stock transfer books of Family Dollar will be closed with respect to all shares of Family Dollar common stock outstanding immediately prior to the effective time. Any certificates or book-entry shares formerly representing shares of Family Dollar common stock presented to Dollar Tree, the surviving company or the exchange agent after the effective time will be cancelled and exchanged for the per share merger consideration.

Investment of the Exchange Fund

        At the direction of Dollar Tree, the exchange agent will invest any cash included in the exchange fund in securities that are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1.0 billion. In the event of any losses that affect the amounts payable to holders of certificates or book-entry shares representing shares of Family Dollar common stock, Dollar Tree will promptly provide additional funds to the exchange agent for the benefit of the holders of Family Dollar common stock. Any interest or other income accrued on or resulting from the foregoing investments will be paid on demand by the exchange agent to Dollar Tree. Any portion of the exchange fund that remains unclaimed or undistributed one year after the effective time will be delivered to Dollar Tree on demand. Any holders of certificates or book-entry shares representing shares of Family Dollar common stock who have not yet surrendered their shares must look to Dollar Tree or the surviving company for the satisfaction of any claims to receive the per share merger consideration, fractional share cash amount or any dividends or other distributions that have become payable with respect to Dollar Tree common stock. No interest will be payable on the foregoing.

Termination of Exchange Fund

        None of Dollar Tree, Family Dollar, merger sub nor the exchange agent will be liable to any person with respect to any portion of the exchange fund or per share merger consideration that is delivered to any public official pursuant to any applicable abandoned property, escheat or similar laws. Furthermore, any portion of the merger consideration or the cash to be paid in accordance with the merger agreement that is not distributed to the holders of certificates or book-entry shares representing shares of Family Dollar common stock will become the property of the surviving company, free and clear of any claims or interest of any other person or entity, immediately prior to the date upon which the merger consideration or such cash would have been subject to any applicable abandoned property, escheat or similar laws.

Withholding Rights

        Dollar Tree, the surviving company and the exchange agent will each be entitled to withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally withheld.

Lost, Stolen or Destroyed Stock Certificates

        If any certificate representing shares of Family Dollar common stock is lost, stolen or destroyed, and the holder of such purported certificate makes an affidavit attesting to this fact, Dollar Tree will pay the merger consideration and any dividends or distributions that have become payable with respect to Dollar Tree common stock to such holder. Dollar Tree or the exchange agent may require that such holder post a bond as indemnity against any claims that may be made against Dollar Tree, the surviving company or the exchange agent with respect to such certificate.

Treatment of Family Dollar Equity Awards

Treatment of Family Dollar Stock Options

        Each Family Dollar option that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase, on the same substantive terms and conditions as were applicable to such Family Dollar option, the number of shares of Dollar Tree common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Family Dollar common stock subject to the Family Dollar option by the award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Family Dollar option by the award exchange ratio. The award exchange ratio is the sum of (i) the exchange ratio and (ii) the quotient of the cash consideration divided by the Dollar Tree trading price.

Treatment of Performance Share Rights

        At the effective time, each outstanding performance share right award will be converted into the right to receive the merger consideration (without interest and less any applicable tax withholding) with respect to each share subject to the performance share right award. The number of shares subject to the performance share right award will be determined by multiplying (i) the number of shares of Family Dollar common stock deemed to be earned under the performance share right award based on the greater of the deemed achievement of all relevant performance goals at target level and the actual level of achievement of all relevant performance goals against target as of Family Dollar's last fiscal quarter end preceding the effective time, by (ii) a fraction, the numerator of which is the number of days within the performance period of the performance share right award that have elapsed prior to the closing date of the merger and the denominator of which is the total number of days within the performance period of such performance share right award. The number of shares of Dollar Tree common stock issued in respect of the performance share right awards will be rounded down to the nearest whole number.

Treatment of Restricted Stock Unit Awards

        At the effective time, each outstanding Family Dollar restricted stock unit will be converted, on the same substantive terms and conditions as were applicable under such Family Dollar restricted stock unit award immediately prior to the effective time, into a restricted stock unit award in respect of the number of shares of Dollar Tree common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Family Dollar common stock subject to the restricted stock unit award by (ii) the award exchange ratio.

Termination of the Family Dollar Employee Stock Purchase Plan

        Prior to the effective time, the Family Dollar board of directors will adopt any necessary resolutions or amendments (and take any other reasonable actions) with respect to the Family Dollar employee stock purchase plan (which we refer to as the ESPP) to (i) cause the offering period (as defined in the ESPP) ongoing as of the date of the merger agreement to be the final such period and cause the options under the ESPP to be exercised on the earlier of the scheduled purchase date for such offering period and the date that is seven business days prior to the closing date, (ii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of the merger agreement, and (iii) to terminate the ESPP effective immediately prior to the closing date.

Representations and Warranties

        The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Family Dollar and Dollar Tree that are subject, in some cases, to specified exceptions and qualifications contained in confidential disclosure schedules and are also qualified by certain documents filed by the parties with the SEC since the end of their last respective fiscal years through the date of the merger agreement, excluding, in each case, any disclosures set forth in any risk factor section or in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature.

        The reciprocal representations and warranties relate to, among other things:

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  organization, good standing and qualification to do business;

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  capital stock and indebtedness;

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  corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

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  the filing or furnishing of all reports, forms, documents and financial statements required by the SEC;

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  the absence of undisclosed liabilities;

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  compliance with applicable laws;

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  the absence of certain material changes or events in the businesses of Family Dollar and Dollar Tree;

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  the receipt of notice or pendency of any investigations or litigation;

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  the accuracy and completion of the information supplied for the purposes of this Form S-4; and

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  broker's and finder's fees.

        The merger agreement also contains additional representations and warranties by Family Dollar relating to, among other things, the following:

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  the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

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  the absence of lawsuits against Family Dollar pertaining to environmental laws and Family Dollar's compliance with such laws;

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  certain details with respect to Family Dollar's employee benefit plans;

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  certain details pertaining to Family Dollar's tax returns, filings and other tax matters;

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  certain details with respect to Family Dollar's employee relations, labor matters and compliance with workplace safety and workers' compensation laws;

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  certain details surrounding Family Dollar's intellectual property;

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  the real estate owned and leased by Family Dollar;

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  the insurance plans maintained and used by Family Dollar;

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  the receipt by the Family Dollar board of directors of the opinion from Morgan Stanley & Co. LLC as to the fairness from a financial point of view, as of the date of Morgan Stanley's opinion, of the consideration to be received by the holders of shares of Family Dollar common stock pursuant to the merger;

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  material contracts;

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  suppliers;

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  products and product safety;

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  state takeover statutes; and

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  the stockholder rights agreement between Family Dollar and American Stock Transfer & Trust Company, LLC, dated as of June 9, 2014 (which we refer to as the Family Dollar rights agreement).

        The merger agreement also contains additional representations and warranties by Dollar Tree relating to, among other things, the following:

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  the delivery to Family Dollar by Dollar Tree of evidence of commitments to provide the debt financing required to consummate the transaction;

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  the continued solvency of Dollar Tree after consummating the transaction;

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  the ownership and operations of merger sub;

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  any ownership of Family Dollar common stock and the presence of any voting agreements pertaining to Family Dollar common stock; and

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  the absence of a need for a vote of Dollar Tree stockholders on the merger.

        Some of the representations and warranties contained in the merger agreement are qualified by a "materiality" standard or by a "material adverse effect" standard.

        A material adverse effect with respect to Family Dollar or Dollar Tree, as applicable, means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement. However, a material adverse effect is not deemed to include the impact of any (A) changes in generally accepted accounting principles or any official interpretation or enforcement thereof; (B) changes in laws of general applicability to companies in the industries in which such party and its subsidiaries operate or any official interpretation or enforcement thereof by governmental entities; (C) changes in global, national or regional political conditions (including the outbreak or escalation of war, military actions or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such party and its subsidiaries operate; (D) changes in weather or climate, including any snowstorm, hurricane, flood, tornado, earthquake, natural disaster or other act of nature; (E) the announcement or pendency of the merger agreement (or compliance by Family Dollar with certain specified sections of the merger agreement); (F) a decline in the trading price or trading volume of a party's common stock, or the failure of a party to meet any projections, guidance, budgets, forecasts or estimates; (G) any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the merger; (H) any action taken or omitted to be taken by such party or any of its subsidiaries at the written request of the other party or (I) with respect to clause (ii) only, the specified required authorizations, consents, orders, licenses, permits, approvals, registrations, declarations and notices for the merger (except to the extent resulting from a breach of the merger agreement by a party), except with respect to clauses (A), (B), (C) or (D), to the extent that the impact is disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Conduct of Businesses of Family Dollar and Dollar Tree Prior to Completion of the Merger

        Pursuant to the terms of the merger agreement, each of Family Dollar and Dollar Tree covenants and agrees that, subject to certain exceptions or unless the other party approves in writing (such approval will not be unreasonably withheld, conditioned or delayed), between July 27, 2014 and the effective time, it will, and will cause each of its subsidiaries to:

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  conduct its business in all material respects in the ordinary course;

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  subject to compliance with certain other restrictions in the merger agreement, use reasonable best efforts to maintain its business organization, assets, key employees, current business lines, rights, franchises, permits and customer and supplier relationships; and

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  take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Family Dollar or Dollar Tree to perform under the terms of the merger agreement or complete the merger.

        Family Dollar also has agreed that, subject to certain exceptions or unless Dollar Tree approves in writing (such approval, in certain specified cases not to be unreasonably withheld, conditioned or delayed), between July 27, 2014 and the completion of the merger, it will not, nor permit any of its subsidiaries to:

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  amend its governing documents of those of any of its subsidiaries;

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  split, combine or reclassify any of its capital stock;

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  make, declare or pay any dividend on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any subsidiaries of Family Dollar to Family Dollar or any of their wholly owned subsidiaries, respectively, or (ii) the acceptance of shares of Family Dollar common stock as payment for the exercise price of Family Dollar options or the vesting or settlement of Family Dollar stock awards outstanding as of July 27, 2014 or granted after July 27, 2014 in compliance with the merger agreement), however Family Dollar may make one additional quarterly cash dividend after the signing of the merger agreement in the first quarterly period of the fiscal year ending August 29, 2015 in an amount per share consistent with the amount for the last quarterly period of the previous fiscal year and with a record date consistent with the record date for the first quarterly period of the previous fiscal year;

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  grant any Family Dollar stock awards or any other equity-based awards or interests; issue or sell any additional shares of capital stock or securities convertible into capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Family Dollar options or the settlement of Family Dollar stock awards outstanding as of July 27, 2014 or granted after July 27, 2014 in compliance with the merger agreement;

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  adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger agreement and other than any mergers, consolidations, restructurings or reorganizations solely by or among Family Dollar and its subsidiaries;

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  incur, assume, endorse, guarantee or otherwise become liable for, or modify in any material respects, the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among Family Dollar and its wholly owned subsidiaries that are guarantors of certain revolving credit facilities entered into by and among Family Dollar and certain lenders on November 13, 2013 (which we refer to as the revolving credit facilities), (ii) guarantees by Family Dollar of indebtedness for borrowed money of wholly owned subsidiaries of Family Dollar that are guarantors of the revolving credit facilities or guarantees by wholly owned subsidiaries of Family Dollar of indebtedness for borrowed money of Family Dollar or any of its wholly owned subsidiaries that are guarantors of the revolving credit facilities, (iii) indebtedness for borrowed money of Family Dollar's wholly owned subsidiaries that are not guarantors of the revolving credit facilities owed to Family Dollar or any of its subsidiaries that are guarantors under the revolving credit facilities or in an amount not to exceed $10,000,000, and (iv) indebtedness for borrowed money incurred pursuant to agreements entered into by Family Dollar or any of its subsidiaries in effect prior to July 27, 2014, provided that any such indebtedness will be drawn solely in the ordinary course of business consistent with past practice with respect to both timing and amount;

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  make any loans or advances in excess of $25,000 to any other person without prior consultation with Dollar Tree, except for loans among Family Dollar and any of its wholly owned subsidiaries;

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  except as (i) permitted by the merger agreement, (ii) for any repayment or prepayment by Family Dollar or its subsidiaries of indebtedness pursuant to either the revolving credit facilities or required under the terms of certain notes issued by Family Dollar which come due in 2015 (which we refer to as the 2015 notes), or (iii) for transactions between Family Dollar and its subsidiaries or transactions among its subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness or guarantees thereof of Family Dollar or any subsidiary;

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  (i) other than in accordance with contracts or agreements already in effect as of July 27, 2014, sell, transfer, mortgage, encumber or otherwise dispose of any Family Dollar properties or assets having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate to any person other than to Family Dollar or a wholly owned subsidiary of Family Dollar, subject to certain exceptions, or (ii) other than in accordance with contracts or agreements already in effect as of July 27, 2014, cancel, release or assign any material indebtedness of any such person other than in the ordinary course of business consistent with past practice;

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  (i) acquire any other person or business of any other person, subject to certain qualifications, or (ii) make any investment in any person other than a wholly owned subsidiary of Family Dollar by purchase of stock, contributions to capital, property transfers or purchase of property or assets, subject to certain qualifications;

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  make any capital expenditures other than (i) those contemplated in Family Dollar's budget for the fiscal year ending August 30, 2014 as disclosed to Dollar Tree prior to July 27, 2014, or (ii) any other capital expenditures not in excess of $400,000,000 in any fiscal year following the fiscal year ending August 30, 2014;

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  (i) except in the ordinary course of business, terminate, materially amend or waive any material right under any of Family Dollar's material contracts in effect on July 27, 2014, subject to certain exceptions, or (ii) without prior consultation with Dollar Tree, enter into any contract expected to result in payment by Family Dollar and its subsidiaries in excess or $1,000,000, subject to certain exceptions;

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  unless required by law or the terms of any Family Dollar benefit plan disclosed to Dollar Tree on the Family Dollar disclosure schedule (i) establish, adopt, amend or terminate any collective bargaining agreement or Family Dollar benefit plan or commence an enrollment period under any such plan that provides health and welfare benefits without first consulting with Dollar Tree, (ii) increase the compensation or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits, or, other than in the ordinary course of business consistent with past practice, make any determinations or interpretations with respect to any Family Dollar benefit plan, or (v) fund any rabbi trust or similar arrangement;

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  (i) with respect to any employee at the level of senior vice president, executive vice president or above, hire or terminate the employment of (other than for cause) any such employee, or (ii) with respect to any employee at the level of vice president, hire or terminate the employment of (other than for cause) any such employee without first consulting with Dollar Tree;

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  implement or adopt any change in its accounting principles or its methods, other than as may be required by GAAP or applicable law;

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  except as provided in the merger agreement and subject to certain other exceptions, commence, settle or compromise any litigation, claim, suit, action or proceeding;

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  make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement within the meaning of Section 7121 of the Internal Revenue Code (or any comparable provision of state, local or foreign law), request any material tax ruling, settle or compromise any material tax proceeding or surrender any claim for a material refund of taxes;

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  (i) enter into any new line of business, (ii) add services to be provided by third party vendors at any retail store location or (iii) without prior consultation with Dollar Tree, change the types or categories of merchandise sold or offered for sale by Family Dollar or any of its subsidiaries;

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  other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

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  conduct its cash management practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice;

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  amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

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  (i) cancel or permit to lapse any material intellectual property other than in the ordinary course of business or (ii) disclose to any third party, other than representatives of Dollar Tree or under a confidentiality agreement, any trade secret included in the intellectual property of Family Dollar in a way that results in loss of material trade secret protection; or

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  agree to take, or make any commitment to take, any of the foregoing actions.

        Dollar Tree has also agreed that, subject to certain exceptions or unless Family Dollar approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between July 27, 2014 and the completion of the merger, it will not:

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock

    (except (i) dividends paid by any of the subsidiaries of Dollar Tree to Dollar Tree or any of their wholly owned subsidiaries, respectively, or (ii) the acceptance of shares of Dollar Tree common stock as payment for the exercise price of options to purchase shares of Dollar Tree common stock granted pursuant to the Dollar Tree stock plans or for withholding taxes incurred in connection with the exercise of options to purchase shares of Dollar Tree common stock granted pursuant to the Dollar Tree stock plans, in each case in accordance with past practice and the terms of the applicable award agreements);

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  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger and any other mergers, consolidations, restructurings or reorganizations solely among Dollar Tree and its subsidiaries or among Dollar Tree subsidiaries;

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  amend the certificate of incorporation or bylaws of Dollar Tree or merger sub, or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Dollar Tree or merger sub, in any manner that would be adverse in any material respect to holders of Family Dollar common stock; or

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  agree to take, or make any commitment to take, any of the foregoing actions.

No Solicitation

        Except as expressly permitted by the merger agreement, Family Dollar will, and Family Dollar will cause its controlled affiliates and its and their respective officers and directors to, and Family Dollar will use its reasonable best efforts to cause its and its subsidiaries' representatives to:

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  immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Dollar Tree) that may be ongoing with respect to any company takeover proposal (as defined below);

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  not, directly or indirectly, solicit, initiative, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a company takeover proposal;

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  not, directly or indirectly, engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a company takeover proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to the no solicitation clause of the merger agreement and to limit its conversation or other communication exclusively to such referral); or

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  not, directly or indirectly, approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment or agreement in principle (whether written or oral, binding or nonbinding) with respect to a company takeover proposal.

        Under the merger agreement, a company takeover proposal means any inquiry, proposal or offer from any person (other than Dollar Tree and its subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Family Dollar or any of its subsidiaries, (ii) any acquisition of 15% or more of the outstanding Family Dollar common stock or securities of Family Dollar representing more than 15% of the voting power of Family Dollar, (iii) any acquisition (including the acquisition of stock in any subsidiary of Family Dollar) of assets or businesses of Family Dollar or its subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of Family Dollar, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Family Dollar common stock or securities of Family Dollar representing more than 15% of the voting power of Family Dollar or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Family Dollar common stock (or voting power of securities of Family Dollar other than Family Dollar common stock) involved is 15% or more.

Existing Discussions or Negotiations

        Under the terms of the merger agreement, Family Dollar agrees to, and to cause its controlled affiliates to, promptly request (to the extent it has not already done so prior to July 27, 2014) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential company takeover proposal that remains in effect as of July 27, 2014 to return or destroy all confidential information of Family Dollar or its controlled affiliates in the possession of such person or its representatives. Family Dollar also agreed not to, and to cause its controlled affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under (i) any standstill provision in any agreement to which Family Dollar or any of its controlled affiliates is a party or (ii) any confidentiality provision in any agreement to which Family Dollar or any of its controlled affiliates is a party other than, with respect to the foregoing clause (ii), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, knowingly encourage or relate in any way to a company takeover proposal or a potential company takeover proposal. However if the Family Dollar board of directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the board of directors under applicable law, Family Dollar may waive any such standstill provision solely to the extent necessary to permit a third party to make a company takeover proposal, with the condition that such third party must agree that Family Dollar will not be prohibited from complying with its obligations to Dollar Tree under the no solicitation provisions in the merger agreement. Family Dollar also agreed not to, except as otherwise provided in the merger agreement, terminate, waive or amend the Family Dollar rights agreement, redeem any rights under the Family Dollar rights agreement or take any action with respect to, or make any determination under, the Family Dollar rights agreement that would interfere with Dollar Tree consummating the merger, in each case without the prior written consent of Dollar Tree.

Fiduciary Exception

        At any time prior to obtaining the Family Dollar stockholder approval, if the Family Dollar board of directors has determined in good faith after consultation with its financial advisor and outside legal counsel that a bona fide, unsolicited written company takeover proposal received after July 27, 2014 either constitutes a company superior proposal (as defined below) or is reasonably expected to lead to a company superior proposal and that failure to take such action would be inconsistent with the directors' fiduciary duties under applicable law, then Family Dollar may do either of the following:

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  furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Family Dollar and its subsidiaries to the person who has made such company takeover proposal and its representatives, provided that Family Dollar must concurrently provide to Dollar Tree any non-public information concerning Family Dollar or any of its subsidiaries that is provided to such person or its representatives unless such non-public information has previously been provided to Dollar Tree; and

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  engage or otherwise participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such company takeover proposal.

        Under the merger agreement, a company superior proposal means a bona fide, unsolicited written company takeover proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Family Dollar, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Family Dollar common stock or more than 50% of the assets of Family Dollar and its subsidiaries, taken as a whole and (ii) that the Family Dollar board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such company takeover proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to the merger agreement proposed by Family Dollar in response to such company takeover proposal), is more favorable to the stockholders of Family Dollar from a financial point of view than the transaction contemplated under the merger agreement.

        Family Dollar will promptly (and, in any event, within 24 hours) notify Dollar Tree in writing in the event that Family Dollar or any of its representatives receives a company takeover proposal or a request for information relating to Family Dollar or its subsidiaries that is reasonably likely to lead to or that contemplates a company takeover proposal, including the identity of the person making the company takeover proposal and the material terms and conditions thereof (including an unredacted copy of such company takeover proposal or, where such company takeover proposal is not in writing, a description of the terms thereof). Family Dollar will keep Dollar Tree reasonably informed, on a current basis, as to the status of (including material developments, discussions or negotiations) such company takeover proposal (including by promptly, and in no event later than 24 hours after receipt) providing to Dollar Tree copies of any written correspondence, proposals, indications of interest and/or draft agreements relating to such company takeover proposal). Family Dollar agrees that it and its affiliates will not enter into any agreement with any person after July 27, 2014 which prohibits Family Dollar from complying with these obligations.

No Change in Recommendation or Entry into Company Acquisition Agreement

        Subject to certain exceptions described below, the Family Dollar board of directors may not:

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  (1) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Dollar Tree, the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement or (2) adopt, approve or recommend to stockholders of Family Dollar, or publicly propose to adopt, approve or recommend to stockholders of Family Dollar, a company takeover proposal (we refer to any action described in (1) or (2) as a company adverse recommendation change); or

  •
  authorize, cause or permit Family Dollar or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any company takeover proposal (which we refer to as a company acquisition agreement).

Fiduciary Exception

        However, at any time before the Family Dollar stockholder approval is obtained, but not after it is obtained, if (i) the Family Dollar board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (ii) the Family Dollar board of directors first gives

Dollar Tree at least five business days prior written notice and negotiates with Dollar Tree in good faith during such notice period, to the extent that Dollar Tree wishes to negotiate, to enable Dollar Tree to propose revisions to the merger agreement such that it would permit the Family Dollar board of directors not to make such a company adverse recommendation change, the Family Dollar board of directors may make a company adverse recommendation change under clause (1) of that definition solely in response to an intervening event (as defined below).

        Under the merger agreement, an intervening event means a material event, fact, circumstance, development or occurrence that is not known to or reasonably foreseeable by the Family Dollar board of directors as of July 27, 2014 and does not relate to a company takeover proposal or Dollar Tree or its subsidiaries, and becomes known to or by the Family Dollar board of directors prior to obtaining the Family Dollar stockholder approval.

        Furthermore, at any time before the Family Dollar stockholder approval is obtained, but not after it is obtained, if (i) the Family Dollar board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that a bona fide, unsolicited company takeover proposal that did not result from a knowing or intentional breach of the no solicitation provisions in the merger agreement constitutes a company superior proposal, and the failure to approve or recommend such company superior proposal would be inconsistent with its fiduciary duties under applicable law, the Family Dollar board of directors may cause the company to terminate the merger agreement in order to enter into a definitive agreement relating to such company superior proposal upon, and subject to, paying the $305 million termination fee due to Dollar Tree under the terms of the merger agreement and (ii) the Family Dollar board of directors first gives Dollar Tree at least five business days prior written notice and negotiates with Dollar Tree in good faith during such notice period, to the extent that Dollar Tree wishes to negotiate, to enable Dollar Tree to propose revisions to the merger agreement that would cause such company superior proposal to no longer constitute a company superior proposal and upon the end of such notice period, the Family Dollar board of directors has considered in good faith any revisions to the terms of the merger agreement proposed in writing by Family Dollar and determines after consultation with its financial advisor and outside legal counsel, that the company superior proposal would nevertheless continue to constitute a company superior proposal if the revisions proposed by Dollar Tree were to be given effect and that the failure to approve or recommend such company superior proposal or enter into a definitive agreement relating to such company superior proposal would be inconsistent with the Family Dollar board of directors' fiduciary duties under applicable law. We refer to this termination right as the fiduciary termination right.

        In the event of any change to any of the financial or other material terms of the company superior proposal, Family Dollar must satisfy the notice requirement described above with a new written notice to Dollar Tree and the negotiation requirements described above (except, in each case, that the five business day notice period will instead be the longer of two business days and the period then remaining under the current notice period).

        Family Dollar is not prohibited from (i) taking and disclosing to the holders of shares of Family Dollar common stock a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any "stop, look and listen" communication to the holders of shares of Family Dollar common stock pursuant to Rule 14d-9(f) under the Exchange Act but Family Dollar and its board of directors may not take, or agree or resolve to take, any action prohibited by the no solicitation provisions in the merger agreement.

Stockholders Meeting

        Subject to the fiduciary termination right in the merger agreement, Family Dollar will take all action necessary in accordance with applicable laws and its organizational documents to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after this Form S-4 is declared effective, hold a meeting of its stockholders for the purpose of obtaining the Family Dollar stockholder approval. Except as expressly permitted by the provisions against solicitation in the merger agreement, the Family Dollar board of directors may not make any company adverse recommendation change and must include its recommendation that the holders of Family Dollar common stock vote in favor of the merger in the proxy statement/prospectus and will solicit, and use its reasonable best efforts to obtain, the Family Dollar stockholder approval at the Family Dollar stockholders' meeting.

        Family Dollar may adjourn or postpone the Family Dollar special meeting to the extent required by applicable law, if there are insufficient shares of Family Dollar common stock to constitute a quorum at the special meeting, or with the prior written consent of Dollar Tree (not to be unreasonably withheld, delayed or conditioned). In addition, if at any time following the mailing of the proxy statement/prospectus, either Family Dollar or Dollar Tree reasonably determines in good faith that the Family Dollar stockholders are unlikely to adopt the merger agreement at the special meeting, then on a single occasion prior to the vote having been taken, each of Family Dollar and Dollar Tree will have the right to require a single adjournment or postponement of the special meeting so long as such adjournments or postponements do not in the aggregate delay the special meeting by more than 45 days from the originally scheduled meeting date.

Financing

        In connection with signing the merger agreement, Dollar Tree obtained a debt commitment letter on July 27, 2013, which was amended and restated on August 8, 2014, and further amended and restated on October 10, 2014, pursuant to which JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, WF Investment Holdings, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada, U.S. Bank National Association, PNC Bank, National Association, PNC Capital Markets LLC, TD Bank, N.A., Capital One, National Association, Regions Bank, Citizens Bank, National Association, Citizens Bank of Pennsylvania, The Bank of Tokyo-Mitsubishi UFJ, Ltd., SunTrust Bank, SunTrust Robinson Humphrey, Inc., Sumitomo Mitsui Banking Corporation, HSBC Bank USA, National Association, HSBC Securities (USA) Inc., Fifth Third Bank and The Huntington National Bank, which we refer to collectively as the commitment parties, and certain of their affiliates have agreed to provide, under certain circumstances and subject to certain conditions, a $1.25 billion senior secured revolving credit facility, a $5.40 billion senior secured term loan credit facility and a $2.80 billion senior unsecured bridge loan facility to finance the merger, the repayment of certain existing indebtedness of Dollar Tree and of Family Dollar, and the payment of certain fees and expenses. For additional information about this debt financing, see "The Merger—Financing of the Merger" on page 132.

        Dollar Tree has agreed in the merger agreement to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. Family Dollar has agreed in the merger agreement to, and to cause its subsidiaries and representatives to, use reasonable best efforts to cooperate with Dollar Tree in connection with the financing for the merger. Family Dollar has also agreed to take certain actions with respect to its existing credit facilities and debt securities in connection with the merger.

Access to Information

        Subject to certain exceptions, and upon reasonable prior notice, Family Dollar will afford Dollar Tree reasonable access during normal business hours to all of its and its subsidiaries' personnel, properties, contracts, books and records as may reasonably be requested. Dollar Tree will also furnish certain information to Family Dollar as may be reasonably requested in order to allow Family Dollar to confirm the accuracy of the representations of Dollar Tree and merger sub set forth in the merger agreement and the satisfactions of the conditions to completion of the merger described below.

Expenses

        Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated hereby will be paid by the party incurring or required to incur such expenses; provided, however, that Dollar Tree and Family Dollar will each pay one-half of all filing fees required under the HSR Act.

Employee Matters

        From the effective time until at least December 31, 2015, Dollar Tree will provide, or will cause the surviving company to provide, to employees of Family Dollar and its subsidiaries who continue to be employed by Dollar Tree or the surviving company or their subsidiaries following the effective time (which we refer to as the continuing employees) compensation opportunities and employee benefits that are substantially comparable in the aggregate to the compensation opportunities and employee benefits paid or provided to similarly situated employees of Dollar Tree and its subsidiaries. For purposes of the foregoing, the compensation opportunities and employee benefits generally provided to the continuing employees as of immediately prior to the effective time will be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Dollar Tree and its subsidiaries.

        In addition, Dollar Tree will, or will cause the surviving company to, cause any employee benefit plans in which the continuing employees participate following the effective time to recognize such continuing employees' service with Family Dollar prior to the effective time for purposes of eligibility, vesting and benefit accrual, subject to customary exceptions. Further, Dollar Tree will use reasonable best efforts to cause any such employee benefit plans that provide medical, dental or vision insurance benefits to waive any preexisting condition limitations or eligibility waiting periods and to credit expenses incurred in the year in which a continuing employee commences participation in the plan for purposes of deductibles and out-of-pocket expense requirements. Unused vacation days accrued by the continuing employees will be carried over to the maximum extent permitted by law or will be paid out to the extent not permitted by law to be carried over.

Indemnification and Insurance

        From and after the effective time, the surviving company will, and Dollar Tree will cause the surviving company to, indemnify and hold harmless each present and former director and officer of Family Dollar or any of its subsidiaries (whom we refer to as Family Dollar directors and officers), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages, amounts paid in settlement or other liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (which we refer to, when taken together, as indemnified actions), arising out of the fact that such person is or was a director or officer of Family Dollar or any of its subsidiaries.

        Dollar Tree will cause the surviving company to agree, and Family Dollar agrees, that all rights to indemnification, exculpation and advancement of expenses in existence as of July 27, 2014 in favor of Family Dollar directors and officers or any current or former employee of Family Dollar or any of its subsidiaries will survive the merger and continue in full force in accordance with their terms. For a period of six years after the effective time, Dollar Tree will cause the surviving company to agree, and the Family Dollar agrees, to maintain in effect the indemnification, exculpation and advancement of expenses provisions of the organizational documents of Family Dollar and its subsidiaries that are now in effect.

        The merger agreement requires the surviving company to maintain for a period of six years after the completion of the merger, Family Dollar's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving company is not required to make annual premium payments for such insurance in excess of a specified amount, and if premiums for such insurance would at any time exceed such amount, then the surviving company will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to such specified amount. In lieu of the foregoing, Dollar Tree or Family Dollar, after prior consultation with Dollar Tree, may obtain at or prior to the effective time of the merger a six-year prepaid "tail" policy under Family Dollar's existing directors' and officers' liability insurance policy providing equivalent coverage to that described in the preceding sentence for an aggregate price not to exceed a specified amount.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, covenants relating to regulatory filings and approvals (which are described under the section "The Merger—Regulatory Approvals" beginning on page 134, the listing of shares of Dollar Tree common stock to be issued in the merger, reporting requirements under Section 16 of the Exchange Act, coordination with respect to litigation relating to the merger, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        The respective obligations of each of Family Dollar, Dollar Tree and merger sub to complete the merger are subject to the fulfillment or waiver (to the extent permitted under applicable law), at or prior to the closing of the merger, of the following conditions:

  •
  the Family Dollar stockholder approval must have been obtained;

  •
  no injunction by any court or other tribunal of competent jurisdiction may have been entered and may continue to be in effect and no law may have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the merger;

  •
  this Form S-4 must have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this Form S-4 may have been issued (and not withdrawn) by the SEC and no proceedings for that purpose may have been initiated or threatened in writing (and not withdrawn) by the SEC;

  •
  the shares of Dollar Tree common stock to be issued in the merger must have been approved for listing on the Nasdaq, subject to official notice of issuance; and

  •
  all waiting periods applicable to the merger under the HSR Act must have expired or been terminated.

        The obligations of Family Dollar to effect the merger also are subject to the fulfillment or waiver by Family Dollar at or prior to the effective time of certain conditions, including the following:

  •
  the representations and warranties of Dollar Tree must be true and correct at and as of July 27, 2014 and at and as of the closing date as though made at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to the materiality standards provided in the merger agreement;

  •
  Dollar Tree and merger sub must have performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time; and

  •
  Dollar Tree must have delivered to Family Dollar a certificate, dated as of the closing date and signed by an executive officer, certifying to the effect that the preceding two conditions have been met.

        The obligations of Dollar Tree and merger sub to effect the merger are also subject to the satisfaction or waiver by Dollar Tree at or prior to the effective time of the following additional conditions:

  •
  the representations and warranties of Family Dollar must be true and correct at and as of July 27, 2014 and at and as of the closing date as though made at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to the materiality standards provided in the merger agreement;

  •
  Family Dollar must have performed and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time;

  •
  since July 27, 2014, there must not have been any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, had or would reasonably be expected to have a material adverse effect on Family Dollar; and

  •
  Family Dollar must have delivered to Dollar Tree a certificate, dated as of the closing date and signed by the chief executive officer or another senior officer of Family Dollar, certifying to the effect that the preceding three conditions have been met.

Termination of the Merger Agreement

Termination

        The merger agreement may be terminated and abandoned at any time prior to the effective time, whether before or after any approval of the merger by the holders of Family Dollar common stock:

  •
  by mutual written consent of Family Dollar and Dollar Tree;

  •
  by either Family Dollar or Dollar Tree if the merger has not been consummated on or prior to April 27, 2015, which we refer to as the end date, provided that if all of the conditions to closing, other than those pertaining to waiting periods under the HSR Act have been satisfied or are capable of being satisfied at such time and/or the marketing period for the debt financing has not expired, the end date will automatically be extended to July 27, 2015, except that the right to terminate the agreement according to this specific provision will not be available to a party if the failure of the closing to occur by such date is due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement;

  •
  by either Family Dollar or Dollar Tree, if an order by a governmental entity of competent jurisdiction has been issued permanently restraining or otherwise prohibiting the completion of the merger and such order has become final and nonappealable;

  •
  by either Family Dollar or Dollar Tree, if the Family Dollar stockholders meeting has concluded and the Family Dollar stockholder approval has not been obtained;

  •
  by either Family Dollar or Dollar Tree if the other party has breached or failed to perform any representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) if it occurred or was continuing to occur on the closing date would result in the failure of specified conditions to closing and (ii) is not curable or is not cured by the earlier of the end date and the date that is thirty days following written notice from the other party, except that the terminating party may not exercise this termination right if it is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

  •
  by Dollar Tree, prior to the receipt of the Family Dollar stockholder approval, (i) in the event that Family Dollar has failed to include the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement in the proxy statement/prospectus distributed to the holders of Family Dollar common stock, (ii) at any time following a company adverse recommendation change, (iii) in the event that a tender or exchange offer that constitutes a company takeover proposal has been commenced by a person unaffiliated with Dollar Tree or merger sub and Family Dollar has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten business day period after such tender or exchange offer is first published, a statement recommending that holders of Family Dollar common stock reject such tender or exchange offer and affirming the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement, or (iv) if Family Dollar has committed a willful and material breach of any of its material obligations outlined in the provisions of the merger agreement relating to no-solicitation, company takeover proposals and the Family Dollar stockholder meeting; or

  •
  by Family Dollar, in accordance with the provisions regarding its fiduciary termination right in connection with a company superior proposal.

Termination Fee

        Family Dollar will pay Dollar Tree the amount of Dollar Tree's out-of-pocket expenses incurred in connection with the merger agreement and the merger in an amount not to exceed $90 million if the merger agreement is terminated by either Dollar Tree or Family Dollar because the Family Dollar stockholders' meeting (as it may be adjourned or postponed) concludes without the Family Dollar stockholder approval being obtained.

        Family Dollar will pay Dollar Tree a termination fee of $305 million (less any payment paid in respect of Dollar Tree's out-of-pocket expenses pursuant to the preceding provision) if the merger agreement is terminated in the following circumstances:

  •
  in the event the merger agreement is terminated by Family Dollar in accordance with the provisions regarding its fiduciary termination right in connection with a company superior proposal;

  •
  in the event the merger agreement is terminated by Dollar Tree, prior to the receipt of the Family Dollar stockholder approval, (i) in the event that Family Dollar has failed to include the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement in the proxy statement/prospectus distributed to the holders of Family Dollar common stock, (ii) at any time following a company adverse recommendation change, (iii) in the event that a tender or exchange offer that constitutes a company takeover proposal has been commenced by a person unaffiliated with Dollar Tree or merger sub and Family Dollar has not published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten business day period after such tender or exchange offer is first published, a statement recommending that holders of Family Dollar common stock reject such tender or exchange offer and affirming the Family Dollar board's recommendation to the Family Dollar stockholders to adopt the merger agreement, or (iv) if Family Dollar has committed a willful and material breach of any of its material obligations outlined in the provisions of the merger agreement relating to no-solicitation, company takeover proposals and the Family Dollar stockholder meeting; or

  •
  (a) a pre-termination takeover proposal (as defined below) has occurred at any time following July 27, 2014 and prior to the event giving rise to the right to terminate the merger agreement and thereafter the merger agreement is terminated by Dollar Tree or Family Dollar because (1) the merger has not been completed by the end date, (2) the Family Dollar stockholder approval is not obtained or (3) Family Dollar has committed a material breach of the merger agreement which would cause a closing condition not to be satisfied, (b) either (1) both (x) at any time on or prior to the twelve month anniversary of such termination, Family Dollar or any of its subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of company takeover proposal (which we refer to as a company takeover transaction and with references in such definition to "15%" instead being "50%") whether or not involving the same company takeover proposal as that which was the subject of the pre-termination takeover proposal event and (y) at any time on or prior to the twenty-four month anniversary of the date of the definitive agreement completes a company takeover transaction or (2) at any time on or prior to the twelve month anniversary of such termination, Family Dollar or any of its subsidiaries completes a company takeover transaction.

        For the purposes of the merger agreement, a pre-termination takeover proposal event will be deemed to occur if a company takeover proposal has been made known to the Family Dollar board of directors or senior management or has been made directly to the holders of Family Dollar common stock generally or any bona fide acquiror (or representative thereof acting on behalf of a bona fide acquiror) has publicly announced a company takeover proposal with respect to Family Dollar, and in any such case such company takeover proposal must not have been withdrawn prior to the event giving rise to such termination (or in the case of a termination resulting from a failure to obtain the Family Dollar stockholder approval, at least five business days prior to the Family Dollar stockholders' meeting) (it being understood that a person will be a bona fide acquiror if such person possesses or could reasonably be believed to have access to the resources necessary to consummate such company takeover proposal).

        Under no circumstances will the termination fee be payable more than once.

Amendment and Modification

        Any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Family Dollar, Dollar Tree and merger sub. However, after the receipt of the Family Dollar stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the holders of Family Dollar common stock, the effectiveness of such amendment or waiver will be subject to such further approval.

Jurisdiction; Specific Enforcement

        The parties agree that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed or are threatened to not be performed, and that money damages would not be an adequate remedy in such a situation. Accordingly, the parties agree that, in addition to any other remedy available, including monetary damages, each of the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties irrevocably waive, and agree not to assert as a defense, counterclaim or otherwise, (i) any claim that such party is not personally subject to the jurisdiction of the above named courts and (ii) any claim that such party or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts, among other things.

Voting and Support Agreements

        In connection with entering into the merger agreement, Dollar Tree entered into voting and support agreements dated July 27, 2014, with each of (1) Howard R. Levine, the Chairman and Chief Executive Officer of Family Dollar (in his capacity as a stockholder, directly and indirectly through two trusts over which Mr. Levine exercises sole voting and dispositive power) and (2) Trian Fund Management, L.P. and certain Family Dollar stockholders affiliated therewith including Mr. Garden, which we refer to as the voting and support agreements. On October 23, 2014, Mr. Levine made a charitable donation of 600,000 shares of common stock of the Company to the Foundation For The Carolinas as permitted by the terms of the voting and support agreement. The Foundation For The Carolinas has entered into a joinder to Mr. Levine's voting and support agreement and has agreed in writing to be bound by the applicable terms of Mr. Levine's voting and support agreement. The Foundation For The Carolinas has sole voting power and sole power of disposition with respect to the donated shares. The following summary of the voting and support agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the voting and support agreements and joinder to this proxy statement/prospectus as Annex B and Annex C.

        Pursuant to the voting and support agreements, each Family Dollar stockholder party to a voting and support agreement agreed to among other things vote his or its beneficially owned shares of Family Dollar common stock:

  •
  in favor of the adoption of the merger agreement;

  •
  in favor of any proposal to adjourn or postpone a meeting of the Family Dollar stockholders in the event there are not sufficient votes to adopt the merger agreement; and

  •
  against any company takeover proposal and any proposal which would be reasonably likely to prevent, materially impede or materially delay the merger.

        As of the most recent practicable date, October 23, 2014, the voting and support agreements covered 17,725,166 shares of Family Dollar common stock, or approximately 15.52 % of the outstanding shares of Family Dollar common stock.

        Each Family Dollar stockholder party to a voting and support agreement also agreed to comply with certain restrictions on the disposition of his or its beneficially owned shares of Family Dollar prior to the earlier of the expiration date of the applicable voting and support agreement and the date that stockholders of Family Dollar adopt the merger agreement.

        The voting and support agreements apply to Mr. Levine and Mr. Garden only in their capacity as stockholders of Family Dollar and do not limit their ability to exercise their fiduciary duties as directors of Family Dollar or take any action or any inaction in their capacity as directors of Family Dollar.

        The voting and support agreements will terminate upon the earliest to occur of (1) the completion of the merger, (2) the termination of the merger agreement pursuant to and in compliance with its terms and (3) the entry without the prior written consent of the stockholders party thereto into any amendment or modification of the merger agreement, or any written waiver of Family Dollar's rights under the merger agreement made in connection with a request from Dollar Tree, in each case, which results in a decrease in, or change in the composition of, the merger consideration or an extension of the end date specified in the merger agreement or which is otherwise adverse to any of the stockholders party thereto in any material respect.

ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION FOR
FAMILY DOLLAR'S NAMED EXECUTIVE OFFICERS

Golden Parachute Payments

        This section sets forth the information required by Item 402(t) of the SEC's Regulation S-K regarding compensation for each "named executive officer" of Family Dollar (as disclosed in its Annual Report on Form 10-K for the fiscal year ended August 31, 2013) that is based on, or otherwise relates to, the merger. Although he is not currently considered a named executive officer under Item 402(t), this section includes information regarding Jason S. Reiser, our Chief Merchandising Officer, as he will be a named executive officer for fiscal year 2014. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement) consist of the employment agreement between Family Dollar and Mr. Levine (the "Employment Agreement"), the severance agreements for Executive and Senior Vice Presidents and the Severance Agreement with Mary A. Winston (the "Severance Agreements"), the Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards (the "Incentive Plan Guidelines"), the Family Dollar Stores Inc. 2006 Incentive Plan (the "Incentive Plan") and the respective equity awards specifying the terms and conditions of each award as described further in the section entitled "Interests of Family Dollar's Directors and Executive Officers in the Merger" beginning on page 163. No named executive officer will receive any pension or nonqualified deferred compensation enhancement, nor any tax reimbursement, that is based on or otherwise relates to the merger.

        The potential payments in the table below are based on the following assumptions:

  •
  The relevant price per share of Family Dollar common stock is $75.20, which is the average closing market price per share of Family Dollar's common stock as quoted on NYSE over the first five business days following the public announcement of the merger on July 28, 2014;

  •
  The effective time is October 23, 2014, which is the assumed date of the closing of the merger solely for purposes of this merger-related compensation disclosure; and

  •
  The named executive officers of Family Dollar were terminated by Family Dollar without "cause" or by the executive officer under circumstances which would constitute "good reason" (as such terms are defined in the relevant agreements), in either case immediately following the assumed effective time of October 23, 2014.

        The amounts shown are estimates based on multiple assumptions and do not reflect certain compensation actions that could occur before the effective time, including the vesting of equity awards outstanding as of the assumed effective time of October 23, 2014. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following tables, footnotes and discussion. For purposes of this discussion, "single-trigger" refers to benefits that arise solely from the closing of the merger and "double-trigger" refers to benefits that require two conditions, which are the closing of the merger as well as a termination of employment without cause or for good reason within two years following the effective time of the merger.

        Although Michael K. Bloom, Paul G. White and Charles S. Gibson, respectively our former President and Chief Operating Officer, Chief Merchandising Officer and Vice President—Supply Chain, whose employment with Family Dollar ended on January 8, 2014, July 10, 2013 and April 30, 2013 respectively, are still considered named executive officers under Item 402(t), they are not included in the following tables because they are not entitled to any additional benefits as a result of the merger.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Howard R. Levine	5,339,194	6,664,143	13,104	12,016,441
Mary A. Winston	1,319,496	852,569	13,104	2,185,169
Barry W. Sullivan	1,124,117	830,438	13,104	1,967,659
James C. Snyder, Jr.	774,701	425,821	13,104	1,213,626
Jason S. Reiser	865,318	628,742	13,104	1,507,164

(1)
Cash. Represents (i) the value of the named executive officer's pro-rated annual bonus, assuming target level of performance (single-trigger and paid in a lump sum following the closing), payable pursuant to the Incentive Plan and Incentive Plan Guidelines, and (ii) cash severance payments payable under the Employment Agreement and Severance Agreements assuming a termination without cause or for good reason within two years following the closing (double-trigger and paid in a lump sum within 30 days of termination). Details of the payments are shown in the following supplementary table:

Named Executive Officer	Severance ($)	Pro-Rated Bonus ($)	Total ($)
Howard R. Levine	5,183,343	155,851	5,339,194
Mary A. Winston	1,288,150	31,346	1,319,496
Barry W. Sullivan	1,096,690	27,427	1,124,117
James C. Snyder, Jr.	755,631	19,070	774,701
Jason S. Reiser	840,000	25,318	865,318
(2)
Equity. Represents the amount to be received by each named executive officer in connection with the cancellation of awards of performance share rights upon consummation of the merger in return for payment of merger consideration (single-trigger and paid in a lump sum, consisting of cash and Dollar Tree stock, within 15 days following closing) and the value of accelerated vesting of stock options and restricted stock units granted under the Incentive Plan assuming a termination without cause or for good reason within two years following the closing (double-trigger). Stock options are valued at the excess of the assumed price per share of Family Dollar common stock over the applicable per share exercise price. Performance share rights are valued based on the assumed price per share multiplied by the number of shares deemed to be earned under the performance share right award based on the greater of the deemed achievement of all relevant performance goals at target level and the actual level of achievement of all relevant performance goals against target as of Family Dollar's last fiscal quarter end preceding the effective time (prorated for the number of days within the performance period that have elapsed prior to the effective time). Restricted stock units are valued based on the assumed price per share multiplied by the number of shares subject to the restricted stock unit award. Details of the payments are shown in the following supplementary table:

Named Executive Officer	Performance Share Rights ($)	Stock Options ($)	Restricted Stock Units ($)	Total ($)
Howard R. Levine	2,701,323	1,958,890	2,003,930	6,664,143
Mary A. Winston	375,964	212,879	263,726	852,569
Barry W. Sullivan	386,722	232,705	211,011	830,438
James C. Snyder, Jr.	170,073	129,111	126,637	425,821
Jason S. Reiser	295,761	107,426	211,011	614,198

(3)
Perquisites/Benefits. Represents an amount equal COBRA premiums for an 18-month period payable under the Employment Agreement and Severance Agreements assuming a termination without cause or for good reason within two years following the closing (double-trigger, payable monthly, except with regard to Mr. Levine for whom the benefit is paid in a lump sum).

Additional Narrative Description of Arrangements

        In connection with the adoption of the Employment Agreement and the Severance Agreements, Family Dollar adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a change in control. Pursuant to that policy, if the payments to be made to an officer are "parachute payments" pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit; or (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits Family Dollar by potentially reducing the amount of payments that otherwise could be subject to the provisions of Section 280G of the Code which would limit the ability of Family Dollar to take tax deductions with respect to such payments without adversely affecting the executives on an after-tax basis.

        In order to receive any severance benefits set forth in the Employment Agreement or Severance Agreements, the named executive officers must execute a general release of claims against Family Dollar. The Employment Agreement and the Severance Agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to Family Dollar regarding certain matters. In addition, for a period of one year following termination of employment, the named executive officers shall be subject to covenants not to compete and not to solicit Family Dollar's team members. If a named executive officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

Vote Required and Board of Directors Recommendation

        Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Family Dollar is required to submit a proposal to its stockholders for an advisory (non-binding) vote to approve certain compensation that may become payable to Family Dollar's named executive officers in connection with the completion of the merger. This proposal, which we refer to as the "compensation proposal", gives Family Dollar's stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Family Dollar's named executive officers in connection with the merger as set forth in the table on page 159, including the footnotes to the table and the associated narrative discussion.

        The Family Dollar board unanimously recommends that Family Dollar's stockholders approve the following resolution:

          "RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Family Dollar Stores, Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/prospectus entitled Advisory (Non-Binding) Vote on Merger-Related Compensation for Family Dollar's Named Executive Officers including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

        The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Family Dollar or Dollar Tree. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

        The approval of the compensation proposal requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is non-binding and advisory only. If your shares of Family Dollar common stock are present at the special meeting but your shares are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related executive compensation except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

        The Family Dollar board unanimously recommends that you vote "FOR" the compensation proposal.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

        Family Dollar stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the Family Dollar bylaws, a vote on adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement may be taken in the absence of a quorum. Family Dollar does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the adoption of the merger agreement is approved at the special meeting.

        The approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Family Dollar common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Family Dollar common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy and fail to attend the special meeting or if your shares of Family Dollar common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Family Dollar common stock, your shares of Family Dollar common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        The Family Dollar board unanimously recommends that you vote "FOR" adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

INTERESTS OF FAMILY DOLLAR'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        In considering the recommendation of the Family Dollar board that you vote to adopt the merger agreement, you should be aware that Family Dollar's executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Family Dollar's stockholders generally. The Family Dollar board was aware of and considered those interests, among other matters, in reaching its decisions to (i) approve the merger and the other transactions contemplated thereby, (ii) adopt, approve and declare advisable the merger agreement, and (iii) resolve to recommend (and reaffirm its recommendation in favor of) the adoption of the merger agreement to Family Dollar stockholders.

 Equity Compensation and Annual Cash Bonus Awards

        The Family Dollar 2006 Incentive Plan provides for varying treatment of awards granted thereunder depending on whether such awards are cashed out or assumed in connection with a transaction such as the merger. This section describes the treatment of such awards under the merger agreement.

Treatment of Stock Options

        Each Family Dollar option that is outstanding immediately prior to the effective time will be converted at the effective time into an option to purchase, on the same substantive terms and conditions as were applicable to such Family Dollar option, the number of shares of Dollar Tree common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Family Dollar common stock subject to the Family Dollar option by the award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price of the Family Dollar option by the award exchange ratio.

Treatment of Performance Share Rights

        At the effective time, each outstanding performance share right award will be converted into the right to receive the merger consideration (without interest and less any applicable tax withholding) with respect to each share subject to the performance share right award. The number of shares subject to the Family Dollar performance share right award will be determined by multiplying (i) the number of shares of Family Dollar common stock deemed to be earned under the performance share right award based on the greater of the deemed achievement of all relevant performance goals at target level and the actual level of achievement of all relevant performance goals against target as of Family Dollar's last fiscal quarter end preceding the effective time, by (ii) a fraction, the numerator of which is the number of days within the performance period of the performance share right award that have elapsed prior to the closing date of the merger and the denominator of which is the total number of days within the performance period of such performance share right award. The number of shares of Dollar Tree common stock issued in respect of the Family Dollar performance share right awards will be rounded down to the nearest whole number.

Treatment of Restricted Stock Units

        At the effective time, each outstanding Family Dollar restricted stock unit will be converted, on the same substantive terms and conditions as were applicable under such Family Dollar restricted stock unit award immediately prior to the effective time, into a restricted stock unit award in respect of the number of shares of Dollar Tree common stock (rounded to the nearest whole share), determined by multiplying (i) the number of shares of Family Dollar common stock subject to the restricted stock unit award by (ii) the award exchange ratio.

Treatment of Equity Awards upon Termination of Employment Following the Merger

        At the effective time, outstanding Family Dollar options and Family Dollar restricted stock unit awards held by Family Dollar's executive officers will convert into equity awards of the corresponding type with respect to Dollar Tree common stock, as described above, and unvested Family Dollar options and Family Dollar restricted stock unit awards will remain subject to the same vesting conditions. Pursuant to the original terms of these awards, if an executive officer's employment is terminated by Family Dollar without "cause" or by the executive officer under circumstances which would constitute "good reason" (as such terms are defined in the Employment Agreement and the Severance Agreements, as applicable) within two years following the effective time, outstanding unvested equity awards would fully vest upon such termination and Family Dollar options would remain outstanding and exercisable for their full terms.

        See the section entitled "Advisory (Non-Binding) Vote on Merger-Related Compensation for Family Dollar's Named Executive Officers" beginning on page 158 of this proxy statement/prospectus for information regarding the estimated value of unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC's Regulation S-K.

        Based on the same assumptions used for the Item 402(t) calculations for named executive officers, Family Dollar's executive officers other than the named executive officers as a group hold unvested equity awards with the following aggregate estimated values: Family Dollar options—$131,778; Family Dollar restricted stock unit awards—$126,637; and Family Dollar performance share right awards—$170,073. As discussed in the section entitled "Advisory (Non-Binding) Vote on Merger-Related Compensation for Family Dollar's Named Executive Officers", these estimates do not take into account any vesting of awards following October 23, 2014 and prior to the actual closing.

        Family Dollar's non-employee directors hold no unvested equity awards.

        For more information on equity holdings of Family Dollar directors and executive officers, see the table entitled "Certain Beneficial Owners Of Family Dollar Common Stock—Security Ownership of Directors and Named Executive Officers" on page 189 of this proxy statement/prospectus.

Treatment of Annual Cash Bonus Awards

        Following the effective time, each Family Dollar employee who is eligible to receive an annual cash bonus pursuant to the terms of Family Dollar's 2006 Incentive Plan and the Incentive Plan Guidelines (as defined below) (which includes each of Family Dollar's executive officers) will receive a prorated payout of such bonus (based on the period of time elapsed between the beginning of the performance period and the closing date) based on the target amount of such bonus. See the section entitled "Advisory (Non-Binding) Vote on Merger-Related Compensation for Family Dollar's Named Executive Officers" beginning on page 158 of this proxy statement/prospectus for information regarding the estimated value of this prorated bonus payout for the named executive officers in accordance with Item 402(t) of the SEC's Regulation S-K. Under the same assumptions, Family Dollar's other executive officers as a group would receive approximately $17,098 in respect of such prorated bonus payout.

Employment and Severance Agreements

        The following describes contractual entitlements between Family Dollar and its executive officers existing prior to the execution of the merger agreement, other than the Retention Letter with Mr. Levine described below, which was entered into specifically in connection with the merger.

        Employment Agreement with Mr. Levine.    Family Dollar entered into an employment agreement (the "Employment Agreement") with the Chairman of the Board and CEO, Howard R. Levine, effective December 28, 2012. The Employment Agreement provides that, in the event of a termination of employment without cause or for good reason (as defined in the Employment Agreement) within

24 months following a change in control, such as the merger, Mr. Levine will receive a lump sum severance payment equal to 36 times the sum of (a) his highest monthly base salary during the period beginning immediately prior to the change in control through his termination of employment and (b) the monthly equivalent of the average of the annual cash bonus award paid in the preceding three fiscal years under the Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards (the "Incentive Plan Guidelines"). Family Dollar will also provide Mr. Levine with subsidized COBRA benefits for 18 months. Mr. Levine is also entitled to these payments in the event his employment is terminated within 24 months following a change in control due to his death or disability. The severance payments payable upon a change in control are subject to adjustment in the event of the imposition of certain tax provisions.

        Retention Letter with Mr. Levine.    On July 27, 2014, in connection with the merger agreement, Family Dollar, Dollar Tree and Mr. Levine entered into a retention letter (the "Retention Letter") that, contingent on the occurrence of the effective time, amends the Employment Agreement.

        The Retention Letter provides that, following the effective time, Mr. Levine will continue to serve as the Chief Executive Officer of Family Dollar, reporting directly to the Chief Executive Officer of Dollar Tree. In addition, pursuant to the merger agreement, Dollar Tree will nominate Mr. Levine to its Board of Directors at the effective time.

        Pursuant to the Retention Letter, following the effective time, Mr. Levine will (a) receive an annual base salary of at least $1,150,000, (b) receive an annual target incentive opportunity under the terms of Dollar Tree's Management Incentive Compensation Plan of at least 100% of his annual base salary, which will be based in part on performance measures related to Family Dollar, (c) receive, for periods of his employment following August 31, 2015, an annual long-term performance plan grant with a target opportunity of $600,000 and an annual restricted stock unit performance based grant of $2,000,000 (with the first such grants to be made no later than Dollar Tree's regular 2016 grant cycle) and (d) be eligible to participate in the other compensation and employee benefit plans applicable to similarly situated executives of Dollar Tree. Dollar Tree has also agreed that it will, following the effective time, reimburse reasonable legal fees incurred by Mr. Levine in connection with the negotiation of the retention letter, up to a maximum of $45,000.

        Additionally, during the period from the effective time until the second anniversary thereof (the "Second Anniversary"), Mr. Levine has agreed to waive his right to terminate his employment for good reason under his Employment Agreement based on certain changes to his position as a result of the merger, specifically pursuant to (i) a material diminution in his authority, duties, or responsibilities (including Mr. Levine no longer reporting solely and directly to the Board of Directors of Family Dollar) and (ii) a material diminution in the budget over which Mr. Levine retains authority. He would still be entitled to receive the change in control severance benefits provided under the Employment Agreement and all then outstanding unvested equity awards that were granted to Mr. Levine prior to the effective time would vest in full and Family Dollar options would remain outstanding and exercisable for their full terms if during such two-year period his employment were terminated by reason of his death or disability, by Family Dollar without cause or by him under the clauses of his "Good Reason" definition that he did not waive (as well as in the event of a material breach of Family Dollar's obligations under the Retention Letter and his ceasing to serve on the Board of Directors of Dollar Tree due to Dollar Tree's failure to nominate him).

        Mr. Levine has also agreed to waive certain other rights under the Employment Agreement, including a reimbursement for taxes under Section 409A of the Internal Revenue Code, and has agreed that the Employment Agreement will terminate immediately following the Second Anniversary (except in respect of the restrictive covenants contained therein). In consideration for the foregoing, Mr. Levine will be entitled to the change in control severance benefits and equity award acceleration described above upon any termination of employment at or following the Second Anniversary, subject to his execution of a release of claims and his continued compliance with the restrictive covenants set forth in his Employment Agreement.

        The Retention Letter also provides that, during the 30-month period following the effective time, Mr. Levine will not, and will not cause any trust controlled by him to, sell, pledge or transfer in any way any shares of Dollar Tree common stock received in the merger (subject to certain exceptions for corporate transactions approved by the board of directors of Dollar Tree and philanthropic or estate planning purposes). Notwithstanding the foregoing, however, on the first anniversary of the effective time and on each six-month anniversary thereafter, 25% of the shares of Dollar Tree common stock held by Mr. Levine as of the effective time shall cease to be subject to the transfer restrictions described in the previous sentence.

        None of our other NEOs has entered into employment agreements with Family Dollar.

        Severance Agreements.    In October 2012, Family Dollar's Leadership Development and Compensation Committee approved severance agreements between Family Dollar and the Executive and Senior Vice Presidents of Family Dollar (the "Executive Severance Agreements"), including each of the executive officers, other than Mr. Levine and Ms. Winston. In the event of a change in control of Family Dollar, such as the merger, and the executive's termination of employment by Family Dollar without cause, by the executive for good reason or due to death or disability within 24-months following such change in control (in each case, as such terms are defined in the Executive Severance Agreements), the executive will be entitled to receive a lump sum severance payment equal to two times (one and one-half times for Senior Vice Presidents) the sum of (x) his/her highest annual base salary during the period beginning immediately prior to the change in control through their termination of employment and (y) the average of the annual cash bonuses paid in the preceding three fiscal years under the Incentive Plan Guidelines. Family Dollar will also provide the executive with subsidized COBRA benefits for 18 months.

        Family Dollar has also entered into a severance agreement with Mary Winston (the "Winston Severance Agreement" and together with the Executive Severance Agreements, the "Severance Agreements") which is generally under the same terms and provides for the same benefits as provided under the Executive Vice President severance agreements described above, other than several modifications to the applicable definitions of cause and good reason.

        Release of Claims, Non-Compete and Other Covenants.    In order to receive any severance benefits set forth in the Employment Agreement or Severance Agreements, the executive officer must execute a general release of claims against Family Dollar. The Employment Agreement and the Severance Agreements contain confidentiality and non-disparagement provisions and agreements to provide future assistance to Family Dollar regarding certain matters. In addition, for a period of one year following termination of employment, the executive officer will be subject to covenants not to compete and not to solicit Family Dollar's employees. If the executive officer violates any of these restrictive covenants, he or she will immediately forfeit any unpaid severance payments and any right to any further continuation of benefits.

        Tax Provisions.    In connection with the adoption of the Employment Agreement and the Severance Agreements, Family Dollar adopted, and affected officers have agreed to the application of, a policy with respect to severance payments made following a change in control. Pursuant to that policy, if the payments to be made to an officer are "parachute payments" pursuant to Section 280G of the Code and are subject to the excise tax imposed under Section 4999 of the Code, then the severance benefit will be either: (i) the amount the executive would receive with no adjustment to the severance benefit; or (ii) the severance benefit reduced to the extent that would result in no portion of the severance benefit being subject to excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt of the greater after-tax amount of severance payments, notwithstanding that all or some portion of such severance payment may be taxable under Section 4999 of the Code. This provision benefits Family Dollar by potentially reducing the amount of payments that otherwise could be subject to the provisions of Section 280G of the Code which would limit the ability of Family Dollar to take tax deductions with respect to such payments without affecting the executives.

Retention Arrangements

        As of the date of this proxy statement/prospectus, other than the Retention Letter, none of Family Dollar's directors or executive officers has entered into any retention arrangement with Family Dollar or Dollar Tree in connection with the merger. However, in connection with the merger, Family Dollar and Dollar Tree have agreed to establish a retention award program, providing for awards of up to $10 million in the aggregate for employees of Family Dollar, which may include the named executive officers, on such terms and conditions as are agreed upon between Family Dollar and Dollar Tree. On October 1, 2014, the Company adopted a retention award program for certain eligible team members, including the named executive officers (other than Mr. Levine). However, these retention awards are not contingent in any way upon the merger and will be paid following December 1, 2015, subject to continued employment through that date and certain performance conditions, or upon earlier termination without cause (as described in the retention award program).

        See the section entitled "Advisory (Non-Binding) Vote on Merger-Related Compensation for Family Dollar's Named Executive Officers" beginning on page 158 of this proxy statement/prospectus for the estimated amounts that Family Dollar's named executive officers would receive under the Employment Agreement or Severance Agreements (as applicable) upon a termination of employment by Family Dollar without cause or by the executive for good reason immediately following the closing of the merger. Under the same assumptions, Family Dollar's other executive officers as a group would receive approximately $670,289 upon such termination under the Severance Agreements.

Indemnification; Directors' and Officers' Insurance

        Under the merger agreement, Dollar Tree will cause the surviving company to indemnify and hold harmless each present and former director and officer of Family Dollar or any of its subsidiaries, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages, amounts paid in settlement or other liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of Family Dollar or any of its subsidiaries. In addition, all rights to indemnification, exculpation and advancement of expenses in existence as of July 27, 2014 in favor of each present and former director, officer or employee of Family Dollar or any of its subsidiaries will survive the merger and continue in full force in accordance with their terms.

        Subject to certain limitations, the merger agreement also requires the surviving company to maintain for a period of six years after the completion of the merger, Family Dollar's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. In lieu of the foregoing, Dollar Tree or Family Dollar, after prior consultation with Dollar Tree, may obtain at or prior to the effective time of the merger a six-year prepaid "tail" policy under Family Dollar's existing directors' and officers' liability insurance policy providing equivalent coverage to that described in the preceding sentence.

        For additional information see the section entitled "The Merger Agreement—Indemnification and Insurance" beginning on page 152 of this proxy statement/prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Family Dollar common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Family Dollar common stock that is:

  •
  a citizen or individual resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders of shares of Family Dollar common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Family Dollar common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their shares of Family Dollar common stock through the exercise of employee stock options or other compensation arrangements).

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Family Dollar common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Family Dollar common stock, you should consult your tax advisor.

        Holders of Family Dollar common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

  Consequences to U.S. Holders

        The receipt of the merger consideration by U.S. holders in exchange for shares of Family Dollar common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Family Dollar common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the Dollar Tree common stock as of the effective time of the merger plus the amount of cash received and (2) the U.S. holder's adjusted tax basis in such shares.

        If a U.S. holder's holding period in the shares of Family Dollar common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Family Dollar common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Family Dollar common stock.

        A U.S. holder's aggregate tax basis in Dollar Tree common stock received in the merger will equal the fair market value of the stock as of the effective time of the merger. The holding period of the Dollar Tree common stock received in the merger will begin on the day after the merger.

        Notwithstanding the above, in certain circumstances, the receipt of the cash consideration by U.S. holders of Family Dollar common stock that also actually or constructively own Dollar Tree common stock may be subject to Section 304 of the Code if holders who own (including by attribution) 50% or more of the Family Dollar common stock before the merger own (including by attribution), immediately after the merger, 50% or more of the Dollar Tree common stock. If Section 304 of the Code applies to the cash consideration received in the merger, then instead of recognizing gain or loss as described above in respect of such cash consideration, a U.S. holder may recognize dividend income up to the amount of such cash consideration if such holder's receipt of the cash consideration is not "substantially disproportionate" with respect to such holder or is "essentially equivalent to a dividend" under the tests set forth in Section 302 of the Code. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock actually owned by the holder. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of such constructive ownership rules, U.S. holders of Family Dollar common stock that also actually or constructively own Dollar Tree common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules.

  Information Reporting and Backup Withholding

        Payments made in exchange for shares of Family Dollar common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a "United States person" (within the meaning of the

Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

        This summary of the material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Family Dollar common stock should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and the effect of any federal, state, local, foreign and other tax laws.

COMPARISON OF STOCKHOLDERS' RIGHTS

        If the merger is completed, Family Dollar stockholders will receive as part of the per share merger consideration shares of Dollar Tree common stock. The following is a summary of certain material differences between (i) the current rights of Family Dollar stockholders under the Family Dollar charter, Family Dollar bylaws, and Delaware law, including the DGCL and (ii) the current rights of Dollar Tree stockholders under the Dollar Tree charter, the Dollar Tree bylaws, and Virginia law, including the Virginia Stock Corporation Act.

        The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Family Dollar and Dollar Tree's governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled "Where You Can Find More Information" beginning on page 194 of this proxy statement/prospectus.

General

        Dollar Tree is incorporated under the laws of the Commonwealth of Virginia, and, accordingly, the rights of Dollar Tree stockholders are governed by the laws of the Commonwealth of Virginia. Family Dollar is incorporated under the laws of the State of Delaware, and, accordingly, the rights of Family Dollar stockholders are governed by the laws of the State of Delaware. As a result of the merger, Family Dollar stockholders who receive shares of Dollar Tree common stock will become Dollar Tree stockholders. Thus, following the merger, the rights of Family Dollar stockholders who become Dollar Tree stockholders in the merger will shift from being governed by the laws of the State of Delaware to the laws of the Commonwealth of Virginia, and will also then be governed by the Dollar Tree charter and the Dollar Tree bylaws.

Dollar Tree	Family Dollar
Authorized Capital Stock
Dollar Tree is authorized to issue 610,000,000 shares, divided into two classes consisting of:	Family Dollar is authorized to issue 600,500,000 shares, divided into two classes consisting of:
(i) 600,000,000 shares of common stock, par value $.01 per share; and	(i) 600,000,000 shares of common stock, par value $0.10 per share; and
(ii) 10,000,000 shares of preferred stock, par value $.01 per share.	(ii) 500,000 shares of preferred stock, par value $1.00 per share.
The Dollar Tree board is authorized to issue the preferred stock in one or more series.	The Family Dollar board is authorized to issue the preferred stock in one or more series.
Voting Rights

Under Dollar Tree's charter, at any meeting of Dollar Tree stockholders, each Dollar Tree stockholder represented in person or by proxy and entitled to vote on a matter shall have one vote for each share of common stock held by him.
Under Family Dollar's charter, at any meeting of Family Dollar stockholders, each stockholder present in person or represented by proxy and entitled to vote thereat may cast one vote for each share of common stock held by such stockholder.
Quorum

Under Dollar Tree's bylaws, at all meetings of Dollar Tree's stockholders, a majority of the shares entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum, unless a greater number is required by law.
Under Family Dollar's bylaws, at all meetings of Family Dollar's stockholders, the holders of a majority of all of the outstanding shares of Family Dollar common stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum.

Dollar Tree	Family Dollar
Stockholder Rights Plans
Dollar Tree currently has no stockholder rights plan.
Family Dollar currently has a stockholder rights plan in effect, pursuant to which each share of Family Dollar's common stock includes an attached preferred stock purchase right. The rights have certain anti-takeover effects. The rights will cause substantial dilution to any person or group who becomes a beneficial owner of 10% or more of the outstanding common stock or voting power of Family Dollar without Family Dollar's approval. Because the Family Dollar board can redeem the rights or approve an acquisition offer, the rights generally should not interfere with any merger or other business combination approved by the board. Family Dollar may amend the terms of the rights in any manner prior to the public announcement that a person or group has acquired 10% of the voting power of Family Dollar.

In connection with the execution of the merger agreement, Family Dollar and American Stock Transfer & Trust Company, as rights agent, entered into an amendment to the stockholder rights agreement, pursuant to which neither Dollar Tree nor its affiliates will be deemed to be an acquiring person as a result of the execution and delivery of the merger agreement, the consummation of the merger or the consummation of any of the other transactions contemplated by the merger agreement. Pursuant to the amendment, the execution of the merger agreement, the consummation of the merger, and the consummation of the transactions contemplated by the merger agreement will be deemed not to trigger the issuance or exercise of the rights. In addition, pursuant to the amendment, the stockholder rights agreement and the rights thereof will expire immediately prior to the completion of the merger.
Rights of Preferred Stock

The Dollar Tree charter authorizes the board to, subject to all the provisions of Dollar Tree's charter and the Virginia Stock Corporation Act, state and determine, in the amendment or amendments providing for the issuances of each series of preferred stock, the number of shares of each series and the preferences and relative, participating, optional and other rights pertaining to each series, and the qualifications, limitations or restrictions thereof.
No shares of Dollar Tree preferred stock were outstanding as of the date of this proxy statement/prospectus.
The Family Dollar charter authorizes the board to fix, by resolution or resolutions providing for the issuance of each series of preferred stock, the number of shares of each series (which may, from time to time by like action of the board, be increased, unless otherwise provided by the board in creating such series, or decreased, but not below the number of shares then outstanding), the voting powers of such series and the designations, rights, preferences, and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of such series.

No shares of Family Dollar preferred stock were outstanding as of the date of this proxy statement/prospectus.
Number of Directors
The Dollar Tree charter requires that there be 9 directors unless the Dollar Tree bylaws provide otherwise. The Dollar Tree bylaws require that there be 11 directors on the Dollar Tree board.
The Family Dollar bylaws requires that the number of directors be determined by the affirmative vote of a majority of the total number of directors given at a regular or special meeting of the board; provided, that, if the number so determined is to be increased or

Dollar Tree	Family Dollar
decreased, notice of the proposed change shall be included in the notice of such meeting unless all directors at the time in office are present at the meeting or those that are not present have waived notice thereof in writing; and provided further, that the number of directors shall not be reduced to a number less than the number of directors then in office unless such reduction shall become effective only at and after the next ensuing meeting of stockholders for the election of directors or upon the resignation of an incumbent director.
There are currently 11 members of the Dollar Tree board.	There are currently 11 members of the Family Dollar board.
Election of Directors

The Dollar Tree bylaws provide that at each annual meeting of stockholders, the stockholders entitled to vote shall elect the directors. As per the default Virginia law standard, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
The Family Dollar bylaws provide that, except as otherwise provided by law, the directors shall be elected at the annual meeting of stockholders in each year. As per the default Delaware law standard, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Dollar Tree bylaws provides that unless a director resigns or is removed by no less than a majority of the votes of all shares entitled to be cast at an election of directors as required by the Dollar Tree charter, every director shall hold office for the term elected or until a successor is elected. The Dollar Tree charter provides that directors elected to the board after the 2010 annual meeting shall hold office until the first annual meeting of stockholders following the director's election and until a successor shall have been elected and qualified or until the director's prior death, resignation or removal.
The Family Dollar bylaws provide that each director shall be elected to serve until the next annual meeting of stockholders and until a successor shall have been duly elected and shall qualify, unless the director resigns or is removed.
Filling Vacancies on the Board of Directors

Under the Dollar Tree charter, vacancies resulting from an increase in the number of directors may be created and filled by action of the board between annual meetings of stockholders. The Dollar Tree bylaws provide that any vacancy may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.
The Family Dollar bylaws provide that if the office of any director becomes vacant at any time by reason of death, resignation, retirement, disqualification, removal from office or otherwise, or if any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, although less than a quorum, or the sole remaining director, may choose a successor or fill the newly created directorship, and the director so chosen shall hold office, subject to the provisions of the Family Dollar bylaws, until the next annual election of directors and until his or her successor shall be duly elected and shall qualify. In the event that a vacancy arising as aforesaid shall not have been filled by the board, such vacancy may be filled by the stockholders at any meeting thereof after such office becomes vacant. If one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so prospectively resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become

Dollar Tree	Family Dollar
effective, and each director so chosen shall hold office as herein provided in the filing of other vacancies.
Cumulative Voting
The Dollar Tree charter and bylaws do not provide for cumulative voting.	The Family Dollar charter and bylaws do not provide for cumulative voting.
Removal of Directors
Under the Dollar Tree charter, a director may be removed if the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors.
Under the Family Dollar charter, any director may be removed at any time, with or without cause, by the affirmative vote, at any stockholders' meeting, of the holders of a majority of the outstanding stock of Family Dollar entitled to vote thereat, or by such other vote and in such other manner, with or without any stockholders' meeting, as may be provided in Family Dollar's bylaws.
Director Nominations by Stockholders

The Dollar Tree bylaws provide that for stockholder nominations of directors to be properly brought before a stockholder meeting, the nominating stockholder must give the Secretary of Dollar Tree timely written notice. To be timely, notice must be given no less than 120 days and no more than 150 days before the first anniversary of Dollar Tree's proxy statement in connection with the last annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice must be given no less than 90 days before the date of the applicable annual meeting. In the event of a special meeting of stockholders called for the election of directors, notice must be given no later than the close of business on the 7th day following the date on which notice of such meeting is first given to stockholders.

Each stockholder's notice must set forth (a) the name and address of the stockholder making the nomination; (b) the name and address of such beneficial owner, if any; (c) a representation that such stockholder is a stockholder of record and intends to appear in person at such meeting to nominate the person or persons specified in the notice; (d) the class and number of shares of stock of Dollar Tree beneficially owned, directly or indirectly, by the stockholder and by such beneficial owner, if any; (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Dollar Tree or with a value derived in whole or in part from the value of any class or series of shares of Dollar Tree, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Dollar Tree or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by the stockholder or the beneficial owner, if any, and any
Family Dollar's bylaws provide that for stockholder nominations to be properly brought before a stockholder meeting, the nominating stockholder must give the Secretary of Family Dollar timely written notice. To be timely, notice must be given no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the stockholder must be given no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of the 45th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Family Dollar. In the event of a special meeting at which directors are to be elected, notice must be received by the Secretary of Family Dollar not later than the close of business on the 15th day following the day on which notice of the meeting is first provided to stockholders.

Any notice by a stockholder must set forth: (a) the name and address of the stockholder and any "Stockholder Associated Person" (i.e., (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of Family Dollar owned of record or beneficially by such stockholder, including interests held by members of such stockholder's immediate family sharing the same household, and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person) of such stockholder; (b) a representation that the stockholder or Stockholder Associated Person intends to appear in person or by proxy at the meeting to make the nomination; (c) as to each stockholder and all Stockholder Associated Persons, if any, of such stockholder (i) the class or series and number of shares

Dollar Tree	Family Dollar
other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Dollar Tree; (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of Dollar Tree; (g) any short interest in any security of Dollar Tree; (h) any rights to dividends on the shares of Dollar Tree owned beneficially by the stockholder or the beneficial owner, if any, that are separated or separable from the underlying shares of Dollar Tree; (i) any proportionate interest in shares of Dollar Tree or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder or the beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (j) any performance-related fees (other than an asset-based fee) that the stockholder or the beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of Dollar Tree or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of the stockholder's or the beneficial owner's, if any, immediate family sharing the same household.

As to each person whom the stockholder proposes to nominate for election or reelection to the board, each stockholder's notice must set forth (a) the name, age, business address and, if known, residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of shares of the stock of Dollar Tree which are beneficially owned by such person; (d) all information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to service as a director if elected); (e) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; (f) a description of all agreements, arrangements and understanding between the stockholder and beneficial owner, and any other person or persons (including their names) in connection with the nomination by the stockholder; (g) any other information relating to the stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing required to be made	of Family Dollar which are directly or indirectly owned beneficially and of record by such stockholder or Stockholder Associated Person; (ii) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Family Dollar or with a value derived in whole or in part from the value of any class or series of shares of Family Dollar, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Family Dollar or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person, and any other direct or indirect opportunity of such stockholder or Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of the shares of Family Dollar; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of Family Dollar; (iv) any short interest of such stockholder or Stockholder Associated Person in any security of Family Dollar; (v) any proportionate interest in shares of Family Dollar or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vi) any performance-related fees that such stockholder or Stockholder Associated Person is entitled to receive, either directly or indirectly, based on any increase or decrease in the value of shares of Family Dollar or Derivative Instruments.

Family Dollar's bylaws further provide that the notice must include (x) a description of all arrangements or understandings between or among any of the stockholder, any Stockholder Associated Person, each nominee, and any other person pursuant to which the nomination or nominations are to be made by the stockholder; and (y) (i) all information regarding each nominee that would be required to be disclosed in solicitations of proxies for election of directors in an election contest pursuant to Regulation 14 under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and undertakings during the past three years, and other material relationships, between such stockholder and any Stockholder Associated Person, if any, on the one hand, and each proposed nominee and his affiliates and associates, or others acting in concert with such nominee, on the other hand; and (iii) a completed and signed questionnaire, representation and agreement to furnish

Dollar Tree	Family Dollar
in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (h) any material interest of the stockholder or the beneficial owner, if any, in such nomination.	such information as may reasonably be required by Family Dollar.
Stockholder Proposals

As per the default Virginal law standard, if a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless otherwise required by law or Dollar Tree's charter. Dollar Tree's charter provides that, where approval of any voting group of Dollar Tree's shareholders is required under the Virginia Stock Corporation Act for the following actions, approval shall require the affirmative vote of a majority of the shares entitled to be cast thereon by that voting group: (i) a plan of merger or share exchange; (ii) a sale, lease, exchange or other disposition of Dollar Tree's assets, other than a disposition described in § 13.1-723 of the Virginia Stock Corporation Act or any successor statute, if the disposition would leave Dollar Tree without a "significant continuing business activity" as described by the Virginia Stock Corporation Act; (iii) a plan of domestication; (iv) a plan of entity conversion; or (v) a proposal for dissolution of Dollar Tree.

The Dollar Tree bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice to the Secretary of Dollar Tree. To be timely, notice must be given no less than 120 days nor more than 150 days before the first anniversary of the date of Dollar Tree's proxy statement in connection with the last annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice must be given no less than 90 days before the date of the applicable annual meeting.
Stockholder notice for matters other than director nominations must set forth, as to each matter such stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: (a) the name and address of each stockholder proposing such business; (b) the name and address of such beneficial owner, if any; (c) a representation that such stockholder
The Family Dollar bylaws provide that, when a quorum is present, the vote of the holders of a majority of all of the outstanding shares of Family Dollar common stock having voting power, present in person or by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of law or of the Family Dollar charter or bylaws a larger or different vote is required, in which case such express provision shall govern and control the decision of such question.
Family Dollar's bylaws provide that for stockholder proposals (other than proposals included in Family Dollar's notice of meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934) to be properly brought before a stockholder meeting, the stockholder must give the Secretary of Family Dollar timely written notice. To be timely, notice must be given no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the stockholder must be given no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of the 45th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Family Dollar.

Any notice by a stockholder must set forth: (a) the name and address of the stockholder and any Stockholder Associated Person of such stockholder; (b) a representation that the stockholder or Stockholder Associated Person intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice; (c) as to each stockholder and Stockholder Associated Persons (i) the class or series and number of shares of Family Dollar which are directly or indirectly owned beneficially and of record by such stockholder or Stockholder Associated Person; (ii) any Derivative Instrument directly or indirectly owned beneficially by such stockholder or Stockholder Associated Person, and any other direct or indirect opportunity of such stockholder or Stockholder Associated Person to profit or share in any profit derived from any increase or decrease in the value of the shares of Family Dollar; (iii) any proxy,

Dollar Tree	Family Dollar
is a stockholder of record and intends to appear in person at such meeting; (d) the class and number of shares of stock of Dollar Tree beneficially owned, directly or indirectly, by the stockholder and by such beneficial owner, if any; (e) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of Dollar Tree or with a value derived in whole or in part from the value of any class or series of shares of Dollar Tree; (f) any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of Dollar Tree; (g) any short interest in any security of Dollar Tree; (h) any rights to dividends on the shares of Dollar Tree owned beneficially by the stockholder or the beneficial owner, if any, that are separated or separable from the underlying shares of Dollar Tree; (i) any proportionate interest in shares of Dollar Tree or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder or the beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (j) any performance-related fees (other than an asset-based fee) that the stockholder or the beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of Dollar Tree or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of the stockholder's or the beneficial owner's, if any, immediate family sharing the same household; (3) a description of all agreements, arrangements, and understandings between the stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder; (4) any other information relating to the stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and (5) any material interest of the stockholder or the beneficial owner, if any, in such business.	contract, arrangement, understanding, or relationship pursuant to which such stockholder or Stockholder Associated Person has a right to vote any shares of any security of Family Dollar; (iv) any short interest of such stockholder or Stockholder Associated Person in any security of Family Dollar; (v) any proportionate interest in shares of Family Dollar or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vi) any performance-related fees that such stockholder or Stockholder Associated Person is entitled to receive, either directly or indirectly, based on any increase or decrease in the value of shares of Family Dollar or Derivative Instruments.
Family Dollar's bylaws further provide that the notice must include a description of the matter, and any interest of the stockholder or any Stockholder Associated Person, if any, in the matter, including a description of all agreements, arrangements and understandings between or among any of the stockholder, any Stockholder Associated Person, if any, and any other person in connection with the proposal of such business.
Stockholder Action by Written Consent

As per the default Virginia law standard, action to be adopted or taken at a stockholders' meeting may be adopted or taken without a meeting if the action is adopted or taken by all the stockholders entitled to vote on the action, in which case no action by the board of directors shall be required. The adoption or taking of the action shall be evidenced by one or more written consents describing the action taken, signed by all the stockholders entitled to vote on the action, bearing the date of each signature, and delivered to Dollar Tree for inclusion in the minutes or filing with the corporate records.
As per the default Delaware law standard, any action required or permitted to be taken at a meeting of Family Dollar stockholders may be taken without a meeting, by written consent of stockholders having not less than the minimum number of votes that would be necessary to approve such action at a meeting at which all stockholders entitled to vote were present and voted. Under Family Dollar's bylaws, a person seeking to take action by written consent must, by delivering written notice to the Secretary of Family Dollar, request that the Board fix a record date for that purpose. The written notice must meet certain requirements specified

Dollar Tree	Family Dollar
in Family Dollar's bylaws. The board has 10 days following receipt of a request to determine the validity of the request, and if appropriate, adopt a resolution fixing the record date. If the Board fails within 10 days after Family Dollar receives such a request to fix a record date for that purpose, the record date shall be the day on which the first written consent is delivered to Family Dollar in the manner prescribed by Delaware law; except that, if prior action by the Board is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Charter Amendments

The Dollar Tree charter provides that amending the charter requires, of each voting group entitled to vote thereon, approval of the amendment by a majority of a quorum of the voting group. No shareholder approval is required for an amendment providing for the issuance of any series of preferred stock.
Family Dollar charter provides that Family Dollar reserves the right to amend the provisions contained in the Family Dollar charter, in the manner now or later prescribed by law, subject only to the restrictions, if any, contained in any such amendatory certificate. Under Delaware law, amendments to the charter must be approved by the affirmative vote of the holders of a majority of the capital stock outstanding and entitled to vote thereon.
Bylaw Amendments

The Dollar Tree bylaws provide that the power to alter, amend or repeal the bylaws or adopt new bylaws shall be vested in the board, but bylaws made by the board may be repealed or changed by new bylaws adopted by the stockholders and the stockholders may prescribe that any bylaw adopted by them may not be altered, amended or repealed by the board.
Under Delaware law, the stockholders possess the right to amend, alter or repeal the bylaws. In addition, the Family Dollar charter provides the Board the power to amend, alter or repeal the bylaws, except as otherwise provided in a bylaw adopted by the stockholders entitled to vote. The Family Dollar bylaws provide that all bylaws are subject to alteration or repeal, and new bylaws may be made, either (a) by the affirmative vote of the holders of record of a majority of the outstanding stock of Family Dollar entitled to vote, given at an annual meeting or at any special meeting of such stockholders; (b) by the affirmative vote of a majority of the board at any regular or special meeting of the board; or (c) without any such meeting by the board, by written consent signed by all members of the board in accordance with the requirements of the bylaws for obtaining such written consent.
Special Meetings of Stockholders

The Dollar Tree bylaws provide that, unless otherwise provided by law, special meetings of the stockholders may be called only by the board, the chairman of the board or the president of Dollar Tree, whenever deemed necessary.
The Family Dollar bylaws provide that special meetings of stockholders for any purpose or purposes may, except as otherwise prescribed by law or in the Family Dollar charter, be called at any time by the Chairman of the board or by resolution of the board, to be held at such time and place, within or without the State of Delaware, as may be designated in the notice thereof.
Notice of Meetings of Stockholders

The Dollar Tree bylaws require written notice by mail that states the place, date and hour of a meeting of stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called. Notice must be given to each stockholder of record
The Family Dollar bylaws provide that, except as otherwise provided or permitted by law or in Family Dollar's charter or bylaws, written notice of all meetings of stockholders, stating the place, date and hour and in general terms only, the purpose or purposes thereof,

Dollar Tree	Family Dollar
entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the president, the secretary, or the officer or persons calling the meeting. The notice shall be deemed to be given when it is deposited with postage prepaid in the United States mail addressed to the stockholder at the address as it appears on the stock transfer books of Dollar Tree. Notice of a meeting to act on an amendment of the Articles of Incorporation, a plan of merger, consolidation or share exchange, a proposed sale of all, or substantially all, of Dollar Tree's assets, otherwise than in the usual and regular course of business, or the dissolution of Dollar Tree shall be given in the same manner, but not less than 25 nor more than 60 days before the date of the meeting. Such notice shall be accompanied, as appropriate, by a copy of the proposed amendment, plan of merger, consolidation, or exchange, or sale agreement.

A written waiver of notice signed by the person or person entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A stockholder who attends a meeting shall be deemed to have waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he objects to holding the meeting or transacting business at the meeting.	shall be given to each stockholder of record having voting power in respect of the business to be transacted thereat, either by serving such notice upon him or her personally or by mailing the same to his or her address as it appears on the records of Family Dollar. As per the default Delaware law standard, written notice of any meting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of Family Dollar. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of Family Dollar that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Proxies

The Dollar Tree bylaws provide that a stockholder may vote either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. No stockholder may authorize more than four persons to act for him, and any proxy shall be delivered to the secretary of the meeting at or prior to the time designated by the chairman or in the order of business for so delivering such proxies. No proxy shall be valid after 11 months from its date, unless otherwise provided in the proxy.
The Family Dollar bylaws provide that at any meeting of stockholders, each stockholder entitled to vote any shares on any matter to be voted upon at such meeting may exercise such voting right either in person or by proxy appointed by an instrument in writing, which shall be filed with the Secretary of the meeting before being voted. Such proxies shall entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof. No proxy shall be voted on after three years from its date unless said proxy provides for a longer period.
Limitation of Personal Liability of Directors

The Dollar Tree charter provides that, to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liability of directors, no director of Dollar Tree made a party to any proceeding shall be liable to Dollar Tree or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of Dollar Tree's charter.
The Family Dollar charter provides that Family Dollar directors shall not be personally liable to Family Dollar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Family Dollar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The charter also stipulates that if, after the Family Dollar charter is approved by stockholders, the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of Family Dollar shall be eliminated or limited to the fullest extent

Dollar Tree	Family Dollar
permitted by the law as so amended. Any repeal or modification of the Family Dollar charter by stockholders is prospective only and shall not adversely affect any right or protection of a director of Family Dollar existing at the time of such repeal or modification.
Indemnification of Directors and Officers

The Dollar Tree charter provides that, to the full extent permitted by the Virginia Stock Corporation Act, Dollar Tree will indemnify any past or current director or officer of Dollar Tree who was or is a party to any proceeding, including a proceeding brought by or in the right of Dollar Tree or brought by or on behalf of the stockholders of Dollar Tree, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. To the same extent, the board is empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and to advance or reimburse his expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract. The indemnification provisions of the Dollar Tree charter are limited to proceedings commenced after the effective date of the Dollar Tree charter that arise from any act or omission, whether occurring before or after such effective date.
Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation's request against expenses (including attorney's fees), judgments, fines and amounts paid in settlement of actions, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; except that no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.
A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.
The Family Dollar bylaws provide that Family Dollar will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or as it may be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any pending, threatened or completed action, suit arbitration, alternative dispute resolution proceeding, investigation, administrative hearing, or other proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Family Dollar or is or was serving at the request of Family Dollar as a director or officer of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.

As for a proceeding initiated by such person against Family Dollar, Family Dollar will indemnify the person and/or advance expenses only if the proceeding is authorized by Family Dollar's board. In the event a claim for indemnification or payment of expenses (including attorneys' fees) has not been paid in full within 60 days after it has been received by Family Dollar, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim; in such an action, Family Dollar shall have the burden of proving that the claimant was not entitled to the requested indemnification or

Dollar Tree	Family Dollar
payment of expenses under applicable law. In no event shall Family Dollar indemnify any officer, or advance expenses to any officer in connection with a proceeding involving the enforcement of the provisions of any employment, severance or compensation plan or agreement that such officer may be a party to, or beneficiary of, with Family Dollar or any Family Dollar subsidiaries.

Family Dollar shall pay the expenses (including attorneys' fees) incurred by any present or former officer or director of Family Dollar in defending any proceeding in advance of its final disposition, provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the officer or director to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified.

APPRAISAL RIGHTS OF FAMILY DOLLAR STOCKHOLDERS

        General.    If you hold one or more shares of Family Dollar common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the "fair value" of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Family Dollar stockholder awarded "fair value" for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

        The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex E. All references in Section 262 of the DGCL and in this summary to a "stockholder" are to the record holder of the shares of Family Dollar common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Family Dollar, not less than 20 days prior to the meeting, must notify each stockholder who was a Family Dollar stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement/prospectus as Annex E. A holder of Family Dollar common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex E carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration.

        How to Exercise and Perfect Your Appraisal Rights.    Family Dollar stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

  •
  you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

  •
  you must deliver to Family Dollar a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting;

  •
  you must continuously hold the shares from the date of making the demand through the effective time; and

  •
  you or the surviving company (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Family Dollar stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Family Dollar common stock within the time prescribed in Section 262 of the DGCL.

        Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        Who May Exercise Appraisal Rights.    Only a holder of record of shares of Family Dollar common stock issued and outstanding immediately prior to the effective time may assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder's name appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Family Dollar of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Family Dollar. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Family Dollar common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Family Dollar common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Family Dollar common stock as to which appraisal is sought. Where no number of shares of Family Dollar common stock is expressly mentioned, the demand will be presumed to cover all shares of Family Dollar common stock held in the name of the record owner.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

        If you own shares of Family Dollar common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Family Dollar common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

  Family Dollar Stores, Inc.
  P.O. Box 1017
  Charlotte, North Carolina 28201-1017
  Attention: Office of the Corporate Secretary

        Dollar Tree's Actions After Completion of the Merger.    If the merger is consummated, the surviving company will give written notice that the merger has become effective within 10 days after the effective time to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective time, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Family Dollar common stock. Within 120 days after the effective time, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving company may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Family Dollar common stock held by all such stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Family Dollar has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement within the later of 10 days of receipt by the surviving company of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

        If a petition for appraisal is duly filed by any record holder of Family Dollar common stock who has properly perfected his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Family Dollar common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Family Dollar common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.

        In determining the fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Family Dollar common stock is less than the per share merger consideration.

        If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

        The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

        Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the Family Dollar shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Family Dollar shares as of a record date prior to the effective time.

        Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered in the merger within 60 days. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Family Dollar stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

        THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

VALIDITY OF COMMON STOCK

        The validity of the shares of Dollar Tree common stock offered hereby will be passed upon for Dollar Tree by Williams Mullen.

EXPERTS

        The consolidated financial statements of Dollar Tree, Inc. as of February 1, 2014 and February 2, 2013 and for each of the years in the three-year period ended February 1, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of February 1, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated into this proxy statement/prospectus by reference to the Family Dollar Stores, Inc. Annual Report on Form 10-K for the year ended August 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 CERTAIN BENEFICIAL OWNERS OF FAMILY DOLLAR COMMON STOCK

        To Family Dollar's knowledge, the following tables set forth certain information regarding the beneficial ownership of Family Dollar common stock as of the close of business on October 23, 2014 (except as noted in the footnotes below) and with respect to:

  •
  each person known by Family Dollar to beneficially own 5% or more of the outstanding shares of Family Dollar common stock;

  •
  each member of the Family Dollar board;

  •
  each named executive officer; and

  •
  the members of the Family Dollar board and Family Dollar's current executive officers as a group.

        Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Family Dollar, P.O. Box 1017, 10401 Monroe Road, Charlotte, North Carolina 28201-1017.

        Family Dollar has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Family Dollar believes, based on the information furnished to Family Dollar, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Family Dollar common stock that he, she or it beneficially owns.

        Applicable percentage ownership and voting power is based on 114,225,777 shares of Family Dollar common stock outstanding and an additional 152,814 shares of Family Dollar common stock that would be issued upon exercise of outstanding options held by directors or executive officers within 60 days of October 23, 2014.

Security Ownership of Directors and Named Executive Officers

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	31,058	(2)	*
Pamela L. Davies	6,508		*
Sharon Allred Decker	7,439	(3)	*
Edward C. Dolby	14,476		*
Glenn A. Eisenberg	14,076		*
Edward P. Garden	8,366,386	(4)	7.32%
Howard R. Levine	8,877,682	(5)	7.76%
George R. Mahoney, Jr.	340,394		*
James G. Martin	13,358		*
Harvey Morgan	6,102	(6)	*
Dale C. Pond	11,946		*
Michael K. Bloom	13,897	(7)	*
Mary A. Winston	17,087		*
Barry W. Sullivan	39,034		*
James C. Snyder, Jr.	29,562		*
Paul G. White	2,406	(7)	*
Charles S. Gibson, Jr.	18,000	(7)	*
All Current Executive Officers and Directors of Family Dollar as a Group (16 persons)	17,798,150		15.56%

*
Less than one percent

(1)
All shares are held with sole voting and investment power. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of October 15, 2014, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—118,902 shares; (ii) Ms. Winston—10,530 shares; (iii) Mr. Sullivan 4,546 shares; (iv) Mr. Snyder 16,336 shares and (v) all executive officers and directors as a group—152,814 shares. Does not include shares that may be issued in respect of outstanding Family Dollar performance share right awards.

(2)
This number includes 15,075 shares previously owned by Mr. Bernstein's wife's estate. Mr. Bernstein no longer disclaims beneficial ownership of these shares.

(3)
This number includes 2,843 shares which are currently pledged.

(4)
Mr. Garden may be deemed to beneficially own 8,364,997 shares of our common stock that are owned by Trian Fund Management, L.P. and its affiliates as described in the "Security Ownership of Other Beneficial Owners" table below.

(5)
This number does not include 1,025 shares owned by Mr. Levine's wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

(6)
This number does not include 4,650 shares owned by Mr. Morgan's wife. Mr. Morgan disclaims beneficial ownership of the shares owned by his wife.

(7)
Mr. Bloom, Mr. Gibson and Mr. White are no longer officers or employees of Family Dollar, and the amounts shown for each reflect their stock ownership as of the dates of their respective last Form 4 filings made with the SEC. None of Mr. Bloom, Mr. Gibson and Mr. White currently has any outstanding rights granted by Family Dollar to acquire beneficial ownership of shares. Mr. Bloom's last Form 4 was filed on October 17, 2013, Mr. Gibson's last Form 4 was filed on April 19, 2013, and Mr. White's last Form 4 was filed on October 11, 2012.

 Security Ownership of Other Beneficial Owners

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Trian Fund Management, L.P. 280 Park Avenue 41st Floor New York, NY 10017	8,366,386	(1)	7.32%
Paulson & Co, Inc. 1251 Avenue of the Americas New York, New York 10020	8,020,000	(2)	7.02%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,576,148	(3)	6.63%
Franklin Advisory Services, LLC One Parker Plaza Ninth Floor Fort Lee, NJ 07024	6,657,828	(4)	5.83%
State Street Corp One Lincoln Street Boston, MA 02111	6,620,249	(5)	5.80%
UBS AG 677 Washington Blvd. Stamford, CT 06901	6,601,029	(6)	5.77%
Harris Associates, L.P. 2 North LaSalle Street, Suite 500 Chicago, IL 60602	6,254,295	(7)	5.48%

(1)
Based solely on the Schedule 13D/A filed with the SEC on July 28, 2014, by Trian Fund Management, L.P. and certain of its affiliates. As of July 27, 2014, the Filing Persons reported beneficial ownership of 8,366,386 shares. According to the Schedule 13D/A, the Filing Persons, who may be deemed to share voting and investment power, are Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and Edward P. Garden.

(2)
Based solely on the Form 13F-HR filed on August 14, 2014 by Paulson & Co. and Paulson Management LP. As of June 30, 2014, the filers reported defined investment power and sole voting power over all of the reported shares.

(3)
Based solely on the Form 13F-HR filed with the SEC by The Vanguard Group, Inc. and its affiliates, on August 11, 2014. As of June 30, 2014, the Vanguard Group, Inc. had sole investment power over 7,422,381 shares, Vanguard Fiduciary Trust Company has investment power over 126,167 shares, and Vanguard Investments Australia, Ltd. has investment power over 27,600 shares. The Vanguard Group, Inc. has sole voting power over 36,008 shares and no voting power over 7,386,373 shares. The Vanguard Fiduciary

  Trust Company has sole voting power over 126,167 shares. Vanguard Investments Australia, Ltd. has no voting power over 27,600 shares.

(4)
Based solely on the Form 13F-HR filed with the SEC by Franklin Resources Inc. and their affiliates, on August 12, 2014. As of June 30, 2014, Franklin Advisory Services, LLC has defined investment power over 6,655,828 shares, Fiduciary Trust Co. International has defined investment power over 800 shares, and Franklin Templeton Portfolio Advisors, Inc. has defined investment power over 1,200 shares. Franklin Advisory Services, LLC has sole voting power over 6,655,828 shares, Fiduciary Trust Co. International has sole voting power over 800 shares, and Franklin Templeton Portfolio Advisors, Inc. has sole voting power over 1,200 shares.

(5)
Based solely on the Form 13F-HR filed with the SEC by State Street Corp and its affiliates on August 12, 2014. As of June 30, 2014, State Street Corp., State Street Bank and Trust Company, SSgA Funds Management, Inc. State Street Global Advisors LTD, State Street Global Advisors Ltd., State Street Global Advisors, Australia, State Street Global Advisors (Japan) Co., Ltd., State Street Global Advisors Asia LTD and State Street Global Advisors France, S.A., have defined investment power over all of the shares and State Street Corp. has sole voting power over all of the shares.

(6)
Based solely on the Form 13F-HR filed with the SEC by UBS AG and its affiliates on August 14, 2014. As of June 30, 2014, UBS AG has defined investment power over 6,468,007 shares and UBS Financial Services, LLC has defined investment power over 133,022 shares. UBS AG has shared voting power over 6,462,007 shares and no voting power over 6,000 shares. UBS Financial Services, LLC has shared voting power over 133,022 shares. These numbers include shares for which UBS AG has the right to acquire beneficial ownership, as of June 30, 2014, or within 60 days thereafter, pursuant to the exercise of stock options—80,400 call options and 300 put options.

(7)
Based solely on the Form 13F-HR filed with the SEC by Harris Associates L.P. and its affiliates on August 12, 2014. As of June 30, 2014, Harris Associates L.P. has sole investment power over 5,411,671 shares and NGAM Advisors, L.P. has investment power over 842,624 shares. Harris Associates L.P. has sole voting power over 4,021,186 shares, and no voting power over 1,390,485 shares. NGAM Advisors, L.P. has shared voting power over 793,300 shares and no voting power over 49,324 shares.

HOUSEHOLDING OF PROXY MATERIALS

        Some banks, brokerage firms or other nominees may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Family Dollar stockholders sharing the same address. Family Dollar will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Attention: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017, Telephone (704) 708-1974. If you want to receive separate copies of a Family Dollar proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Family Dollar at the above address and telephone number.

 WHERE YOU CAN FIND MORE INFORMATION

        Family Dollar and Dollar Tree file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Family Dollar and Dollar Tree file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Family Dollar and Dollar Tree also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Family Dollar files with the SEC by going to Family Dollar's Internet website at www.familydollar.com under the heading "Investor Relations" and then under the heading "SEC Filings" or by contacting Family Dollar's Investor Relations Department at (704) 708-2858. You may obtain free copies of the documents Dollar Tree files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to Dollar Tree's www.DollarTree.com under the heading "Investor Relations" and then under the heading "Download Library" or by contacting Dollar Tree's Investor Relations Department at (757) 321-5284. The Internet website addresses of Family Dollar and Dollar Tree are provided as inactive textual references only. The information provided on the Internet websites of Family Dollar and Dollar Tree, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

        Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Family Dollar and Dollar Tree to "incorporate by reference" into this proxy statement/prospectus documents Family Dollar and Dollar Tree file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by Dollar Tree to register the shares of Dollar Tree common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that Family Dollar and Dollar Tree can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Family Dollar and Dollar Tree file with the SEC will update and supersede that information. Family Dollar and Dollar Tree incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

        Family Dollar:

  •
  Annual Report on Form 10-K for the fiscal year ended August 31, 2013;

  •
  Quarterly Report on Form 10-Q for the quarterly periods ended November 30, 2013, March 1, 2014 and May 31, 2014;

  •
  Current Reports on Form 8-K filed or furnished with the SEC on October 21, 2013, November 15, 2013, January 9, 2014, January 21, 2014, June 9, 2014, June 20, 2014, July 28, 2014 (both Current Reports on Form 8-Ks), July 31, 2014 (both Current Reports on Form 8-Ks); August 19, 2014, August 21, 2014, September 2, 2014, September 5, 2014, September 9, 2014, September 10, 2014, September 17, 2014, September 30, 2014, October 7, 2014, October 9, 2014, October 10, 2014, October 16, 2014, October 20, 2014 and October 21, 2014; and

  •
  Definitive Proxy Statement for Family Dollar's 2014 Annual Meeting filed with the SEC on December 6, 2013.

        Dollar Tree:

  •
  Annual Report on Form 10-K for the fiscal year ended February 1, 2014;

  •
  Quarterly Report on Form 10-Q for the quarterly periods ended May 3, 2014 and August 2, 2014;

  •
  Current Reports on Form 8-K filed with the SEC on June 20, 2014, July 28, 2014, July 29, 2014, August 18, 2014, September 5, 2014 and September 9, 2014;

  •
  Definitive Proxy Statement for Dollar Tree's 2014 Annual Meeting filed with the SEC on May 12, 2014; and

  •
  Description of Dollar Tree common stock filed on a Current Report on Form 8-K filed with the SEC on March 13, 2008.

        Notwithstanding the foregoing, information furnished by Family Dollar or Dollar Tree on any Current Report on Form 8-K (other than the Current Report on Form 8-K furnished by Family Dollar on October 9, 2014), including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF FAMILY DOLLAR COMMON STOCK AT THE SPECIAL MEETING. DOLLAR TREE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [            ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FAMILY DOLLAR STORES, INC.,

DOLLAR TREE, INC.

and

DIME MERGER SUB, INC.

Dated as of July 27, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 27, 2014, is by and among FAMILY DOLLAR STORES, INC., a Delaware corporation (the "Company"), DOLLAR TREE, INC., a Virginia corporation ("Parent") and DIME MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

WITNESSETH:

        WHEREAS, the parties intend that Merger Sub shall be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

        WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has (i) unanimously determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Boards of Directors of each of Parent and Merger Sub has (i) unanimously determined that it is in the best interests of Parent and its stockholders or Merger Sub and its stockholders (as the case may be), and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

        WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

        WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company have simultaneously herewith entered into Voting and Support Agreements (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

        Section 1.1    The Merger.     At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the "Surviving Company") and a wholly owned subsidiary of Parent.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period (such term, and all other capitalized terms as defined in Section 8.15) has not ended at the time of satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VI, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days' notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VI for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.     On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the "Effective Time").

        Section 1.4    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL.

        Section 1.5    Organizational Documents of the Surviving Company.

        (a)   At the Effective Time and subject to Section 5.9, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be FAMILY DOLLAR STORES, INC.

        (b)   At the Effective Time and subject to Section 5.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Surviving Company shall be FAMILY DOLLAR STORES, INC.

        Section 1.6    Directors.     Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7    Officers.     Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

 ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

          (i)    Common Stock of Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

          (ii)    Cancellation of Certain Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the "Cancelled Shares"), and no consideration shall be delivered in exchange therefor.

          (iii)    Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, any Dissenting Shares, and any share of Company Common Stock held by any direct or indirect wholly owned subsidiary of the Company) shall be automatically converted into the right to receive: (A) $59.60 in cash (the "Cash Consideration") and (B) a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock (rounding to the nearest ten-thousandth of a share) equal to the quotient (the "Exchange Ratio") determined by dividing (x) $14.90 by (y) the Parent Trading Price; provided, however, that if the Parent Trading Price is an amount greater than or equal to $59.98, then the Exchange Ratio shall be 0.2484, and if the Parent Trading Price is an amount equal to or less than $49.08, then the Exchange Ratio shall be 0.3036 (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any direct or indirect wholly owned subsidiary of the Company shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form ("Book-Entry Shares") and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.2(e).

        (b)    Shares of Dissenting Stockholders.     Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a "Dissenting Stockholder") who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the DGCL concerning the right of holders of shares of Company Common Stock to require appraisal of their shares (the "Appraisal Provisions") of Company Common Stock ("Dissenting Shares"), to the extent the Appraisal Provisions are applicable, shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(a)(iii), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the DGCL, each of such Dissenting Stockholder's shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(iii). The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        (c)    Certain Adjustments.     If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        (d)    No Fractional Shares.     No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Parent Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.1(a)(iii), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of Parent Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled (the "Fractional Share Cash Amount"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock.

        Section 2.2    Exchange of Certificates.

        (a)    Appointment of Exchange Agent.     Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and shall enter into an agreement (the "Exchange Agent Agreement") relating to the Exchange Agent's responsibilities under this Agreement.

        (b)    Deposit of Merger Consideration.     At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) cash sufficient to pay the aggregate Cash Consideration (together with, to the extent then determinable, the Fractional Share Cash Amount) and (ii) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent's election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Stock Consideration (such cash and certificates, together with any dividends or distributions with respect thereto, the "Exchange Fund").

        (c)    Exchange Procedures.     As soon as reasonably practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall, subject to the Company's reasonable approval, be in such form and have such other provisions as Parent shall reasonably designate) (the "Letter of Transmittal ") and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

        (d)    Surrender of Certificates or Book-Entry Shares.     Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e).

        (e)    Treatment of Unexchanged Shares.     No dividends or other distributions, if any, with a record date at or after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.2. After the surrender in accordance with this Section 2.2 of a share of Company Common Stock to be converted into Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration and the Fractional Share Cash Amount payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Parent Common Stock represented by such share of Company Common Stock.

        (f)    No Further Ownership Rights in Company Common Stock.     The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, subject to applicable Law in the case of Dissenting Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2(d) (together with the Fractional Share Cash Amount and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.2(e)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

        (g)    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book- Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (h)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

        (i)    No Liability.     None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental

Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

        (j)    Withholding Rights.     Each of the Surviving Company, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

        (k)    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(h), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

        Section 2.3    Company Stock Options and Company PSR Awards.

        (a)   Each option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plan or otherwise that is outstanding immediately prior to the Effective Time (each, a "Company Option") shall, as of the Effective Time, be converted into an option to purchase, on the same substantive terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (each, an "Adjusted Option"), the number of shares of Parent Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Company Option by the Award Exchange Ratio, at an exercise price per share of Parent Common Stock, rounded up to the nearest whole cent, equal to the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to the Company Option immediately prior to the Effective Time divided by the Award Exchange Ratio. For purposes of this Agreement, the term "Award Exchange Ratio" means the sum of (i) the Exchange Ratio and (ii) the quotient of the Cash Consideration divided by the Parent Trading Price.

        (b)   Each award of performance share rights in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise that is outstanding or payable as of immediately prior to the Effective Time (each, a "Company PSR Award") shall, as of the Effective Time, be cancelled and converted into the right to receive, within 15 days following the Closing Date, the Merger Consideration (without interest and less any applicable Tax withholding) with respect to each share subject to the Company PSR Award, as determined based on the product of (i) the number of shares of Company Common Stock deemed to be earned under the Company PSR Award based on the greater of (x) the deemed achievement of all relevant performance goals at target level and (y) the actual level of achievement of all relevant performance goals against target as of the Company's last fiscal quarter end preceding the Effective Time and (ii) a fraction, (x) the numerator of which is the number of days within the performance period of such Company PSR Award that have elapsed prior to the Closing Date and (y) the denominator of which is the total number of days within the performance period of such Company PSR Award; provided, that the number of shares of Parent Common Stock otherwise issuable in respect of such Company PSR Award pursuant to this Section 2.3(b) shall be rounded down to the nearest whole number.

        (c)   Each award of restricted stock units (other than any Company PSR Award) in respect of shares of Company Common Stock granted under a Company Stock Plan or otherwise that is outstanding or payable as of immediately prior to the Effective Time (each, a "Company RSU Award")

shall, as of the Effective Time, be converted into a restricted stock unit award (an "Adjusted RSU Award"), on the same substantive terms and conditions as were applicable to the Company RSU Award immediately prior to the Effective Time, in respect of the number of shares of Parent Common Stock, rounded to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to the Company RSU Award by the Award Exchange Ratio.

        (d)   Prior to the Effective Time, the Company Board of Directors and/or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the Company Employee Stock Purchase Plan (the "ESPP") to effectuate the following: (i) to cause the "Offering Period" (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Offering Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is seven Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) to prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) to terminate the ESPP effective immediately prior to the Closing Date.

        (e)   Prior to the Effective Time, the Company Board of Directors and/or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Options, Company PSR Awards and Company RSU Awards (collectively, the "Company Stock Awards") as contemplated by this Section 2.3. As soon as reasonably practical following the Effective Time, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to Parent Common Stock underlying the Adjusted Options, Adjusted RSU Awards and in respect of Parent Common Stock deliverable pursuant to Section 2.3(b). The Adjusted Options and Adjusted RSU Awards may be issued, at Parent's election, under either the Company Stock Plan or the Parent Stock Plans (or a combination of both), provided that, in either case, the Adjusted Options and Adjusted RSU Awards shall be subject to the same substantive terms and conditions as were applicable to the related Company Options or Company RSU Awards, as applicable, immediately prior to the Effective Time. If any Adjusted Options or Adjusted RSU Awards are granted under a Parent Stock Plan, the Board of Directors of Parent and/or the appropriate committee thereof shall adopt resolutions providing for the grant of the Adjusted Options or Adjusted RSU Awards as contemplated by this Section 2.3 and any shares of Parent Common Stock granted in settlement of such awards shall reduce the available share pool under the applicable Parent Stock Plan.

        Section 2.4    Further Assurances.     If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in (i) the Company SEC Documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act since August 31, 2013 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are similarly predictive or forward-looking in nature), where the relevance of the information to a particular representation is reasonably apparent on the face of such disclosure or (ii) the disclosure schedule delivered by the

Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule") (provided that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation), the Company represents and warrants to Parent as follows:

        Section 3.1    Organization.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company's certificate of incorporation and bylaws (collectively, the "Company Organizational Documents"), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company (collectively, the "Company Subsidiary Organizational Documents"), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor its Subsidiaries is in violation of any of their provisions. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Company's Subsidiaries, as of the date hereof, there is no person whose financial position, results of operations or cash flows are consolidated in the financial statements of the Company.

        Section 3.2    Capital Stock and Indebtedness.

        (a)   The authorized capital stock of the Company consists of 600,000,000 shares of common stock, par value $0.10 per share (the "Company Common Stock"), and 500,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of July 21, 2014, (i) 113,951,710 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 6,763,723 shares of Company Common Stock were held in treasury, (iii) 200,000 shares of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock, but no shares of Company Preferred Stock were issued or outstanding, (iv) 10,277,051 shares of Company Common Stock were reserved for issuance under the Company Stock Plan, of which amount (A) 820,662 shares of Company Common Stock were subject to outstanding Company PSR Awards (assuming satisfaction of any performance vesting conditions at maximum levels), (B) 1,579,968 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options and (C) there were no outstanding Company RSU Awards, (v) 200,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in accordance with the Rights Agreement, pursuant to which the Company has issued rights to purchase Series A Junior Participating Preferred Stock (the "Rights") and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 3.2(a) and Section 3.2(b) or (ii) as expressly permitted by Section 5.1(b)(E), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since July 21, 2014 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards.

        (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Awards outstanding as of July 21, 2014, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, (vii) whether such Company Stock Award is intended to qualify as an "incentive stock option" under Section 422 of the Code and (viii) whether the Company Stock Award was granted under the Company Stock Plan. With respect to each grant of Company Stock Awards, each such grant was in all material respects made in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the New York Stock Exchange.

        (c)   The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens or restrictions on transfer imposed by applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company's Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

        (d)   As of the date hereof, the Company and its Subsidiaries have no outstanding Indebtedness in a principal amount in excess of $10,000,000 individually, or $20,000,000 in the aggregate, other than as set forth (and exclusive of any Indebtedness described) in Section 3.2(d) of the Company Disclosure Schedule.

        Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

        (a)   The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the Company's stockholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board of Directors has unanimously (i) resolved to recommend that the Company's stockholders adopt this Agreement (the "Company Recommendation"), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, (iii) approved this Agreement and the Merger and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company's stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor's rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing (the "Enforceability Exceptions").

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the "Securities Act"), (v) applicable state securities, takeover and "blue sky" laws, (vi) the rules and regulations of the New York Stock Exchange and the Nasdaq, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and (viii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the "Company Approvals"), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to obtain or make, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        (c)   The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

        Section 3.4    Reports and Financial Statements.

        (a)   The Company and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the "SEC") since August 27, 2011 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the "Company SEC Documents") and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is, or at any time since August 27, 2011 has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

        (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the "Company Financial Statements") (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLC has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (c)   Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any material "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        Section 3.5    Internal Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company's auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. To the knowledge of the Company, there is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without additional qualification, when next due.

        Section 3.6    No Undisclosed Liabilities.     There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2014 (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business consistent in type and magnitude with past practice since May 31, 2014, (iv) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (v) Liabilities arising or resulting from an existing Contract, or a Contract entered into in compliance with this Agreement, except to the extent that such Liabilities arose or resulted from a breach or a default of such Contract.

        Section 3.7    Compliance with Law; Permits.

        (a)   The Company and its Subsidiaries are, and since August 27, 2011 have been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities (collectively, "Laws" and each, a "Law"), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since August 31, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company's knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with any material Law in a material respect.

        (b)   The Company and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Company Permits") and have paid all fees and assessments due and payable in connection therewith, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such Company Permits and, to the Company's knowledge, no suspension or cancellation of any such Company Permit is threatened, in each case except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

        (c)   None of the Company or its Subsidiaries, or to the Company's knowledge, any director, officer, employee or agent of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for material unlawful contributions, material unlawful gifts, material unlawful entertainment or other material unlawful expenses relating to political activity; (ii) made any material unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or is in material violation of any similar Law; (iv) established or maintained any material unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any material fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any material unlawful bribe, material unlawful kickback or other material unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries.

        (d)   Since August 27, 2011, (i) none of the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary of the Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or any material complaint, allegation, assertion or claim from employees of the Company or any Subsidiary of the Company regarding questionable accounting or auditing matters with respect to the Company or any Subsidiary of the Company, and (ii) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any Subsidiary of the Company or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof, or to the General Counsel or Chief Executive Officer of the Company.

        Section 3.8    Environmental Laws and Regulations.     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) there are no actions, suits, proceedings (whether administrative or judicial) or, to the knowledge of the Company, investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging non-compliance with or other Liability under any Environmental Law and, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding, (ii) the Company and its Subsidiaries are and have since August 27, 2011 been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (iii) there have been no Releases at any Company Leased Real Property or Company Owned Real Property of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries, that would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (iv) to the Company's knowledge, no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that would reasonably be expected to result in Liabilities under applicable Environmental Laws and (v) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any person that would reasonably be expected to result in Liabilities to the Company or any of its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases. Section 3.8 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all written notices or, to the Company's knowledge, other communications received since August 31, 2013 by the Company or any of its Subsidiaries from any Governmental Entity regarding any actual or possible material violation of any Environmental Law. The Company has made available to Parent copies of all environmental reports, studies and assessments prepared within the past five years that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, or compliance or non-compliance with Environmental Laws that contain information that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole.

        Section 3.9    Employee Benefit Plans.

        (a)   Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all plan documents (including all written amendments and attachments thereto and related written agreements or arrangements with third party service providers or administrators) (which, for the avoidance of doubt, with respect to any material Company Benefit Plan for which a form agreement is used, shall consist of a copy of such form and a list of individuals with whom such agreement has been entered into); (ii) written summaries of any material Company Benefit Plan not in writing (including summaries of any material unwritten amendments thereto and related material unwritten agreements or arrangements with third party service providers or administrators); (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"); (vi) the most recent determination letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (vii) the most recent summary plan description and summary of any material modifications thereto; and (viii) all material written communications received from or sent to any Governmental Entity since August 27, 2011. Each Company Benefit Plan that is maintained outside the jurisdiction of the United States (a "Non-US Benefit Plan") is indicated as such on Section 3.9(a) of the Company Disclosure Schedule.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

        (c)   Section 3.9(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Plan"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan), and such determination letter has not been revoked (nor has revocation been threatened), and (ii) there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

        (d)   None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, since August 27, 2011, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan") or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. No circumstance exists that would reasonably be expected to result in any Liability to the Company or to any of its Subsidiaries or ERISA Affiliates under Title IV or Section 302 of ERISA or under Section 412, 430 or 4971 of the Code.

        (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred (either directly or indirectly, including as a result of any indemnification obligation) any Liability under or pursuant to Title I of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code relating to employee benefit plans, and (ii) no event, transaction or condition has occurred or exists that would reasonably be expected to result in any such Liability to the Company, any of its Subsidiaries or any of their ERISA Affiliates.

        (f)    No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

        (g)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been since August 31, 2013 in documentary and operational compliance with Section 409A of the Code. The Company is not party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

        (h)   Except as would not reasonably be expected to result in any material Liability of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the

Company's rights to administer, amend or terminate any Company Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise. The Company has made available to Parent all currently existing information applicable to the calculation of "parachute payments" pursuant to Section 280G of the Code in connection with the transactions contemplated by this Agreement, which information is complete and accurate in all material respects and was used for purposes of calculating the cost estimates made available to Parent.

        (i)    Except as would not reasonably be expected to result in any material Liability of the Company or any of its Subsidiaries, each Non-US Benefit Plan has (i) been registered to the extent required and (ii) if intended to qualify for special tax treatment, meets all requirements of such treatment, and, in each case, there are no existing circumstances and no events have occurred that could adversely affect such registration or qualification.

        Section 3.10    Absence of Certain Changes or Events.

        (a)   Since May 31, 2014 and through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement (and after prior consultation with Parent) would require Parent's consent pursuant to Section 5.1(b) (other than clauses (A), (B), (C), (D), (E), (M)(2), (N), (V), (W) and, to the extent relating to the foregoing clauses, (X) of Section 5.1(b)).

        (b)   Since August 31, 2013 and through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.11    Investigations; Litigation.     (a) The Company has not received written notice of any pending or threatened investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no pending or, to the knowledge of the Company, threatened actions, suits, proceedings or claims of any nature (other than worker's compensation or personal injury claims and other than U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters) or subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, that to the extent any of the representations or warranties in the foregoing clauses (a) through (c) pertain to investigations, reviews, actions, suits, proceedings, claims, subpoenas, civil investigative demands, written requests or Orders that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. Section 3.11 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all actions, suits, proceedings or claims other than worker's compensation or personal injury claims and other than U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters, in each case pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties.

        Section 3.12    Information Supplied.     The information supplied or to be supplied by the Company in writing expressly for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The information supplied or to be supplied by the Company in writing expressly for inclusion in the proxy statement relating to the Company Stockholders' Meeting included in the Form S-4 (the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein.

        Section 3.13    Tax Matters.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

        (a)   The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate in all respects.

        (b)   The Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Company Financial Statements.

        (c)   The federal Tax Returns of the Company and its Subsidiaries have been examined through the Tax year ending August 30, 2008. All other Tax Returns of the Company and its Subsidiaries have been examined, or the statute of limitations with respect thereto has expired, through the Tax year ending August 30, 2010. There are currently no effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency.

        (d)   All assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been timely paid in full.

        (e)   There are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries.

        (f)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.

        (g)   None of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

        (h)   Neither the Company nor any of its Subsidiaries (i) is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than (x) an agreement or arrangement solely among members of a group the common parent of which is the Company or (y) pursuant to ordinary course commercial contracts not primarily relating to Taxes, each an "Excluded Tax Sharing Agreement") or (ii) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), (B) as transferee, (C) as successor, or (D) other than pursuant to an Excluded Tax Sharing Agreement, or otherwise.

        (i)    None of the Company or any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2).

        (j)    The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover Taxes payable by the Company and its Subsidiaries through the date of such Company Financial Statements.

        Section 3.14    Employment and Labor Matters.     Neither the Company nor any of its Subsidiaries is or has since August 27, 2011 been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a "Collective Bargaining Agreement"). No employee of the Company or any of its Subsidiaries is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the knowledge of the Company, from August 31, 2013 through the date hereof, there have been no material activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. From August 27, 2011 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened, that would interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity, and (ii) none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have complied with all laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company's knowledge, threatened. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers' compensation Laws.

        Section 3.15    Intellectual Property.

        (a)   Section 3.15(a) of the Company Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all material United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned by the Company or any of its Subsidiaries (the foregoing being, collectively, the "Company Registered Intellectual Property"). No registrations or applications for Company Registered Intellectual Property have expired or been cancelled or abandoned except in accordance with the expiration of the term of such rights, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (b)   Except as set forth on Section 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title, and interest, free and clear of all Liens (except for Permitted Liens) to, or otherwise have a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

        (c)   To the Company's knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third person except for such infringements, violations and misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company's knowledge, no third person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no (i) pending claim or (ii) asserted claim in writing (including any "cease and desist" letters and invitations to license) that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third person, except for any such claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, the Company and its Subsidiaries have implemented (i) commercially reasonable measures to protect the confidentiality, integrity and security of the Company's and its Subsidiaries' material Trade Secrets and material IT Assets (and the information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, the IT Assets used by the Company and its Subsidiaries perform the functions necessary to carry on the conduct of their businesses.

        (e)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries comply in all material respects with their internal policies, and procedures, and in all material respects with all legally binding credit card company and other legal requirements, to the extent applicable, relating to privacy, data protection, and the collection, retention, protection and use of personal information collected, used, or held for use by (or on behalf of) the Company and its Subsidiaries. There are no claims pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging a violation of any third person's privacy or personal information or data rights except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Since August 27, 2011, to the Company's knowledge, there has been no unauthorized access, unauthorized acquisition, unauthorized disclosure or theft of Sensitive Data of the Company, its Subsidiaries or its customers while such Sensitive Data is in the possession or control of the Company, its Subsidiaries or third party vendors, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

        Section 3.16    Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has good and valid title to, or in the case of leased personal property assets, valid leasehold interests in, all tangible personal property currently used in the operation of the business of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, either the Company or a Subsidiary of the Company has a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the "Company Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Company Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.16(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Leased Real Property as of the date hereof. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Real Property Lease (A) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions and (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease, and (C) to the knowledge of the Company, no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person any right to use or occupy Company Leased Real Property, which sublease, license or other grant is material to the Company and its Subsidiaries, taken as a whole.

        (c)   Section 3.16(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all real property owned by the Company and its Subsidiaries ("Company Owned Real Property"). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries, has valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any person any right to use or occupy Company Owned Real Property, which lease, license or other grant is material to the Company and its Subsidiaries, taken as a whole.

        (d)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the knowledge of the Company, there are no such proceedings threatened or affecting any of the Company Owned Real Property or Company Leased Real Property.

        (e)   Section 3.16(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement (i) all retail store locations that will be closed as a result of an executed lease buyout or termination agreement; (ii) all new retail store locations that the Company expects to open on a parcel of Company Owned Real Property or Company Leased Real Property; and (iii) all retail store locations that are under renovation or construction (excluding renovations and construction for any single store location that do not exceed $100,000), together with the budgeted renovation or construction costs.

        Section 3.17    Insurance.     The Company and its Subsidiaries maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be adequate. All material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or its Subsidiaries and all claims thereunder have been filed in due and timely fashion, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies. To the Company's knowledge, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such material policies other than increases in connection with the Company's annual renewal process and (ii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such material policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        Section 3.18    Opinion of Financial Advisor.     The Company Board of Directors has received the opinion of Morgan Stanley & Co. LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes. On and subject to the terms of any engagement letter referred to in Section 3.22, the Company has been authorized by Morgan Stanley & Co. LLC to permit the inclusion of such opinion in its entirety and references thereto in the Form S-4 and the Proxy Statement/Prospectus.

        Section 3.19    Material Contracts.

        (a)   Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Company Benefit Plan);

           (ii)  any Contract with any of its directors or officers (other than any Company Benefit Plan);

          (iii)  any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person, solicit any client or customer, acquire or dispose of the securities of another person, or any other provision that materially restricts the conduct of any line of business by the Company or its Subsidiaries (or that following the Closing will materially restrict the ability of Parent or its Subsidiaries to engage in any line of business);

          (iv)  any Contract that (A) is expected to result in the payment of more than $5,000,000 by the Company and its Subsidiaries in the fiscal year ending August 30, 2014 or the fiscal year ending in August 2015 and (B) (1) obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or (2) contains "most favored nation" or similar covenants;

           (v)  any Collective Bargaining Agreement;

          (vi)  any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10,000,000;

         (vii)  any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

        (viii)  any Contract that provides for the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole;

          (ix)  any material joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among the Company's Subsidiaries;

           (x)  any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Subsidiaries or (iii) to grant Liens on the property of the Company or any of its Subsidiaries;

          (xi)  any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $5,000,000 in, any person (other than the Company or any of its Subsidiaries), other than loans and advances to employees of the Company or any of its Subsidiaries in the ordinary course of business;

         (xii)  any material Contract (A) granting the Company or one of its Subsidiaries any right to use any Intellectual Property (other than commercially available software licenses with annual fees of less than $1,000,000, or licenses ancillary to other agreements concerning third party products or services), (B) permitting any third person to use, enforce or register any Intellectual Property of the Company or its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers and suppliers in the ordinary course of business) or (C) restricting the right of the Company or its Subsidiaries to use or register any Intellectual Property of the Company or its Subsidiaries;

        (xiii)  any Contract (other than Contracts for the acquisition of inventory in the ordinary course of business) that involved the payment of more than $25,000,000 by the Company and its Subsidiaries in the fiscal year ending August 31, 2013 or that is expected to result in the payment of such amount by the Company and its Subsidiaries in the fiscal year ending August 30, 2014; or

        (xiv)  any Contract that involved the receipt of more than $10,000,000 by the Company and its Subsidiaries in the fiscal year ending August 31, 2013 or that is expected to result in the receipt of such amount by the Company and its Subsidiaries in the fiscal year ending August 31, 2014.

        All contracts of the types referred to in clauses (i) through (xiv) above (whether or not set forth on Section 3.19 of the Company Disclosure Schedule) are referred to herein as "Company Material Contracts." The Company has made available to Parent or its Representatives prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement (subject to any redaction reasonably deemed necessary or appropriate by the Company of information contained therein). This Section 3.19 does not relate to the Company Real Property Leases, which are the subject of Section 3.16, and no Company Real Property Lease shall be deemed to be or constitute a Company Material Contract.

        (b)   Neither the Company nor any Subsidiary of the Company is in breach of or default in any respect under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default in any respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, each Company Material Contract (i) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions.

There are no disputes pending or, to the Company's knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company's knowledge, is any such party threatening to do so, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

        Section 3.20    Suppliers.     Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of (a) the top twenty suppliers (the "Top Suppliers") by the aggregate dollar cost of merchandise inventory purchased by the Company and its Subsidiaries during the twelve months ended May 31, 2014 and the corresponding aggregate dollar cost of merchandise inventory purchased from each Top Supplier. Since August 31, 2013, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, none of the Company or any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

        Section 3.21    Products.     Since August 27, 2011, there has not been, and there is no pending or, to the knowledge of the Company, threatened recall or, to the knowledge of the Company, investigation of, or with respect to, any of the Company's or its Subsidiaries' product offerings required by the Consumer Product Safety Commission or any other Governmental Entity that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Since August 27, 2011, the Company has not received any written notice or, to the Company's knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity of any actual or alleged violation of any applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole.

        Section 3.22    Finders or Brokers.     Except for Morgan Stanley & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company and Morgan Stanley & Co. LLC relating to the Merger and the other transactions contemplated by this Agreement.

        Section 3.23    State Takeover Statutes.     Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.13, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable anti-takeover statutes or regulations of the DGCL (including Section 203 thereof and any similar provisions in the Company's certificate of incorporation or bylaws).

        Section 3.24    Rights Agreement.     The Company or the Company Board of Directors, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the Rights Agreement) or in Parent being an "Acquiring Person" (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and (ii) provide that the "Final Expiration Date" (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

        Section 3.25    No Other Representations.     Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms, or in due diligence sessions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in (i) the Parent SEC Documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act since February 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are similarly predictive or forward-looking in nature), where the relevance of the information to a particular representation is reasonably apparent on the face of such disclosure or (ii) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule") (provided, that disclosure in any section of such Parent Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to another representation), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Organization; Capitalization.

        (a)   Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Virginia and Delaware, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   The authorized capital stock of Parent consists of 600,000,000 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"). As of July 18, 2014, (i) 205,621,682 shares of Parent Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued or outstanding and (iv) 22,205,003 shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, of which amount (A) 492,106 shares of Parent Common Stock are subject to outstanding options, (B) 6,000 shares of Parent Common Stock are subject to outstanding restricted stock awards, and (C) 1,743,830 shares of Parent Common Stock are subject to outstanding time- and performance-vesting restricted stock units awards (assuming satisfaction of any performance vesting conditions at maximum levels), and (v) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(b), as of July 18, 2014, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (A) obligating Parent or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of Parent or any Subsidiary of Parent, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of Parent or its Subsidiaries, or (4) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries. As of the date hereof, neither Parent nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

        (c)   Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of Parent, free and clear of any preemptive rights and any Liens other than Permitted Liens or restrictions on transfer imposed by applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        Section 4.2    Corporate Authority Relative to this Agreement; No Violation.

        (a)   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action or proceedings on the part of either Parent or Merger Sub, or vote of Parent's or Merger Sub's stockholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The Board of Directors of each of Parent and Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent's or Merger Sub's (as the case may be) stockholders and (ii) approved this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Form S-4 and the Proxy Statement/Prospectus with the SEC and any amendments or supplements thereto and declaration of effectiveness of the S-4, (iii) the Exchange Act, (iv) the Securities Act, (v) applicable state securities, takeover and "blue sky" laws, (vi) the rules and regulations of the New York Stock Exchange and the Nasdaq, (vii) the HSR Act and (viii) the approvals set forth in Section 4.2(b) of the Parent Disclosure Schedule (collectively, the "Parent Approvals"), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, other than such authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings the failure of which to obtain or make, as applicable, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

        (c)   The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise or right binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

        Section 4.3    Reports and Financial Statements.

        (a)   Parent and each of its Subsidiaries has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 28, 2012 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the "Parent SEC Documents") and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is, or at any time since January 28, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. Parent has heretofore made available to the Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 28, 2012. None of the Parent SEC Documents are, to the knowledge of Parent, the subject of ongoing SEC review.

        (b)   The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the "Parent Financial Statements") (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (c)   Neither Party nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC).

        Section 4.4    No Undisclosed Liabilities.     There are no Liabilities of Parent or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (i) Liabilities that are reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries included in its Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2014 (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course of business consistent in type and magnitude with past practice since May 3, 2014, (iv) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (v) Liabilities arising or resulting from an existing Contract, or a Contract entered into in compliance with this Agreement, except to the extent that such Liabilities arose or resulted from a breach or a default of such Contract.

        Section 4.5    Compliance with Law; Permits.

        (a)   Parent and its Subsidiaries are, and since January 28, 2012 have been, in compliance with all applicable Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since February 1, 2014, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent's knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with, any material Law in a material respect.

        (b)   Parent and its Subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any material contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Parent Permits") and have paid all fees and assessments due and payable in connection therewith, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Parent Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof, Parent and its Subsidiaries are in material compliance with the terms and requirements of all Parent Permits, and to Parent's knowledge no suspension or cancellation of any such Parent Permit is threatened, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        (c)   None of Parent or its Subsidiaries, or to the Parent's knowledge, any director, officer, employee or agent of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for material unlawful contributions, material unlawful gifts, material unlawful entertainment or other material unlawful expenses relating to political activity; (ii) made any material unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or is in material violation of any similar Law; (iv) established or maintained any material unlawful fund of monies or other assets of Parent or any of its Subsidiaries; (v) made any material fraudulent entry on the books or records of Parent or any of its Subsidiaries; or (vi) made any material unlawful bribe, material unlawful kickback or other material unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries.

        (d)   Since January 28, 2012, (i) none of Parent or any Subsidiary of Parent nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any Subsidiary of Parent, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or any material complaint, allegation, assertion or claim from employees of Parent or any Subsidiary of Parent regarding questionable accounting or auditing matters with respect to Parent or any Subsidiary of Parent, and (ii) no attorney representing Parent or any Subsidiary Parent, whether or not employed by Parent or any Subsidiary of Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent, any Subsidiary of Parent or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof, or to the General Counsel or Chief Executive Officer of Parent.

        Section 4.6    Absence of Certain Changes or Events.

        (a)   Since May 3, 2014 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of Parent or any Subsidiary of Parent has undertaken any action that if taken after the date of this Agreement would require the Company's consent pursuant to Section 5.1(c).

        (b)   Since February 1, 2014, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 4.7    Investigations; Litigation.     (a) Parent has not received written notice of any pending or threatened investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no pending or, to the knowledge of Parent, threatened actions, suits, proceedings or claims of any nature (other than worker's compensation or personal injury claims and other than U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters) or subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, that to the extent any of the representations or warranties in the foregoing clauses (a) through (c) pertain to investigations, reviews, actions, suits, proceedings, claims, subpoenas, civil investigative demands, written requests or Orders that relate to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof. Section 4.7 of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all actions, suits, proceedings or claims other than worker's compensation or personal injury claims and other than U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters, in each case pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties.

        Section 4.8    Information Supplied.     The information supplied or to be supplied by Parent in writing expressly for inclusion in the Form S-4 will not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by Company in writing expressly for inclusion therein. The information supplied by Parent in writing expressly for inclusion in the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by Company in writing expressly for inclusion therein.

        Section 4.9    Finders or Brokers.     Except for J.P. Morgan Securities, LLC, neither Parent nor any of Parent's Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. Parent has made available to the Company a true, correct and complete copy of any engagement letter or other Contract between Parent and J.P. Morgan Securities, LLC relating to the Merger and the other transactions contemplated by this Agreement.

        Section 4.10    Financing.

        (a)   Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, dated as of the date of this Agreement, by and among the Financing Sources and Parent providing for debt financing as described by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each fully executed fee letter (redacted for provisions related to fees, flex terms and other economic terms, none of which could materially and adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Financing), collectively, the "Commitment Letter"), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources have agreed to lend the amounts set forth therein, for the purpose of financing the Merger.

        (b)   As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and to general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financing, other than the conditions precedent set forth in Section 5 of and Exhibit D to the Commitment Letter (such conditions precedent, the "Financing Conditions").

        (c)   As of the date of this Agreement, the Commitment Letter has not been amended or modified in any manner, and the respective commitments contained therein have not been, to the knowledge of Parent, terminated, reduced, withdrawn or rescinded in any respect and, to the knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated other than in accordance with the terms thereof.

        (d)   Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, as of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing will not be made available to Parent on the Closing Date.

        (e)   As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach or a failure to satisfy a condition by Parent or, to the knowledge of Parent, any other party thereto, under the terms and conditions of the Commitment Letter.

        (f)    As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Financing to which Parent or any of its Affiliates is a party that could affect the availability of the Financing on the Closing Date, other than those set forth in the Commitment Letter.

        (g)   Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letter to be paid prior to the date of this Agreement.

        (h)   Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, Parent has, or will have at Closing, all funds necessary to consummate the Merger, including the making of all required payments in connection with the Merger, including payment of the Merger Consideration, the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger as of the date hereof (including all Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger, including premiums and fees incurred in connection therewith) and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger on the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder, it being understood that nothing in this Section 4.10(h) is intended to limit any condition set forth in Section 6.1 or Section 6.3.

        Section 4.11    Solvency.     Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby) and excluding the effect of any inaccuracy of the representations and warranties contained in Article III, (a) Parent and its Subsidiaries, taken as a whole, will not have incurred debts beyond their ability to pay such debts as they mature or become due, the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and debts as they become absolute and matured, (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities) and debts and (c) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

        Section 4.12    Merger Sub.     Parent is the sole stockholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 4.13    Ownership of Company Common Stock.     As of the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Other than the Voting and Support Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

        Section 4.14    No Vote of Parent Stockholders.     No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the Nasdaq in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Merger.

        Section 4.15    No Other Representations.     Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent or Merger Sub in connection with the Closing, the Company acknowledges that neither Parent, Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement, including information conveyed at management presentations, in virtual data rooms, or in due diligence sessions.

ARTICLE V.

COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business.

        (a)   During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule or Section 5.1(a) of the Parent Disclosure Schedule (as applicable), each of the Company and Parent shall and shall cause each of their respective Subsidiaries to, (x) conduct its business in all material respects in the ordinary course, (y) subject to compliance with the other restrictions in this Section 5.1, use reasonable best efforts to maintain and preserve intact, in all material respects, its business organization, assets, key employees, present lines of business, rights, franchises, permits and business relationships with customers (generally) and suppliers and (z) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Parent to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        (b)   During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which, in the case of clauses (G), (I), (L), (M)(1), (N), (O), (Q), (S), (T), (U), (V), (W) and, to the extent relating to the foregoing clauses, (X), shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

          (A)  amend the Company Organizational Documents or the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

          (B)  split, combine or reclassify any of its capital stock;

          (C)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of their wholly owned Subsidiaries, respectively, or (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of

  Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements); provided, that the Company may make, declare and pay one quarterly cash dividend in the first quarterly period of the fiscal year ending August 29, 2015 in an amount per share consistent with the amount for the last quarterly period of the fiscal year ending August 30, 2014 and with a record date consistent with the record date for the first quarterly period of the fiscal year ending August 30, 2014; provided, further, that no quarterly dividend will be paid with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter;

          (D)  grant any Company Stock Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

          (E)  issue, sell or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

          (F)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company's Subsidiaries;

          (G)  incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (1) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries that are guarantors of the Revolving Credit Facilities or among wholly owned Subsidiaries of the Company that are guarantors of the Revolving Credit Facilities, (2) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company that are guarantors of the Revolving Credit Facilities or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its wholly owned Subsidiaries that are guarantors of the Revolving Credit Facilities, which Indebtedness is incurred in compliance with this clause (G), (3) Indebtedness for borrowed money of the Company's wholly owned Subsidiaries that are not guarantors of the Revolving Credit Facilities (i) owed to the Company or any of its wholly owned Subsidiaries that are guarantors under the Revolving Credit Facilities or (ii) in an amount not to exceed $10,000,000 and (4) Indebtedness for borrowed money incurred pursuant to agreements entered into by the Company or any Subsidiary of the Company in effect prior to the execution of this Agreement and set forth in Section 3.2(d) of the Company Disclosure Schedule; provided, that any such Indebtedness shall be drawn solely in the ordinary course of business consistent with past practice with respect to both timing and amount;

          (H)  make any loans or advances in excess of $25,000 to any other person without prior consultation with Parent, except for loans among the Company and any of its wholly owned Subsidiaries;

          (I)   except (1) as otherwise permitted by this Agreement, (2) for any repayment or prepayment by the Company or any of its Subsidiaries (x) of indebtedness pursuant to either Revolving Credit Facility or (y) required under the terms of the 2015 Notes, or (3) for transactions between the Company and its Subsidiaries or among the Company's Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness or guarantees thereof of the Company or any Subsidiary;

          (J)   (1) other than in accordance with contracts or agreements in effect on the date hereof, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate to any person other than to the Company or a wholly owned Subsidiary of the Company (other than (x) sales of inventory or (y) commodity, purchase, sale or hedging agreements which can be terminated upon 90 days or less notice without penalty, in each case in the ordinary course of business consistent with past practice), or (2) other than in accordance with contracts or agreements in effect on the date hereof, cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person other than in the ordinary course of business consistent with past practice;

          (K)  (1) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business of any other person, in each case (x) other than a wholly owned Subsidiary of the Company and (y) in excess of $5,000,000 individually or $10,000,000 in the aggregate or (2) make any investment in any person other than a wholly owned Subsidiary of the Company either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly owned Subsidiary of the Company, if such investment (x) is in excess of $5,000,000 individually or $10,000,000 in the aggregate or (y) would result in the financial position, results of operations and cash flows of such person being consolidated in the financial statements of the Company;

          (L)  make any capital expenditures other than (1) capital expenditures contemplated in its capital expenditure budget for the fiscal year ending August 30, 2014, as disclosed to Parent prior to the date hereof, taking into account reasonably anticipated expenditures for the balance of the year as well as expenditures already committed to or made or (2) any other capital expenditures not in excess of $400,000,000 in any fiscal year following the fiscal year ending August 30, 2014;

          (M) (1) except in the ordinary course of business, terminate, materially amend, or waive any material right under, any Company Material Contract or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement, or (2) without prior consultation with Parent, enter into any contract expected to result in payment by the Company and its Subsidiaries in excess of $1,000,000 that (x) will not expire by its terms in 12 months or fewer and (y) cannot be terminated by the Company or any of its Subsidiaries without material penalty upon no more than twelve months' notice, in each case of clauses (1) or (2) other than any such action relating to any Contract that would not require the consent of, or consultation with, Parent under clause (G), (J), (K), (L), (N), (O) or (Q);

          (N)  except as required by applicable Law or the terms of any Company Benefit Plan set forth on Section 3.9(a) of the Company Disclosure Schedule as in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or commence an enrollment period under any Company Benefit Plan that provides health and welfare benefits without first consulting with Parent, (2) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries who are individuals, (3) pay or award, or commit to pay or award, any bonuses or incentive compensation, (4) accelerate any rights or benefits, or, other than in the ordinary course of business consistent with past practice, make any determinations or interpretations with respect to any Company Benefit Plan, or (5) fund any rabbi trust or similar arrangement;

          (O)  (1) with respect to any employee at the level of Senior Vice President, Executive Vice President or above, hire or terminate the employment of (other than for cause) any such employee or (2) with respect to any employee at the level of Vice President, hire or terminate the employment of (other than for cause) any such employee without first consulting with Parent;

          (P)   implement or adopt any change in its accounting principles or its methods, other than as may be required by GAAP or applicable Law;

          (Q)  except as otherwise provided in Section 5.14, commence, settle or compromise any litigation, claim, suit, action or proceeding, except for

    (1)
    settlements or compromises that (x) involve monetary remedies with a value not in excess of, with respect to any individual litigation, claim, suit, action or proceeding, $4,000,000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by the Company or any of its Subsidiaries in respect thereof) or, in the aggregate with respect to all litigation, claims, suits, actions and proceedings (but excluding the amount of any monetary remedies with respect to settlements of the type referred to in clause (2)), $15,000,000 (net of any insurance proceeds and indemnity, contribution and similar payments actually received by the Company or any of its Subsidiaries in respect thereof), (y) do not impose any material restriction on its business or the business of its Subsidiaries and (z) do not involve the admission of wrongdoing by the Company or any of its Subsidiaries; provided, that the Company shall not enter into any such settlement or compromise that, individually, involves monetary remedies with a value in excess of $1,000,000, without prior consultation with Parent;

    (2)
    settlements of any (x) worker's compensation or personal injury claims, (y) U.S. Equal Employment Opportunity Commission charges or ordinary course U.S. Department of Labor matters or (z) citations issued with respect to the operations of individual retail stores, in each case in the ordinary course of business; and

    (3)
    the commencement of any litigation, claim, suit action or proceeding in the ordinary course of business;

          (R)  make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law), request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

          (S)   (1) enter into any new line of business, (2) add services to be provided by third party vendors at any retail store location or (3) without prior consultation with Parent, change the types or categories of merchandise sold or offered for sale by the Company or any of its Subsidiaries;

          (T)  other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

          (U)  conduct its cash management practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice;

          (V)  amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Company Permits;

          (W) (1) cancel or permit to lapse any material Intellectual Property of the Company other than in the ordinary course of business or (2) disclose to any third party, other than representatives of Parent or under a confidentiality agreement, any Trade Secret included in the Intellectual Property of the Company in a way that results in loss of material Trade Secret protection; or

          (X)  agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(b).

        (c)   During the period from the date hereof until the Effective Time, except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Schedule, Parent and Merger Sub shall not:

          (A)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of Parent to Parent or any of their wholly owned Subsidiaries, respectively, or (2) the acceptance of shares of Parent Common Stock as payment for the exercise price of options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plans or for withholding Taxes incurred in connection with the exercise of options to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plans, in each case in accordance with past practice and the terms of the applicable award agreements);

          (B)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent's Subsidiaries;

          (C)  amend the certificate of incorporation or bylaws of Parent or Merger Sub, or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, in any manner that would be adverse in any material respect to holders of Company Common Stock; or

          (D)  agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 5.1(c).

        Section 5.2    Access.

        (a)   For purposes of furthering the transactions contemplated hereby, the Company shall afford Parent and its employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives reasonable access during normal business hours upon reasonable advance notice to the Company, throughout the period prior to the Effective Time, to its and its Subsidiaries' personnel, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and, during such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that such party is not permitted to disclose under applicable Law), (ii) a copy of all correspondence between such party or any of its Subsidiaries and any party to a Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such Contract in connection with the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, until the condition in Section 6.1(e) is satisfied, the Clean Team Confidentiality Agreement between the Company and Parent, dated as of June 26, 2014 (the "Clean Team Confidentiality Agreement") shall govern access to "Highly Confidential Information" as defined therein. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information provided pursuant to this Section 5.2(a) may be redacted to remove references concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(a) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (B) coordinated through the General Counsel of the Company or a designee thereof.

        (b)   To the extent reasonably necessary for the Company to confirm the accuracy of the representations of Parent and Merger Sub set forth in Article IV and the satisfaction of the conditions precedent set forth in Section 6.2(a) or Section 6.2(b), each of Parent and Merger Sub shall provide the Company with reasonably accessible information upon reasonable advance notice by the Company, throughout the period prior to the Effective Time; provided, however, that until the condition in Section 6.1(e) is satisfied, the Clean Team Confidentiality Agreement shall govern access to "Highly Confidential Information" as defined therein. Notwithstanding anything to the contrary contained in this Section 5.2(b), any document, correspondence or information provided pursuant to this Section 5.2(b) may be redacted to remove references concerning the valuation of the Company and the Merger or other similarly confidential information. All access pursuant to this Section 5.2(b) shall be (A) conducted in such a manner as not to interfere unreasonably with the normal operations of Parent or any of its Subsidiaries and (B) coordinated through the General Counsel of Parent or a designee thereof.

        (c)   Notwithstanding anything to the contrary contained in this Section 5.2, no party to this Agreement nor any of its Subsidiaries shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in such party's and its outside legal counsel reasonable judgment, (i) jeopardize the attorney-client privilege of such party or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to such party or any of its Subsidiaries or the assets, or operation of the business, of such party or any of its Subsidiaries or (B) Contract to which such party or any of its Subsidiaries is a party or by which any of the their assets or properties are bound; provided, however, that in such instances such party shall inform the other party of the general nature of the information being withheld and, upon the other party's request, reasonably cooperate with the other party to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii). Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the other party to this Agreement (which shall not be unreasonably withheld, conditioned or delayed), no party to this Agreement shall have any right to perform invasive or subsurface investigations of the properties or facilities of the other party or any of its Subsidiaries.

        (d)   No investigation by Parent or its representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement, and no investigation by the Company or its representatives shall affect or be deemed to modify or waive the representations and warranties of Parent or Merger Sub set forth in this Agreement.

        (e)   The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidentiality agreement, dated as of April 7, 2014, between the Company and Parent (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms.

        Section 5.3    No Solicitation.

        (a)   Except as expressly permitted by this Section 5.3, the Company shall, and shall cause each of its controlled Affiliates and its and their respective officers, directors, employees and agents, and shall use reasonable best efforts to cause each of its financial advisors, investment bankers, attorneys, accountants and other representatives (collectively with its controlled Affiliates and its and their respective officers, directors, employees and agents, "Representatives") to: (A) immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (B) not, directly or indirectly, (1) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 5.3 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.

        (b)   The Company shall, and shall cause its controlled Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of the Company or its controlled Affiliates in the possession of such person or its Representatives. The Company shall not, and shall cause its controlled Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its controlled Affiliates is a party or (2) any confidentiality provision in any agreement to which the Company or any of its controlled Affiliates is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, knowingly encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal; provided, that if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board of Directors, a Company Takeover Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 5.3. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its controlled Affiliates to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its controlled Affiliates to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Parent or any of Parent's Affiliates, under any such provisions. The Company shall not (i) except as provided in Section 3.24, terminate (or permit the termination of), waive or amend the Rights Agreement, (ii) redeem any Rights under the Rights Agreement or (iii) take any action with respect to, or make any determination under, the Rights Agreement that would interfere with Parent consummating the transactions contemplated by this Agreement, in each case without the prior written consent of Parent.

        (c)   Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company's, its controlled Affiliates' or their respective Representatives' knowing or intentional breach of Section 5.3, and if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably expected to lead to a Company Superior Proposal and that the failure to take such action would be inconsistent with the directors' fiduciary duties under applicable Law, then the Company and its Representatives may, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal and its Representatives; provided, that the Company shall concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within twenty-four hours) notify Parent and Merger Sub if the Company furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 5.3(c).

        (d)   The Company shall promptly (and in no event later than twenty-four hours after receipt) notify Parent in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The Company shall keep Parent reasonably informed, on a current basis, as to the status of (including any material developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (and in no event later than twenty-four hours after receipt) providing to Parent copies of any written correspondence, proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

        (e)   Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in each case in a manner adverse to Parent, the Company Recommendation or (B) adopt, approve or recommend to stockholders of the Company, or publicly propose to adopt, approve or recommend to stockholders of the Company, a Company Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change"), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) (a "Company Acquisition Agreement"). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make a Company Adverse Recommendation Change under clause (A) of such definition if and only if, both (1) solely in response to an Intervening Event (and not in response to a Company Takeover Proposal) and (2) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that prior to making such Company Adverse Recommendation Change, (x) the Company has given Parent at least five Business Days' prior written notice of its intention to take such action, and specifying, in reasonable detail, the reasons therefor, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would permit the Company Board of Directors not to make a Company Adverse Recommendation Change pursuant to this Section 5.3(e) and (z) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Company Board of Directors' fiduciary duties under applicable Law continue to require a Company Adverse Recommendation Change under clause (A) of such definition.

        (f)    Notwithstanding the foregoing, prior to the time the Company Stockholder Approval is obtained, but not after, if the Company Board of Directors has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (i) a bona fide, unsolicited Company Takeover Proposal that did not result from a knowing or intentional breach of Section 5.3 constitutes a Company Superior Proposal and (ii) the failure to approve or recommend such Company Superior Proposal, or enter into a definitive agreement relating to such Company Superior Proposal, would be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law, the Company Board of Directors may, subject to compliance with this Section 5.3(f), cause the Company to terminate this Agreement in order to enter into a definitive agreement relating to such Company Superior Proposal upon (and subject to) paying the Company Termination Fee in accordance with Section 7.3; provided, however, that prior to so terminating this Agreement, (A) the Company has given Parent at least five Business Days' prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) upon the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect and that the failure to approve or recommend such Company Superior Proposal, or enter into a definitive agreement relating to such Company Superior Proposal, would be inconsistent with the directors' fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3. Notwithstanding anything to the contrary contained herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

        (g)   Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) from making any "stop, look and listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, that in no event shall the Company or the Company Board of Directors take, or agree or resolve to take, any action prohibited by this Section 5.3.

        Section 5.4    Filings; Other Actions.

        (a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, but in no event earlier than the record date set by the Company. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other's prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon; provided, however, that the Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Form S-4 and the Proxy Statement/Prospectus to effect such change (it being understood that any such amendment or supplement shall solely contain (i) such Company Adverse Recommendation Change and (ii) a statement of the reasons of the Company Board of Directors for making such Company Adverse Recommendation Change and, in such event, the right of consent set forth in this Section 5.4(a) shall apply only with respect to such information relating to Parent or its business, financial condition or results of operations). Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

        (b)   Subject to Section 5.3(f), the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the "Company Stockholders' Meeting"). Except as expressly permitted by Section 5.3, the Company Board of Directors shall not make any Company Adverse Recommendation Change and shall include its recommendation that the Company's stockholders vote in favor of the Merger in the Proxy Statement/Prospectus and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Stockholders' Meeting. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholders' Meeting if this Agreement is validly terminated in accordance with Section 7.1.

        (c)   The Company shall cooperate with and keep Parent informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to its stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting (i) to the extent required by applicable Law, (ii) if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). In addition, if at any time following the dissemination of the Proxy Statement/Prospectus, either the Company or Parent reasonably determines in good faith that the Company Stockholder Approval is unlikely to be obtained at the Company Stockholders' Meeting, then on a single occasion and prior to the vote contemplated having been taken, each of the Company and Parent shall have the right to require a single adjournment or postponement of the Company Stockholders' Meeting; provided, that no such adjournments or postponements shall delay the Company Stockholders' Meeting by more than 45 days from the originally scheduled date. During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under Section 5.3 and this Section 5.4.

        Section 5.5    Employee Matters.

        (a)   Subject to the exception set forth on Section 5.5(a) of the Company Disclosure Schedule, effective as of the Effective Time and until at least December 31, 2015, Parent shall provide, or shall cause the Surviving Company to provide, to employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Company or any of their respective Subsidiaries following the Effective Time (the "Company Employees") for so long as the applicable Company Employee remains employed by Parent or the Surviving Company, compensation opportunities and employee benefits that are substantially comparable in the aggregate to the compensation opportunities and employee benefits paid or provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); provided, that for purposes of the foregoing sentence the compensation opportunities and employee benefits generally provided to employees of the Company as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries for purposes of this sentence, it being understood that the Company Employees may commence participation in Parent's compensation and benefit plans on different dates following the Effective Time with respect to different benefit plans.

        (b)   Following the Closing Date, Parent shall, or shall cause the Surviving Company to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Company or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the "Post-Closing Plans") to recognize the service of each Company Employee with the Company prior to the Closing Date for purposes of eligibility vesting and benefit accrual under such

Post-Closing Plans; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service or (iii) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (B) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the Post-Closing Plan year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan. Unused vacation days accrued by Company Employees under the plans and policies of the Company and its Subsidiaries shall carry over to Parent or the Surviving Corporation to the maximum extent permitted by applicable Law, and each Company Employee shall be paid by the Company in cash for any accrued and unused vacation days that Parent and the Company mutually determine are not permitted by applicable Law to be carried over.

        (c)   From and after the Effective Time, Parent shall, or shall cause the Surviving Company to, honor all accrued and vested benefits under the Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and applicable Law as such agreements and arrangements may be modified or terminated in accordance with their terms from time to time.

        (d)   Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, the Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall create any third party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

        Section 5.6    Regulatory Approvals; Efforts.

        (a)   Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger, (ii) the satisfaction of the conditions to consummating the Merger, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information and documentary material required under the HSR Act) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) defending and seeking to prevent the initiation of all actions, suits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated hereby, and causing to be lifted or rescinded any Order or other action by any Governmental Authority adversely affecting the ability of the parties to consummate the Merger and (v) the execution and delivery of any reasonable additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing.

        (b)   Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to and provide any necessary information and assistance as the other parties may reasonably request with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all notices, submissions, or filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other parties with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Entity regarding the Merger, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed communication with any such Governmental Entity. Without limiting the foregoing or any of the other provisions of this Section 5.6, the parties agree that, it is Parent's sole right to devise the strategy for filings, notifications, submissions and communications with or to any antitrust regulatory authority. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request. No party shall participate in any meeting or teleconference with any Governmental Entity where material issues or any matters relating to timing would likely be discussed in connection with this Agreement and the Merger unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. Without limiting the foregoing obligations (other than the fourth sentence of this Section 5.6(b)), each party shall, on a current basis, furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Merger, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6(b) as "Antitrust Counsel Only Material." Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this Section 5.6, materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other similarly confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

        (c)   The Company and Parent shall use reasonable best efforts to file, as promptly as practicable, but in any event no later than ten Business Days after the date of this Agreement, all notifications required under the HSR Act. In the event that the parties receive a request for information or documentary material pursuant to the HSR Act (a "Second Request"), the parties will, unless Section 6.1(e) has been satisfied earlier, use their respective reasonable best efforts to certify compliance with such Second Request as promptly as practicable (and in any event within three months after receipt thereof) and to produce documents on a rolling basis, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process.

        (d)   Without limiting Section 5.6(a) and notwithstanding anything to the contrary set forth in this Agreement, Parent shall, solely to the extent necessary or advisable to permit the satisfaction of Section 6.1(b) and Section 6.1(e) so as to permit the Closing to occur by the End Date, propose, negotiate, effect and agree to the sale, divestiture, license, holding separate, and other disposition of and restriction on retail stores of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) and take such action or actions that would in the aggregate have a similar effect; provided, that (A) any such sales, divestitures, licenses, holdings, dispositions, restrictions or similar effects become effective only from and after the Effective Time and (B) under no circumstances shall Parent, pursuant to its undertakings herein relating to the satisfaction of Section 6.1(b) or Section 6.1(e), be required to propose, negotiate, effect and agree to the sale, divestiture, license, holding separate, or other disposition of or restriction on an aggregate of more than 500 retail stores of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) or take such action or actions that would in the aggregate have a similar effect.

        Section 5.7    Takeover Statutes.     The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover statute. If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

        Section 5.8    Public Announcements.     The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange; provided, further, that in the event of a Company Adverse Recommendation Change made in compliance with Section 5.3, the Company may make a public statement containing (i) such Company Adverse Recommendation Change and (ii) a statement of the reasons of the Company Board of Directors for making such Company Adverse Recommendation Change and, in such event, the right of consent set forth in this Section 5.8 shall apply only with respect to such information relating to Parent or its business, financial condition or results of operations.

        Section 5.9    Indemnification and Insurance.

        (a)   From and after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the "Company Directors and Officers") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages, amounts paid in settlement or other Liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Indemnified Action"), arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries (or, at the request or for the benefit of the Company or any of its Subsidiaries, of any other person) at any time at or before the Effective Time, whether pertaining to matters existing or occurring or actions or omissions taken (or alleged to have existed, occurred or been taken) at or after the Effective Time, including the transactions contemplated by this Agreement, in each case to the fullest extent permitted by applicable Law, and the Surviving Company shall, and Parent shall cause the Surviving Company to, also advance expenses to the Company Directors and Officers in connection with any and all such Indemnified Actions as incurred to the fullest extent permitted by applicable Law; provided, that each of the Company Directors and Officers to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Director or Officer is not entitled to indemnification under this Section 5.9(a) or otherwise.

        (b)   Parent shall cause the Surviving Company to agree, and the Company agrees, that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any Company Director or Officer or any current or former employee of the Company or any of its Subsidiaries (together with their heirs, executors and administrators, and the Company Directors and Officers, the "Company Indemnified Parties") as provided in the Company Organizational Documents (or the Company Subsidiary Organizational Documents) or any indemnification agreements in existence as of the date hereof (i) with any Company Director or Officer or (ii) set forth on Section 5.9(b) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Parent shall cause the Surviving Company to agree, and the Company agrees, to maintain in effect the indemnification, exculpation and advancement of expenses provisions of the Company Organizational Documents (and the Company Subsidiary Organizational Documents) now in effect and any such indemnification agreements of the Company or its Subsidiaries with the Company Indemnified Parties and not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties, and all such rights in respect of any action, suit, proceeding or investigation pending or asserted or claim made or threatened within such period shall continue until the final disposition or resolution thereof.

        (c)   For a period of six years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided, that the Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, however, that the Surviving Company shall not be obligated to make annual premium payments in respect of any one policy year for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Company shall, and Parent shall cause the Surviving Company to, cause to be maintained policies of insurance which, in the Surviving Company's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent, or the Company after prior consultation with Parent, may obtain at or prior to the Effective Time a six-year prepaid "tail" policy under the Company's existing directors' and officers' insurance policy providing coverage no greater than the current policies of directors' and officers' liability insurance maintained by the Company; provided, that the Company shall not purchase such prepaid "tail" policy for a total cost in excess of 300% of the then current annual premium paid by the Company for such insurance (the "Tail Cap") without the prior written consent of Parent; provided, further, that if the total cost for such prepaid "tail" policy exceeds the Tail Cap, then Parent or the Company, after prior consultation with Parent, may obtain a prepaid "tail" policy with the maximum coverage available for a total cost not to exceed the Tail Cap.

        (d)   The rights of each Company Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Company Indemnified Party may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents), any other Contract, any Law or otherwise. The provisions of this Section 5.9 shall survive the Effective Time and, notwithstanding anything to the contrary in this Agreement, are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her representatives.

        (e)   In the event that Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.9. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, and this Section 5.9 is not prior to, or in substitution for, any such claims under any such policies.

        Section 5.10    Control of Operations.     Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.11    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12    Financing and Financing Cooperation.

        (a)   Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the Financing on or prior to the Closing Date on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to: (i) maintain in effect and enforce the Commitment Letter and comply with its obligations thereunder (provided, that the Commitment Letter may be amended, supplemented, modified and replaced as set forth below); (ii) satisfy on a timely basis and in a manner that will not impede the ability of the parties to consummate the Merger in advance of the End Date all conditions applicable to Parent and Merger Sub to the funding of the Financing (including the Financing Conditions) set forth in the Commitment Letter and any definitive agreements executed in connection therewith within Parent's control (other than any condition where the failure to be so satisfied is a direct result of the Company's failure to furnish information to Parent or otherwise to comply with its obligations under this Agreement) and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including, if necessary, any "flex" provisions). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing and shall give the Company prompt notice of any fact, change, event or circumstance that has had or is reasonably likely to have, individually or in the aggregate, a material adverse impact with respect to the Financing.

        (b)   Prior to the Closing, Parent shall not, and shall not permit Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Letter without the Company's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Parent and Merger Sub may, without the Company's prior written consent, (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger; and (y) amend, replace, supplement or otherwise modify the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Merger (it being understood that any such amendment, replacement, supplement or modification that provides for the assignment of a portion of the Financing commitments to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such persons of approval rights in accordance with the term of the syndication provisions of the Commitment Letter as of the date of this Agreement as are customarily granted to additional agents or arrangers, shall be permitted hereunder and shall be deemed to not prevent, materially delay or materially impede the consummation of the Financing or the Merger). Upon any such amendment, replacement, supplement or modification, the term "Commitment Letter" shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification or waiver of the Commitment Letter.

        (c)   Parent shall have the right to substitute the proceeds of consummated offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Financing by reducing commitments under the Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Merger on the Closing Date, the termination of this Agreement or the End Date (for the avoidance of doubt as it may be extended pursuant to the terms of this Agreement as in effect on the date hereof). Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources so long as all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Company than) the conditions precedent set forth in Section 5 and Exhibit D to of the Commitment Letter (any such financing which satisfies the foregoing clause, the "Alternative Financing"; the definitive documentation for any such Alternative Financing, the "Alternative Financing Documents").

        (d)   The Company shall, and shall cause its Subsidiaries and their respective Representatives to, use their reasonable best efforts to provide all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with any financing by Parent or any of its Affiliates in connection with the Merger. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to (i) furnish the report of the Company's independent accountants on the most recently available audited consolidated financial statements of the Company and its Subsidiaries and obtain the consent of such accountants to the use of such report in accordance with normal custom and practice and cause such accountants to provide customary comfort letters (including "negative assurance" comfort) to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish such customary financial statements, schedules or other financial data or information relating to the Company and its Subsidiaries (other than any pro forma financial information which shall be covered by clause (vi)(2) below) reasonably requested by Parent or its Representatives as may be necessary, proper or advisable to consummate the Financing or the Alternative Financing, including financial statements, financial data and other information (x) if Parent has elected to undertake a registered public offering, of the type required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering by Parent or (y) if Parent has elected to undertake a Rule 144A offering, customary for Rule 144A offerings by first time issuers in order to consummate the offering(s) of debt securities contemplated by the Commitment Letter, in each case, meeting the respective requirements of the condition set forth in paragraph 7 of Exhibit D to the Commitment Letter (the applicable "Offering Requirements"), or as otherwise necessary, proper or advisable in connection with the Financing or Alternative Financing or as otherwise necessary in order to assist in receiving customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Commitment Letter, in each case in advance of the Marketing Period (all such information in this clause (ii) and, to the extent required to satisfy the condition set forth in paragraph 7 of Exhibit D to the Commitment Letter, a draft of the comfort letter described in clause (i) that the Company's independent accountants would be prepared to deliver upon completion of customary procedures in connection with Financing, collectively, the "Required Information"); (iii) facilitate contact between (x) senior management and advisors, including auditors, of the Company and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or Parent's or any of its Affiliate's auditors in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) provide reasonable assistance with the preparation of business projections, financing documents and offering materials in connection with the Financing or the Alternative Financing by Parent and its Affiliates; (v) provide customary documents, authorization letters, legal opinions in customary form and scope and certificates, enter into agreements (including supplemental indentures) and take other actions reasonably requested by Parent that are or may be customary in connection with the Financing or any Alternative Financing to fulfill conditions or obligations under the Commitment Letter; (vi) provide assistance in the preparation of (1) one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates in connection with the Financing or any Alternative Financing and (2) customary pro forma financial statements reflecting the Merger and the Financing; (vii) assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; (viii) permit the reasonable use by Parent and its Affiliates of the Company's and its Subsidiaries' logos for syndication and underwriting, as applicable, of the Financing, provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks; (ix) participate as necessary in a reasonable number of meetings, presentations, customary one-on-one sessions that are requested in advance and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company's senior management), in each case, in connection with the Financing or the Alternative Financing; (x) assist in preparing customary rating agency presentations and participating in a reasonable number of sessions with rating agencies in connection with the Financing; (xi) assist in the preparation and negotiation of any necessary pledge or security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent in connection with the Financing or the Alternative Financing and otherwise facilitate the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent; (xii) provide authorization letters to the Financing Sources authorizing the distribution of Company information to prospective lenders containing a representation to the Financing Sources that the information provided by the Company for inclusion in the public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries or their respective securities; (xiii) take all actions reasonable necessary to (A) permit prospective financing providers to (i) evaluate the Company's and its Subsidiaries' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (ii) conduct customary field examinations, inventory appraisals and, to the extent appropriate, appraisals of Company Owned Real Property and Company Leased Real Property, and (B) establish bank and other accounts and blocked account agreements and lockbox arrangements in connection with the foregoing; (xiv) as long as such information is requested by the Financing Sources in writing at least ten Business Days prior to the Closing Date, provide to the Financing Sources, at least four Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Company under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, as amended; and (xv) not commence or effect any offering, placement or arrangement of any debt securities or bank financing competing with the Financing (and not permit any such offering, placement or arrangements to occur on its behalf) (other than any indebtedness of the Company and its Subsidiaries permitted to be to be incurred or outstanding pursuant to the other provisions of this Agreement) if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the syndication of the Financing or the offering of the securities contemplated by the Commitment Letter or the related engagement letter; provided that (x) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other Liability or obligation in connection with the Financing or any Alternative Financing except for any payment that is conditioned upon, and shall not take effect until, the Effective Time, and (y) no obligations of the Company or any of its Subsidiaries under any certificate, document or instrument delivered pursuant to this Section 5.12 (other than any authorization letters delivered pursuant to clause (xii) above) shall be required to be effective until the Effective Time. The Company will provide to Parent and the Financing Sources such information as may be necessary so that the marketing materials for the Financing are complete and correct in all material respects and do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading.

        (e)   In connection with any Financing in the form of an underwritten offering of debt securities, the Company shall: (i) as soon as monthly information on the Company's financial performance becomes available to the Company's senior management following the end of any month, provide Parent with such information upon request by Parent (including providing Parent with the following financial metrics (the "Specified Metrics") for such month: (A) no later than five Business Days following the end of any month, comparable store sales, customer transactions and gross revenue and (B) no later than ten Business Days following the end of any month, gross margin); (ii) if so reasonably requested by Parent, authorize the use of such information on a confidential basis in connection with customary due diligence relating to the prospectus or offering memorandum for the Financing and conducting due diligence relating to such prospectus or offering memorandum; and (iii) permit the inclusion in the prospectus or offering memorandum for the Financing of disclosure reflecting such information in customary form for transactions similar to the offering, and provide certifications from an appropriate officer on behalf of the Company regarding the accuracy of such information in customary form for transactions similar to the offering, but only to the extent such inclusion (A) with respect to the Specified Metrics, is determined by Parent to be necessary or desirable in connection with the Financing; or (B) with respect to any other such information, (1) is necessary so that such document does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (2) is reasonably determined by Parent and the Company to be advisable for successful completion of the offering in light of market practice for transactions similar to the offering.

        (f)    Notwithstanding anything in this Section 5.12 to the contrary, in fulfilling its obligations pursuant to this Section 5.12, (i) none of the Company, its Subsidiaries or its Representatives shall be required to (x) pay any commitment or other fee, provide any security or incur any other Liability in connection with any financing prior to the Effective Time, (y) take or permit the taking of any action that would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or Company Subsidiary Organizational Documents, any applicable Laws or material Contract or (z) pass resolutions or consents or approve or authorize the execution of the Financing or the definitive financing agreements, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, and (iii) Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.12. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and their respective Representatives) from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the arrangement of any such financing and any information used in connection therewith (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company or its Subsidiaries.

        Section 5.13    Treatment of Certain Indebtedness.

        (a)   The Company shall use reasonable best efforts to commence, as soon as reasonably practicable after the receipt of a written request from Parent to do so subsequent to the date of this Agreement (and only upon receipt of such written request), at Parent's expense, an offer to purchase and/or prepay any and all of its 5.00% Senior Notes due 2021 (the "2021 Notes"), issued pursuant to that certain First Supplemental Indenture, dated as of January 28, 2011, by and among the Company, and U.S. Bank National Association, as trustee, supplementing that certain Indenture, dated as of January 28, 2011, by and among the Company, and U.S. Bank National Association, as trustee (the "Indenture") on or (if required) after the Closing Date on terms and conditions that satisfy the requirements of Section 1.02(h) of the Indenture (a "Change of Control Offer"); provided, that (A) the Company shall not be required to commence any Change of Control Offer until Parent shall have provided the Company with the necessary offer to purchase, supplemental indenture or other related documents in connection with such Change of Control Offer (collectively, the "Change of Control Offer Documents") a reasonable period of time in advance of commencing the applicable Change of Control Offer, (B) Parent will consult with the Company regarding the timing and commencement of any Change of Control Offer in light of the regular financial reporting schedule of the Company, the requirements of applicable Law, including SEC rules and regulations, any material non-public information known to the Company and the requirements of the Indenture, and, in each case, allow the

Company to alter the Change of Control Offer timing to ensure compliance with applicable Law, including SEC rules and regulations and the Company's lack of material non-public information and the requirements of the Indenture, (C) Parent shall consult with the Company and afford the Company a reasonable opportunity to review, comment and approve the material terms and conditions of the Change of Control Offer, with such approval not to be unreasonably withheld, conditioned or delayed by the Company, (D) the Company shall not be required to commence any Change of Control Offer prior to the date that is sixty days prior to the first date on which the Company and Parent reasonably expect the Closing may occur, (E) the Company will not be required to pay, purchase or otherwise retire any Indebtedness prior to the occurrence of the Effective Time, in connection with any Change of Control Offer, (F) the Company may, to the extent allowable under the Indenture, condition the Change of Control Offer on the occurrence of the Closing and (G) in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other Representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Each Change of Control Offer, if any, shall be conducted in compliance with applicable Law, including SEC rules and regulations, to the extent applicable. None of the 2021 Notes shall be required to be accepted for purchase or purchased prior to the Closing Date. The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries' Representatives to, provide all cooperation reasonably requested by Parent in connection with any Change of Control Offer; provided, however, that nothing herein shall (x) be deemed an admission that Parent or the Company is required by the terms of the Indenture to make a Change of Control Offer, (y) require such cooperation to the extent it would unreasonably interfere with the operations of the Company and its Subsidiaries, or (z) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment, incur any other Liability or give any indemnities prior to the occurrence of the Effective Time (except to the extent that Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor). Without limiting the foregoing, the Company and its Subsidiaries shall, or shall cause their counsel to, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or required by the Indenture in connection with any Change of Control Offer.

        (b)   Following the commencement of any Change of Control Offer, the Company shall not, and shall cause its Subsidiaries not to, make any change to the terms and conditions of such Change of Control Offer, unless such change is previously approved by Parent in writing or is required by applicable Law, including SEC rules and regulations, or the terms of the Indenture.

        (c)   Subject to Section 5.13(a), the Company shall not, without the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), waive any condition to any Change of Control Offer other than as agreed in writing between Parent and the Company.

        (d)   Parent shall prepare all necessary and appropriate documentation in connection with any Change of Control Offer, including the Change of Control Offer Documents and any other related documents. Parent and the Company shall, and the Company shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and its Subsidiaries' Representatives to, reasonably cooperate with each other in the preparation of the Change of Control Offer Documents and any other related documents. If at any time prior to the completion of any Change of Control Offer, any information should be discovered by the Company or Parent that either the Company or Parent reasonably believes should be set forth in an amendment or supplement to the Change of Control Offer Documents, so that such Change of Control Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company to the holders of the 2021 Notes (which amendment or supplement and dissemination may, at the reasonable direction of Parent, take the form of the furnishing or filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 5.13, the Company shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, comply with the requirements of Rule 14e-l under the Exchange Act, to the extent applicable, and (to the extent permitted by the Indenture) any other applicable Laws to the extent such Laws are applicable in connection with any Change of Control Offer and such compliance will not be deemed a breach of this Section 5.13.

        (e)   With respect to its (i) 5.41% Series 2005-A Senior Notes, Tranche A and (ii) 5.25% Series 2005-A Senior Notes, Tranche B (the senior notes described in clauses (i) and (ii), collectively, the "2015 Notes"), issued pursuant to that certain Note Purchase Agreement, dated as of September 27, 2005, by and among the Company, Family Dollar Stores, Inc., and the Purchasers named therein (the "Note Purchase Agreement"), Parent and the Company shall cooperate to prepare, and the Company shall deliver any notice or other document, required by Section 8.7 of the Note Purchase Agreement; provided, that nothing herein shall (x) require such cooperation to the extent it would unreasonably interfere with the operations of the Company and its Subsidiaries or (y) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment, incur any other Liability or give any indemnities prior to the occurrence of the Effective Time (except to the extent that Parent promptly reimburses the Company therefor). Without limiting the foregoing, the Company and its Subsidiaries shall, or shall cause their counsel to, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or required by the Note Purchase Agreement in connection with the matters contemplated by this Section 5.13(e).

        (f)    If requested by Parent in writing, in lieu of or in addition to commencing or consummating Change of Control Offers for the 2021 Notes, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, (i) issue one or more notices on the Closing Date pursuant to the Indenture in order to effect the optional redemption or prepayment for all of the outstanding aggregate principal amount of the 2021 Notes in accordance with the terms of the Indenture, and/or (ii) provide any other cooperation reasonably requested by Parent that is reasonably necessary to facilitate the assumption, redemption and/or repayment of the 2021 Notes (including, if elected by Parent, (A) the satisfaction and discharge of such 2021 Notes and/or (B) taking such actions (and using reasonable best efforts to cause the trustee in respect of the 2021 Notes to take such actions) as may be required to make effective provision to secure all of the 2021 Notes equally and ratably with the Financing, in each case, pursuant to the Indenture) effective as of (or at Parent's election, following) the Effective Time; provided, that (x) to the extent that any action described in clause (ii) above can be conditioned on the occurrence of the Closing, it will be so conditioned; and (y) nothing herein shall (i) require such cooperation to the extent it would unreasonably interfere with the operations of the Company and its Subsidiaries or (ii) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment, incur any other Liability or give any indemnities prior to the occurrence of the Effective Time (except to the extent that Parent promptly reimburses the Company therefor). Without limiting the foregoing, the Company and its Subsidiaries shall, or shall cause their counsel to, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or required by the Indenture in connection with the matters contemplated by this Section 5.13(f); provided, however, that neither the Company nor any of its Subsidiaries shall be required to, or required to cause their counsel to, (i) furnish legal opinions in connection with clause (ii)(A) of this Section 5.13(f) nor (ii) pass any resolutions or consents or approve or authorize the execution of, or execute, any agreements in connection with the matters contemplated by this Section 5.13(f) prior to the Effective Time.

        (g)   The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other reasonable actions to cause (i) the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding under, (ii) the release on the Closing Date in connection with such repayment of any and all liens, security interests, pledges, or other encumbrances securing such obligations, and (iii) the termination (to the extent provided therein and pursuant to the terms thereof) on the Closing Date (such repayments, releases, and terminations, the "Existing Credit Facility Terminations") of (x) that certain Amended and Restated 5-year Credit Agreement, dated as of November 13, 2013, by and among Family Dollar Stores, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the "5-Year Credit Agreement") and (y) that certain Amended and Restated 4-year Credit Agreement, dated as of November 13, 2013, by and among Family Dollar Stores, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the "4-Year Credit Agreement", and together with the 5-Year Credit Agreement, the "Credit Agreements"), including using reasonable best efforts to obtain a payoff letter in customary form from the agent under the Credit Agreements; provided, that (A) Parent shall provide all funds required to effect all such repayments and cash collateralization of letters of credit and the Company shall have no obligation to effect any such alternative arrangement for letters of credit and (B) in no event shall this Section 5.13(g) require the Company or any of its Subsidiaries to (x) cause any of the Existing Credit Facility Terminations to be effective until the Closing shall have occurred; or (y) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment, incur any other Liability or give any indemnities in connection with the Existing Credit Facility Terminations, prior to the occurrence of the Effective Time (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor) or incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Effective Time

        (h)   Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries or their Representatives in connection with fulfilling its obligations pursuant to this Section 5.13. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, expenses or other Liabilities suffered or incurred by any of them in connection with any Change of Control Offer, Change of Control Offer Document, notices under Section 5.13(e) or Section 5.13(f), prepayments under the Note Purchase Agreement, Existing Credit Facility Termination and/or any information used in connection therewith (other than any information provided by the Company or its Subsidiaries or their respective Representatives specifically for use in connection therewith), in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company's or its Subsidiaries or its or their Representatives' gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable.

        (i)    If this Agreement is terminated pursuant to Section 7.1, then Parent shall promptly reimburse the Company for any previously unreimbursed, documented reasonable out-of-pocket costs, fees and expenses incurred by the Company in connection with the transactions contemplated by this Section 5.13.

        Section 5.14    Transaction Litigation.     The Company shall, subject to the preservation of privilege and confidential information, give Parent the opportunity to participate in (but not control) the Company's defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

        Section 5.15    Nasdaq Listing.     Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger, and shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

        Section 5.16    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Company shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

        Section 5.17    Advice of Changes.

        (a)   The Company and Parent shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 6.2(a) or Section 6.2(b) (in the case of Parent or Merger Sub) or Section 6.3(a), Section 6.3(b) or Section 6.3(c) (in the case of the Company); provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.17 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

        (b)   The Company and Parent shall each promptly advise the other party of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement to the extent that the party receiving such notice or communication believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on the Company, the Surviving Company or Parent or (ii) upon receiving any written communication from any Governmental Entity or third party whose consent or approval is required for the satisfaction of one of the conditions to Closing set forth in Article VI that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. The Company shall promptly notify Parent of any written notice or other written communication received following the date hereof from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with any Company or Company Subsidiary as a result of the transactions contemplated by this Agreement.

        (c)   Following the date hereof until the Effective Time, the Company shall confer with Parent on a monthly basis concerning the Company's contemplated renovations, openings, closings and relocations of retail stores of the Company and its Subsidiaries for the forthcoming calendar month.

        Section 5.18    Parent Board.     Parent shall take all appropriate actions to appoint Howard R. Levine to the Board of Directors of Parent at the Effective Time, including adjusting the size of the Board of Directors, if necessary.

        Section 5.19    Obligations of Merger Sub.     Parent shall cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VI.

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

        (a)   The Company Stockholder Approval shall have been obtained.

        (b)   No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits or makes illegal the consummation of the Merger.

        (c)   The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued (and not withdrawn) by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing (and not withdrawn) by the SEC.

        (d)   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

        (e)   All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated.

        Section 6.2    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

        (a)   The representations and warranties of Parent set forth in (i) Article IV (other than in Sections 4.1(a) (first sentence only), 4.1(b), 4.1(c), 4.2(a), 4.2(c)(ii), 4.6(b), 4.10 and 4.14) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (ii) Section 4.1(b) shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Sections 4.1(a) (first sentence only), 4.1(c), 4.2(a), 4.2(c)(ii) , 4.10 and 4.14 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 4.6(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii)  and (iv), as applicable) only as of such date or period.

        (b)   Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

        (c)   Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

        Section 6.3    Conditions to Obligation of Parent to Effect the Merger.     The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

        (a)   The representations and warranties of the Company set forth in (i) Article III (other than in Sections 3.1 (first sentence only), 3.2, 3.3(a), 3.3(c)(ii), 3.10(b), 3.22, 3.23 and 3.24) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) Section 3.2(a) shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Sections 3.1 (first sentence only), 3.2(b)-(d) 3.3(a), 3.3(c)(ii), 3.22, 3.23 and 3.24 shall be true and correct (without regard to "materiality," Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 3.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

        (b)   The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

        (c)   Since the date of this Agreement, there shall not have been any fact, change, circumstance, event, occurrence, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

ARTICLE VII.

TERMINATION

        Section 7.1    Termination or Abandonment.     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

        (a)   by the mutual written consent of the Company and Parent;

        (b)   by either the Company or Parent, if the Merger shall not have been consummated on or prior to April 27, 2015 (the "End Date"); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(e), shall have been satisfied or shall be capable of being satisfied at such time and/or the Marketing Period has not expired, the End Date shall automatically be extended to July 27, 2015; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

        (c)   by either the Company or Parent, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable;

        (d)   by either the Company or Parent, if the Company Stockholders' Meeting (as it may be adjourned or postponed) shall have concluded and the Company Stockholder Approval shall not have been obtained;

        (e)   by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from the Company to Parent describing such breach or failure in reasonable detail (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (f)    by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) and (ii) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty days following written notice from the Company to Parent describing such breach or failure in reasonable detail (provided, that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (g)   by Parent, prior to receipt of the Company Stockholder Approval, (i) in the event the Company shall have failed to include the Company Recommendation in the Proxy Statement/Prospectus distributed to its stockholders, (ii) at any time following a Company Adverse Recommendation Change, (iii) in the event that a tender offer or exchange offer that constitutes a Company Takeover Proposal shall have been commenced by a person unaffiliated with Parent or Merger Sub and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Recommendation, or (iv) if the Company shall have committed a Willful and Material Breach of any of its material obligations under Section 5.3 or Section 5.4; and

        (h)   by the Company, in accordance with Section 5.3(f).

        Section 7.2    Effect of Termination.     In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except that the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the provisions of Section 5.12(f), Section 5.13(h), Section 5.13(i), Section 7.2, Section 7.3 and Article VIII shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except (i) as provided in Section 5.12(f), Section 5.13(h), Section 5.13(i), and Section 7.3 or (ii) Liability arising out of or resulting from fraud or any Willful and Material Breach of any provision of this Agreement occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

        Section 7.3    Termination Fee.

        (a)   If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), the Company shall pay Parent the amount (not to exceed $90,000,000) of out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, by wire transfer (to an account designated by Parent) in immediately available funds within two Business Days after such termination. If (i) this Agreement is terminated by the Company pursuant to Section 7.1(h), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(g), or (iii) (A) a Pre-Termination Takeover Proposal shall have occurred at any time following the date of this Agreement and prior to the event giving rise to the right to terminate this Agreement and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (B) either (1) both (x) at any time on or prior to the twelve month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any transaction included within the definition of Company Takeover Proposal (a "Company Takeover Transaction") (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event) and (y) at any time on or prior to the twenty-four month anniversary of the date of the definitive agreement contemplated by clause (x), the Company or any of its Subsidiaries consummates a Company Takeover Transaction (whether or not involving the same party that entered into the definitive agreement contemplated by the foregoing clause (x)) or (2) at any time on or prior to the twelve month anniversary of such termination, the Company or any of its Subsidiaries consummates a Company Takeover Transaction, the Company shall pay Parent the Termination Fee (less any amount previously paid pursuant to the first sentence of this Section 7.3(a) in respect of a termination by either Parent or the Company pursuant to Section 7.1(d)), by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), in accordance with Section 5.3(f), in the case of clause (ii), within two Business Days of such termination, or in the case of clause (iii), upon consummation of the Company Takeover Transaction contemplated by clause (1)(y) or (2); provided, that for the purposes of clause (B) only, all references in the definition of Company Takeover Proposal to "15%" shall instead be references to "50%."

        (b)   For purposes of this Section 7.3, a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Company Takeover Proposal shall have been made known to the Company's Board of Directors or senior management or shall have been made directly to the Company's stockholders generally or any bona fide acquiror (or Representative thereof acting on behalf of a bona fide acquiror) shall have publicly announced a Company Takeover Proposal with respect to the Company, and in any such case such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to such termination (or in the case of a termination pursuant to Section 7.1(d), at least five Business Days prior to the Company Stockholders' Meeting) (it being understood, for the avoidance of doubt, that a person shall be a bona fide acquiror if it possesses or could reasonably be believed to have access to the resources necessary to consummate such Company Takeover Proposal).

        (c)   "Termination Fee" shall mean a cash amount equal to $305,000,000. Notwithstanding anything to the contrary in this Agreement, if the full Termination Fee shall become due and payable in accordance with this Section 7.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 7.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 7.3, except in the case of fraud or a Willful and Material Breach by the Company of this Agreement (it being understood that, without limiting the foregoing, in the case of fraud or a Willful and Material Breach, any prior payment of the Termination Fee shall be taken into account when determining any remedies). Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Termination Fee on more than one occasion.

        (d)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 7.3(a), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE VIII.

MISCELLANEOUS

        Section 8.1    No Survival.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

        Section 8.2    Expenses.     Except as otherwise provided in this Agreement (including in Section 5.12(e), Section 5.13(h), Section 5.13(i) and Section 7.3), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided, however, that Parent and the Company shall each pay one-half of all filing fees required under the HSR Act.

        Section 8.3    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.4    Governing Law.     This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 8.5    Jurisdiction; Specific Enforcement.

        (a)   The parties' rights in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 8.5. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 7.3). In the event any party seeks any remedy referred to in this Section 8.5, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

        (b)   NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY FINANCING SOURCES UNDER THE FINANCING OR ANY AFFILIATE THEREOF ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE FINANCING, ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTER, THE COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER, THE PARTIES HERETO AGREE THAT (I) SUCH CLAIMS, SUITS, ACTIONS OR PROCEEDINGS SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND (II) THEY SHALL NOT BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT.

        Section 8.6    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING OR ANY ALTERNATIVE FINANCING, THE COMMITMENT LETTER, ANY COMMITMENT LETTERS IN RESPECT OF ANY ALTERNATIVE FINANCING OR THE PERFORMANCE THEREOF).

        Section 8.7    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:
Dollar Tree, Inc. 500 Volvo Parkway Chesapeake, Virginia 23320
Facsimile:	(757) 321-5949
Attention:	William A. Old, Jr.
Email:	wold@dollartree.com
with copies to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Daniel A. Neff, Esq. Trevor S. Norwitz, Esq.
Email:	daneff@wlrk.com tsnorwitz@wlrk.com
To the Company:
Family Dollar Stores, Inc. 10401 Monroe Road Matthews, NC 28105
Facsimile:	(704) 708-7121
Attention:	Howard R. Levine James C. Snyder, Jr.
Email:	hlevine@familydollar.com jsnyder@familydollar.com

with copies to:
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006
Facsimile:	(212) 225-3999
Attention:	Ethan A. Klingsberg, Esq. Paul M. Tiger, Esq.
Email:	eklingsberg@cgsh.com ptiger@cgsh.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 8.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.8    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

        Section 8.9    Severability.     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        Section 8.10    Entire Agreement.     This Agreement together with the exhibits hereto, schedules hereto, the Confidentiality Agreement and the Clean Team Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

        Section 8.11    Amendments; Waivers.     At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.12    Headings.     Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.13    No Third-Party Beneficiaries.     Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, (i) each Company Indemnified Party shall be an express third party beneficiary of and shall be entitled to rely upon Section 5.9 and this Section 8.13 and (ii) each Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Sections 8.5 and 8.6 and this Section 8.13, and in each case each such person may enforce such provisions.

        Section 8.14    Interpretation.     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word "extent" and the phrase "to the extent" when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply "if". All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 8.15    Definitions.

        (a)    General Definitions.     References in this Agreement to "Subsidiaries" of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof. References in this Agreement (except as specifically otherwise defined) to "Affiliates" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to "person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "knowledge" means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the

Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule.

        (b)    Certain Specified Definitions.     As used in this Agreement:

            (i)  "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Parent that are contained in the Confidentiality Agreement (including standstill restrictions).

           (ii)  "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

          (iii)  "Company Benefit Plan" means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability.

          (iv)  "Company Stock Plan" means the Company 2006 Incentive Plan.

           (v)  "Company Superior Proposal" means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole and (B) that the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, is reasonably likely to be completed on the terms proposed, is not subject to any due diligence investigation or financing condition, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal), is more favorable to the stockholders of the Company from a financial point of view than the Merger.

          (vi)  "Company Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

         (vii)  "Contract" means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

        (viii)  "Environmental Law" means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

          (ix)  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           (x)  "Financing" means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter.

          (xi)  "Financing Sources" means the entities that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Financing or any Alternative Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates' officers, directors, employees, agents and representatives and their respective successors and assigns.

         (xii)  "Governmental Entity" means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

        (xiii)  "Hazardous Materials" means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

        (xiv)  "Indebtedness" means, with respect to any person, without duplication, as of the date of determination (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of "holdback" or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned subsidiary of such person.

         (xv)  "Intellectual Property" means all intellectual property rights existing anywhere in the world in all: (A) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, "Patents"), (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, "Marks"), (C) copyrights (including such rights in software) and registrations and applications therefor, works of authorship and moral rights (collectively, "Copyrights"), and (D) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, technical data and designs, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, "Trade Secrets").

        (xvi)  "Intervening Event" means a material event, fact, circumstance, development or occurrence that is not known to or reasonably foreseeable by the Company Board of Directors as of the date of this Agreement and does not relate to (A) a Company Takeover Proposal or (B) Parent or its Subsidiaries, and becomes known to or by the Company Board of Directors prior to obtaining the Company Stockholder Approval.

       (xvii)  "IT Assets" means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

      (xviii)  "Liability" means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

        (xix)  "Marketing Period" means the first period of (i) in the case such period occurs during the November Window or the January Window, nineteen (19) consecutive Business Days, and (ii) otherwise, twenty (20) consecutive Business Days, in each case, throughout which (x) Parent shall have received from the Company (and its Financing Sources shall have access to) all of the Required Information and during which period such information shall be accurate and complete, shall not be "stale" and shall comport with the Offering Requirements and (y) the conditions set forth in Section 6.1 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.3 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such nineteen or twenty consecutive Business Day period, as applicable; provided, however, that the Marketing Period shall end on any earlier date that is the date on which (A) the full amount of the Financing has been funded into escrow and the conditions to releasing such Financing from escrow on the Closing Date are no more onerous than the Financing Conditions or (B) the full proceeds to be provided to Parent by the Financing or Alternative Financing are made available to Parent to complete the Merger; and provided, further that such nineteen or twenty consecutive Business Day period, as applicable, shall (1) in the case such period commences prior to the funding into escrow of the proceeds of one or more underwritten offerings of debt securities of Parent contemplated by the Commitment Letter the gross proceeds of which are $2,800 million (an "Escrow Funding") (i) commence after September 1, 2014, (ii) either end prior to November 1, 2014 or commence on or after November 21, 2014, (iii) either end prior to December 20, 2014 (the period commencing on

  November 21, 2014 and ending on December 19, 2014, the "November Window") or commence on or after January 5, 2015, (iv) either end prior to January 31, 2015 (the period commencing on January 5, 2015 and ending on January 30, 2015, the "January Window")or commence on or after February 25, 2015, and (v) either end prior to May 2, 2015 or commence on or after May 21, 2015, and (2) in the case such period commences on or after the consummation of an Escrow Funding, (i) commence after September 1, 2014 and (ii) either end prior to December 2014 or commence on or after January 5, 2015, (3) exclude November 28, 2014 and July 3, 2015 which dates for purposes of such calculation shall not constitute Business Days), and (4) be deemed not to have ended unless, on or prior to the Closing Date, the Company has delivered to the Parent and the Financing Sources the financial statements related to the Company required by the condition set forth in paragraph 5 of Exhibit D to the Commitment Letter.

         (xx)  "Material Adverse Effect" means, with respect to the Company or Parent, as the case may be, any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that, with respect to each of clause (i) and (ii), Material Adverse Effect shall not be deemed to include the impact of (A) changes in GAAP or any official interpretation or enforcement thereof, (B) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate or any official interpretation or enforcement thereof by Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak or escalation of war, military actions, or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes in weather or climate, including any snowstorm, hurricane, flood, tornado, earthquake, natural disaster or other act of nature, (E) the announcement or pendency (or, in the case of the Company, compliance with Section 5.6, Section 5.12, Section 5.13 or Section 5.14 (or, other than when used in Section 3.3(b), Section 3.3(c), Section 4.2(b) and Section 4.2(c) , Article I and Article II)) of this Agreement (including, for the avoidance of doubt, any reaction to such announcement or pendency from employees, suppliers, customers, distributors or other persons with business relationships with such party or any of its Subsidiaries), (F) a decline in the trading price or trading volume of a party's common stock, or the failure, in and of itself, to meet any projections, guidance, budgets, forecasts or estimates, but not, in any case, including the underlying causes thereof, (G) any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (H) any action taken or omitted to be taken by such party or any of its Subsidiaries at the written request of the other party or (I) with respect to clause (ii) only, the authorizations, consents, orders, licenses, permits, approvals, registrations, declarations, notices and filings described in clauses (i) -(viii) of Section 3.3(b) or clauses (i) - (viii) of Section 4.2(b) (except to the extent the matter preventing or materially impairing the ability of such party to timely consummate the transactions contemplated hereby constitutes or results from a breach of this Agreement by such party)); except, with respect to clauses (A), (B), (C) or (D), to the extent that such impact is disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

        (xxi)  "Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

       (xxii)  "Parent Stock Plans" means the Parent 2003 Equity Incentive Plan, the Parent 2003 Non-Employee Director Stock Option Plan, the Parent 2003 Director Deferred Compensation Plan, the Parent 2004 Executive Officer Equity Plan, the Parent 2005 Employee Stock Purchase Plan and the Parent 2011 Omnibus Incentive Plan.

      (xxiii)  "Parent Trading Price" means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Parent Common Stock on the Nasdaq, for the consecutive period of twenty trading days beginning on the twenty-third trading day immediately preceding the Closing Date and concluding at the close of trading on the third trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP."

       (xxiv)  "Permitted Lien" means (A) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors', mechanics', materialmen's, carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries, (F) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Real Property or Company Leased Real Property (in the case of the Company) or owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), (G) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Parent (in the case of the Company) or the Company (in the case of Parent), (H) Liens and obligations arising under the Company Material Contracts or material contracts of Parent and its Subsidiaries, as applicable, other than as a result of breach or default, (I) other Liens being contested in good faith in the ordinary course of business or which do not materially interfere with the present occupancy or use of the affected Company Owned Real Property or Company Leased Real Property (in the case of the Company) or the owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent) and for which adequate reserves (based on good faith estimates of management) have been set aside for payment therefor, (J) purchase money Liens securing rental payments under capital lease arrangements, (K) Liens securing Indebtedness or liabilities that are reflected in the Company Financial Statements or the Parent Financial Statements, as applicable, or that the Company or any of its Subsidiaries is permitted to incur under Section 5.1(b)(G) or

  Section 5.1(b)(H) or that Parent or its Subsidiaries incurs in the ordinary course of business following the date hereof, and (L) Liens set forth in Section 8.15(b) (xxiv) of the Company Disclosure Schedule or Section 8.15(b)(xxiv) of the Parent Disclosure Schedule.

        (xxv)  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

       (xxvi)  "Revolving Credit Facilities" means (A) that certain Amended and Restated 5-Year Credit Agreement, dated as of November 13, 2013, by and among the Company, as Borrower, the Lenders referred to therein, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Fronting Bank, U.S. Bank National Association, as Syndication Agent and Fronting Bank, and Branch Banking and Trust Company and Fifth Third Bank, as Documentation Agents, Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners and (B) that certain Amended and Restated 4-Year Credit Agreement, dated as of November 13, 2013, by and among the Company, as Borrower, the Lenders referred to therein, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Fronting Bank, U.S. Bank National Association, as Syndication Agent and Fronting Bank, and Branch Banking and Trust Company and Fifth Third Bank, as Documentation Agents, Wells Fargo Securities, LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners.

      (xxvii)  "Rights Agreement" means the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of June 9, 2014.

    (xxviii)  "Sensitive Data" means cardholder data and sensitive authentication data that must be protected in accordance with the requirements of the Payment Card Industry Data Security Standard.

       (xxix)  "SRO" means (i) any "self-regulatory organization" as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

        (xxx)  "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

       (xxxi)  "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

      (xxxii)  "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

     (xxxiii)  "Willful and Material Breach" means, with respect to any representation, warranty, agreement, or covenant, a deliberate and intentional action or omission where the breaching party knows such action or omission is, or would reasonably be expected to result in, a breach of such representation, warranty, agreement or covenant.

Index of Defined Terms

.pdf	8.3
2015 Notes	5.13(e)
2021 Notes	5.13(a)
4-Year Credit Agreement	5.13(g)
5-Year Credit Agreement	5.13(g)
Acceptable Confidentiality Agreement	8.15(b)(ii)
Adjusted Option	2.3(a)
Adjusted RSU Award	2.3(c)
Affiliates	8.15(a)
Agreement	Preamble
Alternative Financing	5.12(c)
Alternative Financing Documents	5.12(c)
Appraisal Provisions	2.1(b)
Award Exchange Ratio	2.3(a)
Book-Entry Shares	2.1(a)
Business Day	8.15(b)(ii)
Cancelled Shares	2.1(a)(ii)
Cash Consideration	2.1(a)(iii)
Certificate	2.1(a)
Certificate of Merger	1.3
Change of Control Offer	5.13(a)
Change of Control Offer Documents	5.13(a)
Clean Team Confidentiality Agreement	5.2(a)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreement	3.14
Commitment Letter	4.10(a)
Company	Preamble
Company Acquisition Agreement	5.3(e)
Company Adverse Recommendation Change	5.3(e)
Company Approvals	3.3(b)
Company Benefit Plan	8.15(b)(iii)
Company Board of Directors	Recitals
Company Common Stock	3.2(a)
Company Directors and Officers	5.9(a)
Company Disclosure Schedule	Article III
Company Employees	5.5(a)
Company Financial Statements	3.4(b)
Company Indemnified Parties	5.9(b)
Company Leased Real Property	3.16(b)
Company Material Contracts	3.19(a)
Company Option	2.3(a)
Company Organizational Documents	3.1(b)
Company Owned Real Property	3.16(c)
Company Permits	3.7(b)
Company Preferred Stock	3.2(a)
Company PSR Award	2.3(b)
Company Real Property Leases	3.16(b)
Company Recommendation	3.3(a)

Company Registered Intellectual Property	3.15(a)
Company RSU Award	2.3(c)
Company SEC Documents	3.4(a)
Company Stock Awards	2.3(e)
Company Stock Plan	8.15(b)(iv)
Company Stockholder Approval	3.3(a)
Company Stockholders' Meeting	5.4(b)
Company Subsidiary Organizational Documents	3.1(b)
Company Superior Proposal	8.15(b)(v)
Company Takeover Proposal	8.15(b)(vi)
Company Takeover Transaction	7.3(a)
Confidentiality Agreement	5.2(e)
Contract	8.15(b)(vii)
control	8.15(a)
controlled by	8.15(a)
Copyrights	8.15(b)(xv)
Credit Agreements	5.13(g)
DGCL	1.1
Dissenting Shares	2.1(b)
Dissenting Stockholder	2.1(b)
Effective Time	1.3
End Date	7.1(b)
Enforceability Exceptions	3.3(a)
Environmental Law	8.15(b)(viii)
ERISA Affiliate	8.15(b)(ix)
Escrow Funding	8.15(b)(xix)
ESPP	2.3(c)
Exchange Act	3.3(b)
Exchange Agent	2.2(a)
Exchange Agent Agreement	2.2(a)
Exchange Fund	2.2(b)
Exchange Ratio	2.1(a)(iii)
Excluded Tax Sharing Agreement	3.13(h)
Existing Credit Facility Terminations	5.13(g)
Financing	8.15(b)(x)
Financing Conditions	4.10(b)
Financing Sources	8.15(b)(xi)
Form S-4	3.12
Fractional Share Cash Amount	2.1(d)
GAAP	3.4(b)
Governmental Entity	8.15(b)(xii)
Hazardous Materials	8.15(b)(xiii)
HSR Act	3.3(b)
Indebtedness	8.15(b)(xiv)
Indemnified Action	5.9(a)
Indenture	5.13(a)
Intellectual Property	8.15(b)(xv)
Intervening Event	8.15(b)(xvi)
IRS	3.9(a)
IT Assets	8.15(b)(xvii)
January Window	8.15(b)(xix)

knowledge	8.15(a)
Law	3.7(a)
Laws	3.7(a)
Letter of Transmittal	2.2(c)
Liability	8.15(b)(xviii)
Lien	3.3(c)
Marketing Period	8.15(b)(xix)
Marks	8.15(b)(xv)
Material Adverse Effect	8.15(b)(xx)
Merger	Recitals
Merger Consideration	2.1(a)(iii)
Merger Sub	Preamble
Multiemployer Plan	3.9(d)
Multiple Employer Plan	3.9(d)
Non-US Benefit Plan	3.9(a)
Note Purchase Agreement	5.13(e)
November Window	8.15(b)(xix)
Offering Requirements	5.12(d)
Order	8.15(b)(xxi)
Parent	Preamble
Parent Approvals	4.2(b)
Parent Common Stock	4.1(b)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	4.3(b)
Parent Permits	4.5(b)
Parent Preferred Stock	4.1(b)
Parent SEC Documents	4.3(a)
Parent Stock Plans	8.15(b)(xxii)
Parent Trading Price	8.15(b)(xxiii)
Patents	8.15(b)(xv)
Permitted Lien	8.15(b)(xxiv)
person	8.15(a)
Post-Closing Plans	5.5(b)
Premium Cap	5.9(c)
Pre-Termination Takeover Proposal Event	7.3(b)
Proxy Statement/Prospectus	3.12
Qualified Plan	3.9(c)
Release	8.15(b)(xxvii)
Representatives	5.3(a)
Required Information	5.12(d)
Revolving Credit Facilities	8.15(b)(xxvi)
Rights	3.2(a)
Rights Agreement	8.15(b)(xxvii)
Sarbanes-Oxley Act	3.4(a)
SEC	3.4(a)
Second Request	5.6(c)
Securities Act	3.3(b)
Sensitive Data	8.15(b)(xxviii)
Specified Metrics	5.12(e)
SRO	8.15(b)(xxix)
Stock Consideration	2.1(a)(iii)

Subsidiaries	8.15(a)
Surviving Company	1.1
Tail Cap	5.9(c)
Tax	8.15(b)(xxx)
Tax Return	8.15(b)(xxxi)
Taxes	8.15(b)(xxx)
Taxing Authority	8.15(b)(xxxii)
Termination Fee	7.3(c)
Top Suppliers	3.20
Trade Secrets	8.15(b)(xv)
under common control with	8.15(a)
Voting and Support Agreement	Recitals
Voting and Support Agreements	Recitals
Willful and Material Breach	8.15(b)(xxxiii)

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FAMILY DOLLAR STORES, INC.
By:	/s/ HOWARD R. LEVINE
	Name:	Howard R. Levine
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

DOLLAR TREE, INC.
By:	/s/ BOB SASSER
	Name:	Bob Sasser
	Title:	Chief Executive Officer
DIME MERGER SUB, INC.
By:	/s/ BOB SASSER
	Name:	Bob Sasser
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

 Amendment No. 1

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 1 (this "Amendment"), dated as of September 4, 2014, to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 27, 2014, by and among FAMILY DOLLAR STORES, INC., a Delaware corporation (the "Company"), DOLLAR TREE, INC., a Virginia corporation ("Parent"), and DIME MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), is made and entered into by Parent, Merger Sub and the Company. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

        WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement;

        WHEREAS, the Company Board of Directors has (i) determined that this Amendment is advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Amendment, and (iii) resolved to recommend the adoption of the Merger Agreement, as amended by this Amendment, by the stockholders of the Company;

        WHEREAS, the board of directors of Merger Sub has determined that it is advisable for Merger Sub to enter into this Amendment and has approved and adopted this Amendment;

        WHEREAS, the board of directors of Parent has determined that it is advisable for Parent to enter into this Amendment has approved and adopted this Amendment, and Parent, as the sole stockholder of Merger Sub, has approved and adopted this Amendment; and

        WHEREAS, Parent, Merger Sub and the Company desire to amend certain terms of the Merger Agreement in accordance with Section 8.11 of the Merger Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

        Section 1. Amendment to Merger Agreement. Section 5.6(d) of the Merger Agreement shall be amended and restated in its entirety to read:

          "Without limiting Section 5.6(a) and notwithstanding anything to the contrary set forth in this Agreement, Parent shall, solely to the extent necessary or advisable to permit the satisfaction of Section 6.1(b) and Section 6.1(e) so as to permit the Closing to occur by the End Date, propose, negotiate, effect, become subject to, and agree to conduct remedies and the sale, divestiture, license, holding separate, and other disposition of, changes to, and restriction and limitation on, any and all retail stores and any and all assets, properties and rights in or about the retail store premises (including the arrangement for all such sales and divestitures in a timely manner sufficiently in advance of the End Date that would permit the satisfaction of Section 6.1(b) and Section 6.1(e) to occur by the End Date) of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) and take all such action and actions that would in the aggregate have a similar effect; provided, that any such conduct remedies, sales, divestitures, licenses, holdings, dispositions, changes, restrictions, limitations or similar effects become effective only from and after the Effective Time.".

        Section 2.    Financing.     Parent has delivered to the Company a true, complete and correct copy of the Amendment and Consent, dated as of the date hereof (the "Amendment and Consent"), to the Commitment Letter, as previously amended and restated on August 8, 2014 (the "Existing Commitment Letter"). The Company hereby consents to the amendment of the Commitment Letter pursuant to the Amendment and Consent. From and after the date hereof, the term "Commitment Letter" as used in the Merger Agreement shall mean the Existing Commitment Letter as amended by the Amendment and Consent.

        Section 3.    Confirmation of Merger Agreement.     Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

        Section 4.    References.     All references to the Merger Agreement (including "hereof," "herein," "hereunder," "hereby" and "this Agreement") shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to "the date hereof," "the date of this Agreement" and terms of similar import shall in all instances continue to refer to July 27, 2014.

        Section 5.    Counterparts.     This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 6.    Company Authority Relative to Amendment.     The Company has the requisite corporate power and authority to enter into and, subject to the Company Stockholder Approval, to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the Company's stockholders are necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Amendment constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        Section 7.    Parent and Merger Sub Authority Relative to Amendment.     Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by Parent and Merger Sub of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub or vote of Parent's or Merger Sub's stockholders is necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Amendment constitutes the legal, valid and binding agreement of the Company, this Amendment constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        Section 8.    Miscellaneous.     The provisions of Article VIII of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FAMILY DOLLAR STORES, INC.
By:	/s/ HOWARD R. LEVINE
	Name:	Howard R. Levine
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1]

DOLLAR TREE, INC.
By:	/s/ KEVIN S. WAMPLER
	Name:	Kevin S. Wampler
	Title:	Chief Financial Officer
DIME MERGER SUB, INC.
By:	/s/ KEVIN S. WAMPLER
	Name:	Kevin S. Wampler
	Title:	Treasurer

[Signature Page to Amendment No. 1]

Annex B

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement") is made and entered into as of July 27, 2014, by and among Dollar Tree, Inc., a Virginia corporation ("Parent"), and each entity listed on Schedule A hereto (each, a "Stockholder").

        WHEREAS, Parent, Family Dollar Stores, Inc., a Delaware corporation (the "Company"), and Dime Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition, as well as the terms "control" and "person", shall have the respective meanings specified in the Merger Agreement);

        WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.10 per share, of the Company ("Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (the "Existing Shares"); and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.     From and after the date hereof until the earlier of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company's rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or an extension of the End Date or which is otherwise adverse to any of the Stockholders in any material respect (such earlier date, the "Expiration Date"), each Stockholder irrevocably and unconditionally hereby agrees, subject to Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, the Stockholder will (i) appear at such meeting or otherwise cause all of its Existing Shares and other shares of Common Stock over which it has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of the Rights, any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the "New Shares", and together with the Existing Shares, the "Shares"), which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of a Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, materially impede or materially delay the Company's or Parent's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the "Required Votes"). Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company's stockholders.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

        (a)   From and after the date hereof until the Expiration Date, subject to Section 1.5, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Stockholder as of the applicable record date in accordance with the Required Votes; provided that each Stockholder's grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii), and each Stockholder shall retain the authority to vote on all other matters.

        (b)   Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

        (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the Expiration Date, to vote the Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.     Absent the prior written consent of Parent, each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a "Transfer"), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares (or any Rights attached thereto), other than (i) (A) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any Transfer to an Affiliate of such Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such Transfer is delivered to Parent pursuant to Section 5.4, (ii) a Transfer pursuant to any trust or will of such Stockholder or by the Laws of intestate succession or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Rights, stock options or warrants or the conversion of any convertible securities, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a) or (b).

        Section 1.4    Inconsistent Agreements.     Each Stockholder hereby covenants and agrees that, except for this Agreement, it (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

        Section 1.5    No Obligation to Exercise Rights or Options.     Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (i) convert, exercise or exchange any Rights, option, warrants or convertible securities in order to obtain any underlying New Shares or (ii) vote, or execute any consent with respect to, any New Shares underlying such Rights, options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

ARTICLE II
NO SOLICITATION

        Section 2.1    No Solicitation.

        (a)   Prior to the Expiration Date, each Stockholder (in its capacity as a stockholder of the Company) shall not, shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause each person that controls such Stockholder (each, a "Representative") not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 2.1 and/or Section 5.3 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal; provided that nothing herein shall prohibit any Stockholder or any of its controlled Affiliates or Representatives from participating in any discussions or negotiations with respect to a possible stockholders' consent or voting agreement in connection with a Company Takeover Proposal in the event that the Company becomes permitted to taken the actions set forth in clause (A) or clause (B) of Section 5.3(c) of the Merger Agreement with respect to such Company Takeover Proposal.

        (b)   For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in the Merger Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of any of the Stockholders serves as a member of its board of directors or similar governing body, unless the Stockholders or their Affiliates otherwise control such entity. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any of the Stockholders.

        Section 2.2    Capacity.     Each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Edward P. Garden (or any future director of the Company who may be affiliated or associated with any Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 3.1    Representations and Warranties of each Stockholder.     Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other company actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (d) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Stockholder or as would not impact such Stockholder's ability to perform or comply with its obligations under this Agreement in any material respect, (e) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and (f) as of the date hereof, such Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations) and has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over its Existing Shares with Trian Fund Management, L.P., Trian Fund Management GP, LLC, Nelson Peltz, Peter W. May and/or Edward P. Garden.

        Section 3.2    Representations and Warranties of Parent.     Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity) and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Parent or as would not impact such Parent's ability to perform or comply with its obligations under this Agreement in any material respect.

        Section 3.3    Covenants.     Each Stockholder hereby:

        (a)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;

        (b)   agrees upon receipt of written inquiry from Parent to promptly notify Parent of the number of any New Shares acquired by such Stockholder after the date hereof and prior to the Expiration Date. Any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by Stockholder on the date hereof;

        (c)   agrees to permit the Company to publish and disclose, including in filings with the Securities and Exchange Commission and in the press release announcing the transactions contemplated by the Merger Agreement (the "Announcement Release"), this Agreement and the Stockholders' identity and ownership of the Shares and the nature of the Stockholders' commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholders); provided that the Company shall give each Stockholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public; and

        (d)   shall and does authorize Parent or its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if Parent or its counsel gives such notification, it shall on the earlier of the (x) Expiration Date and (y) the date on which the Company Stockholder Approval is obtained further notify the Company's transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

ARTICLE IV
TERMINATION

        This Agreement shall terminate and be of no further force or effect on the Expiration Date, and neither Parent nor any of the Stockholders shall have any rights or obligations hereunder following such termination. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Expenses.     Each party shall bear their respective expenses, costs and fees (including attorneys' fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

        Section 5.2    Obligations of Stockholders.     Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

        Section 5.3    No Ownership Interest.     Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder's Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of its duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a "group" with any other person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

        Section 5.4    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission (providing confirmation of such facsimile transmission):

    To Parent:

      Dollar Tree, Inc.
      500 Volvo Parkway
      Chesapeake, Virginia 23320
      Attention: William A. Old, Jr.
      Facsimile: (757) 321-5949
      Email:        wold@dollartree.com

    with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Daniel A. Neff, Esq.
                         Trevor S. Norwitz, Esq.
      Facsimile: (212) 403-2000
      Email:       daneff@wlrk.com
                         tsnorwitz@wlrk.com

    To Stockholders:

      c/o Trian Fund Management, L.P.
      280 Park Avenue, 41st Floor
      New York, New York 10017
      Attention: Brian L. Schorr, Chief Legal Officer
      Facsimile: (212) 451-3216
      Email:       bschorr@trianpartners.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 5.5    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 5.6    Assignment.     Except as contemplated by Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

        Section 5.7    No Partnership, Agency, or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.8    Entire Agreement.     This Agreement (including Schedule A hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

        Section 5.9    No Third-Party Beneficiaries.     This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 5.10    Jurisdiction; Specific Enforcement; Waiver of Trial by Jury.     The parties' rights in this Section 5.10 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 5.10. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative). In the event any party seeks any remedy referred to in this Section 5.10, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.4; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH

OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.11    Governing Law.     This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 5.12    Headings.     Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

        Section 5.13    Interpretation.     When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word "extent" and the phrase "to the extent" when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 5.14    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        Section 5.15    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

DOLLAR TREE, INC.
By:	/s/ BOB SASSER
	Name:	Bob Sasser
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member
TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member
TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

[Signature Page to Voting and Support Agreement]

TRIAN PARTNERS STRATEGIC INVESTMENT FUND, L.P.
By:	Trian Partners Strategic Investment Fund GP, L.P., its general partner
By:	Trian Partners Strategic Investment Fund General Partner, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member
TRIAN PARTNERS MASTER FUND (ERISA), L.P.
By:	Trian Partners (ERISA) GP, L.P., its general partner
By:	Trian Partners (ERISA) General Partner, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member
TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner
By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member
/s/ EDWARD P. GARDEN Edward P. Garden

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares
Trian Partners, L.P.	1,470,470
Trian Partners Master Fund, L.P.	3,974,282
Trian Partners Parallel Fund I, L.P.	227,087
Trian Partners Strategic Investment Fund, L.P.	2,586,102
Trian Partners Master Fund (ERISA), L.P.	103,964
Trian Fund Management, L.P.	3,092
Edward P. Garden	1,389

Annex C

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement") is made and entered into as of July 27, 2014, by and among Dollar Tree, Inc., a Virginia corporation ("Parent"), and each person listed on Schedule A hereto (each, a "Stockholder").

        WHEREAS, Parent, Family Dollar Stores, Inc., a Delaware corporation (the "Company"), and Dime Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company to survive the Merger as a wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition, as well as the terms "control" and "person", shall have the respective meanings specified in the Merger Agreement);

        WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $0.10 per share, of the Company ("Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (the "Existing Shares"); and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.     From and after the date hereof until the earlier of (a) the consummation of the Merger, (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (c) the entry without the prior written consent of the Stockholders into any amendment or modification of the Merger Agreement, or any written waiver of the Company's rights under the Merger Agreement made in connection with a request from Parent, in each case, which results in a decrease in, or change in the composition of, the Merger Consideration or an extension of the End Date or which is otherwise adverse to any of the Stockholders in any material respect (such earlier date, the "Expiration Date"), each Stockholder irrevocably and unconditionally hereby agrees, subject to Section 1.5, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, the Stockholder will (i) appear at such meeting or otherwise cause all of its or his Existing Shares and other shares of Common Stock over which it has acquired beneficial ownership after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of the Rights, any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the "New Shares", and together with the Existing Shares, the "Shares"), which it owns as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company's stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of a Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of a Stockholder contained in this Agreement or (2) prevent, materially impede or materially delay the Company's or Parent's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the "Required Votes"). Except as explicitly set forth in this Section 1.1, nothing in this Agreement shall limit the right of each Stockholder to vote (including by proxy or written consent, if applicable) in favor of, against or abstain with respect to any matters presented to the Company's stockholders.

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

        (a)   From and after the date hereof until the Expiration Date, subject to Section 1.5, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares owned by such Stockholder as of the applicable record date in accordance with the Required Votes; provided that each Stockholder's grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares of such Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii), and each Stockholder shall retain the authority to vote on all other matters.

        (b)   Each Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

        (c)   Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the Expiration Date, to vote the Shares in accordance with the Required Votes. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.     Absent the prior written consent of Parent, each Stockholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, it or he shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a "Transfer"), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding providing for the Transfer of any Shares (or any Rights attached thereto), other than (i) (A) any Transfer made for estate planning purposes or to a charitable institution for philanthropic purposes or (B) any Transfer to an Affiliate of such Stockholder, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms hereof (unless such transferee is a Stockholder) and notice of such Transfer is delivered to Parent pursuant to Section 5.4, (ii) a Transfer pursuant to any trust or will of such Stockholder or by the Laws of intestate succession or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any Rights, stock options or warrants or the conversion of any convertible securities, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a) or (b).

        Section 1.4    Inconsistent Agreements.     Each Stockholder hereby covenants and agrees that, except for this Agreement, it or he (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that is inconsistent with this Agreement and (b) shall not grant at any time while this Agreement remains in effect a proxy, consent or power of attorney with respect to the Shares that is inconsistent with this Agreement.

        Section 1.5    No Obligation to Exercise Rights or Options.     Nothing contained in this Article I shall require any Stockholder (or shall entitle any proxy of such Stockholder) to (i) convert, exercise or exchange any Rights, option, warrants or convertible securities in order to obtain any underlying New Shares or (ii) vote, or execute any consent with respect to, any New Shares underlying such Rights, options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

ARTICLE II
NO SOLICITATION

        Section 2.1    No Solicitation.

        (a)   Prior to the Expiration Date, each Stockholder (in its or his capacity as a stockholder of the Company) shall not, shall cause each of its or his controlled Affiliates not to, and shall use reasonable best efforts to cause each person that controls such Stockholder (each, a "Representative") not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations that could reasonably be expected to lead to, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 2.1 and/or Section 5.3 of the Merger Agreement and to limit its or his conversation or other communication exclusively to such referral), or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal; provided that nothing herein shall prohibit any Stockholder or any of its or his controlled Affiliates or Representatives from participating in any discussions or negotiations with respect to a possible stockholders' consent or voting agreement in connection with a Company Takeover Proposal in the event that the Company becomes permitted to taken the actions set forth in clause (A) or clause (B) of Section 5.3(c) of the Merger Agreement with respect to such Company Takeover Proposal.

        (b)   For purposes of this Agreement, the term "Affiliate" shall have the meaning assigned to it in the Merger Agreement, but shall not include any entity whose equity securities are registered under the Exchange Act (or are publicly traded in a foreign jurisdiction), solely by reason of the fact that one or more nominees or representatives of any of the Stockholders serves as a member of its board of directors or similar governing body, unless the Stockholders or their Affiliates otherwise control such entity. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate of any of the Stockholders.

        Section 2.2    Capacity.     Each Stockholder is signing this Agreement solely in its or his capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Howard Russell Levine (or any future director or officer of the Company who may be affiliated or associated with any Stockholder or any of its or his Affiliates) from exercising his fiduciary duties as a director or officer of the Company or from otherwise taking any action or inaction in his capacity as a director and/or officer of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director and/or officer shall be deemed to constitute a breach of this Agreement. Nothing in this Section 2.2 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 3.1    Representations and Warranties of each Stockholder.     Each Stockholder represents and warrants to Parent as follows: (a) such Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other company actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), (d) the execution and delivery of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Stockholder or as would not impact such Stockholder's ability to perform or comply with its or his obligations under this Agreement in any material respect, (e) as of the date hereof, such Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares and (f) as of the date hereof, such Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations) and has sole voting power with respect to the Existing Shares and sole power of disposition with respect to all of the Existing Shares, and no person other than such Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares; provided that each Stockholder may be deemed to share voting power and the power of disposition over its Existing Shares with Howard Russell Levine.

        Section 3.2    Representations and Warranties of Parent.     Parent represents and warrants to each Stockholder as follows: (a) Parent has full legal right and capacity to execute and deliver this Agreement, to perform Parent's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other company actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity) and (d) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Parent, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by Parent or as would not impact such Parent's ability to perform or comply with its obligations under this Agreement in any material respect.

        Section 3.3    Covenants.     Each Stockholder hereby:

        (a)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Stockholder may have with respect to the Shares;

        (b)   agrees upon receipt of written inquiry from Parent to promptly notify Parent of the number of any New Shares acquired by such Stockholder after the date hereof and prior to the Expiration Date. Any New Shares shall automatically be subject to the applicable terms of this Agreement as though owned by Stockholder on the date hereof;

        (c)   agrees to permit the Company to publish and disclose, including in filings with the Securities and Exchange Commission and in the press release announcing the transactions contemplated by the Merger Agreement (the "Announcement Release"), this Agreement and the Stockholders' identity and ownership of the Shares and the nature of the Stockholders' commitments, arrangements and understandings under this Agreement, in each case, to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholders); provided that the Company shall give each Stockholder and its or his legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public; and

        (d)   shall and does authorize Parent or its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares); provided that if Parent or its counsel gives such notification, it shall on the earlier of the (x) Expiration Date and (y) the date on which the Company Stockholder Approval is obtained further notify the Company's transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

ARTICLE IV
TERMINATION

        This Agreement shall terminate and be of no further force or effect on the Expiration Date, and neither Parent nor any of the Stockholders shall have any rights or obligations hereunder following such termination. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Expenses.     Each party shall bear their respective expenses, costs and fees (including attorneys' fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

        Section 5.2    Obligations of Stockholders.     Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of each Stockholder are several and not joint and several, and in no event shall any Stockholder have any obligation or liability for any of the representations, warranties and covenants of any other Stockholder.

        Section 5.3    No Ownership Interest.     Except as specifically provided herein, (a) all rights, ownership and economic benefits of and relating to a Stockholder's Shares shall remain vested in and belong to such Stockholder and (b) Parent shall have no authority to exercise any power or authority to direct or control the voting or disposition of any Shares or direct such Stockholder in the performance of its or his duties or responsibilities as a stockholder of the Company. Nothing in this Agreement shall be interpreted as creating or forming a "group" with any other person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

        Section 5.4    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission (providing confirmation of such facsimile transmission):

To Parent:

Dollar Tree, Inc. 500 Volvo Parkway Chesapeake, Virginia 23320
Attention:	William A. Old, Jr.
Facsimile:	(757) 321-5949
Email:	wold@dollartree.com

with copies to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Daniel A. Neff, Esq. Trevor S. Norwitz, Esq.
Facsimile:	(212) 403-2000
Email:	daneff@wlrk.com tsnorwitz@wlrk.com

To Stockholders:

Howard Russell Levine c/o Family Dollar Stores, Inc. 10401 Monroe Road Matthews, NC 28105
Facsimile:	(704) 708-7121
Email:	hlevine@familydollar.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 5.5    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and each Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 5.6    Assignment.     Except as contemplated by Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

        Section 5.7    No Partnership, Agency, or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.8    Entire Agreement.     This Agreement (including Schedule A hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

        Section 5.9    No Third-Party Beneficiaries.     This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 5.10    Jurisdiction; Specific Enforcement; Waiver of Trial by Jury.     The parties' rights in this Section 5.10 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 5.10. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative). In the event any party seeks any remedy referred to in this Section 5.10, such party shall not be required to prove damages or obtain, furnish, provide or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.10 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing, providing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.4; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH

OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.11    Governing Law.     This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 5.12    Headings.     Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

        Section 5.13    Interpretation.     When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word "extent" and the phrase "to the extent" when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply "if". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 5.14    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        Section 5.15    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

DOLLAR TREE, INC.
By:	/s/ BOB SASSER
	Name:	Bob Sasser
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

/s/ HOWARD RUSSELL LEVINE Howard Russell Levine
DECLARATION OF TRUST BETWEEN LEON LEVINE, GRANTOR, AND LEON LEVINE, TRUSTEE, DATED JULY 12, 1971 FOR THE BENEFIT OF HOWARD RUSSELL LEVINE
By:	/s/ HOWARD RUSSELL LEVINE
	Name:	Howard Russell Levine
	Title:	Family Dollar Investment Advisor
TRUST AGREEMENT BETWEEN LEON LEVINE, GRANTOR, AND BANK OF AMERICA, N.A. (FORMERLY NORTH CAROLINA NATIONAL BANK), TRUSTEE, DATED OCTOBER 6, 1972 FOR THE BENEFIT OF HOWARD RUSSELL LEVINE
By:	/s/ HOWARD RUSSELL LEVINE
	Name:	Howard Russell Levine
	Title:	Family Dollar Investment Advisor

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Stockholder	Number of Shares
Howard R. Levine	4,419,918
Declaration of Trust between Leon Levine, Grantor, and Leon Levine, Trustee, dated July 12, 1971 for the benefit of Howard Russell Levine	3,075,171
Trust Agreement between Leon Levine, Grantor, and Bank of America, N.A. (formerly North Carolina National Bank), Trustee, dated October 6, 1972 for the benefit of Howard Russell Levine	1,811,249

 JOINDER TO VOTING AND SUPPORT AGREEMENT

        This Joinder Agreement (this "Joinder") dated as of October 23, 2014, is entered into by and between Foundation For The Carolinas, a North Carolina nonprofit corporation, for the benefit of the Howard Levine Foundation Fund II (the "Joining Party"), and Dollar Tree, Inc., a Virginia corporation ("Parent"), pursuant to which the Joining Party shall join and become a party to that certain Voting and Support Agreement, dated as of July 27, 2014 (the "Voting Agreement"), by and among Parent and Howard R. Levine ("Mr. Levine") and two trusts over which Mr. Levine exercises sole voting and dispositive power (the "Existing Stockholders"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Voting Agreement.

        WHEREAS, the Voting Agreement permits the Existing Stockholders to Transfer Shares to a charitable institution for philanthropic purposes if, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the applicable terms of the Voting Agreement and the Existing Stockholders provide notice of such Transfer to Parent pursuant to Section 5.4 of the Voting Agreement; and

        WHEREAS, the Joining Party is a charitable institution and Mr. Levine proposes to transfer Six Hundred Thousand (600,000) Shares (the "Subject Shares") to the Joining Party for philanthropic purposes (the "Proposed Transfer") and as a condition to such Transfer, the Joining Party is entering into this Joinder and agreeing to be bound by the Voting Agreement with respect to the Subject Shares as a Stockholder as if it were an original party thereto.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

          1.     The Joining Party agrees that, without any further action by the parties, effective immediately upon the consummation of the Proposed Transfer, the Joining Party shall become a party to the Voting Agreement, and shall be fully bound by, and subject to, all of the covenants, representations and warranties and terms and conditions applicable to a Stockholder in respect of the Subject Shares, including (without limitation) the irrevocable and unconditional obligation to vote the Subject Shares in accordance with the Required Votes and the restrictions on Transfer set forth therein; provided, that for purposes of the representation and warranty set forth in Section 3.1(f) of the Voting Agreement, the Joining Party shall have sole voting power with respect to the Subject Shares and sole power of disposition with respect to all of the Subject Shares, and the Joining Party shall not be deemed to share voting power and the power of disposition over the Subject Shares with Mr. Levine; and provided further, for purposes of Section 3.3(b) of the Voting Agreement, the term "New Shares" shall mean only other shares of Common Stock which the Howard Levine Foundation Fund II has acquired after the date hereof (whether acquired by means of purchase, dividend or distribution, or issued upon the exercise of the Rights, any stock options to acquire Common Stock or warrants or the conversion of any convertible securities or otherwise).

          2.     From and after the date hereof until the Expiration Date, subject to Sections 1.2(b), 1.2(c) and 1.5 of the Voting Agreement, the Joining Party hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as the Joining Party's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Joining Party, to vote or cause to be voted (including by proxy or written consent, if applicable) the Subject Shares and any New Shares (as defined in Section 1 hereof) owned by the Joining Party as of the applicable record date in accordance with the Required Votes; provided that the Joining Party's grant of the proxy contemplated by this Section 2 shall be effective if, and only if, the Joining Party has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.1 of the Voting Agreement are to be considered, a duly executed irrevocable proxy card directing that the Subject Shares and any New Shares (as defined in Section 1 hereof) owned by the Joining Party be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii) of the Voting Agreement, and the Joining Party shall retain the authority to vote on all other matters.

          3.     The Joining Party represents and warrants to Parent as follows: (a) the Joining Party is a charitable institution and the Subject Shares are being Transferred for philanthropic purposes, (b) the Joining Party has full legal right and capacity to execute and deliver this Joinder, to perform its obligations under the Voting Agreement and to consummate the transactions contemplated hereby and by the Voting Agreement, (c) this Joinder has been duly executed and delivered by the Joining Party and the execution, delivery and performance of this Joinder by such Joining Party and the consummation of the transactions contemplated hereby and by the Voting Agreement have been duly authorized by all necessary action on the part of the Joining Party and no other actions or proceedings on the part of the Joining Party are necessary to authorize this Joinder or to consummate the transactions contemplated hereby or by the Voting Agreement, (d) this Joinder constitutes the valid and binding agreement of the Joining Party, enforceable against the Joining Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in law or equity), and (e) the execution and delivery of this Joinder by the Joining Party does not, and the consummation of the transactions contemplated hereby and by the Voting Agreement and the compliance with the provisions hereof and in the Voting Agreement will not, conflict with or violate any Laws or agreement binding upon the Joining Party or the Subject Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the Securities and Exchange Commission by the Joining Party or as would not impact such Joining Party's ability to perform or comply with its obligations under this Joinder or the Voting Agreement in any material respect.

          4.     The provisions of Article V of the Voting Agreement are incorporated herein mutatis mutandis, except that any notice to the Joining Party shall be made to:

Foundation For The Carolinas 220 N. Tryon Street Charlotte, NC 28202
Attention:	Holly Welch Stubbing
Facsimile:	(704) 973-4945
Email:	hstubbing@fftc.org

        [Signature Pages Follow]

        IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date written below.

FOUNDATION FOR THE CAROLINAS, for the benefit of the Howard Levine Foundation Fund II
By:	/s/ MICHAEL MARSICANO
	Name:	Michael Marsicano
	Title:	President/Chief Executive Officer

ACCEPTED AND AGREED

DOLLAR TREE, INC.

By:	/s/ KEVIN S. WAMPLER Name: Kevin S. Wampler Title: Chief Financial Officer

 Annex D

July 27, 2014

Board of Directors
Family Dollar Stores, Inc.
10401 Monroe Road
Matthews, North Carolina 28105

Members of the Board:

        We understand that Family Dollar Stores, Inc. ("Family Dollar" or the "Company"), Dollar Tree, Inc. (the "Parent") and Dime Merger Sub, Inc., a wholly owned subsidiary of the Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated July 27, 2014 (the "Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.10 per share (the "Company Common Stock") of the Company, other than shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the Company or owned by the Parent or Merger Sub or as to which dissenters' rights have been perfected, will be converted into the right to receive $59.60 per share in cash (the "Cash Consideration") and a fraction of a share of common stock, par value $0.01 per share, of the Parent (the "Parent Common Stock") (rounding to the nearest ten-thousandth of a share) (the "Stock Consideration") equal to (a) the quotient determined by dividing (x) $14.90 by (y) the Parent Trading Price (as defined in the Agreement), if the Parent Trading Price is less than $59.98 but greater than $49.08, (b) 0.2484, if the Parent Trading Price is an amount greater than or equal to $59.98, or (c) 0.3036, if the Parent Trading Price is an amount equal to or less than $49.08. The Cash Consideration and the Stock Consideration are collectively referred to herein as the "Merger Consideration". The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the Company or owned by the Parent or Merger Sub or as to which dissenters' rights have been perfected) (the "Holders") pursuant to the Agreement is fair from a financial point of view to such Holders.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Parent, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Parent, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Parent, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Parent with senior executives of the Parent;

  7)
  Reviewed the pro forma impact of the Merger on the Parent's earnings per share, cash flow, consolidated capitalization and financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

  9)
  Compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies comparable with the Company and the Parent, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

  12)
  Reviewed the Agreement and the commitment letter from J.P. Morgan Chase Bank, N.A. and J.P. Morgan Securities LLC dated July 27, 2014 (the "Commitment Letter") and certain related documents;

  13)
  Performed certain sensitivities analyses with regard to certain financial projections prepared by the management of the Company, at the direction of the Board of Directors of the Company; and

  14)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Parent, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have (i) performed certain sensitivities analyses with regard to certain financial projections of the Company prepared by the management of the Company, at the direction of the Board of Directors of the Company and (ii) assumed, with the consent of the Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Parent of the future financial performance of the Company and the Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the Parent will obtain financing in accordance with the terms set forth in the Commitment Letter. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transactions, or whether or not such alternative business transactions could be achieved or are available. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Parent and the Company and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Holders in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Parent, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable upon announcement of the Merger and the remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Company in the future and expects to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to the Agreement is fair from a financial point of view to such Holders.

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ CARMEN MOLINOS Carmen Molinos Managing Director

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia as amended, which we refer to as the Virginia Code, stipulates that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against the reasonable expenses incurred in connection with the proceeding. The Virginia Code permits a corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with (1) a signed written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code and (2) a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

        The Dollar Tree charter provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director or officer of Dollar Tree made a party to any proceeding shall be liable to Dollar Tree or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of Dollar Tree's charter.

        The Dollar Tree charter provides that, to the full extent permitted by applicable law, Dollar Tree will indemnify any past or current director or officer of Dollar Tree who was or is a party to any proceeding, including a proceeding brought by or in the right of Dollar Tree or brought by or on behalf of the stockholders of Dollar Tree, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. To the same extent, the board is empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and to advance or reimburse his expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract. Indemnification is limited to all proceedings commenced after the effective date of the Dollar Tree charter that arise from any act or omission, whether occurring before or after such effective date.

        Dollar Tree maintains a standard policy of officers' and directors' liability insurance.

        The foregoing is only a general summary of certain aspects of Virginia law and Dollar Tree's articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those

Sections of the Virginia Code referenced above and the articles of incorporation and bylaws of Dollar Tree.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 27, 2014, by and among Family Dollar, Dollar Tree and Dime Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)
2.2
Amendment No. 1, dated September 4, 2014, to the Agreement and Plan of Merger, dated as of July 27, 2014 among Family Dollar Stores, Inc., Dollar Tree, Inc. and Dime Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)
3.1	Articles of Incorporation of Dollar Tree (as amended, effective June 17, 2010) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dollar Tree dated June 17, 2010)
3.2	Bylaws of Dollar Tree, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dollar Tree dated October 6, 2011)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dollar Tree dated March 13, 2008)
5.1	Opinion of Williams Mullen (Previously filed)
23.1	Consent of Williams Mullen (included in Exhibit 5.1) (Previously filed)
23.2	Consent of KPMG LLP
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Family Dollar Stores, Inc.
24.1	Power of Attorney (Previously filed)
99.1	Form of Family Dollar Proxy Card
99.2	Consent of Morgan Stanley & Co. LLC
99.3	Consent of Howard R. Levine (Previously filed)

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    •
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  •
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  •
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  •
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  •
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on the 27th day of October, 2014.

Dollar Tree, Inc.
By:	/s/ BOB SASSER Bob Sasser Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of October, 2014:

Signature	Title

/s/ BOB SASSER Bob Sasser	Chief Executive Officer and Director (Principal Executive Officer)
/s/ KEVIN S. WAMPLER Kevin S. Wampler	Chief Financial Officer (Principal Financial and Accounting Officer)
* Macon F. Brock, Jr.	Director
* Thomas A. Saunders, III	Director
* Arnold S. Barron	Director
* Mary Anne Citrino	Director
* H. Ray Compton	Director

Signature		Title

* Conrad M. Hall		Director
* Lemuel E. Lewis		Director
* J. Douglas Perry		Director
* Carl P. Zeithaml		Director
* Thomas E. Whiddon		Director
*By	/s/ WILLIAM A. OLD, JR. William A. Old, Jr. Attorney-in-Fact October 27th, 2014

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 27, 2014, by and among Family Dollar, Dollar Tree and Dime Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)
2.2
Amendment No. 1, dated September 4, 2014, to the Agreement and Plan of Merger, dated as of July 27, 2014 among Family Dollar Stores, Inc., Dollar Tree, Inc. and Dime Merger Sub, Inc. (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)
3.1	Articles of Incorporation of Dollar Tree (as amended, effective June 17, 2010) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dollar Tree dated June 17, 2010)
3.2	Bylaws of Dollar Tree, as amended (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Dollar Tree dated October 6, 2011)
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Dollar Tree dated March 13, 2008)
5.1	Opinion of Williams Mullen (Previously filed)
23.1	Consent of Williams Mullen (included in Exhibit 5.1) (Previously filed)
23.2	Consent of KPMG LLP
23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Family Dollar Stores, Inc.
24.1	Power of Attorney (Previously filed)
99.1	Form of Family Dollar Proxy Card
99.2	Consent of Morgan Stanley & Co. LLC
99.3	Consent of Howard R. Levine (Previously filed)